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Exhibit 99.1

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary Information Statement

(Subject to Completion, dated July 12, 2021)

INFORMATION STATEMENT

SYLVAMO CORPORATION

[Sylvamo logo]

Common Stock, Par Value $1.00 Per Share

International Paper Company (“International Paper”) is making this information statement available to its shareholders in connection with the pro rata distribution to International Paper shareholders of approximately 80.1% of the outstanding shares of common stock of Sylvamo Corporation, a Delaware corporation (“Sylvamo”).

In the distribution, holders of International Paper common stock will receive one share of Sylvamo common stock for every                 shares of International Paper common stock owned at 5:00 p.m., Eastern Time, on                , 2021, the record date for the distribution (the “Record Date”). No fractional shares of Sylvamo common stock will be issued. If you would be entitled to a fractional share of Sylvamo common stock, then you will instead receive a cash payment with respect to the fractional share.

Sylvamo is currently a subsidiary of International Paper and will own and operate International Paper’s Printing Papers segment along with certain coated paperboard and pulp businesses in Latin America, Europe and North America following the distribution (the “Printing Papers business”). International Paper will continue to own and operate its Industrial Packaging and Global Cellulose Fibers businesses following the distribution. Following the distribution, International Paper will own approximately 19.9% of the outstanding shares of common stock of Sylvamo, and Sylvamo will be a separate public company.

We expect the distribution of Sylvamo common stock to be completed at 12:01 a.m., Eastern Time, on                  , 2021. You do not have to vote or take any other action to receive your shares of Sylvamo common stock or cash in lieu of fractional shares. You will not be required to surrender your shares of International Paper common stock or pay any consideration in connection with the distribution. Your shares of Sylvamo common stock will be distributed by book-entry, which means that we will not issue physical stock certificates. The number of shares of International Paper common stock that you currently own will not change as a result of the distribution.

To implement the distribution, International Paper will distribute the shares of Sylvamo common stock on a pro rata basis to International Paper’s shareholders in a manner that is intended to be tax-free to International Paper’s shareholders for U.S. federal income tax purposes, except for cash that shareholders receive in lieu of fractional shares.

International Paper currently owns all of the outstanding shares of Sylvamo common stock. Accordingly, there is no current trading market for Sylvamo common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the Record Date (as defined herein). We expect “regular-way” trading of Sylvamo common stock to begin on the date of the distribution. Sylvamo intends to apply to have its common stock authorized for listing on the New York Stock Exchange (“NYSE”) under the symbol “SLVM.” As discussed under “The Distribution—Listing and Trading of the Shares of Sylvamo Common Stock” and “The Distribution—Trading Prior to the Distribution Date,” if you sell your International Paper common stock after the Record Date and before the Distribution Date (as defined herein), you will still be entitled to receive shares of Sylvamo common stock in the distribution.

No vote of shareholders is required in connection with the distribution. We are not asking for a proxy and you are requested not to send a proxy.

Holding and disposing of shares of Sylvamo common stock involves risks. In reviewing this information statement, you should carefully consider the matters described in the section entitled “Risk Factors” of this information statement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                , 2021.

International Paper first mailed a Notice of Internet Availability of Information Statement Materials containing instructions on how to access this information statement to its shareholders on or about                , 2021.

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Market and Industry Data

The market and industry data contained in this information statement, including trends in our markets and our position within such markets, are based on a variety of sources, including our good faith estimates, which are derived from our review of internal surveys, information obtained from customers and subscribers and publicly available information, as well as from independent industry publications, reports by market research firms and other published independent sources. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable.

Trademarks and Copyrights

We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business, including Hammermill®, Chamex®, REY®, SvetoCopy® and Postmark®. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this information statement are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this information statement. Products and brand designations appearing in italics are trademarks of the Company.

Certain Important Terms

“Lost Work Incident Rate” or “LWIR” measures the number of cases of recordable injuries with days away from work per 100 employees over a one-year period.

“Joint Marketing Agreement” means the Joint Marketing Agreement between JSC Ilim Group and ZAO International Paper related to the UFS production of JSC Ilim Group.

“Overall Equipment Effectiveness” is a measure of the overall machine efficiency with performance or speed included. It is calculated as (i) Overall Machine Efficiency multiplied by (ii) actual speed divided by standard speed.

“Overall Machine Efficiency” is a measure of actual tons produced compared to the optimal production level. It is calculated as acceptance percentage multiplied by availability percentage. For purposes of this definition, acceptance percentage equals weighed tons at the scale classified as good saleable (“A1”) production divided by tons produced off the reel that included both A1 production and paper loss, and availability percentage equals the hours a machine is run divided by the hours the machine is available.

“operating rates” are calculated as (i) expected demand less imports plus exports divided by (ii) capacity, in each case measured by geography.

“Printing Papers business” means International Paper’s Printing Papers segment along with certain coated paperboard and pulp businesses in Latin America, Europe and North America.

“Total Incident Rate” or “TIR” measures the number of work-related injuries per 100 employees over a one-year period.

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SUMMARY

This summary highlights selected information contained elsewhere in this information statement. This summary may not contain all of the information that is important to you. To better understand the distribution and Sylvamo, you should carefully read this entire information statement, including the risks described in “Risk Factors” and the combined financial statements and the notes thereto.

We describe in this information statement the business to be transferred to Sylvamo in the distribution as if the transferred business was Sylvamo’s business for all historical periods described. References in this information statement to Sylvamo’s historical assets, liabilities, products, business or activities of its business are generally intended to refer to the historical assets, liabilities, products, business or activities of the transferred business as the business was conducted as part of International Paper and its subsidiaries prior to the distribution.

Unless otherwise indicated, all information herein gives effect to our amended and restated certificate of incorporation and amended and restated by-laws to be adopted prior to the completion of the distribution. As used herein, “we,” “us,” and “our” refer to Sylvamo and its consolidated subsidiaries after giving effect to the distribution, unless the context otherwise requires.

Why International Paper Made This Document Available to You

International Paper made this document available to you because you were a holder of International Paper common stock on the Record Date for the distribution of shares of Sylvamo common stock. In the distribution, holders of International Paper common stock will receive one share of Sylvamo common stock for every share of International Paper common stock owned on the Record Date for the distribution. No fractional shares of Sylvamo common stock will be issued in the distribution. If you would be entitled to a fractional share of Sylvamo common stock, then you will instead receive a cash payment with respect to the fractional share.

No action is required on your part to participate in the distribution, and you do not have to surrender or exchange your shares of International Paper common stock or pay cash or any other consideration to receive the shares of Sylvamo common stock. The number of shares of International Paper common stock that you currently own will not change as a result of the distribution.

This information statement describes the business of Sylvamo, Sylvamo’s relationship with International Paper and how this transaction affects International Paper and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Sylvamo common stock that you will receive in the distribution.

Sylvamo’s Business

Our Company

Sylvamo is a global uncoated papers company with a broad portfolio of top-tier brands and low-cost, large-scale paper mills located in and serving the most attractive geographies, including Latin America, Europe and North America. We produce uncoated freesheet (“UFS”) for paper products such as cutsize and offset paper, as well as market pulp, aseptic and liquid packaging board (“LPB”) and coated unbleached kraft (“CUK”) papers. With roots going back to 1898, we have a long history of offering premium quality papers to meet the needs of our customers and end-users. Our mills predominantly rank in the lowest quartile on global and regional UFS cost curves, and our low-cost operations enable us to serve our customers with the highest quality products at attractive margins. Our industry-leading brands, known for their long-standing reputation in their respective markets for product quality and performance, allow us to maintain our long-term relationships with top-tier customers throughout economic cycles. Our international reach and strong positioning across retail, merchant and e-commerce channels optimally places us to meet the paper needs of our end-users around the world. This also provides geographical diversification of our revenue and profits. From 2018 to 2020, on average, we generated 51% of our revenues and 66% of our Business Segment Operating Profit in Latin America and Europe, which regions exhibit different demand drivers than North America and all three regions have strong profitability for the paper industry relative to other geographies.

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2020 Revenues by product type	Product type	Product line	Examples of end uses
	Uncoated papers (UFS)	Cutsize	Printing, copy and writing paper
		Offset	Commercial printing, such as brochures and books
		Envelope	Statement mailers and direct mails
		Forms	Financial statements and other print applications
		Other	Tablets, receipts and construction applications
	Uncoated papers (Others)	Uncoated bristols	Index systems, file cards, case records, menus, direct mail, counter displays
	Market pulp	BHK/BSK/BEK/BCTMP	Used for producing tissue, printing and writing paper, specialty paper and board grades
	Coated paperboard / Other	Aseptic/LPB	Packaging for liquids, such as beverages
		CUK	Beverage containers (beer and soft drinks) and heavy-duty retail packaging (hardware and laundry detergent)

UFS, our primary product, has diverse end-use applications, including printing, copy and writing papers, and advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. Additionally, we produce a wide variety of uncoated paper grades that our customers convert into envelopes, writing tablets, business forms, packaging and file folders. As a vertically integrated operator, we produce hardwood pulp (including bleached hardwood kraft (“BHK”) and bleached eucalyptus kraft (“BEK”)), and we produce bleached softwood kraft (“BSK”). We also produce bleached chemi-thermomechanical pulp (“BCTMP”) at our Svetogorsk mill, which we sell globally. Further, our Svetogorsk mill produces LPB and CUK papers that are sold across Russia and Eastern European countries.

Many of our UFS products, particularly cutsize, are branded with strong consumer recognition and top brand positioning in their respective markets. We believe our portfolio of trusted brands across our regions provides us with a meaningful competitive advantage. We own some of the industry’s most recognizable brands, including Chamex (Brazil), REY (France), SvetoCopy (Russia) and Hammermill (United States). Cutsize represents approximately 60% of our UFS tons sold, and our owned and licensed brands represent 58% of those cutsize sales. Further, we have a license from HP Inc. (“HP”) for the rights to produce and sell HP branded printer and copier paper in almost all geographies globally. HP Papers is a premium line of uncoated cutsize products that work seamlessly across all models of printer and copier equipment. The remaining 42% of cutsize tons sold are private label brands we produce for our major customers, including Staples.

We sell and market our products globally to over 600 customers. By leveraging our strong brand portfolio and our customized service, we have built deep relationships with top customers in each of the channels we serve. We distribute our products through a variety of channels, including merchants and distributors, office product suppliers, retailers and dealers. We also sell directly to converters that produce envelopes, forms and other similar products. With a long history of more than 120 years, we have forged long-term relationships with our top customers and their loyalty results in very little turnover. Accordingly, our top ten customers, representing approximately one-third of our net sales, have been buying our products for more than 50 years on average. Our sales, marketing, supply chain and production staff work collaboratively to provide tailored client support and valued-added services, addressing the distinct needs of customers across geographies and channels. We provide marketing support to our customers to help them develop their go-to-market strategies by leveraging our extensive end-user sales and preference data.

Our mills have an annual UFS paper production capacity of 2.8 million short tons, market pulp production capacity of 580,000 short tons, and total LPB and CUK capacity of 130,000 short tons. In addition, Sylvamo expects to distribute annually an incremental 520,000 short tons of UFS and 160,000 short tons of uncoated bristols through its offtake agreements with International Paper in North America. We have filed an application with the Federal Antimonopoly Service of the Russian Federation (“FAS”) to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of the JSC Ilim Group’s UFS production, which totals 275,000 short tons annually. Our mill portfolio includes seven low-cost mills, six of which are

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fully vertically integrated. Vertical integration reduces costs associated with key inputs for paper production, such as pulp and energy, and decreases our exposure to commodity price fluctuations. Our only non-vertically integrated mill is co-located with Suzano’s market pulp mill and has a market supply agreement with Suzano, ensuring a consistent supply of fiber, steam and energy contractually guaranteed on a long-term basis. This effectively replicates most of the key economic benefits of vertical integration without the associated capital costs. We have high quality, well-invested facilities with low operating costs. As of March 31, 2021, more than 70% of our capacity is in the lowest quartile of global and regional cost curves. We believe the competitive advantages of our mills, such as their location in sustainable low-cost fiber baskets, and significant scale and distribution efficiencies, afford us sustainable strategic benefits.

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The demand for our paper products is positively correlated with global commercial printing and print advertising activity, white-collar employment levels and government spending, including education spending, and negatively affected by the adoption of electronic billing and statements. We believe our low-cost position allows us to thrive in all demand environments, including in countries facing secular demand decline, and we have demonstrated this historically by strengthening Sylvamo’s supply position even in light of the rise of electronic media substitution. From 2015 through 2020, we outperformed the UFS industry demand by 160 basis points on average in the regions we serve. Approximately two-thirds of Business Segment Operating Profit on average from 2018 to 2020 comes from outside North America, and some of our key geographies, such as Latin America, have an increasing population of white-collar professionals, which supports the demand for our products.

We provide differentiated products and services in each geography we serve, underpinned by our low-cost facilities, premium brands and a talented workforce.

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Latin America: Our Latin American business is engaged in the production and sale of cutsize, commercial printing and specialty papers, as well as converting papers and market pulp. We are the largest UFS producer in Latin America, with about 34% of the supply position as of December 2020 according to Fisher International. We sell approximately 70% of our Brazilian UFS production in 26 countries in Latin America, and export the balance to other regions around the globe. Our system of paper production consists of three mills in Brazil: two in the state of São Paulo and one in Mato Grosso do Sul. Together, our three mills have seven paper machines with an annual production capacity of 1.27 million short tons. Our integrated mill in Luiz Antônio is the lowest cost mill in Sylvamo’s portfolio, as measured by roll manufacturing cost per ton, and produces cutsize and offset UFS and market pulp. The mill has an annual production capacity of 385,000 short tons of UFS on two paper machines and also produces an additional 130,000 short tons of market pulp annually. Our mill in Mogi Guaçu is also fully integrated, and operates four paper machines that produce 460,000 short tons of UFS, primarily cutsize and offset paper. Três Lagoas, located in Mato Grosso do Sul, operates one paper machine and produces 260,000 short tons of UFS annually.

We also own approximately 250,000 acres of strategic forest plantations in close proximity to our two mills in São Paulo state. This land provides us with a sustainable source of high quality and low-cost hardwood fiber from eucalyptus. Eucalyptus and its fiber have several benefits, including:

•	Fastest growing and highest yielding species grown in timber plantations;

•	Shortened harvest cycles of 6 to 7 years, helping to keep plantation costs low; and

•	Homogenous fiber quality, which permits premium grade quality at lower costs by requiring less wood to manufacture a ton of pulp.

Our portfolio of brands includes two lines of printing and writing paper, Chamex and Chamequinho, and one graphic paper line, Chambril, all 100% produced from sustainably managed forests, holding Programme for the Endorsement of Forest Certification (“PEFC”) certification. We expect existing Forest Stewardship Council™ (“FSC®”) and PEFC certifications to transfer to Sylvamo from International Paper prior to the distribution. Our Chamex brand has enjoyed unparalleled brand recognition in Brazil for the last 50 years.

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Europe: Our European business primarily produces and sells cutsize, commercial printing and specialty papers, in addition to LPB, CUK, BCTMP (Russia), BHK and BSK (France). We own two mills in the region with a total annual production capacity of 1.1 million short tons: Svetogorsk in Russia near the Finnish border and Saillat in France. Both mills produce pulp and paper and are fully vertically integrated. Our paper and pulp mill in Svetogorsk covers approximately 494 acres on the Karelian Isthmus between the Gulf of Finland and Lake Ladoga in northwestern Russia, and comprises three pulp mills and two paper machines with an annual production capacity of 720,000 short tons. The

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mill produces cutsize and offset paper and is the only producer of LPB in Russia with a supply position greater than 50% based on Russian customs data. Svetogorsk produces BCTMP, which is manufactured from aspen or spruce with innovative technology and allows Sylvamo to maintain an advantaged cost position relative to most other European and Russian mills making similar products. We are able to capture demand in both UFS and BCTMP in other countries throughout Europe, the Middle East, Africa and Asia out of our Svetogorsk mill. We have also filed an application with FAS to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of JSC Ilim Group’s UFS production totaling 275,000 short tons annually. The JSC Ilim Group is the largest pulp and paper company in Russia and operates the largest pulp and paper mills located in the European and Siberian regions of Russia, with a total pulp and paper production capacity of 4 million short tons annually. It is controlled by Ilim SA, a 50/50 joint venture between International Paper and its partners. Our paper and pulp mill in Saillat is a European leader in the production of premium grade paper with an annual production capacity of 265,000 short tons and opportunities to grow sales outside of Europe. The mill also produces an additional 130,000 short tons annually of BHK and BSK market pulp that is sold to customers in Western Europe. In Russia, we have long-term harvesting rights on 865,000 acres of government-owned forestland, where we also plant seedlings to maintain the health and productivity of forest ecosystems for future generations.

We own a portfolio of premium brands in Europe. Our REY brand is distributed primarily in France and is focused on sustainability. Our brands in Russia include Ballet and SvetoCopy, which was the first office paper brand to be produced in Russia, and together are the leading brands in the country with an estimated 45% supply position, including JSC Ilim Group’s expected cutsize capacity under the Joint Marketing Agreement based on internal estimates.

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North America: Our North American business is engaged primarily in the production and sale of cutsize, commercial printing, converting and specialty papers. We are the second largest UFS producer in North America with a 28% supply position as of December 2020, according to Fisher International, including UFS we will purchase from International Paper’s Riverdale and Georgetown mills pursuant to offtake agreements. We own two of the industry’s most competitive mills, Eastover and Ticonderoga, with 1.1 million short tons of combined annual production capacity. The Eastover mill, located in South Carolina, operates two paper machines producing 700,000 short tons of UFS, and a chemical pulping system producing fiber for UFS and an additional 115,000 short tons of market pulp annually. Eastover’s highly advantaged cost position in North America stems from its strategic location in an attractive fiber basket and world-class production capabilities. Sylvamo also operates a premium-grade paper mill in Ticonderoga with a well-invested asset base and proven capabilities to service the North American specialty segment. Its two paper machines and chemical pulp system produces 275,000 short tons of UFS annually, focusing on specialty paper grades. Our offtake agreements with International Paper give us the right to market and sell the UFS paper and uncoated bristols production at the Riverdale and Georgetown mills, representing an incremental 680,000 short tons of annual production capacity. Our North American mills are positioned near sustainably-managed forests that provide long-term access to competitively priced fiber.

In North America, we own a portfolio of premium brands, including Hammermill, Springhill, Williamsburg, Postmark and Accent. According to a third-party market study conducted by TRC Advisory in 2019, the quality and product breadth associated with the Hammermill brand resulted in strong end-user customer willingness to pay. Its unparalleled brand recognition helped us secure our strategic partnership with the largest e-commerce supplier in North America.

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7 owned mills with total production capacity of approximately 3.5 million short tons

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.

2020 Revenues by Segment	2020 Business Segment Operating Profit

Sylvamo recognizes that a sustainably managed forest is one that maintains and enhances economic, social, and environmental values for the benefit of present and future generations. We are deeply committed to long-term environmental sustainability by ensuring sustainable sourcing of fiber and investing in and utilizing renewable energy resources. The majority of our mills are located in attractive and sustainable fiber baskets that provide access to high quality, low-cost fiber. Our practice of sourcing fiber from well-managed forests promotes the long-term health and productivity of forests. A majority of our fiber supply in the United States and France comes from privately owned forests. We work with landowners and wood suppliers to advance credible third-party forest certifications to improve our percentage of certified fiber. We follow a Fiber Certification Policy that accepts globally recognized forest management standards. These include the PEFC and standards recognized by PEFC, including the American Tree Farm System® (“ATFS®”) and Sustainable Forestry Initiative® (“SFI®”) in the United States and the Brazilian National Forest Certification Program, Certificacão Florestal (“CERFLOR”) in Brazil. We expect existing FSC® certification to be transferred to Sylvamo from International Paper prior to the distribution.

We own 250,000 acres of strategic forest plantations in close proximity to our mills in Brazil, which provides a sustainable source of high quality hardwood fiber from fast-growth eucalyptus. We reserve 75,000 acres towards our conservation efforts, through which we plant native tree species to help preserve biodiversity. In Russia, we have long-term harvesting rights on 865,000 acres of government-owned forestland, where we also plant seedlings to maintain the health and productivity of forest ecosystems for future generations. Sylvamo’s forestlands in Brazil and Russia are a significant source of value for our business and are strategic assets in profitable geographies. All the forestland we own in Brazil is certified under CERFLOR, and we expect existing FSC® certification to be transferred to Sylvamo from International Paper prior to the distribution. Our forestland

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for which we have harvesting rights in Russia also has the FSC® certification, which we expect to be transferred from Sylvamo from International Paper prior to the distribution.

All of our integrated mills use renewable biomass residuals to create energy and decrease our dependence on third-party energy sources. On average, we produce 78% of our energy needs for our integrated mills through bio-energy, which is a carbon neutral energy source generated from renewable biomass residuals. We also believe in the responsible consumption of our products, and invest in recyclable, sustainable and renewable products. We have invested in product lines, such as the Hammermill Great White products, which are made from recycled materials. All of our products are recyclable, and we encourage our customers to utilize recycling services and custom recycling programs that support their business needs. In 2019, approximately 66% of all paper products in the United States were recycled to make new fiber-based products, according to the American Forest and Paper Association.

Sylvamo’s capabilities and potential are delivered through our dedicated and talented workforce, which we believe is the best in the industry. We employ more than seven thousand people globally, with 43%, 35% and 22% of our workforce located in Latin America, Europe and North America, respectively. We have a favorable employee engagement score of 86%, compared to the manufacturing industry average of 75%, according to a 2019 third-party employee engagement survey. The above-average employee engagement score at Sylvamo is driven by our employees’ perception of their career goals, employee safety, diversity in the workforce, understanding of the company’s goals, work life balance and other indicators. Specifically, employees rated safety at Sylvamo with a 95% favorability rate.

The safety of our employees is paramount. We strive to design and operate injury-free workplaces for our employees and everyone who enters our facilities. As responsible stewards of people and their communities, we have maintained record safety standards at our mills, strictly complying with Occupational Safety and Health Administration (“OSHA”) regulations. We are an industry-leading company in employee safety. Across all our mills, our TIR averaged 0.42 and our LWIR averaged 0.14 for 2020, well below the 2019 U.S. paper manufacturing industry averages of 2.5 and 0.8, respectively, according the U.S. Bureau of Labor Statistics.

Our Competitive Strengths

We distinguish ourselves through the following competitive strengths:

A global producer of uncoated freesheet, positioned in the most profitable geographies: Latin America, Europe and North America.

Our mills, and consequently the key regions that we serve, are located in some of the world’s most attractive geographies for UFS. Given the access to low cost fiber and historical pricing levels, the regions we serve are some of the most profitable over the past three years based on average import pricing data from IHS Markit.

In Latin America, we are a major producer of UFS with a 34% supply position as of December 2020, according to Fisher International. Latin America is a particularly attractive region given its rising levels of education, growth in white-collar employment and increasing income per capita, all of which drive UFS demand. Moreover, the key raw material input we use in our Brazil mills is eucalyptus, which is a world-class, low-cost fiber for the production of UFS. The use of low-cost fiber combined with our highly efficient operations, as measured by our Overall Machine Efficiency metrics of 93% in Latin America, and export logistics advantage allow us to serve the domestic market and the export markets at attractive margins.

We rank third in supply position in Europe, including our mill in Russia and JSC Ilim Group’s expected cutsize capacity under the Joint Marketing Agreement as of December 2020, according to Fisher International. We have consistently outperformed relative to industry demand in Europe. From 2011 to 2019, while the overall

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UFS demand in Europe fell by 3%, the demand for our products remained stable. We have a niche positioning in Europe, with our Saillat mill focusing its production on specialty UFS. In Russia, we have the number one supply position and the leading brand, SvetoCopy. We also have a strong position in other growing markets, such as the Commonwealth of Independent States. We have filed an application with FAS to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of JSC Ilim Group’s UFS production totaling 275,000 short tons annually.

In North America, we are the second largest producer of UFS with a 28% supply position as of December 2020, according to Fisher International, including UFS we have agreed to purchase from International Paper’s Riverdale and Georgetown mills pursuant to offtake agreements. We believe that we are well-positioned to benefit from improving fundamentals in the paper industry, which are inherently linked to the balance of supply and demand. In North America, a number of competitors have announced conversion of paper mills to primarily containerboard and fluff pulp capacity, leading to favorable operating rates. North American producers have announced the shutdown of approximately 1.5 million short tons of UFS capacity, or approximately 24% of the industry capacity, since 2019, according to RISI. As a result of these actions, we expect North American UFS operating rates to increase significantly from low operating rates in 2020 after a mid-2021 industry recovery according to RISI. We believe that higher operating rates will enable us to continue to benefit from improving supply and demand dynamics through our superior cost position.

UFS supply position per region according to Fisher International, as of December 2020

Latin America	North America	Europe (incl. Russia)

Vertically integrated mills that are predominantly in the lowest quartile on the cost curve both in their regions and globally.

Our attractive, low cost positions are particularly important given that we have exposure to geographies that are either in secular decline or are experiencing limited to no growth. Historically we have seen that as volumes decline, competitors close higher cost mills or convert mills to other uses. We expect this trend to continue and therefore, we expect to be able to improve operating rates for our assets. As a result, we expect to be able to generate improved margins and substantial cash flow over the long-term despite stable or declining demand in our industry.

Our low production costs are driven by the scale of our production capacity, our mills’ proximity to fiber, self-produced energy, and the integration of our pulp and paper production process. In particular, our vertical integration into pulp helps minimize our exposure to commodity pulp price fluctuations. In Brazil, we own eucalyptus plantations in close proximity to our two São Paulo state mills, giving us access to high-quality,

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low-cost eucalyptus fiber. These two mills produce their own pulp that is directly used for paper production. Our third Brazilian mill, Três Lagoas, is co-located with Suzano’s market pulp mill and has a market supply agreement with Suzano, ensuring a consistent supply of fiber, steam and energy contractually guaranteed on a long-term basis. Consequently, Três Lagoas has all the benefits of integration without the associated capital costs, and therefore generates a high cash yield per ton of capacity. In fact, after accounting for the Brazilian government tax benefit and the benefits of integration and co-location with Suzano’s market pulp mill, we estimate that Três Lagoas would have production costs comparable to Mogi Guaçu, which is in the first quartile of the cost curve. Furthermore, our own produced market pulp sales from the integrated mills in Brazil work as a natural hedge for the Três Lagoas purchased pulp contract. Accordingly, from 2018 to 2020, Três Lagoas’ return on invested capital was on average approximately 350 basis points higher than Mogi Guaçu’s return on invested capital.

Our European mills produce their own pulp that is directly used for the production of paper. Our Saillat mill is the largest fully integrated UFS mill in France and the only vertically integrated mill producing value-added grades in Europe that covers the entire production process from wood harvesting to paper. Its modern pulp mill produces pulp for 100% of its UFS production as well as an additional 130,000 short tons of market pulp that is sold in France and Western Europe. In Russia, our Svetogorsk mill is fully integrated with three pulp mills and two paper machines. We also have long-term harvesting rights on 865,000 acres of forestland in Russia for excellent access to wood fiber. Likewise, all of our North American mills produce their own pulp. The Eastover mill enjoys the lowest manufacturing cost in North America according to Fisher International, and operates one of the highest-quality cutsize paper machines in North America. The mill generates its own electricity to run its two paper machines and one pulp dryer. It produces sufficient pulp to meet its needs for paper production and an additional 115,000 short tons of market pulp sold in the open market each year. Ticonderoga is a premium-grade, vertically integrated paper mill with a competitive low-cost positioning against other specialty mills, according to Fisher International. Overall, our mills have an average pulp integration of approximately 95%, requiring that we buy only 5% of our pulp inputs in the open market.

Our integrated Brazilian, Russian and U.S. Eastover mills have historically occupied first quartile positions in the global cost curve, and our Saillat and U.S. Ticonderoga mills have historically occupied first quartile positions on the regional specialty cost curves. Our low-cost operations enable us to serve our local customers with the highest quality products at competitive margins. Our Russian and Brazilian paper operations have provided strong and steady margins for more than 10 years. Most importantly, these global low-cost operations help us to remain competitive in the export markets. Our ability to participate in the export markets allows us to meet demand in other regions with a steady and reliant supply of paper, allowing us to maintain consistent operating rates in almost all demand environments.

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Global UFS rolls cost curve according to Fisher International as of December 31, 2020

[1]	Três Lagoas position excludes tax benefits and benefits of integration and co-location with a Suzano pulp mill, which significantly improves the mill’s net cost position.

Note: Sylvamo’s mill capacity figures based on internal estimates.

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Premier brands in Latin America, Europe and North America with strong brand recognition.

Our portfolio of iconic, regional brands is widely recognized for its quality and reliability. We own premier brands across the globe, including Chamex, Chamequinho, Chambril, SvetoCopy, REY, Pro-Design, Ballet, Hammermill, Springhill, Williamsburg, Postmark and Accent. These brands have a long-standing reputation in their respective markets for product quality and performance. Our strong brands have allowed us to outperform industry volumes and have supported the business through economic cycles by providing improved profitability. Over the last six years, we have outperformed the industry in terms of UFS shipments by 160 basis points annually in the geographies we operate. Through the downturn caused by the COVID-19 pandemic, our brands demonstrated higher brand loyalty relative to private label offerings, as evidenced by a lower decrease in our owned brand sales in 2020 as compared to the overall industry. In addition, in 2020 we outperformed the industry UFS shipments in the geographies in which we operate by 260 basis points.

Chamex has one of the strongest brand recognitions in Latin America	SvetoCopy maintains the highest frequency of repeat purchasing and the highest level of consumption in Russia	Hammermill is one of the most- purchased paper brands in North America for businesses of all sizes	Global supplier of HP Papers, one of the most recognized brands in the world, in partnership with HP Inc.

Our Chamex brand enjoys unparalleled brand recognition in Brazil and elsewhere in Latin America. Chamex has been part of the Brazilian culture for more than 50 years. Entire generations have grown up using Chamex in school and in the workplace. To leverage this recognition, we introduced the Chamequinho brand to target younger populations and keep the Chamex loyalty for generations to come. Chamex is the leading brand in terms of supply position in Bolivia, Brazil, Central America, Peru and Paraguay according to third-party global trade data.

Our SvetoCopy brand is the leading brand in Russia in terms of supply position and brand loyalty, according to market research and consulting firm IPSOS. SvetoCopy was the first office paper brand to be produced in Russia beginning in 1996, prior to which all office paper in Russia was imported. During our more than 20 years in Russia, we have delivered on SvetoCopy’s quality and brand reputation and have become a reliable partner for businesses.

In France, our REY brand offers a very broad range of innovative products, including commodity and value-added grades that promote sustainability. The REY brand continues to grow its recognition in France and is gaining popularity across Western Europe. Positioned as the conscientious paper choice, REY wants to represent sustainability in the office paper segment, with products ranging from white papers to tints (colors). Pro-Design is our flagship brand for professional high speed printing in Europe. Over the past decade, Pro-Design has established itself as a top-shelf product for full color, high quality laser print applications. All brands made at our Saillat mill are certified by either FSC® or PEFC and the EU Ecolabel. We expect existing FSC® and PEFC certifications to be transferred to Sylvamo from International Paper prior to the distribution.

The Hammermill brand has a deep heritage in the United States with over 120 years of existence, and we believe it is a leading copy paper brand in the United States. We continue to invest to make the brand relevant

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throughout generations, and have adapted our products to the digital age. In 2003, we introduced our JAM-FREE® technology, which guarantees less than one jam in 10,000 printed sheets on high-speed digital equipment. The Hammermill Great White product was developed within the cutsize paper product line and is made from recycled materials. We recently developed and launched our Paper Shop, which provides our customers with 24/7 access to place orders, check inventory, and monitor order status from their computer, tablet or smart phone. Our Paper Shop makes doing business with us more efficient and simpler for our customers, helping us capture a greater share of their business.

In 1996, we launched the HP Papers office paper products under license from HP Inc., allowing us to exclusively manufacture and market HP Papers in over 75 countries. HP Papers is a global paper brand and is manufactured in all our regions. It is a premium line of uncoated cutsize products, scientifically engineered to work seamlessly across all makes and models of printer and copier equipment. HP Papers, HP inks and toners and HP printers are engineered to work together. In the early 2000s, we again partnered with HP to develop and introduce ColorLok Technology to improve inkjet printing quality in offices and homes around the world. Taking advantage of developments in high-speed inkjet technology, our ColorLok Technology optimization gives excellent results with both laser and high-speed inkjet sheet-fed printers.

Our brands represent 58% of our cutsize sales, and private labels represent the remaining 42%. Our private label strategy focuses primarily on North America, where we produce paper for companies such as Staples. Our top three private label customers represent approximately 280,000 short tons annually of private label sales.

Long-term, committed relationships with key customers and partners in the UFS value chain and a growing position in e-commerce.

We serve over 600 customers across every region of the world through diverse sales channels, including office product suppliers, retailers, e-commerce, converters, dealers and merchants. Our global scale and local focus help us stay committed to key customers and partners across the UFS supply chain. Over the years, we have built long-term relationships with customers thanks to our commitment to their business. We are aligned with the premier participants in all the main channels in Latin America, Europe and North America.

Our sales teams are coordinated to efficiently bring a competitive and complete product offering to our diverse customer base. We bring together our sales, marketing, supply chain and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers alike. We further support our customers with our breadth of end-user applications, such as printing paper, brochures, pamphlets, greeting cards, books, packaging and envelopes. This mitigates our exposure to any one channel or end-use and creates value for our customers, and we excel at managing the complexity this adds to our operations. As a result, we have fostered long-term relationships with our customers with minimal customer turnover. On average, our top 10 customers have been our business partners for 50 years, and today they represent approximately 33% of our supply position, with no one customer making up more than 10% of our supply position.

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Leading customers with long-standing relationships per region(1)

(1)	Includes predecessor companies.

We have the ability to adapt as our end-users change their channel preferences. We are well positioned to compete in the e-commerce channel, which relies more heavily on high-grade brands than traditional retail channels. We have been able to rapidly grow our e-commerce presence through close partnerships with online retailers such as Amazon in North America and Kalunga in Brazil. We have increased our sales through Amazon in North America by more than six times over the past five years. Overall, we have increased our North America e-commerce sales by approximately 85% over the past five years. Today, e-commerce makes up approximately 10% of North American sales, and we believe Sylvamo sales represent greater than 50% of the channel overall in 2020, according to internal marketing intelligence. We are seeing similar trends in e-commerce developing in Latin America and Europe.

Well-invested facilities running highly efficient operations.

We believe our mills are well-invested, and we have made significant capital investments over time. Our capital spending includes maintenance, regulatory and reforestation capital expenditures, cost reduction capital expenditures, and strategic capital expenditures, which include capital for rebuilds, productivity enhancements and de-bottlenecking. We believe that the investments in our well-maintained and efficient facilities increase equipment uptime and improve reliability. The only major capital expenditure across our portfolio of mills anticipated in the next few years is the rebuilding of the two recovery boilers at our Svetogorsk mill or, alternatively, replacing the boilers with one new recovery boiler. Our mills are technically advanced, and Sylvamo operates the two most recently built UFS assets in Latin America – Luís Antônio and Três Lagoas in Brazil. Our history of allocating capital towards high-return projects demonstrates our financial discipline and ability to identify projects that create sustainable value. Our Svetogorsk mill is one of the top pulp and paper mills in Russia with industry-leading technology and equipment. Since 1998, we have invested over $780 million in the upgrade and modernization of the mill to ensure its long-term competitiveness. For example, we constructed the BCTMP plant in 2008, which provides higher yields than other processes and lowers the total cost of production. We also installed a coater at one of the paper machines, allowing us to produce CUK and LPB to meet market demand. Our Eastover mill is one of the most technologically advanced pulp and paper mills in the world and, as a result, it is the lowest cost producer of UFS in North America according to Fisher International. It has a history of continued investment, with over $140 million in capital deployed since 2015. Our Ticonderoga mill is a premium-grade, vertically integrated pulp and paper mill, with a well-invested asset base and proven capabilities to service the North American specialty segment. We have likewise deployed $100 million of capital spending into the Ticonderoga mill since 2015.

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Strong and stable cash flow generation.

We have a track record of strong cash flow generation across cycles due to our low-cost asset base, disciplined capital investment, customer and geographic diversification, operational flexibility and strong brand recognition. We have been able to generate strong Adjusted EBITDA Conversion, defined as Adjusted EBITDA less maintenance, regulatory and reforestation capital expenditures divided by Adjusted EBITDA. For the years ended 2018, 2019 and 2020, our Adjusted EBITDA Conversion was 83.0%, 83.8% and 80.0% respectively. On a GAAP basis, our Cash Provided by Operating Activities Conversion, calculated as Cash Provided by Operating Activities minus maintenance, regulatory and reforestation capital expenditures divided by Cash Provided by Operating Activities, was 77.2%, 78.1% and 79.4% for 2018, 2019 and 2020, respectively. Despite the COVID-19 pandemic in 2020, we were able to generate strong cash flow and achieve an Adjusted EBITDA Conversion level of 80%. Our ability to reduce capital spending in times of economic downturns allows us to continue generating strong and stable cash flow. For example, we reduced our total capital expenditures in 2020 to $75 million from $150 million in 2018 by delaying capital expenditures. Accordingly, we anticipate increasing capital spending to ensure that our mills stay well-invested and well-maintained. This increase may negatively impact operating cash flow, but we anticipate Adjusted EBITDA Conversion staying above 70%. Adjusted EBITDA Conversion excludes strategic and cost reduction capital expenditures and the anticipated Svetogorsk recovery boiler investment. For a reconciliation of Adjusted EBITDA Conversion, see “Summary Historical Financial Data.”

Adjusted EBITDA Conversion

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Our portfolio of low-cost mills enables us to achieve healthy margins. Our vertically integrated mills help minimize our exposure to the volatility of raw material prices and generate a consistent stream of cash flows. Further, we have positioned ourselves in the most attractive local markets, where we leverage our low manufacturing costs to maximize earnings. Our management’s experience in managing costs and leveraging lean processes fosters a culture of operational excellence and continuous improvement.

Our geographic, product and channel diversity gives us the flexibility to adjust to end-market demand fluctuations and maintain margins. Specifically, our global platform allows us to offset the effects of volatile movements of major currencies by tactically positioning ourselves in the export and import market to our advantage. Our broad product categories allow us to meet end-user demand for a wide variety of paper products. Additionally, our channel diversity helps us better adapt to our end-users’ channel preference with a wide breadth of end-user applications. This customer-focused strategy coupled with our decades of investments in our strong brands has allowed us to weather down-cycles.

Best-in-class management team with extensive industry experience and operating expertise to lead Sylvamo as a stand-alone company.

We have assembled a senior management team that is highly focused on delivering value to our stockholders by leveraging our low-cost assets, highly recognized brands, geographic positioning and unparalleled customer relationships. Together, our senior management team averages over 26 years of experience in the paper industry and brings deep global industry expertise to our company. Our Chairman and Chief Executive Officer, Jean-Michel Ribiéras, served in various senior leadership positions at International Paper, including most recently as Senior Vice President of the Industrial Packaging business in the Americas. During his 28 years at International Paper, Jean-Michel has run the North American, Latin American and European segments of Sylvamo. He also served on the board of directors for JSC Ilim Group, a Russian operating subsidiary of Ilim SA, a 50/50 joint venture between International Paper and its partners, and led the integration of Weyerhaeuser Company’s cellulose fibers business with International Paper’s pulp business. Our Chief Financial Officer, John Sims, most recently served as Senior Vice President of Corporate Development at International Paper. He joined International Paper in 1994 and has been an officer of the company since 2008. During John’s 27 years at International Paper, 18 years have been in the paper business where he ran the North American and European businesses of Sylvamo. He has held various senior leadership positions, including Vice President of Finance & Strategy for the North American Industrial Packaging business and Senior Vice President and President of Europe, the Middle East, Africa and Russia. Together, Jean-Michel and John will lead an experienced and highly capable senior management team at Sylvamo.

Strategic Overview

Our commitment to responsible environmental, social and governance principles is embedded throughout our three-pronged strategy, which focuses on creating value for our stockholders through:

1.	Commercial Excellence: Remain the supplier of choice by exceeding customers’ expectations for quality and service.

2.	Operational Excellence: Operate as a low-cost, focused, cash-generating company.

3.	Financial Discipline: Be the investment of choice by consistently delivering on a compelling investment thesis.

Specific initiatives we are focused on include:

Be commercially excellent to drive top-line growth and profitability.

•	Our diversified product offering and leading supply position allow us to better serve our customers. Sylvamo’s product portfolio covers a broad range of products that our customers use and

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sell for a wide breadth of end-user applications. This diversified offering of paper products not only creates value for our customers, but also mitigates our exposure to any one channel or end-use. Furthermore, our advantaged supply position gives us the significant global scale to serve customers close to their operations while leveraging distribution efficiencies to benefit our customers.

•

Our global portfolio of premium-margin branded and private label offerings differentiates our products in local markets. We intend to focus on maintaining and improving the success of our existing brands to further drive profitable growth. We have become the partner of choice for many businesses and households around the world, and we plan to continue to deliver on our brands’ reputations for quality. We believe that we can drive top-line growth and profitability by further enhancing our brand positioning across geographies, growing our loyal customer base and tapping into growing pockets of demand in select channels and geographies. For example, in 2019 we expanded SvetoCopy’s brand range to include a new product, SvetoCopy Premium, to better serve the premium market. We also utilize our marketing expertise and promotional support to help our customers market and sell our products more effectively. For example, in Brazil, we have a dedicated team of more than 20 promoters spread across the country visiting stores and developing campaigns to increase Chamex sales through promotional activity.

•

We will continue to invest in and focus on our strong, long-term customer relationships around the globe. We will support our customers through the quality and reliability of our products, customer service and our customer-centric innovation. We believe research and development (“R&D”) and innovation are core competencies of Sylvamo, and plan to leverage these capabilities to further strengthen our market positioning. We already supply to most of the top participants across all major channels, and we see potential to further expand our supply position. For example, during the COVID-19 pandemic we helped our customers navigate stay-at-home orders by quickly introducing new packaging sizes that allowed for safe home delivery of UFS products. In Latin America, we created a group of preferred corporate distributors aimed at improving the go-to-market strategies for our top customers. In Europe, we are launching a plastic free wrapper used as packaging for our brands, as our end-users increasingly demand sustainable products. Our service and sales teams are trained to enhance our positioning with key customers. We believe developing customer loyalty through market-based value creation will help us differentiate our offerings and position us for steady cash generation from our core customer base as well as allow us to expand our customer base and defend our advantaged supply position.

•

We adapt and innovate as our end-customers change their channel preferences. We have successfully entered the e-commerce channel by innovating around pallet and box sizes to better service the needs of our e-retailer customers. In Latin America, we introduced an innovative package with fewer sheets per ream and a lower basis weight with fewer reams per box, which facilitates last mile delivery via motorcycle, a common transportation method in the region. Our brands represent approximately 56% of sales in the e-commerce channel in North America. In Europe, Sylvamo is one of the largest cutsize suppliers to the e-commerce channel, providing owned and licensed brands, as well as private brands. By further aligning ourselves with key e-commerce customers, we believe we will continue to lead the industry in performance. We believe we can increase customer penetration and drive top-line growth as we upgrade our warehousing systems, leverage new packaging techniques and increase our utilization of e-commerce channels.

Operational excellence and low-cost operations to drive stockholder value.

•

We have a history of profitability and offsetting inflation through our low-cost operations. From 2018 to 2020, we have averaged operating margins of 11.0%. Moreover, in Latin America and Europe, which represented approximately two-thirds of our Business Segment Operating Profit on average over that period, our operating margins have averaged 17.6% and 11.6%, respectively, over that same time

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frame. We successfully implement price increases and maintain a strategy of constantly finding ways to offset input cost inflation. Our low-cost assets allow us the operational flexibility to produce a diverse product mix and serve multiple attractive channels, which mitigates our exposure to any one channel or end-use.

•

We have identified future cost reduction initiatives to help us maintain and improve our cost position in local and export markets. We expect to invest in upgrading our facilities not only to maintain our quality and low cost, but also to improve our operational flexibility. We also continuously identify opportunities to further reduce our operating costs, as evidenced by our track record of investing over $28 million on cost reduction projects per annum on average from 2010 to 2020, helping us maintain our competitive margins. We produce diverse product lines that maximize margin and value creation. For example, Eastover is able to efficiently produce different UFS product lines on its two paper machines. Additionally, when UFS demand is high we can divert more pulp to the paper machines from the market pulp machine to increase UFS production and similarly, when UFS demand is soft, we can divert more pulp to the market pulp machine. We have a similar flexible operating model across all of our geographies. Investments in technologies such as data analytics in mills to reduce costs, enhance flexibility and improve decision-making are key initiatives for Sylvamo. We expect these investments to be modest, and provide the company meaningful commercial, operational and financial benefits.

•

We utilize lean six sigma and other management tools to drive further cost reductions and operating improvements in our manufacturing system. Our manufacturing system focuses on six key areas, including environmental, health and safety and efficiency improvement. We track our operations against Overall Equipment Effectiveness and other key metrics to drive increasingly lean operations and ensure full visibility across our operations. Recently, we have used data analytics at our mills to further accelerate the improvement progress. Going forward we expect disruptive technology to become a significant lever for future improvement. We plan to continue utilizing our lean tools and principles and implement targeted programs in order to optimize raw materials sourcing and usage, eliminate process waste, reduce repair costs and control overhead, driving cost reductions and operating improvements across our manufacturing system.

Pursue a disciplined approach to capital allocation that rewards stockholders and drives value organically through selective investment to further our advantaged positions.

•

We expect to deliver strong and sustainable free cash flow by continuing to leverage our low-cost assets, premier brands, and deep customer relationships with leading companies in each of our sales channels. Our annual maintenance, regulatory and reforestation capital expenditures are expected to be in the range of approximately $130 to $150 million per year for the next several years, which we believe will be sufficient to maintain our operations and productivity. In addition, spending to replace the recovery boilers at our Svetogorsk mill is expected to begin in 2022, with approximately 80% of the estimated $220 million to be spent in 2023 and 2024. If Sylvamo chooses to rebuild the recovery boilers, the anticipated total spend may be reduced. We will pursue a disciplined approach to capital investment to complement the strategic and cost reduction investments made in the last 5 years. Any planned future strategic capital expenditures will be pursued where there is the expectation of significant return on invested capital.

•

We intend to use a portion of the excess cash flow generated by our business to reduce outstanding indebtedness in a disciplined manner. A healthy balance sheet will support our operations and provide the financial flexibility to maximize value creation for our stockholders. While our near-term priority is debt reduction, we anticipate our Board of Directors may consider capital return alternatives through a combination of dividends and a flexible stock repurchase program to return a portion of our free cash flow to our stockholders in the future.

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•

As an independent company, we expect to allocate capital more efficiently towards a larger number of projects that have a high return on invested capital. We remain committed to investing in our low-cost, highly competitive asset base, which underpins our operations. We believe in continually optimizing our existing core asset base to drive higher incremental returns above our cost of capital. As an independent company, we plan to focus on further enhancing our operational flexibility by undertaking projects with a high expected return on capital. Sylvamo has preliminarily identified over $100 million of investment projects with potential internal rates of returns (“IRR”) in excess of 25%. We will evaluate investing in these high return projects in the future, while continuing to maintain financial discipline focused on delivering value to our stockholders.

•

We will strive to create intrinsic value by achieving returns above our cost of capital. As we move forward, investment excellence is essential to growing earnings and cash generation. Strategic investments will be grounded on clear strategic and financial objectives that allow us to turn Sylvamo’s advantages into profitable growth, with a meaningful return above our cost of capital. We have a strong pipeline of projects that will reduce costs and increase efficiency over the medium- to long-term.

Lastly, we intend to follow a disciplined approach in evaluating any potential strategic transactions. We view our capital allocation framework as a foundational lever to accelerate value creation for our stockholders.

Our commitment to environmental, social and governance matters is embedded throughout our three-pronged strategy.

We incorporate environmental, social and governance considerations into our strategies and everyday processes as we seek to adequately address risks, operate sustainably and responsibly and create long-term value. Our commitment to sustainability includes our entire value chain, from the responsible sourcing of raw materials, to the safety of our employees, to using renewable energy and ensuring the recyclability of our products.

•

Environmental stewardship and responsible manufacturing practices are fundamental to how we operate, and we seek supply chain partners that share our commitment. Sylvamo recognizes that a sustainably managed forest is one that maintains and enhances economic, social and environmental values for the benefit of present and future generations. We are committed to producing the products our customers need, while ensuring responsible stewardship of the world’s natural resources. To meet the expectations of our employees, customers and other stakeholders, we will continue to lead forest stewardship efforts globally to build a better future for people, the planet and our company. We work with landowners to advance responsible forest management practices and increase the availability of certified fiber. We also work with conservation organizations to support healthy forest ecosystems, enhance ecologically significant areas, and conserve and restore forests worldwide. Most importantly, our fiber sourcing policies and practices support our commitment to protecting forests and their ecosystems for generations to come.

•

We will continue to generate more than 75% of our mill energy needs using renewable biomass residuals rather than fossil fuels. We have made significant investments to promote energy self- sufficiency and replace fossil fuels. For example, in 2012, we completed the construction of a biomass boiler in Mogi Guaçu, Brazil. This high-return cost savings project reduced fossil fuel use by 75% and increased earnings by $30 million in its first year of operation. Saillat, one of the most environmentally efficient mills in the world, is the first French mill to obtain Eco-label certification for copy and graphic papers. PEFC-certified since 2006, Saillat implements rigorous sustainable practices. All of its wood comes from controlled sources, it is 85% energy self-sufficient and it produces 53% fewer carbon emissions from fossil fuels than the average of the European graphic papers sector. Additionally, Saillat and its partner Dalkia, a French energy company, were selected by the French Ministry of Ecological Transition to promote renewable energy and reduce greenhouse gas emission. Under this program, Saillat and Dalkia will produce 25 mega-watts of biomass energy for a 20-year fixed price thereby reducing Saillat’s energy costs and consumption of fossil fuels.

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•

We are committed to attracting and developing a diverse talented and global workforce, ensuring safety at our facilities and contributing to the resiliency of our local communities. Our international presence allows us to attract the best talent across the globe. Accordingly, our senior management team is internationally diverse with global experience, hailing from all of the geographies in which we operate—Latin America, Europe and North America. Further, we will continue to invest a portion of our earnings to address critical community needs in the communities where our employees live and work. For example, Sylvamo Brazil partners with and supports the AIPI Institute, an educational organization serving the Brazilian community.

We believe that by leveraging our strengths and executing on our strategies, we will create long-term value for our stockholders.

The Distribution

Internal Reorganization

The separation and distribution agreement between International Paper and Sylvamo will provide for the transfers of entities and related assets and liabilities so that as of the distribution, International Paper will retain the entities and assets associated with International Paper’s Industrial Packaging and Global Cellulose Fibers businesses and Sylvamo will hold certain of the entities and assets associated with the Printing Papers business. Sylvamo is currently a wholly owned subsidiary of International Paper. In connection with the distribution, International Paper will undertake a series of internal reorganization transactions to facilitate the transfers of entities and the related assets and liabilities. See “The Distribution—Internal Reorganization” for further discussion.

Reasons for the Distribution

The board of directors of International Paper determined that separating Sylvamo’s Printing Papers business from International Paper’s Industrial Packaging and Global Cellulose Fibers businesses is in the best interests of International Paper and its shareholders (the “separation”). Following the separation, International Paper and Sylvamo would each have greater financial, management and operational focus, the ability to tailor its capital structure to its specific business needs, a management team dedicated to seizing strategic growth opportunities with maximum flexibility, including by providing an opportunity for improved equity currency for use in connection with acquisitions and employee compensation and an investor base aligned with the respective businesses. The separation is designed to maximize shareholder value through the spin-off of International Paper’s Printing Papers business to an independent company, in a manner that is intended to be tax-free to its shareholders for U.S. federal income tax purposes, except for cash that shareholders receive in lieu of fractional shares.

The board of directors of International Paper considered the following potential benefits in determining to effect the distribution:

•	allowing each of International Paper and Sylvamo to focus on their respective businesses;

•	allowing for the more efficient use of capital expenditures by both International Paper and Sylvamo to invest in their respective businesses;

•

enhancing the effectiveness of International Paper’s and Sylvamo’s equity-linked compensation to more closely align the interests of management and employees of each of International Paper and Sylvamo with their respective stockholders;

•

a management team dedicated to seizing strategic growth opportunities with maximum flexibility, including by providing an opportunity for improved equity currency for use in connection with acquisitions;

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•	optimizing the capital structure and leverage level for the distinctive business profile of each of International Paper and Sylvamo;

•	the Special Payment to International Paper;

•	International Paper’s retention of approximately a 19.9% stake in Sylvamo, which International Paper intends to subsequently dispose; and

•	increased value to International Paper’s stockholders, in particular Sylvamo’s anticipated value on a stand-alone basis.

Conditions to the Distribution

The distribution is subject to a number of conditions, including:

•

the SEC having declared effective the Form 10, of which this information statement forms a part, and the Form 10 shall not be the subject of any stop order or any legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation by the SEC seeking a stop order;

•	this information statement shall have been sent or otherwise made available to International Paper stockholders;

•

International Paper shall have received an opinion from a nationally recognized accounting firm or tax counsel satisfactory to it or a private letter ruling from the Internal Revenue Service, regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

•

the completion of the internal reorganization, the contribution by International Paper to Sylvamo of certain of the entities and the related assets and liabilities associated with International Paper’s Printing Papers business as described herein;

•	the receipt by International Paper’s board of directors of customary solvency and surplus opinions of a nationally recognized investment banking or appraisal firm;

•

the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted;

•

International Paper’s and Sylvamo’s execution of the separation and distribution agreement, the tax matters agreement, the transition services agreement, the employee matters agreement, the registration rights agreement and all ancillary agreements relating to the distribution;

•

the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the separation, the distribution or any of the transactions related thereto;

•	Sylvamo’s common stock having been approved for listing on the NYSE, subject to official notice of issuance;

•	Sylvamo’s entry into the financing arrangements and incurrence of at least an aggregate of $ aggregate principal amount of new indebtedness pursuant thereto;

•	the receipt by International Paper of the proceeds from the Special Payment; and

•

no other events or developments shall exist or shall have occurred that, in the judgment of the board of directors of International Paper, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the transactions contemplated by the separation and distribution agreement or any ancillary agreement.

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We cannot assure you that any or all of the conditions will be satisfied or waived. See “The Distribution—Conditions to the Distribution” for additional details and additional conditions related to the distribution.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the shares of Sylvamo common stock that will be distributed in the distribution and related stock exchange listing requirements, we do not believe that other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

International Paper stockholders will not have appraisal rights in connection with the distribution.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” below. You should carefully consider these risks and uncertainties when investing in our common stock. The principal risks and uncertainties affecting our business include the following:

•	the impact of the COVID-19 pandemic and the measures implemented to contain it;

•	general business or economic conditions which might effect demand for our products and our business;

•	industry-wide decline in demand for paper and related products;

•	the cyclical nature of the paper industry, which may result in fluctuations in the prices of, and demand for, our paper products;

•	competition from other businesses and consolidation within the paper industry;

•	changes in the cost or availability of raw materials, energy and transportation;

•	reduced truck, rail and ocean freight availability which could result in higher costs or poor service;

•	climate change and the physical and financial risks associated with fluctuating regional and global weather conditions or patterns;

•	material disruptions at one or more of our manufacturing facilities;

•	information technology risks related to potential breaches of security which may result in the distribution of company, customer, employee and vendor information;

•

extensive U.S. federal and state and non-U.S. environmental and other laws and regulations, which could result in substantial costs to the company as a result of compliance with, violations of or liabilities under these laws and regulations;

•	our reliance on a small number of significant customers;

•	adverse results from legal, regulatory and governmental proceedings or other loss contingencies;

•	failure to achieve expected investment returns on pension plan assets, as well as changes in interest rates or plan demographics;

•	a disruption in operations and increased labor costs due to labor disputes;

•	our inability to operate profitably as a stand-alone company or provide benefits and services or receive access to equivalent financial strength and resources as International Paper;

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•	the loss of commercial agreements with International Paper;

•

our inability to achieve some or all of the benefits we expect to achieve from the distribution and the separation from International Paper and the cost of achieving such benefits may be higher than anticipated;

•	the fulfillment of our obligations as a public company, including with respect to the requirements of, and related to, rules under the Sarbanes-Oxley Act of 2002;

•

our failure to qualify for non-recognition treatment for U.S. federal income tax purposes, in which case, International Paper, Sylvamo and International Paper’s stockholders may be subject to significant U.S. federal income taxes;

•	our inability to take certain actions after the distribution that could jeopardize the tax-free status of the distribution;

•	the combined post-distribution value of International Paper and Sylvamo shares may not equal or exceed the pre-distribution value of International Paper shares;

•	significant one-time and ongoing costs associated with the separation that could affect our period-to-period operating results following the completion of the distribution;

•	the satisfaction of indemnification obligations following the distribution;

•	federal and state fraudulent transfer laws and New York and Delaware corporate law which may permit a court to void the distribution and related transactions;

•	substantial indebtedness, which could prevent us from fulfilling our obligations under anticipated agreements governing our indebtedness;

•	our inability to generate sufficient cash to service our indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•	the failure of an active trading market to develop or be sustained following the distribution;

•	the market price for our common stock may be volatile, and you may not be able to sell your common stock at the initial trading price; and

•	the actual, or perception of, a sale of substantial amounts of common stock following the distribution, which could depress the market price for our common stock.

Corporate Information

Sylvamo was incorporated on March 11, 2021. Our principal executive offices are located at         , and our telephone number is         . Our corporate website is located at         . The information contained in, or that can be accessed through, our website is not part of this information statement. Upon our separation from International Paper, we expect to trade under the ticker symbol “SLVM” on the NYSE.

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Questions and Answers About Sylvamo and the Distribution

What will I receive as a result of the distribution?	Holders of International Paper common stock will receive one share of Sylvamo common stock for every shares of International Paper common stock owned at 5:00 p.m., Eastern Time, on , 2021, the Record Date for the distribution. No fractional shares of Sylvamo common stock will be issued. If you would be entitled to a fractional share of Sylvamo common stock, then you will instead receive a cash payment with respect to the fractional share.

What will happen in the distribution?	International Paper will transfer to Sylvamo certain of the entities and the related assets and liabilities associated with International Paper’s Printing Papers business (which we refer to collectively as the “contribution”). In exchange for the contribution, Sylvamo will:

•  issue to International Paper shares of Sylvamo’s common stock to be distributed to International Paper’s shareholders on a pro rata basis as described below, which we refer to as the “distribution”; and

•  transfer to International Paper a portion of the cash from the proceeds of debt financing Sylvamo anticipates arranging prior to the distribution, which we refer to as the “Special Payment.” See “Financing Arrangements.”

After the contribution, International Paper will spin off Sylvamo to the shareholders of International Paper by distributing approximately 80.1% of the shares of Sylvamo common stock to holders of International Paper common stock on a pro rata basis.

As a result of the distribution, Sylvamo will become an independent public company, although Sylvamo will continue to have a number of significant commercial arrangements with International Paper. See “The Distribution—Relationships Between International Paper and Sylvamo Following the Distribution.” Following the distribution, International Paper will continue to hold an approximately 19.9% stake in Sylvamo. International Paper intends to dispose of such shares of our common stock that it owns after the distribution in either a registered offering or pursuant to an exemption from registration, which is expected to occur within 12 months of the Distribution Date and will occur no later than five years after the distribution.

We intend to apply to list Sylvamo common stock on the NYSE under the symbol “SLVM”.

When will the distribution occur?	International Paper currently anticipates completing the distribution at 12:01 a.m., Eastern Time, on , 2021 (the “Distribution Date”).

What is the Record Date for the distribution?	The Record Date for the distribution is , 2021, and ownership of International Paper common stock will be determined as of 5:00 p.m., Eastern Time, on that date. When we

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refer to the “Record Date” in this information statement, we are referring to that date and time.

Is shareholder approval required for the distribution?	Shareholder approval is not required for the distribution. The distribution of Sylvamo will be accomplished by distributing the shares of Sylvamo common stock to holders of International Paper common stock as a dividend. Accordingly, the dividend of the shares of Sylvamo common stock will be approved by the board of directors of International Paper pursuant to its statutory authority under New York law to declare and pay dividends.

What do I have to do to receive my shares of Sylvamo common stock?	Nothing. Your shares of Sylvamo common stock will be either reflected in an account statement that our transfer agent, Computershare Inc., will send to you shortly after the Distribution Date or credited to your account with your broker or other nominee on or about the Distribution Date. It is expected that it will take the transfer agent up to three business days to electronically issue Sylvamo shares to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your International Paper common stock or take any other action to receive your Sylvamo common stock.

When will I receive my shares of Sylvamo common stock?	If you hold your International Paper shares in your own name, then your account statement reflecting the Sylvamo shares will be mailed to you on or about the Distribution Date. You should allow several days for the mail to reach you.

If you hold your International Paper shares through your broker or other nominee, your receipt of Sylvamo shares depends on your arrangements with the nominee that holds your International Paper shares for you. We anticipate that brokers and other nominees generally will credit their customers’ accounts with Sylvamo shares on or about the Distribution Date, but you should check with your broker or other nominee. See “The Distribution—When and How You Will Receive Sylvamo Common Stock.”

How will shares of Sylvamo common stock be distributed to me?	International Paper will distribute the shares of Sylvamo common stock by book-entry. If you are a record holder of International Paper common stock on the Record Date, then you will receive from our transfer agent shortly after the Distribution Date a statement of your book-entry account for the shares of Sylvamo common stock that are distributed to you. If you are not a record holder of International Paper common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, then your shares of Sylvamo common stock should be credited to your account with your broker or other nominee on or about the Distribution Date, but you should check with your broker or other nominee. The transfer agent will distribute only whole shares of Sylvamo common stock. See “—Will International Paper distribute fractional shares?” for

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more information about the treatment of fractional shares you would otherwise have been entitled to receive in the distribution.

We will not issue any physical stock certificates to any stockholders, even if requested.

Will International Paper distribute fractional shares?	Fractional shares of Sylvamo common stock will not be issued in the distribution. If you would be entitled to receive a fractional share of Sylvamo common stock in the distribution, then you will instead receive a cash payment in lieu of the fractional share. See “The Distribution—Treatment of Fractional Shares.”

Will the distribution affect the market price of my shares of International Paper common stock?	Following the distribution, we expect that International Paper common stock will continue to be traded on the NYSE. As a result of the distribution, the trading price of International Paper common stock immediately following the distribution may be lower than immediately prior to the distribution. Until the market has fully evaluated the operations of International Paper without Sylvamo’s business and potentially thereafter, the price of International Paper common stock may fluctuate significantly. In addition, it is anticipated that shortly before the Record Date and continuing through the close of trading on the date prior to the Distribution Date, there will be two markets in International Paper common stock: a “regular way” market and an “ex-distribution” market. International Paper common stock that will trade on the regular way market will trade with an entitlement to Sylvamo common stock distributed in the distribution. Stock that trades on the ex-distribution market will trade without an entitlement to Sylvamo common stock distributed in the distribution. There can be no assurance that, following the distribution, the combined trading prices of International Paper common stock and Sylvamo common stock will equal or exceed what the trading price of International Paper common stock would have been in the absence of the separation and the distribution. For a discussion of the trading in International Paper common stock prior to and following the distribution, see “The Distribution—Trading Prior to the Distribution Date” and “The Distribution—Listing and Trading of the Shares of Sylvamo Common Stock.”

Where will my shares of Sylvamo common stock be traded?	We intend to apply to list the shares of Sylvamo common stock on the NYSE under the trading symbol “SLVM” following completion of the distribution. See “The Distribution—Listing and Trading of the Shares of Sylvamo Common Stock.”

When will I be able to trade shares of Sylvamo common stock?	There is no current trading market for Sylvamo common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the Record Date. When-issued trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Record Date because the securities of the spun-off entity have not yet been distributed. When-issued trades generally settle within three trading days after the Distribution Date. We expect “regular-way” trading of Sylvamo common stock to begin on the

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Distribution Date. For a discussion of the trading in Sylvamo common stock prior to and following the distribution, see “The Distribution—Trading Prior to the Distribution Date” and “The Distribution—Listing and Trading of the Shares of Sylvamo Common Stock.”

What is Sylvamo’s dividend policy?	Sylvamo does not expect to declare or pay dividends on its common stock or repurchase its common stock following the distribution, as we intend to use excess cash flow to reduce outstanding indebtedness. Any declaration of cash dividends or stock repurchases will be at the discretion of Sylvamo’s board of directors and will depend on our financial condition, earnings, liquidity, level of indebtedness, contractual restrictions with respect to paying cash dividends or repurchasing stock, restrictions imposed by Delaware law and any other factors our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any cash dividends to holders of our common stock or approve any stock repurchase program, or as to the amount of any such cash dividends or stock repurchase. See “Dividend Policy.”

Can International Paper decide to cancel the distribution even if all of the conditions have been satisfied?	Yes. Until the distribution has occurred, International Paper has the right to terminate the distribution, even if all the conditions have been satisfied, if the board of directors of International Paper determines that the distribution is not in the best interest of International Paper and its shareholders or that market conditions or other circumstances are such that the separation of Sylvamo and International Paper is no longer advisable at that time.

Will there be any payments by Sylvamo to International Paper in connection with the Distribution?	Yes, pursuant to the separation and distribution agreement, Sylvamo is required to make a payment to International Paper of $ million, which we refer to as the “Special Payment.” See “The Distribution—Separation and Distribution Agreement.”

What are the U.S. federal income tax consequences of the distribution to me as an International Paper shareholder?	To implement the distribution, International Paper will distribute the shares of Sylvamo common stock on a pro rata basis to holders of International Paper common stock in a manner that is intended to be tax-free to its shareholders for U.S. federal income tax purposes, except for cash that shareholders receive in lieu of fractional shares. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

What kind of relationship will Sylvamo have with International Paper after the distribution?	Prior to the distribution, Sylvamo and International Paper will enter into agreements for International Paper to transfer to Sylvamo certain of the entities and the related assets and liabilities associated with International Paper’s Printing Papers business, to arrange for the continued provision of certain services by each company to the other company for a period of time, to make arrangements for the distribution and to define the ongoing relationships between International Paper and Sylvamo, including with respect to employee and tax matters. Sylvamo and International Paper will also enter into certain commercial agreements prior to the distribution. See “The Distribution—

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Relationships Between International Paper and Sylvamo Following the Distribution.”

For so long as International Paper continues to hold retained outstanding shares of common stock of Sylvamo, International Paper will vote such retained shares in proportion to the votes cast by the other holders of Sylvamo’s common stock and will grant Sylvamo a proxy for such retained shares requiring this manner of voting.

What are Sylvamo’s financing arrangements?	We expect to incur up to $ million in new debt in connection with the distribution, consisting of $ million of senior notes and $ million of term loans, and enter into a $ million cash flow-based revolving credit facility. We intend to use a portion of the proceeds from our new financing arrangements to make the Special Payment to International Paper immediately prior to the distribution. See “Financing Arrangements.”

Will any anti-takeover protections exist following the distribution?	Certain provisions of Sylvamo’s amended and restated certificate of incorporation and amended and restated by-laws may have the effect of making the acquisition of control of Sylvamo in a transaction not approved by Sylvamo’s board of directors more difficult. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Applicable Law.”

Do I have appraisal rights in connection with the distribution?	No. Holders of International Paper common stock have no appraisal rights in connection with the distribution.

Who is the transfer agent and registrar for Sylvamo common stock?	The transfer agent and registrar for Sylvamo common stock is Computershare Inc. You can contact the transfer agent and registrar with any questions about the distribution at the following address and telephone number:

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Summary Historical Financial Data

The following summary historical financial data reflects the combined operations of Sylvamo. The summary combined operating data for the years ended December 31, 2020, 2019 and 2018, and summary combined balance sheet data as of December 31, 2020 and 2019, as set forth below, have been derived from the audited combined financial statements of Sylvamo included elsewhere in this information statement.

You should read the following summary historical financial data together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and accompanying notes included elsewhere in this information statement. Sylvamo’s historical results do not necessarily indicate the results expected for any future period.

	As of and for the years ended December 31,
	2020	2019	2018
	(in millions)
Combined Statement of Operations Data:
Net Sales	$3,009	$4,017	$4,119
Costs of Products Sold	2,101	2,638	2,620
Income (Loss) Before Income Taxes	198	502	573
Net Income (Loss)	170	377	419
Combined Balance Sheet Data (at period end):
Total Current Assets	$1,119	$1,393
Plants, Properties and Equipment, net	974	1,174
Total Assets	2,911	3,470
Long-Term Debt	22	25
Total Parent Company Equity	2,112	2,517
Other Combined Financial Data:
Cash Provided By Operating Activities	$359	$524	$589
Cash Used For Investment Activities	$(79)	$(160)	$(171)
Cash Used For Financing Activities	$(350)	$(387)	$(510)
Non-GAAP Financial Measures:
Adjusted EBITDA(1)	$373	$709	$788
Total Operating Profit (2)	$204	$498	$571
Operating Margin (3)	6.8%	12.4%	13.9%
Operating Margin for Latin America (4)	13.3%	16.3%	23.2%
Operating Margin for Europe (4)	8.3%	12.5%	13.9%
Operating Margin for North America (4)	2.9%	10.0%	9.0%
Adjusted EBITDA Conversion (5)	80.0%	83.8%	83.0%

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and a reconciliation to Net income (loss). See footnote (5) below for a reconciliation to Cash Provided by Operating Activities.

(2)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for a description of Total Operating Profit and a reconciliation to the most comparable U.S. GAAP measure.

(3)

Operating Margin is calculated as Total Operating Profit divided by Net Sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for a description of Total Operating Profit and a reconciliation to the most comparable U.S. GAAP measure.

(4)

Operating Margin for each business segment is calculated as Business Segment Operating Profit for the applicable segment divided by Net Sales for that segment. See Note 13 to our combined financial statements included elsewhere in this information statement for further information.

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(5)

Adjusted EBITDA Conversion is defined as Adjusted EBITDA less maintenance, regulatory and reforestation capital expenditures divided by Adjusted EBITDA. Our definition of Adjusted EBITDA Conversion excludes strategic and cost reduction capital expenditures and the anticipated Svetogorsk recovery boiler investment. Management believes that Adjusted EBITDA Conversion provides investors and analysts meaningful insights into our operating performance and cash flow generation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and a reconciliation of Net income (loss) to Adjusted EBITDA. Adjusted EBITDA Conversion may be determined or calculated differently by other companies and therefore may not be comparable among companies. Below is a reconciliation of Cash Provided By Operating Activities to Adjusted EBITDA:

	For the year ended December 31,
	2020	2019	2018
Cash Provided By Operating Activities	$359	$524	$589
Deferred income tax (provision) benefit, net	49	7	5
Special items (a)	10	5	5
Interest income, net	(4)	(9)	(7)
Income tax provision (benefit)	28	125	154
Changes in operating assets and liabilities	(69)	57	42

Adjusted EBITDA	373	709	788
Maintenance, Regulatory and Reforestation Capital Expenditures	$74	$115	$134

Adjusted EBITDA less Maintenance, Regulatory and Reforestation Capital Expenditures	$299	594	654

Adjusted EBITDA Conversion	80.0%	83.8%	83.0%
Cash Provided By Operating Activities less Maintenance, Regulatory and Reforestation Capital Expenditures	$285	$409	$455
Cash Provided By Operating Activities Conversion(b)	79.4%	78.1%	77.2%

(a)

Special Items include Restructuring and other charges, net and Other special items. Items included within Restructuring and other charges during the periods presented principally relate to overhead cost reduction initiatives, including severance costs. Other special items in the period presented primarily include abandoned property removal costs and a foreign VAT refund.

(b)	Represents Cash Provided by Operating Activities less Maintenance, Regulatory and Reforestation Capital Expenditures divided by Cash Provided by Operating Activities.

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Summary Unaudited Pro Forma Financial Data

The following summary unaudited pro forma combined balance sheet of Sylvamo as of December 31, 2020 has been prepared to give effect to the Pro Forma Transactions (as defined in “Unaudited Pro Forma Combined Financial Statements”) as though the Pro Forma Transactions had occurred as of December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared to give effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred or became effective as of January 1, 2020, the beginning of our most recently completed fiscal year.

The unaudited pro forma combined financial statements presented below have been derived from our audited combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations would have been had the separation occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the unaudited pro forma combined financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

You should read the following summary unaudited pro forma combined financial data of Sylvamo together with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and accompanying notes included elsewhere in this information statement.

As of and for the year ended December 31, 2020
(in millions) (unaudited)
Combined Statement of Operations Data:
Net sales	$3,009
Cost of products sold (exclusive of depreciation, amortization and cost of timber harvested)	2,098
Income (loss) before income taxes	42
Net income (loss)	52
Combined Balance Sheet Data (at period end):
Total Current Assets	$872
Plants, Properties and Equipment, net	974
Total Assets	2,688
Long-Term Debt	1,525
Total Equity	416

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RISK FACTORS

You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this information statement, including our audited combined financial statements included elsewhere in this information statement. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, financial condition, results of operations and cash flows. In any such case, the trading price of our common stock could decline. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. This information statement also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Cautionary Statement Concerning Forward-Looking Statements and Information.”

Risks Relating to Our Business

Risks Relating to Economic Conditions

The COVID-19 pandemic could have a material adverse effect on our business, financial condition, results of operations and cash flows, particularly if negative economic conditions associated with the pandemic persist or deteriorate.

The COVID-19 pandemic and measures implemented to contain its spread have caused a significant global economic downturn, disrupting supply chains, significantly increasing unemployment and underemployment levels, and adversely impacting consumer confidence and spending. We face various risks related to the pandemic, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Demand-related risks:

•

Our business is dependent in part on demand for paper from schools, offices and other workplaces. COVID-19 has had a significant negative impact on demand for our printing papers products, in particular UFS, as a result of remote learning and remote working and many schools, offices and other workplaces being temporarily closed. Demand for our products may never return to pre-pandemic levels, even when schools, offices and other workplaces eventually reopen, as people may become accustomed to using less paper.

•

Cost reductions implemented across our business, including in response to decreased consumer demand for our products as a result of the pandemic and deferral of planned capital expenditures, could hinder execution of our business strategy.

Supply-related risks:

•

Although governments of countries in which we operate have generally considered forest products and our supply chain to be “essential industries” that should remain operational during the pandemic, any significant disruption in operations at one or more of our mills, plants or other facilities, including due to employee illness, quarantines, government actions, or other restrictions or measures responsive to the pandemic, could adversely affect our ability to produce our products at historical levels and costs.

•

A significant number of our employees as well as employees of customers, vendors and others with whom we do business may continue to work remotely for extended periods of time. Our business operations may be disrupted as a result of these remote working arrangements, including, for example, due to cyber risks or other disruption to our technology infrastructure to which we may be more vulnerable in a remote work environment. These disruptions could adversely affect the productivity of our workforce.

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Capital markets-related risks:

•

If the pandemic continues and current government support of markets is withdrawn, this could result in disruptions or turmoil in the credit or financial markets, which could adversely affect our ability to access capital on favorable terms and continue to meet our liquidity needs.

We expect the COVID-19 pandemic will continue to have an adverse impact on our business in the near term. The extent of any future impact is uncertain and outside of our control and will depend on various factors, including the severity of additional outbreaks and strains of the virus and the development, availability and effectiveness of treatments and vaccines, the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for our products, any temporary reduction in our workforce, closures of our offices and facilities, and difficulties in adequately staffing and maintaining our operations, and the ability of our customers and suppliers to continue their operations. If current conditions persist for a prolonged period, or worsen, the COVID-19 pandemic, including any of the above factors and others that are currently unknown, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

General business and economic conditions could have a material adverse effect on the demand for our products and our business, financial condition and results of operations.

General business and economic conditions, both in the United States and elsewhere around the world, could have a material adverse effect on our business, financial condition and results of operations. Factors such as the COVID-19 pandemic, civil unrest, high unemployment levels, availability and cost of credit, geopolitical issues and trade disputes have contributed in the past, and may contribute in the future, to volatility in worldwide financial markets and disruptions to, and diminished expectations for, the economy and markets. These conditions could adversely affect industrial non-durable goods production, consumer spending, commercial printing and advertising activity, white-collar employment levels and consumer confidence, all of which impact demand for our products. In addition, volatility in the capital and credit markets, which impacts interest rates, currency exchange rates and the availability of credit, could have a material adverse effect on our business, financial condition and results of operations.

Changes in international conditions could have a material adverse effect on our business, business prospects, financial condition and results of operations.

Our business, business prospects, financial condition and results of operations could be materially adversely affected by risks related to the countries outside the United States in which we have manufacturing facilities or sell our products. Five of the seven mills we operate are located outside the United States: three in Brazil, one in Russia and one in France. These countries are exposed to economic, and in some cases political, instability in their respective regions of the world. Fluctuations in the value of local currency versus the U.S. dollar, downturns in economic activity, adverse tax consequences or rulings, nationalization or any change in social, political or labor conditions in any of these countries or regions impacting matters such as sustainability, environmental regulations, and trade policies and agreements, could have a material adverse effect on our results of operations. In addition, a future outbreak of a widespread health epidemic, such as COVID-19 or another coronavirus, influenza and other highly communicable disease or virus, could have a material adverse effect on our business, financial condition and results of operations, including if operations of our customers are adversely impacted.

Trade protection measures in favor of local producers of competing products, including governmental subsidies, tax benefits and other measures giving local producers a competitive advantage over our company, could also have a material adverse effect on our results of operations and business prospects in these countries. For example, our mills in Brazil have historically benefited from policies favoring domestic producers. We cannot guarantee that any such policies will continue or that we will continue to benefit from existing or future policies. Likewise, disruption in existing trade agreements or increased trade friction between countries, which

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can result in tariffs, could have a material adverse effect on our business and results of operations by restricting the free flow of goods and services across borders. In addition, our international operations are subject to regulation under U.S. law and other laws related to operations in foreign jurisdictions, including the Foreign Corrupt Practices Act and the policies of the U.S. Department of Treasury’s Office of Foreign Asset Control. We may also be subject to anti-dumping and countervailing duties in the United States, which could have an adverse effect on our results of operations. Failure to comply with domestic or foreign laws could result in various adverse consequences, including the imposition of civil or criminal sanctions and the prosecution of executives overseeing our international operations.

Risks Relating to Our Industry, the Products We Offer and Product Distribution

The industry-wide decline in demand for paper and related products could have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on the sale of paper products, an industry that has experienced, and is expected to continue experiencing, a secular decline in demand, which could put pressure on our future revenue, profit margin and growth opportunities. This secular decline in demand is due in large part to competing technologies and materials, including the increased use of e-mail and other electronic forms of communication, increased and permanent product substitution, including less print advertising, more electronic billing, more e-commerce, fewer catalogs and a reduced volume of mail. The secular decline in demand has had a material adverse effect on our business, financial condition and results of operations. As the use of these alternatives grows, demand for paper products is likely to decline further, which could have a material adverse effect on our business, financial condition and results of operations.

The paper industry is cyclical. Fluctuations in the prices of, and the demand for, our paper products could result in lower sales volumes and smaller profit margins.

The paper industry is cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our paper products. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products are commodities that are available from other producers. While brand recognition impacts the demand for products, because commodity products have few other distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand.

The overall levels of demand for the paper products that we manufacture, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general macroeconomic conditions, the continuation of the current level of service and cost of postal services, as well as competition from electronic substitution. Generally, our products are produced and sold regionally due to their heavy weight, which makes export costs high relative to selling price, which makes us dependent on demand in the regions in which we operate. See “—The industry-wide decline in demand for paper and related products could have a material adverse effect on our business, financial condition and results of operations.”

Industry supply of paper products is also subject to fluctuation, as changing industry conditions have and will continue to influence producers to idle or permanently close individual machines or entire mills or retool them for different products to offset a decline in demand. Any such closures by us would result in significant cash and non-cash charges. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply.

As a result, prices for our paper products are driven by many factors outside of our control, and we have little influence over the timing and extent of price changes, which are often volatile. Our profitability with respect to our products depends on managing our cost structure, particularly wood fiber, chemicals,

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transportation and energy costs, which represent the largest components of our operating costs and can fluctuate based upon factors beyond our control. If the prices or demand for our paper products decline, or if wood fiber, chemicals, transportation or energy costs increase, or both, our business, financial condition and results of operations could be materially adversely affected. See “—Changes in the cost or availability of raw materials, energy and transportation could have a material adverse effect on our business, financial condition and results of operations.”

Competition from other businesses and consolidation within the paper industry could have a material adverse effect on our competitive position, financial condition and results of operations.

We operate in a competitive environment, both in the United States and internationally. Product innovations, manufacturing and operating efficiencies, and marketing, distribution and pricing strategies pursued or achieved by competitors could have a material adverse effect on our business, financial condition and results of operations.

In addition, there has been a trend toward consolidation in the paper industry. Consolidation could result in the emergence of competitors with greater resources and scale than ours, which could adversely impact our competitive position, financial conditions and results of operations. In addition, actual or speculated consolidation among competitors, or the acquisition by, or of, our third party service providers and business partners by competitors could increase the competitive pressures faced by us as customers could delay spending decisions or not purchase our products at all.

Changes in the cost or availability of raw materials, energy and transportation could have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on the use of certain raw materials (principally virgin wood fiber, caustic soda and starch), energy sources (principally biomass, natural gas, electricity and fuel oil) and third-party companies that transport our goods. The market price of virgin wood fiber varies based upon availability, source, and the costs of fuels used in the harvesting and transportation of the fiber. The cost and availability of wood fiber can also be impacted by weather, climate variations, natural disasters, general logging conditions, geography and regulatory activity. The global supply and demand for recycled fiber may be affected by trade policies between countries, legislation and regulations, as well as changes in the global economy. The availability and cost of recycled fiber depends heavily on recycling rates and the domestic and global demand for recycled products. The increase in demand for products manufactured, in whole or in part, from recycled fiber, on a global basis, may cause significant fluctuations in recycled fiber prices. Energy prices, in particular prices for oil and natural gas, have fluctuated dramatically in the past and may continue to fluctuate in the future. The availability of labor and the market price for fuel may affect our costs for third-party transportation. Our profitability has been, and will continue to be, affected by changes in the cost and availability of the raw materials, energy sources and transportation sources we use.

Due to the commodity nature of our products, the supply and demand for our products determines our ability to increase prices. Consequently, we may be unable to pass on increases in our operating costs to our customers. Any sustained increase in raw material or energy prices without any corresponding increase in product pricing would reduce our operating margins and could have a material adverse effect on our business, financial condition and results of operations.

Reduced truck, rail and ocean freight availability could lead to higher costs or poor service, resulting in lower earnings, and could affect our ability to deliver the products we manufacture in a timely manner.

We rely on third parties for transportation and delivery of raw materials and the products we manufacture. In particular, the goods we manufacture and raw materials we use are transported by railroad, trucks and ships, which are highly regulated. If any of our transportation providers were to fail to deliver the goods that we manufacture in a timely manner, this could result in additional costs in order to remedy the untimely delivery.

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Similarly, if any of these providers were to fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products in response to customer demand. In addition, if any of these providers were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost. Any failure of a transportation provider to deliver raw materials to us or finished products to our customers in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

We are subject to physical and financial risks associated with climate change and global, regional and local weather conditions.

Our operations and the operations of our suppliers are subject to climate variations, which impact the productivity of forests, the frequency and severity of wildfires, the distribution and abundance of species, and the spread of disease or insect epidemics, which in turn may adversely affect timber production and availability of virgin fiber. Over the past several years, changing weather patterns and climatic conditions due to natural and man-made causes have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, snow and ice storms. Any of these natural disasters could also affect timber supply or cause variations in the cost of raw materials, such as virgin fiber. The effects of climate change and global, regional and local weather conditions could also have a material adverse effect on our results of operations.

Risks Relating to Our Operations

Material disruptions at one of our manufacturing facilities could have a material adverse effect on our business, financial condition and results of operations.

We operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risk of disruption at our facilities. A material disruption at our corporate headquarters or one of our manufacturing facilities, or involving any of our machines within such facilities, could prevent us from meeting customer demand and reduce our sales, which could have a material adverse effect on our business, financial condition and results of operations. Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	the effect of a drought or reduced rainfall on its water supply;

•	the effect of severe weather conditions on equipment and facilities;

•	disruption in the supply of raw materials or other manufacturing inputs;

•	information system disruptions or failures due to any number of causes, including cyber-attacks;

•	domestic and international laws and regulations applicable to our business and our business partners around the world;

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure or damage to any of our paper-making machines;

•	a chemical spill or release of pollutants or hazardous substances;

•	explosion of a boiler or other equipment;

•	damage or disruptions caused by third parties operating on or adjacent to one of our manufacturing facilities;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	a widespread outbreak of an illness or any other communicable disease, such as the COVID-19 pandemic or any other public health crisis;

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•	failure of our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities in a timely manner and in accordance with agreed upon terms;

•	labor difficulties; and

•	other operational problems.

Our operations require substantial capital, and any significant capital investments could increase fixed costs, which could negatively affect our profitability.

We frequently make capital investments to improve our operations. These capital expenditures could result in increased fixed costs or large one-time capital expenditures, which could negatively affect our profitability. Capital expenditures for expansion or replacement of existing facilities or equipment or to comply with future changes in environmental laws and regulations may be substantial. For example, in the next few years, we expect to replace the two recovery boilers at our Svetogorsk mill with one new recovery boiler, which we estimate will cost $220 million over that period, beginning in 2022, with approximately 80% of the estimated amount to be spent in 2023 and 2024. If we were to rebuild the two recovery boilers instead, the anticipated total spend would be reduced, but would result in greater downtime, which would have a significant adverse effect on production at the Svetogorsk mill as well as a corresponding adverse effect on our sales and earnings. We cannot guarantee that key pieces of equipment in our various manufacturing facilities will not need to be repaired or replaced or that we will not incur significant additional costs associated with environmental compliance. The costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our business, financial condition and results of operations. If for any reason we are unable to provide for our operating needs, capital expenditures, and other cash requirements on economically favorable terms, we could experience a material adverse effect on our business, financial condition and results of operations.

We are subject to information technology risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information as well as breaches in the technology used to manage operations and other business processes.

Our business operations rely upon secure information technology systems for data capture, processing, storage and reporting. Despite careful security and controls design, implementation, updating and independent third-party verification, our information technology systems, and those of our third-party providers or partners, could become subject to employee error or malfeasance, cyber attacks, geopolitical events, natural disasters, failures or impairments of telecommunications networks or other catastrophic events. Network, system, application and data breaches could result in operational disruptions or information misappropriation including, but not limited to, interruption to systems availability, and denial of access to and misuse of applications required by our customers to conduct business with us. Access to applications required to plan our operations, source materials, manufacture and ship finished goods and account for orders could be denied or misused. Theft of intellectual property or trade secrets, and inappropriate disclosure of confidential company, employee, customer or vendor information, could stem from such incidents. Any of these operational disruptions or misappropriation of information could result in lost sales, business delays and negative publicity, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive U.S. federal and state and non-U.S. environmental laws and regulations, and could incur substantial costs as a result of compliance with, violations of or liabilities under these laws and regulations.

We are subject to extensive U.S. federal and state and non-U.S. environmental laws and regulations. Environmental laws and regulations continue to evolve, and we may become subject to increasingly stringent environmental standards in the future, particularly under air quality and water quality laws and standards related to climate change issues, such as reporting of greenhouse gas emissions. Increased regulatory activity at the state, federal and international level is possible regarding climate change as well as other emerging environmental

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issues associated with our manufacturing sites. Compliance with regulations that implement new public policy in these areas could require significant expenditures on our part or even the curtailment of certain of our manufacturing operations.

We have incurred, and expect that we will continue to incur, significant capital and operating expenditures complying with applicable environmental laws and regulations. Our environmental expenditures include, among other areas, those related to air and water quality, waste disposal and the cleanup of contaminated soil and groundwater, including situations where we have been identified as a potentially responsible party. For example, we have reserved $12.7 million for remediation work to be performed at our mill in Svetogorsk, Russia, following identification in 2018 of mercury contamination in sediment in a river tributary that traverses the site of the mill. Moreover, we may be directly impacted by, and are working to manage, the risks and costs to us, our customers and our vendors of the effects of climate change, greenhouse gases, and the availability of energy and water resources. These risks include the potentially adverse impact on forestlands, which are a key resource in the production of our products, increased product costs and a change in the types of products that customers purchase. We also face risks arising from the increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters, such as packaging and waste, deforestation and land use.

We also face increased pressure to make commitments, set targets or establish additional goals and take actions to meet them. These commitments, targets and goals could expose us to market, operational and execution risks as well as higher costs. There can be no assurance that future remediation requirements and compliance with existing and new laws and requirements will not require significant expenditures, or that existing reserves for specific matters will be adequate to cover future costs. We could also incur substantial fines or sanctions, enforcement actions (including orders limiting our operations or requiring corrective measures), natural resource damages claims, investigation, cleanup and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws, regulations, codes and common law. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, liability may be imposed without regard to contribution or to whether we knew of, or caused, the release of hazardous substances.

Further, we are required to comply with environmental laws and the terms and conditions of multiple environmental permits. In particular, the paper industry in the United States is subject to several performance-based rules associated with effluent and air emissions. Federal, state and local laws and regulations require us to routinely obtain authorizations from and comply with the evolving standards of the appropriate governmental authorities, which have considerable discretion over the terms of permits. Failure to comply with environmental laws and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing our operations or requiring us to take corrective measures, install pollution control equipment, or take other remedial actions, such as product recalls or labeling changes. There can be no assurance that future environmental permits will be granted or that we will be able to maintain and renew existing permits, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

In addition, as the owner and operator of real property, we may be liable under environmental laws for investigation, cleanup, closure and other damages resulting from the presence and release of hazardous substances on or from our properties or operations, including properties that we no longer own or operate. The amount and timing of environmental expenditures is difficult to predict, and, in some cases, our liability may be imposed without regard to contribution or to whether we knew of, or caused, the release of hazardous substances and may exceed forecasted amounts or the value of the property itself. The discovery of additional contamination or the imposition of additional cleanup obligations at our or third-party sites may result in significant additional costs. Any material liability we incur could preclude us from making capital expenditures that would otherwise benefit our business and have a material adverse effect on our business, financial condition and results of operations.

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Our business is subject to a wide variety of laws, regulations and other government requirements that may change in significant ways, and the cost of compliance with such requirements could have a material adverse effect on our business, financial condition and results of operations.

In addition to environmental laws and regulations (see “—We are subject to extensive U.S. federal and state and non-U.S. environmental laws and regulations, and could incur substantial costs as a result of compliance with, violations of or liabilities under these laws and regulations”), our operations are subject to regulation under a wide variety of other U.S. federal and state and non-U.S. laws, regulations and other government requirements, including those relating to health and safety, labor and employment, data privacy, tax, trade and health care. There can be no assurance that laws, regulations and government requirements will not be changed, applied or interpreted in ways that will require us to modify our operations and objectives or affect our returns on investments by restricting existing activities and products, subjecting them to escalating costs.

For example, we are subject to complex and evolving U.S. and international privacy laws and regulations, including those pertaining to the handling of personal data, such as the General Data Protection Regulation (“GDPR”), Brazil’s Lei General de Proteção de Dados (“LGPD”) and the California Consumer Privacy Act of 2018 (“CCPA”). The GDPR, which became effective on May 25, 2018, with respect to all member states of the European Union, includes operational requirements for companies receiving or processing personal data of EU residents that are partially different from those that had previously been in place and imposes significant penalties for noncompliance. The recently enacted LGPD establishes rules for the collection, use, processing, storage and transfer of personal data. The LGPD gives Brazilian data subjects expanded rights to control their personal data, including the right to access, correct and delete that personal data. In addition, the LGPD imposes obligations on companies processing personal data of individuals in Brazil, including with respect to maintaining the security of personal data, limiting the processing of personal data, reporting data breaches and cross-border data transfers. Failure to comply with the LGPD could result in potentially severe financial penalties. Application of penalties under the LGPD will begin on August 1, 2021. The LGPD may require additional compliance investment as well as additional changes to policies, procedures and operations. The CCPA, which went into effect on January 1, 2020, affords California residents and households expanded privacy protections. Moreover, governmental authorities around the world are considering, or are in the process of implementing, new data protection regulations.

Many of these laws and regulations are subject to uncertain application, interpretation or enforcement standards that could result in claims, changes to our business practices, data processing and security systems, penalties, increased operating costs or other impacts on our business. The recently enacted laws often provide for civil penalties for violations, as well as private rights of action for data breaches that may increase data breach litigation. Regulatory authorities could determine that our data handling practices fail to address all the requirements of certain new laws, which could subject us to penalties and litigation. In addition, there is no assurance that our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implement will prevent the improper disclosure of personal data. Improper disclosure of personal data in violation of the GDPR, the CCPA or of other personal data protection laws could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines or criminal prosecution, all of which could have a material adverse effect on our business, financial condition and results of operations.

The application of tax law is subject to interpretation and is subject to audit by taxing authorities. Additionally, administrative guidance can be incomplete or vary from legislative intent, and therefore the application of the tax law is uncertain. While we believe the positions reported by Sylvamo comply with relevant tax laws and regulations, taxing authorities could interpret our application of certain laws and regulations differently. We are currently subject to tax audits in the United States, Brazil and other taxing jurisdictions around the world. In some cases, International Paper has appealed, and, following the distribution, we may continue to appeal, assessments by taxing authorities in the court system. As such, tax controversy matters may result in previously unrecorded tax expenses, higher future tax expenses or the assessment of interest and penalties.

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For example, the Brazilian Federal Revenue Service has challenged the deductibility of goodwill amortization generated in a 2007 acquisition by International Paper do Brasil Ltda. (“IP Brasil”), which will be a wholly-owned subsidiary of Sylvamo following the distribution (the “Brazil Tax Dispute”). IP Brasil received assessments for the tax years 2007-2015 totaling approximately $114 million in tax and $367 million in interest, penalties and fees as of December 31, 2020 (adjusted for variation in currency exchange rates). After a previous favorable ruling challenging the basis for these assessments, IP Brasil received other subsequent unfavorable decisions from the Brazilian Administrative Council of Tax Appeals. International Paper is appealing this tax litigation in the Brazilian federal courts. Sylvamo has agreed to pay 40% of any liability resulting from the resolution of the Brazil Tax Dispute following the distribution, with International Paper responsible for paying the remaining 60% of any such liability. After the distribution, all decisions concerning the conduct of the litigation related to the Brazil Tax Dispute, including as to strategy, settlement, pursuit and abandonment, will continue to be made by International Paper. Sylvamo will thus have no control over any decision related to the ongoing litigation. As legally required by the Brazilian federal court, IP Brasil has provided surety bonds in connection with the Brazil Tax Dispute, which were indemnified by International Paper. International Paper has agreed that after the distribution it will continue to indemnify the provider of the surety bonds during the pendency of the appeal in the Brazilian federal court. If IP Brasil were unable to renew the surety bonds upon their expiration, for example, as a result of a downgrade in International Paper’s credit ratings below investment grade by Moody’s, or if IP Brasil were unable to provide additional surety bonds as and when required by the Brazilian federal court, IP Brasil could be required to post acceptable collateral in order to continue the litigation which additional collateral International Paper has agreed to provide on behalf of IP Brasil. For further details about the Tax Matters Agreement, see “The Distribution—Relationships Between Sylvamo and International Paper Following the Distribution—Tax Matters Agreement.” If the indemnity provided by International Paper does not allow IP Brasil to secure a surety bond or International Paper is unable to provide acceptable collateral and we are not able to continue our appeals, or if the Brazil Tax Dispute is resolved unfavorably, we could incur significant tax and related costs which would have a material adverse effect on our business, financial condition and results of operations. In addition, there will be greater limitations under our credit agreements on the amount of dividends, share repurchases and other restricted payments we are permitted to make until the Brazil Tax Dispute is resolved, which could have an adverse impact on our stock price.

We are subject to tax in the United States and a number of jurisdictions throughout the world, and increases to U.S. federal income tax rates and tax rates in other jurisdictions in which we operate could have an adverse effect on our business, financial condition and results of operations. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. Our effective tax rates could be affected by numerous factors, such as changes in tax laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or our ownership or capital structures. The Biden Administration has proposed changes to the tax rules that apply to corporations, including an increase in the corporate income tax rate, a minimum tax on book income and changes that generally would increase the tax rates applicable to a U.S. corporation’s international income, which could materially affect our tax obligations and effective tax rate. It is difficult to predict whether and when there will be tax law changes having a material adverse effect on our business, financial condition and results of operations.

We may not achieve the expected benefits from strategic acquisitions, joint ventures, divestitures, capital investments and other corporate transactions that we may pursue.

We may pursue strategic acquisitions, joint ventures, divestitures, capital investments and other corporate transactions. We may not achieve the expected benefits, which could require us to record an impairment charge for goodwill or other intangible assets. Among the benefits we would expect from potential acquisitions and joint ventures are synergies, cost savings, growth opportunities and access to new markets (or a combination thereof), and in the case of divestitures, the realization of proceeds from the sale of assets to purchasers who place higher strategic value on such assets than we do.

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Corporate transactions of this nature which we may pursue involve a number of special risks, including our inability to realize our business goals with respect to such transactions as noted above, the focus of our management’s attention on these transactions and the integration of acquired businesses into our operations, the demands on our financial, operational and information technology systems resulting from acquired businesses, and the possibility that we may become responsible for substantial contingent or unanticipated legal liabilities as the result of acquisitions or other corporate transactions.

In addition, if any portion of the Brazil eucalyptus forest plantations owned by Sylvamo as of the Distribution Date are directly or indirectly transferred, subject to certain exceptions for immaterial transfers, a subsidiary of Sylvamo will be required to make a payment of $100 million to a subsidiary of International Paper. For these purposes, a transfer includes any sale, pledge or transfer of any legal or beneficial interest in the Brazil lands, including any grant of an option or other right or interest or entry into any contract that would result in a reduction or diminution of Sylvamo’s economic ownership in the Brazil lands. A change of control of Sylvamo would also result in the payment becoming due and payable. As a result, we will not realize the full value of any transfer of the Brazil eucalyptus forest plantations, which may make any such transaction less attractive to us.

We rely heavily on a small number of significant customers and are exposed to risks associated with the financial viability of our customers and consolidation among our customers.

We rely heavily on a small number of significant customers, and if we were to lose one or more of such customers, it could have a material adverse effect on our sales and profitability. For example, our top ten customers represent approximately one-third of our net sales. In particular, because our business operates in a highly competitive industry, we regularly bid for new business or for renewal of existing business. Generally, our customers are not contractually required to purchase any minimum amount of products. Should our customers purchase products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, results of operations and cash flows.

We are also exposed to risks associated with the ability of our customers to meet their financial obligations to us. The financial viability of our customers is key to maintaining our sales to those customers and their ability to pay for those sales. Any threat to the financial viability of our customers could result in the reduction, delay or cancellation of customer orders, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, consolidation among our customers could result in changes to the purchasing habits and volumes among our customers and could affect our relationship with our customers. If one of our competitors’ customers acquires any of our customers, we could lose that business. Additionally, as our customers become larger and more concentrated, they could exert pricing pressure on all suppliers, including us. As a result, we could be forced to reduce the prices of our products. The loss or reduction of business from our larger customers, or the renewal of business on less favorable terms, could have a material adverse effect on our financial condition and results of operations.

Our business and business prospects could be materially adversely affected if we fail to attract and retain our senior management team and other key employees.

We are led by a strong senior management team that has extensive experience in the paper industry. Our success and future growth will depend, to a significant degree, on the leadership, knowledge, skills and continuing contributions of these senior management members. There is no guarantee that these individuals will not leave our company. The loss of the services of any members of our senior management team or other key employees or the failure to attract qualified persons to serve in these positions could have a material adverse effect on our business and business prospects.

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Adverse results from legal, regulatory and governmental proceedings or other loss contingencies could have a material adverse effect on our business, financial condition and results of operations.

We have been, and from time to time, we could become, party to various legal, regulatory and governmental proceedings and other related matters, including with respect to environmental matters, workers compensation, wage and hour disputes and other employment-related cases. In addition, we could become subject to other loss contingencies, which may relate to past, present and future facts, events, circumstances and occurrences. An unfavorable outcome in connection with any legal, regulatory or governmental proceedings or other loss contingencies could result in significant monetary damages or injunctive relief that could have a material adverse effect on our business, financial condition and results of operations.

A significant write-down of goodwill or other intangible assets could have a material adverse effect on our financial condition and results of operations.

We review our goodwill balance for impairment at least once a year using the qualitative assessment and quantitative goodwill impairment test allowed in accordance with current accounting standards. Future changes in the cost of capital, expected cash flows, or other factors could cause our goodwill and other intangible assets to be impaired, resulting in a non-cash charge against results of operations to write down these assets for the amount of the impairment. In addition, if we make changes in our business strategy or if external conditions adversely affect our business operations, we may be required to record an impairment charge for goodwill or intangibles, which would lead to decreased assets and reduced net operating results. If a significant write down is required, the charge could have a material adverse effect on our financial condition and results of operations.

Failure to achieve expected investment returns on pension plan assets, as well as changes in interest rates or plan demographics, could adversely impact our cash flows, business, financial condition and results of operations.

We sponsor various defined benefit pension plans. The assets of the pension plans are diversified in an attempt to mitigate the risk of a large loss. Required funding for our domestic defined benefit pension plan is determined in accordance with guidelines set forth in the federal Employee Retirement Income Security Act (“ERISA”) and foreign defined benefit pension plans are funded in accordance with local statutes or practice. Additional contributions to enhance the funded status of the pension plans can be made at our discretion. We expect the Sylvamo pension plan to be slightly underfunded at the time of the separation and distribution. We may need to make future contributions to reduce any such underfunding. There can be no assurance that the value of the pension plan assets, or the investment returns on those plan assets, will be sufficient to meet the future benefit obligations of such plans. In addition, during periods of adverse market conditions and declining interest rates, the company may be required to make additional cash contributions to the pension plans that could reduce our financial flexibility. Changes in plan demographics, including an increase in the number of retirements or changes in life expectancy assumptions, may also increase the costs and funding requirements of the obligations related to the company’s pension plans. An increase in costs or funding requirements could adversely impact our cash flows, business, financial condition and results of operations.

We could experience disruptions in operations and increased labor costs due to labor disputes.

A portion of our hourly workforce is unionized and operates under various collective bargaining agreements. We must negotiate to renew or extend any union contracts that have recently expired or are expiring in the near future. While we believe that we have satisfactory labor relations, we may not be able to successfully negotiate new agreements without work stoppages or labor difficulties in the future or renegotiate them on favorable terms. If we are unable to successfully or favorably renegotiate the terms of any of these agreements, or if we experience any extended interruption of operations at any of our facilities as a result of strikes or other work stoppages, this could have a material adverse effect on our business, financial condition and results of operations.

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We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

We rely on a combination of contractual rights with third parties and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Although we endeavor to protect our rights, third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability. This would represent a diversion of resources that may be significant and our efforts may not prove successful. The inability to secure or protect our intellectual property assets could harm our reputation and have a material adverse effect on our business and our ability to compete with other companies in our industry. In addition, we have a license from HP Inc. for the right to produce and sell HP branded copy paper in almost all geographies globally. If we were to lose such license, our production volumes could decline and our business, financial condition and results of operations could be materially adversely affected.

In addition, we may be subject to claims by third parties for (i) patent, trademark or copyright infringement, (ii) breach of patent, trademark or copyright license usage rights or (iii) misappropriation of trade secrets. Any such claims or resulting litigation could result in significant expense and liability for damages. If we were found to have infringed or misappropriated a third-party patent or other intellectual property right, we could in some circumstances be enjoined from providing certain products or services to our customers or from utilizing and benefiting from certain patents, copyrights, trademarks, trade secrets or licenses. Alternatively, we could be required to enter into costly licensing arrangements with third parties or implement a costly alternative. Any of these scenarios could harm our reputation and have a material adverse effect on our business and results of operations.

Risks Relating to the Separation and Distribution

We may be unable to operate profitably as a stand-alone company or provide benefits and services or have the advantage of equivalent financial strength and resources as International Paper.

We have no operating history as a separate, stand-alone public company and cannot assure you that we will be able to operate profitably as such. Historically, because the printing papers, industrial packaging and global cellulose fibers businesses of International Paper have been under one ultimate parent, they have been able to rely, to some degree, on the earnings, assets, and cash flows of each other for capital requirements. After the distribution, we will be able to rely only on the Printing Papers business for such requirements. We cannot assure you that, as a separate, public company, operating results will continue at historical levels, or that we will be profitable. Further, we will have a different credit profile than International Paper following the separation. Our failure to obtain or maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs under our indebtedness and access to capital markets. Additionally, we have relied on International Paper for various financial, administrative and managerial services in conducting our operations. Following the distribution, we will maintain our own credit and banking relationships and will perform our own financial and investor relations functions. We cannot assure you that we will be able to successfully put in place, or thereafter maintain, the financial functions, administration and management necessary to operate as a separate company or that we will not incur additional costs operating as a separate, public company. For example, prior to the distribution, we, as a segment of International Paper’s business, were able to use International Paper’s size to procure raw materials, products and services on favorable terms. We could experience some increased costs after the distribution as a result of the absence of such economies of scale. Any such additional or increased costs could have a material adverse effect on our business, financial condition and results of operations.

Further, after the distribution, we will no longer benefit from International Paper’s resources, other than pursuant to the transition services agreement and the other commercial agreements we anticipate entering into prior to the separation. We cannot assure you that we will be able to adequately replace all of the resources provided by International Paper or replace them at the same cost. If we are not able to replace the resources provided by International Paper, are unable to replace them at the same cost or are delayed in replacing the resources provided by International Paper, our business, financial condition and results of operations could be materially adversely affected.

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We and International Paper will enter into certain commercial agreements prior to the separation, the loss of which could have an adverse effect on our business, financial condition and results of operation.

In connection with the separation, we and International Paper will enter into agreements that will govern certain commercial relationships following the separation, including related to the supply and purchase of certain raw materials and finished products. See “The Distribution—Relationships Between Sylvamo and International Paper Following the Distribution.” The expiration or termination of one or more of these agreements could have an adverse effect on our business, financial condition and results of operation if we are unable to acquire or sell the raw materials or finished products to third parties on similar terms or at all. For example, the offtake agreement related to the Georgetown mill may be terminated by International Paper as of January 1, 2023 and the offtake agreement related to the Riverdale mill may be terminated by International Paper as of January 1, 2024, in each case on six months notice, which could significantly reduce our UFS production capacity in the United States. Moreover, we are required to pay certain fixed costs under the offtake agreements regardless of the level of orders received, and we will not be able to terminate the offtake agreements for Georgetown and Riverdale until January 1, 2025 and January 1, 2026, respectively, even if demand has decreased such that we are no longer able to sell the UFS and other products produced at those facilities. As a result, until the early termination dates, we will not be able to reduce or eliminate the costs associated with the offtake agreements, which may have an adverse effect on our business, financial condition, results of operations and cash flow.

Our historical and pro forma financial information may not be indicative of our future results as a separate, public company.

The historical and pro forma financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, public company during the periods presented or be indicative of what our results of operations, financial position, and cash flows may be in the future when we are a separate, public company. Our historical financial information reflects allocations for services historically provided by International Paper, and we expect these allocated costs to be different from the actual costs we will incur for these services in the future as a separate, public company. In some instances, the costs incurred for these services as a separate, public company may be higher than the share of total International Paper expenses allocated to our business historically.

The historical financial information does not reflect the increased costs associated with being a separate, public company, including changes that we expect in our cost structure, personnel needs, financing and operations of our business as a result of the distribution. In addition, the pro forma financial information we have included in this information statement is based in part upon a number of estimates and assumptions. These estimates and assumptions, which reflect the reasonable and good faith views of management, may prove not to be accurate, and accordingly, our pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a separate company and may not be a reliable indicator of what our financial condition or results of operations actually may be in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Information” and our audited combined financial statements and the notes thereto included elsewhere this information statement.

We may be unable to achieve some or all of the benefits that we expect to achieve from the distribution and the separation from International Paper, and the cost of achieving such benefits may be more than we estimated.

We believe that, as a separate, public company, we will be able to, among other matters, allow for the more efficient use of capital expenditures by Sylvamo to invest in our business, reduce costs, and optimize the capital structure and leverage level for the distinctive business profile of Sylvamo. However, we may be unable to achieve some or all of these benefits. These actions may not provide the benefits we currently expect, may cost more to achieve than we have estimated, and could lead to disruption of our operations, and loss of, or inability to recruit, key personnel needed to operate and grow our business following the distribution. As a result, these actions could cause a weakening of our internal standards, controls or procedures and impairment of our key

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customer and supplier relationships. Further, even if our strategic initiatives are successful, we may nonetheless still experience increased costs as a result of becoming a stand-alone, public company. See “—Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and our accounting, management and financial reporting systems may not be adequately prepared to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.”

The realization of the anticipated benefits of the distribution and the separation from International Paper is subject to a number of factors, including Sylvamo’s ability to access capital markets, obtain credit ratings, maintain or improve initial credit ratings and demonstrate financial resilience as a separate company. There are also many factors that are outside the control of Sylvamo and International Paper, including the performance of financial markets, consumer behavior, and regulatory, legislative and tax changes. There can be no guarantee that the anticipated benefits of the distribution and the separation from International Paper will be realized in full or in part, or as to the timing of when any such benefits may be realized.

In addition, completion of the distribution will require a significant amount of management’s time and effort, which may divert management’s attention from operating our business. If we fail to achieve some or all of the benefits that we expect to achieve as a separate company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially adversely affected.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and our accounting, management and financial reporting systems may not be adequately prepared to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.

Following the distribution, we will be required to prepare and file annual and quarterly financial statements and other reports with the SEC. We will also be subject to other reporting and corporate governance requirements under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will impose significant compliance costs and obligations. The requirements of becoming a public company will necessitate a significant commitment of additional resources and management oversight which will increase our operating costs. These requirements will also place significant additional demands on our finance and accounting staff and on our financial accounting and information systems and may require us to upgrade our systems, implement additional financial and management controls, reporting systems, IT systems and procedures, and hire additional accounting, legal and finance staff in the future or as services terminate under the transition services agreement. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

•	prepare and file periodic and current reports, and distribute other stockholder communications, in compliance with U.S. federal securities laws and NYSE rules;

•	define and expand the roles and the duties of our board of directors and its committees;

•	institute comprehensive compliance, investor relations and internal audit functions; and

•

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, beginning with the year ending December 31, 2022, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404(a) of the Sarbanes-Oxley Act. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the

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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sarbanes-Oxley Act. In addition, following the distribution, we will be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could have a material adverse effect on our results of operations or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal control over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If we are unable to upgrade our systems, implement additional financial and management controls, reporting systems, IT systems and procedures, and hire additional accounting, legal and finance staff in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act and the Sarbanes-Oxley Act could be impaired.

If the distribution were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then International Paper, Sylvamo and International Paper’s shareholders may be subject to significant U.S. federal income taxes.

International Paper intends to receive an opinion of a nationally recognized accounting firm or tax counsel or a private letter ruling from the IRS regarding the qualification of the distribution and certain related transactions as a transaction that is generally tax-free for U.S. federal income tax purposes to International Paper, Sylvamo and International Paper shareholders. A tax opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, International Paper’s opinion provider will rely on certain representations and covenants delivered by International Paper and Sylvamo in rendering such opinion. If any of the representations or covenants relied upon for the tax opinion or a private letter ruling becomes inaccurate, incomplete or not complied with by International Paper, Sylvamo or any of their respective subsidiaries, the tax opinion or private letter ruling, if applicable, may be invalid and the conclusions reached therein could be jeopardized.

If the IRS ultimately determines that the distribution is taxable, then the distribution could be treated as a taxable dividend or capital gain to International Paper shareholders for U.S. federal income tax purposes, and International Paper could incur significant U.S. federal income tax liabilities. Sylvamo may be required to indemnify International Paper for such tax liability pursuant to a tax matters agreement, however, there can be no assurance that Sylvamo would have the resources or liquidity required to indemnify International Paper for any such tax liability.

Even if the distribution otherwise qualifies for non-recognition of gain or loss under Section 355 of the Code, the distribution may be taxable to International Paper (but not International Paper shareholders) pursuant to Section 355(e) of the Code if there is a 50% or more (by vote or value) change in ownership of either International Paper or Sylvamo, directly or indirectly, as part of a plan or series of related transactions that include the distribution. For this purpose, any acquisitions of International Paper’s or Sylvamo’s common stock within two years before or after the distribution are presumed to be part of such a plan, although International Paper or Sylvamo may be able to rebut that presumption based on either applicable facts and circumstances or a “safe harbor” described in the U.S. tax regulations.

We will be unable to take certain actions after the distribution because such actions could jeopardize the tax-free status of the distribution, and such restrictions could be significant.

We expect the tax matters agreement will prohibit us from taking actions that could reasonably be expected to cause the distribution to be taxable or to jeopardize the conclusions of the tax opinion or the IRS ruling

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received by us or International Paper. In particular, we expect the tax matters agreement will provide that for two years after the distribution, we must refrain from engaging in certain transactions, including:

•

entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition, issuance, repurchase or change of ownership of our capital stock, or options or other rights in respect of our capital stock, subject to certain exceptions relating to open market stock repurchases;

•	issuing equity securities beyond certain thresholds;

•	ceasing the active conduct of our business; or

•	dissolving, liquidating, merging or consolidating with any other person.

We expect the tax matters agreement will provide that, nevertheless, we are permitted to take any of the actions described above if we obtain International Paper’s consent, or if we obtain an IRS private letter ruling or a tax opinion that is reasonably acceptable to International Paper to the effect that the action will not affect the tax-free status of the distribution. However, the receipt by us of any such consent, opinion or ruling will not relieve us of any obligation we have to indemnify International Paper for an action we take that causes the distribution to be taxable to International Paper.

The tax matters agreement will also prohibit us from taking or failing to take any other action, including restrictions on the repurchase of shares, that would prevent the distribution and certain related transactions from qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes.

Because of these expected restrictions, for two years after the distribution, we may be limited in the amount of capital stock that we can issue to make acquisitions or to raise additional capital. Also, our expected indemnity obligation to International Paper may discourage, delay or prevent a third party from acquiring control of us during this two-year period in a transaction that our stockholders might consider favorable. See “The Distribution—Relationships between International Paper and Sylvamo Following the Distribution— Tax Matters Agreement” and “Material U.S. Federal Income Tax Consequences of the Distribution.”

The combined post-distribution value of International Paper and Sylvamo shares may not equal or exceed the pre-distribution value of International Paper shares.

We intend to apply to list the shares of our common stock on the NYSE. We cannot assure you that the combined trading prices of International Paper common stock and our common stock after the distribution will be equal to or greater than the trading price of International Paper common stock prior to the distribution. Until the market has fully evaluated the business of International Paper without our business and potentially thereafter, the price at which International Paper common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our business and potentially thereafter, the price at which our common stock trades may fluctuate significantly.

We expect that we will incur significant one-time and ongoing costs associated with the separation that could affect our period-to-period operating results following the completion of the distribution.

We anticipate that we will incur one-time costs of approximately $                 million over the next 18 months as a result of costs associated with the separation, including initial IT set-up costs and restructuring costs. We will not be able to quantify the exact amount of these charges or the period in which they will be incurred until after the distribution is completed. The amount and timing of these charges could adversely affect our period-to-period operating results, which could result in a reduction in the market price of our common stock.

In connection with the separation, we will enter into a transition services agreement with International Paper, pursuant to which International Paper will provide us with certain specified services on a transitional basis, including in areas such as IT, payroll, sourcing and other areas where we may need assistance and support

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following the distribution. Depending on the particular service being provided, the services may be extended for up to six months after the initial one-year term, but may be terminated earlier under certain circumstances, including a default. If one or more of these services are terminated, we may be required to obtain such services from a third party. This may be more expensive than the fees that we will be required to pay under the agreements with International Paper.

In addition, following the expiration of the transition services agreement, we will need to replicate certain services and systems to which we will no longer have access from International Paper. We may misjudge our requirements for these services and systems on a stand-alone basis, and may incur greater than expected capital and other costs associated with developing and implementing our own support functions. These costs may exceed the costs we will pay to International Paper during the transition period. There may be an adverse operational effect on our business as a result of the significant time our management and other employees and internal resources will need to dedicate to building these capabilities during the first few years following the distribution that otherwise would be available for other business initiatives and opportunities. When we begin to operate these functions independently, if we have not developed adequate systems and business functions, or obtained them from other providers, we may not be able to operate our company effectively and our profitability may decline. See “—We may be unable to operate profitably as a stand-alone company or provide benefits and services or receive access to equivalent financial strength and resources as International Paper.”

After the distribution, certain of our directors and officers may have actual or potential conflicts of interest because of their International Paper equity ownership or their former International Paper positions.

Certain of the persons who we expect to become our executive officers have been, and will be until the distribution, International Paper officers, or employees, and thus will have professional relationships with International Paper’s executive officers, directors or employees. In addition, because of their former International Paper positions, following the distribution, certain of our executive officers may own International Paper common stock or restricted stock, and, for some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for International Paper and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between International Paper and us regarding the terms of the agreements governing the distribution and the separation, and the relationship thereafter between the companies. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the registration rights agreement, the offtake agreements and any other commercial agreements between the parties or their affiliates.

No vote of International Paper shareholders is required in connection with the distribution.

No vote of International Paper shareholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive Sylvamo common stock in the distribution, your only recourse will be to divest your International Paper common stock prior to the record date for the distribution.

The distribution is subject to certain conditions, and therefore, the distribution may not be consummated on the terms or timeline currently contemplated, or at all.

The distribution is subject to the satisfaction or waiver by International Paper in its sole and absolute discretion of a number of conditions, including: (i) the Form 10, of which this information statement is a part, being declared effective by the SEC and not subject to any stop order or other proceeding by the SEC seeking a stop order; (ii) International Paper’s receipt of an opinion from a nationally recognized accounting firm or tax counsel satisfactory to it or a private letter ruling from the IRS regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code; (iii) International Paper’s receipt of one or more opinions from nationally recognized valuation or accounting firms or investment banks as to the adequacy of surplus under applicable state law of Sylvamo and International

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Paper to effect the Special Payment and the distribution, respectively; (iv) International Paper’s and Sylvamo’s execution of the separation and distribution agreement, the tax matters agreement, the transition services agreement, the employee matters agreement, the registration rights agreement and other ancillary agreements relating to the distribution; (v) Sylvamo’s consummation of the Financing Arrangements with aggregate proceeds of at least $                ; (vi) the receipt by International Paper of the Special Payment; (vii) no event or development existing or occurring that in the judgment of the board of directors of International Paper makes it inadvisable to effect the separation and distribution; and (viii) Sylvamo’s common stock having been approved for listing on NYSE, subject to official notice of the distribution. See “The Distribution—Conditions to the Distribution.” We cannot assure you that the distribution will be consummated on the terms or timeline currently contemplated.

Further, until the distribution occurs, the International Paper will have the sole and absolute discretion to determine and change the terms of the distribution, including the Record Date and the Distribution Date. These changes may be unfavorable to us. In addition, the International Paper may decide at any time not to proceed with the distribution in its sole discretion.

The transfer to us of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could have a material adverse effect on our business, financial condition and results of operations.

The separation and distribution agreement will provide that certain contracts, permits and other assets and rights are to be transferred from International Paper to Sylvamo in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of price increases, require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If we are unable to obtain required consents or approvals, we may be unable to obtain all of the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from International Paper, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer of these contracts or permits could have a material adverse effect on our business, financial condition and results of operations.

Satisfaction of indemnification obligations following the distribution could have a material adverse effect on our financial condition, results of operations and cash flows.

Pursuant to the separation and distribution agreement and certain other agreements we expect to enter into with International Paper in connection with the distribution, International Paper will agree to indemnify us for certain liabilities, and we will agree to indemnify International Paper for certain liabilities, in each case for uncapped amounts, as discussed further in “The Distribution— Relationships Between International Paper and Sylvamo Following the Distribution.” Indemnities that we may be required to provide International Paper are not subject to any cap, may be significant and could negatively impact our business, particularly with respect to indemnities provided in the tax matters agreement.

We may also incur significant costs related to environmental liabilities that we assume from International Paper in connection with the distribution arising at our mills and other sites that were not owned by International Paper at the time of distribution but were primarily operated or used by International Paper’s Printing Papers business. For example, we have reserved $12.7 million for remediation work to be performed at our mill in Svetogorsk, Russia, following identification in 2018 of mercury contamination in sediment in a river tributary that traverses the site of the mill.

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Third parties could also seek to hold us responsible for any of the liabilities that International Paper has agreed to retain. The indemnity from International Paper may not be sufficient to protect us against the full amount of such liabilities if, for example, International Paper is not able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from International Paper any amounts for which it is held liable, we may be temporarily required to bear these losses ourselves, requiring us to divert cash that would otherwise have been used in furtherance of our operating business. Each of these risks could have a material adverse effect on our financial condition, results of operations and cash flows.

Federal and state fraudulent transfer laws and New York and Delaware corporate law may permit a court to void the distribution and related transactions, which could have a material adverse effect on our business, financial condition and results of operations.

In connection with the distribution, International Paper intends to undertake a series of internal corporate reorganization transactions which, along with the contribution of certain of the entities and assets associated with International Paper’s Printing Papers business to Sylvamo, the distribution of shares of Sylvamo common stock to International Paper’s shareholders, and the Special Payment by Sylvamo to International Paper, may be subject to challenge under federal and state fraudulent conveyance and transfer laws as well as under New York or Delaware corporate law. Under applicable laws, any transaction, contribution or distribution contemplated as part of the distribution could be voided as a fraudulent transfer or conveyance if, among other things, the transferor received less than reasonably equivalent value or fair consideration in return and the transferor was insolvent or rendered insolvent by reason of the transfer.

We cannot be certain as to the standards a court would use to determine whether or not any entity involved in the distribution was insolvent at the relevant time. In general, however, a court would look at various facts and circumstances related to the entity in question, including evaluation of whether or not:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could pay its debts as they become due.

If a court were to find that any transaction, contribution or distribution involved in the distribution was a fraudulent transfer or conveyance, the court could void the transaction, contribution or distribution. In addition, the distribution could also be voided if a court were to find that it is not a legal distribution or dividend under New York corporate law. The resulting complications, costs and expenses of either finding could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Indebtedness

In connection with the distribution, we expect to incur substantial indebtedness, which could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under anticipated agreements governing our indebtedness.

In connection with the distribution, we expect to enter into a $                 million cash flow-based revolving credit facility and $                 million term loan facility and to issue $                 million of senior notes, for total new indebtedness of $                 million, with a portion of the proceeds to be used to fund the Special Payment to International Paper immediately prior to the distribution. Our level of debt could have important consequences to our stockholders, including:

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, product development, acquisitions or other general corporate requirements;

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•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, product development, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	increasing our effective tax rate;

•	exposing us to the risk of increased interest rates to the extent that our borrowings are at variable rates of interest;

•	limiting our ability to deduct the full amount of the interest payments on any debt we incur in connection with the separation or any other borrowings from our taxable income;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a competitive disadvantage compared to other, less leveraged competitors or competitors with comparable debt and more favorable terms; and

•	increasing our cost of borrowing.

We and our subsidiaries may incur significant additional indebtedness in the future. If new indebtedness is added to our anticipated indebtedness levels after the distribution, the related risks that we face would increase.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our anticipated debt obligations will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control, including those discussed under “—Risks Relating to Our Business.” We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.

We expect that the agreements governing our indebtedness will contain a number of restrictive covenants that will limit our ability to conduct our business, including our ability to dispose of assets and the use of the proceeds from those dispositions, require that we use the proceeds from any future incurrence of debt or issuance of equity to repay existing indebtedness and limit our ability to incur additional indebtedness. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our financial condition and results of operations and our ability to satisfy our obligations under our indebtedness.

A failure to make scheduled payments on our debt, or a breach of any of the covenants under the agreements governing our indebtedness, if not cured within permitted cure periods or waived by lenders, would result in an event of default under those agreements. Lenders could declare all outstanding principal and interest to be due and payable, terminate their commitments to loan money under our expected revolving credit facility or foreclose against the assets securing their borrowings, which could force us to file for bankruptcy protection and either restructure or liquidate. Any of these events could result in you losing some or all of the value of your investment. Further, an event of default may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

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Risks Relating to Our Common Stock

No market for our common stock currently exists and an active trading market may not develop or be sustained after the distribution.

There is currently no public market for our common stock. We intend to apply to list our common stock on the NYSE. We anticipate that trading of shares of our common stock will begin on a “when-issued” basis as early as two trading days prior to the record date for the distribution and that trading will continue through the close of trading on the day prior to the Distribution Date. However, an active trading market for our common stock may not develop as a result of the distribution or, if one does develop, may not be sustained. The lack of an active market may make it more difficult for you to sell our shares at an attractive price, or at all, and could lead to our share price being depressed or volatile.

The market price for our common stock may be volatile, and you may not be able to sell your common stock at the initial trading price.

We cannot predict the prices at which our common stock may trade after the distribution. The price of our common stock in any market that develops may be higher or lower than the initial trading price. Many factors could cause the trading price of our common stock to rise and fall, including the following:

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategies;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain financing as needed;

•	our announcements or our competitors’ announcements regarding new products, enhancements, significant contracts, acquisitions or strategic investments;

•	the failure of securities analysts to cover our common stock after the distribution;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts that elect to follow our stock;

•	our business profile, dividend policy or market capitalization may not fit the investment objectives of International Paper’s current shareholders;

•	actions by institutional stockholders and other large stockholders (including International Paper), including future sales of our common stock;

•	overall market fluctuations;

•	changes in laws, rules and regulations affecting our business;

•	the gain or loss of significant customers or changes in our customers’ preferences;

•	developments related to the COVID-19 pandemic or another epidemic; and

•	general economic conditions and other external factors.

In particular, we cannot assure you that you will be able to resell your common stock after the distribution. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of a particular company. These broad market fluctuations could also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Substantial sales of our common stock following the distribution, or the perception that such sales might occur, could depress the market price of our common stock.

Following the distribution, all of the shares of our common stock will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares of our common stock held by “affiliates” may be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act and satisfy the volume, manner of sale and holding period limitations under Rule 144.

The Sylvamo common stock that International Paper distributes to its shareholders in the distribution may be sold immediately in the public market, if a market for our common stock exists at such time. It is likely that some International Paper shareholders, including some large shareholders, may sell our common stock received in the distribution for various reasons, including our business profile or market capitalization as a stand-alone company following the distribution not fitting their investment objectives. In particular, International Paper is a member of the S&P 500 stock market index and other indices, while Sylvamo will not initially be and may not be in the future. Accordingly, certain International Paper shareholders may elect or be required to sell our shares following the distribution due to investment guidelines or other reasons. The sales of significant amounts of our common stock or the perception in the market that this will occur could have a negative impact on the market price of our common stock.

A fund associated with International Paper’s 401(k) plans will receive shares of Sylvamo common stock in the distribution as a result of its ownership of International Paper common stock, representing approximately                 % of Sylvamo’s common stock as of the Distribution Date. We anticipate that the 401(k) plans will sell all of these shares, to the extent not sold by individual 401(k) plan participants by                 , 2021.

In addition, after completion of the distribution, International Paper will retain no more than 19.9% of our total shares outstanding. International Paper intends to dispose of such shares of our common stock that it owns after the distribution in either a registered offering or pursuant to an exemption from registration, which is expected to occur within 12 months of the Distribution Date and will occur no later than five years after the distribution. We will agree that, upon the request of International Paper and pursuant to the terms of the registration rights agreement, we will use our reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of our common stock retained by International Paper to the extent that International Paper wishes to sell the shares of our common stock it retains in a registered offering. These shares will be restricted securities within the meaning of Rule 144 under the Securities Act and will also be eligible for resale by International Paper in the public market without registration subject to volume, manner of sale and holding period limitations under Rule 144 under the Securities Act.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage for our common stock. If there is no research coverage of our common stock, the trading price for our stock could be negatively impacted. In the event we obtain research coverage for our common stock or if one or more of securities or industry analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Future offerings of debt or equity securities ranking senior to our common stock could adversely affect the market price of our common stock.

In the future, we may decide to issue senior or subordinated debt securities or preferred stock or other equity securities that rank senior to our common stock. Indentures or other instruments governing such securities may

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include covenants restricting our operating flexibility and ability to pay dividends and make other distributions to our stockholders. Additionally, any convertible or exchangeable securities that we issue in the future could have rights, preferences and privileges more favorable than those of our common stock and could result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings, reducing the market price of our common stock and diluting the value of their common stock holdings in us.

We do not expect to declare or pay dividends on our common stock or repurchase our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to declare or pay dividends on our common stock or repurchase our common stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value and any future dividends we may declare. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have received their shares in the distribution. Any future declaration and payment of dividends, stock repurchases or other distributions of capital will be at the discretion of our board of directors and will depend on many factors, including our earnings, financial condition, results of operations, capital requirements, level of indebtedness, covenants contained within agreements governing our indebtedness, contractual restrictions with respect to payment of dividends and the repurchase of shares, our ability to obtain cash or other assets from our subsidiaries, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See “Dividend Policy.” There can be no assurance that we will establish a dividend policy, pay dividends in the future or continue to pay any dividend if we do commence paying dividends or repurchase our common stock.

Your percentage ownership in Sylvamo may be diluted in the future.

Your percentage ownership in Sylvamo may be diluted in the future because of equity awards that we expect to grant to our directors, officers and other employees. Prior to completion of the distribution, we expect to approve an incentive plan that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control of our company and could affect the trading price of our common stock.

We expect that our amended and restated certificate of incorporation and amended and restated by-laws will contain certain provisions that may discourage, delay or prevent a change in our management or change of control. For example, we expect our amended and restated certificate of incorporation and amended and restated by-laws to, collectively:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders; and

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

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These provisions could prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions could adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Applicable Law.”

Our amended and restated certificate of incorporation and amended and restated by-laws could also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions could facilitate management entrenchment that could delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our current or former directors, officers or stockholders.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) action asserting a claim arising out of or pursuant to the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or amended and restated bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim governed by the internal affairs doctrine. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. Neither this provision nor the exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder. By becoming a stockholder of our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or any of our current or former directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Additionally, a court could determine that the exclusive forum provision is unenforceable. If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable to, or unenforceable in respect of, one or more specified types of actions and proceedings, we could incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Our amended and restated certificate of incorporation will include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder is able to demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation could discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS AND INFORMATION

This information statement contains information that includes or is based upon forward-looking statements. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “assume,” “could,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “will” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to the formation of Sylvamo, the separation, the contribution and the distribution, including the timing and expected benefits thereof, the amount of the Special Payment and any future use of our free cash flow.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Sylvamo, its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others:

•	the impact of the COVID-19 pandemic and the measures implemented to contain it;

•	general business or economic conditions which might affect demand for our products and our business;

•	changes in international conditions;

•	industry-wide decline in demand for paper and related products;

•	the cyclical nature of the paper industry, which may result in fluctuations in the prices of, and demand for, our paper products;

•	competition from other businesses and consolidation within the paper industry;

•	changes in the cost or availability of raw materials, energy and transportation;

•	reduced truck, rail and ocean freight availability which could result in higher costs or poor service;

•	climate change and the physical and financial risks associated with fluctuating regional and global weather conditions or patterns;

•	material disruptions at one or more of our manufacturing facilities;

•	information technology risks related to potential breaches of security which may result in the distribution of company, customer, employee and vendor information;

•

extensive U.S. federal and state and non-U.S. environmental laws and regulations, which could result in substantial costs to the company as a result of compliance with, violations of or liabilities under these laws and regulations;

•	numerous laws, regulations and other government requirements that may change in significant ways;

•	our inability to achieve the expected benefits from strategic acquisitions, joint ventures, divestitures, capital investments and other corporate transactions;

•	our reliance on a small number of significant customers;

•	failure to attract and retain senior management and other key employees;

•	adverse results from legal, regulatory and governmental proceedings or other loss contingencies;

•	a significant write-down of goodwill or other intangible assets;

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•	failure to achieve expected investment returns on pension plan assets, as well as changes in interest rates or plan demographics;

•	a disruption in operations and increased labor costs due to labor disputes;

•	our failure to adequately protect our intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties;

•	our inability to operate profitably as a stand-alone company or provide benefits and services or receive access to equivalent financial strength and resources as International Paper;

•	the loss of commercial agreements with International Paper;

•	our historical pro forma financial information may not be indicative of our future results as a separate public company;

•

our inability to achieve some or all of the benefits we expect to achieve from the distribution and the separation from International Paper and the cost of achieving such benefits possibly being higher than anticipated;

•	the fulfillment of our obligations as a public company, including with respect to the requirements of, and related to, rules under the Sarbanes-Oxley Act of 2002;

•

our failure to qualify for non-recognition treatment for U.S. federal income tax purposes, in which case, International Paper, Sylvamo and International Paper’s shareholders may be subject to significant U.S. federal income taxes;

•	our inability to take certain actions after the distribution given such actions could jeopardize the tax-free status of the distribution;

•	the combined post-distribution value of International Paper and Sylvamo shares may not equal or exceed the pre-distribution value of International Paper shares;

•	significant one-time and ongoing costs associated with the separation that could affect our period-to-period operating results following the completion of the distribution;

•	potential conflicts of interest with certain of our directors or officers following the distribution because of International Paper equity ownership or their former International Paper positions;

•	the failure of the distribution to be consummated on the terms or timeline currently contemplated, or at all;

•

the transfer to us of certain contracts, permits and other assets and rights which may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights;

•	the satisfaction of indemnification obligations following the distribution;

•	federal and state fraudulent transfer laws and New York and Delaware corporate law, which may permit a court to void the distribution and related transactions;

•	substantial indebtedness, in connection with the distribution, which could prevent us from fulfilling our obligations under anticipated agreements governing our indebtedness;

•	our inability to generate sufficient cash to service our indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•	the failure of an active trading market to develop or be sustained following the distribution;

•	the market price for our common stock may be volatile, and you may not be able to sell your common stock at the initial trading price;

•	the actual sale, or perception of a sale, of substantial amounts of common stock following the distribution, which could depress the market price for our common stock;

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•	the future offerings of debt or equity securities ranking senior to our common stock could adversely affect the market price of our common stock;

•	the inability to achieve a return on your investment due to a lack of appreciation in the price of our common stock;

•	the dilution of your ownership percentage in Sylvamo;

•	the discouragement or delay in preventing change of control of our company;

•	the designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for litigation may limit stockholders ability to obtain a favorable judicial forum for disputes;

•	the limitation of personal liability of our directors for breaches of fiduciary duty; and

•	other factors described under “Risk Factors” in this information statement.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified elsewhere in this information statement, including in the section entitled “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

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THE DISTRIBUTION

Introduction

International Paper intends to transfer certain of the entities and the related assets and liabilities associated with the Printing Papers business of International Paper to Sylvamo and then distribute approximately 80.1% of the outstanding shares of Sylvamo common stock to holders of International Paper common stock. Immediately following the distribution, International Paper will own approximately 19.9% of the outstanding shares of Sylvamo common stock and Sylvamo will be a separate public company.

Holders of International Paper common stock will receive one share of Sylvamo common stock for every                  shares of International Paper common stock owned on the Record Date for the distribution. The shares of Sylvamo common stock will be distributed by book-entry. We will not issue any physical stock certificates to any stockholders, even if requested. If you hold your International Paper shares in your own name, then your account statement reflecting the Sylvamo shares will be mailed to you on or about the Distribution Date. You should allow several days for the mail to reach you. If you hold your International Paper shares through your broker or other nominee, your receipt of Sylvamo shares depends on your arrangements with the nominee that holds your International Paper shares for you. We anticipate that brokers and other nominees generally will credit their customers’ accounts with Sylvamo shares on or about the Distribution Date, but you should check with your broker or other nominee. See “—When and How You Will Receive Sylvamo Common Stock.”

Background of the Distribution

International Paper’s board of directors and management team evaluated a variety of strategic options intended to maximize shareholder value and position the company for long-term growth. These options included whether to continue to operate the Printing Papers business and whether to sell or otherwise dispose of the Printing Papers business. As a result of this process, the board of directors of International Paper determined that the interests of International Paper and its shareholders would be best served by separating International Paper’s Printing Papers segment into a distinct company, subject to the satisfaction or waiver of certain conditions and the board of directors’ ongoing consideration of the transaction and its final approval. See “—Conditions to the Distribution” for further discussion.

In connection with the distribution, International Paper will undertake the internal reorganization described below under “—Internal Reorganization.” Following the internal reorganization, International Paper will distribute approximately 80.1% of the shares of Sylvamo common stock to its shareholders on a pro rata basis and retain approximately 19.9% ownership interest in Sylvamo. Following the distribution, Sylvamo will operate independently from International Paper. International Paper’s shareholders will not be required to vote to effectuate the distribution. International Paper’s shareholders will not have appraisal rights with regards to the distribution.

The internal reorganization and, in turn, the distribution, are subject to the satisfaction, or waiver by International Paper, of a number of conditions. Additionally, International Paper may determine not to complete the internal reorganization or the distribution if, at any time, the board of directors of International Paper determines, in its sole discretion, that the distribution is not in the best interest of International Paper or its shareholders or is otherwise not advisable.

Reasons for the Distribution

The board of directors and management of International Paper believe that the distribution is in the best interests of International Paper and its shareholders. Following the separation, International Paper and Sylvamo would each have greater financial, management and operational focus, the ability to tailor its capital structure to its specific business needs, a management team dedicated to seizing strategic growth opportunities with maximum flexibility, including by providing an opportunity for improved equity currency for use in connection with acquisitions and employee compensation and an investor base aligned with the respective businesses. The

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board of directors of International Paper considered the following potential benefits in making its determination to effect the distribution:

•	allowing each of International Paper and Sylvamo to focus on their respective businesses;

•	allowing for the more efficient use of capital expenditures by both International Paper and Sylvamo to invest in their respective businesses;

•

enhancing the effectiveness of International Paper’s and Sylvamo’s equity-linked compensation to more closely align the interests of management and employees of each of International Paper and Sylvamo with their respective stockholders;

•

a management team dedicated to seizing strategic growth opportunities with maximum flexibility, including by providing an opportunity for improved equity currency for use in connection with acquisitions;

•	optimizing the capital structure and leverage level for the distinctive business profile of each of International Paper and Sylvamo;

•	the Special Payment to International Paper

•	International Paper’s retention of approximately a 19.9% stake in Sylvamo, which International Paper intends to subsequently dispose; and

•	increased value to International Paper’s shareholders, in particular Sylvamo’s anticipated value on a stand-alone basis.

In determining whether to pursue the distribution, International Paper’s board of directors considered the costs and risks associated with the transaction, including the cost associated with preparing Sylvamo to become an independent public company (including the dedication of sufficient resources to replicate certain technology applications and hardware, infrastructure and personnel), the time and effort required by this transaction from International Paper’s and Sylvamo’s management and the potential diversion of their attention away from their respective businesses and the loss of scale from operating as a single company. Notwithstanding these costs and risks, and taking into account the factors discussed above, International Paper’s board of directors determined that the separation and the distribution was the most attractive alternative to enhance shareholder value.

International Paper’s board of directors considered the incurrence of indebtedness to fund the Special Payment to International Paper as neither a positive or negative factor in making its determination to pursue the distribution. However, as International Paper currently has a level of debt which is supported in part by the operations of Sylvamo, the board of directors and management of International Paper determined that the incurrence of debt at Sylvamo and cash payment to International Paper with a portion of the proceeds thereof was prudent as a way to set the post-distribution capitalization structure of both companies in a way that the board of directors of International Paper felt was in the best interests of International Paper’s shareholders.

Internal Reorganization

The separation and distribution agreement between International Paper and Sylvamo will provide for the transfers of entities, assets and liabilities so that, as of the distribution, International Paper will retain the entities, assets and liabilities associated with International Paper’s Industrial Packaging and Global Cellulose Fibers businesses and Sylvamo will hold certain of the entities and related assets and liabilities associated with the Printing Papers business.

The internal reorganization is expected to include various restructuring transactions pursuant to which (1) most of the operations, assets and liabilities of International Paper used to conduct the Printing Papers business will be separated from the operations, assets and liabilities of International Paper used to conduct the Industrial Packaging and Global Cellulose Fibers segments’ operations, (2) such separated Printing Papers operations, assets and liabilities will be contributed, transferred or otherwise allocated to Sylvamo or one of its

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direct or indirect subsidiaries. These restructuring transactions may take the form of asset or equity transfers, mergers, demergers, distributions, contributions and similar transactions, and will involve the formation of new U.S. and foreign subsidiaries to own and operate International Paper’s Industrial Packaging and Global Cellulose Fibers businesses and Sylvamo’s Printing Papers business in such jurisdictions.

Following the distribution, International Paper will continue to own its Industrial Packaging and Global Cellulose Fibers businesses. Sylvamo may experience increased costs following the distribution or be unable to operate profitability after becoming a stand-alone company. See “Risk Factors—Risks Relating to the Separation and the Distribution.”

Manner of Effecting the Distribution

The general terms and conditions relating to the distribution will be set forth in an agreement between Sylvamo and International Paper, which we refer to as the “separation and distribution agreement.” See “The Distribution—Relationships Between International Paper and Sylvamo Following the Distribution—Separation and Distribution Agreement.”

International Paper will transfer to Sylvamo certain of the entities and the related assets and liabilities associated with International Paper’s Printing Papers business (which we refer to collectively as the “contribution”). In exchange for the contribution, Sylvamo will:

•

issue to International Paper approximately                 shares of Sylvamo common stock, of which approximately                 shares will be distributed to International Paper’s shareholders on a pro rata basis as described below; and

•	transfer to International Paper a portion of the cash from the proceeds of debt financing Sylvamo anticipates arranging prior to the distribution.

After the contribution, International Paper will spin off Sylvamo to the shareholders of International Paper by distributing approximately 80.1% of the shares of Sylvamo common stock to holders of International Paper common stock on a pro rata basis.

As a result of the distribution, Sylvamo will become an independent public company, although Sylvamo will continue to have a number of significant commercial and operational arrangements with International Paper and International Paper will continue to hold approximately a 19.9% stake in Sylvamo following the distribution. International Paper intends to dispose of the shares of Sylvamo common stock it retains within five years of the distribution. We intend to apply to list Sylvamo common stock on the NYSE under the symbol “SLVM”.

Holders of International Paper common stock will receive one share of Sylvamo common stock for every                  shares of International Paper common stock owned on the Record Date for the distribution.

Based on the number of shares of International Paper common stock outstanding on                , 2021 and the distribution ratio, approximately                 shares of Sylvamo common stock will be distributed to International Paper shareholders. The actual number of shares distributed will be based upon the number of International Paper shares outstanding on the Record Date. The shares of Sylvamo common stock to be distributed will constitute approximately 80.1% of the outstanding shares of Sylvamo common stock.

When and How You Will Receive Sylvamo Common Stock

International Paper will use a book-entry system to distribute shares of Sylvamo common stock. No stock certificates will be issued for Sylvamo shares. Following the distribution, each record holder of International Paper common stock on the Record Date will receive from the transfer agent a statement of the amount of shares of Sylvamo common stock credited to his or her account. If you are not a record holder of International Paper common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, your shares of Sylvamo common stock should be credited to your account with your broker or other nominee on or about the Distribution Date, but you should check with your broker or other nominee.

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No International Paper shareholder will be required to pay any cash or other consideration for shares of Sylvamo common stock received in the distribution, or to surrender or exchange shares of International Paper common stock in order to receive shares of Sylvamo common stock. No vote of International Paper shareholders is required or sought in connection with the distribution, and International Paper shareholders will have no appraisal rights in connection with the distribution.

In order to receive shares of Sylvamo common stock in the distribution, International Paper shareholders must have been shareholders as of 5:00 p.m., Eastern Time, on the Record Date.

Treatment of Fractional Shares

The transfer agent will not deliver any fractional shares of Sylvamo common stock in connection with the distribution. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. The transfer agent will determine in its sole discretion when, how and through which broker-dealers and at which price to sell aggregated fractional shares. We anticipate that these sales will occur as soon as practicable after the Distribution Date. Those holders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales, which proceeds will not be reduced by any fees or expenses. It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

None of International Paper, Sylvamo, or the transfer agent will guarantee any minimum sale price for the fractional shares of Sylvamo common stock. Neither Sylvamo nor International Paper will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholders. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

Results of the Distribution

After the distribution, Sylvamo will be a separate public company operating the existing Printing Papers business of International Paper. Immediately after the distribution, Sylvamo expects to have approximately                  shares of common stock outstanding, approximately                 shares of which will be held by International Paper, based on the number of shares of International Paper common stock outstanding on                 , 2021 and the distribution ratio of one share of Sylvamo common stock for every                  shares of International Paper common stock. The actual number of shares distributed (and held by International Paper following the distribution) will be based upon the number of International Paper shares outstanding on the Record Date. The distribution will not affect the number of shares of International Paper common stock outstanding or any rights of International Paper shareholders.

Relationships Between Sylvamo and International Paper Following the Distribution

For purposes of governing the separation of Sylvamo from International Paper as well as certain of the ongoing relationships between International Paper and Sylvamo after the distribution, Sylvamo will enter into the agreements with International Paper described in this section. The forms of agreements summarized in this section will be included as exhibits to the registration statement on Form 10 filed with the SEC to which this information statement is attached. The following summaries are qualified in their entirety by reference to the agreements as filed. See “Where You Can Find More Information.” International Paper and Sylvamo intend to execute the separation and distribution agreement and the other agreements described below on or before the Distribution Date.

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Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation and distribution agreement will identify the entities and related assets to be transferred to, and the liabilities to be assumed by, Sylvamo or International Paper, as applicable, in the internal reorganization. In particular, the separation and distribution agreement will provide that, among other things, subject to the terms and conditions and any exceptions contained therein:

•	certain assets related to International Paper’s Printing Papers business, which we refer to as the “Sylvamo Assets,” will be transferred to Sylvamo or one of its subsidiaries, including:

•	equity interests in certain International Paper subsidiaries that hold assets relating to the Printing Papers business;

•	certain registered trade names and trademarks, patents and other intellectual property exclusively used in the Printing Papers business;

•	Sylvamo’s paper mills and other facilities related to the Printing Papers business;

•	contracts (or portions thereof) that relate to the Printing Papers business;

•	rights and assets expressly allocated to Sylvamo pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the distribution;

•	permits that are exclusively used in the Printing Papers business; and

•

other assets that are included in Sylvamo’s pro forma balance sheet, included in Sylvamo’s Unaudited Pro Forma Combined Financial Statements, which appear in the section entitled “Unaudited Pro Forma Combined Financial Statements”;

•

certain liabilities related to the Printing Papers business or the Sylvamo Assets, which we refer to as the “Sylvamo Liabilities,” will be retained by or transferred to Sylvamo, including liabilities that have not otherwise been expressly allocated to International Paper:

•

certain liabilities associated with previously consummated divestitures by various legal entities that will be subsidiaries of Sylvamo following the distribution or associated with divestitures primarily related to the Printing Papers business and not related to any asset retained by International Paper;

•	certain liabilities associated with discontinued businesses primarily related to the Printing Papers business and not related to any asset retained by International Paper;

•

certain latent injury liabilities associated with the Printing Papers business, Sylvamo Assets or divested or discontinued operations primarily related to the Printing Papers business and not related to any asset retained by International Paper;

•

certain environmental liabilities relating to Sylvamo Assets, the Printing Papers business or divested or discontinued operations primarily related to the Printing Papers business and not related to any asset retained by International Paper, in each case that will not be retained by International Paper;

•	liabilities arising from businesses and operations in Brazil and the United Kingdom;

•	liabilities that are expressly allocated to Sylvamo pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the distribution; and

•

other liabilities that are included in Sylvamo’s pro forma balance sheet, included in Sylvamo’s Unaudited Pro Forma Combined Financial Statements, which appear in the section entitled “Unaudited Pro Forma Combined Financial Statements”;

•

all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Sylvamo Assets and Sylvamo Liabilities will be retained by or transferred to International Paper (such

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assets and liabilities, we refer to as the “International Paper Assets” and “International Paper Liabilities,” respectively).

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither International Paper nor Sylvamo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the internal reorganization, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either International Paper or Sylvamo, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that in the event that the transfer of certain assets and liabilities to International Paper or Sylvamo, as applicable, does not occur prior to the distribution, then until such assets or liabilities are able to be transferred, International Paper or Sylvamo, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities, for which the other party will reimburse International Paper or Sylvamo, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

The separation and distribution agreement will govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, International Paper will distribute to its shareholders that hold International Paper common stock as of the Record Date approximately 80.1% of the issued and outstanding shares of Sylvamo common stock on a pro rata basis, using a distribution ratio of one share of Sylvamo common stock for every                  shares of International Paper common stock held by a shareholder. Shareholders will receive cash in lieu of any fractional shares. Following the distribution, International Paper shareholders will own directly approximately 80.1% of the outstanding shares of common stock of Sylvamo, and Sylvamo will be a separate company from International Paper. International Paper will retain no more than 19.9% of the outstanding shares of common stock of Sylvamo following the distribution.

Conditions to the Distribution

The separation and distribution agreement will provide that the distribution is subject to satisfaction or waiver by International Paper of certain conditions. These conditions are described under “The Distribution—Conditions to the Distribution.” International Paper, in its sole and absolute discretion, will determine the terms of, and to determine whether to proceed with, the distribution and, to the extent that it determines to proceed, to determine the Record Date, the Distribution Date and the distribution ratio.

Eastover and Other Restrictions

In the separation and distribution agreement, for ten years from the distribution date, Sylvamo will agree not to convert the production capabilities of the Eastover mill to produce any products other than printing papers and those products the mill was capable of producing on the distribution date. The prohibition will survive a change of control of Sylvamo and a transfer of the Eastover mill. Sylvamo will also grant International Paper a perpetual, one-time right of first refusal over a transfer of the Eastover mill if Sylvamo proposes to sell the mill to a third party, subject to the terms and conditions set forth in the separation and distribution agreement. If International Paper waives its right to exercise the right of first refusal and ten years have not elapsed from the distribution

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date, the prohibition on conversion would survive the transfer. Sylvamo also agrees to comply with restrictive covenants applicable to the Printing Papers business prior to the spin in connection with prior transactions by International Paper, including the sale of the Kwidzyn mill in Poland.

Releases

The separation and distribution agreement will provide that Sylvamo and its subsidiaries will release and discharge International Paper and its subsidiaries from all liabilities assumed by Sylvamo as part of the separation, from all acts and events occurring and all conditions existing prior to the distribution relating to Sylvamo’s business, and from all liabilities arising in connection with the implementation of the separation and distribution, except as expressly set forth in the separation and distribution agreement. International Paper and its subsidiaries will release and discharge Sylvamo and its subsidiaries from all liabilities retained by International Paper and its subsidiaries as part of the separation, from all acts and events occurring and all conditions existing prior to the distribution relating to International Paper’s business, and from all liabilities arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

These releases will not extend to third parties or obligations or liabilities under any agreements between the parties that remain in effect following the distribution, which agreements include the separation and distribution agreement and the other agreements described under “Certain Relationships and Related Person Transactions.”

Indemnification

In the separation and distribution agreement, Sylvamo will agree to indemnify, defend and hold harmless International Paper, each of International Paper’s subsidiaries and each of International Paper and its subsidiaries’ respective directors, officers and employees and agents, from and against all liabilities relating to, arising out of or resulting from:

•	Sylvamo Liabilities;

•

the failure of Sylvamo or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the Sylvamo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	any breach by Sylvamo or its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

•

except to the extent relating to a International Paper Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Sylvamo or any of its subsidiaries by International Paper or any of its subsidiaries that survives the distribution; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the Form 10 or in this information statement (as amended or supplemented), except for any such statements or omissions made explicitly in International Paper’s name.

International Paper will agree to indemnify, defend and hold harmless Sylvamo, each of Sylvamo’s subsidiaries and each of Sylvamo and Sylvamo’s subsidiaries’ respective directors, officers and employees and agents from and against all liabilities relating to, arising out of or resulting from:

•	the International Paper Liabilities;

•

the failure of International Paper or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the International Paper Liabilities, in accordance with their respective terms whether prior to, at or after the distribution;

•	any breach by International Paper of the separation and distribution agreement or any of the ancillary agreements;

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•

except to the extent relating to a Sylvamo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Parent or any of its subsidiaries by Sylvamo or any of its subsidiaries that survives the distribution; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in International Paper’s name in the Form 10 or in this information statement (as amended or supplemented).

The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters, including the defense and settlement of third-party claims. Certain ancillary agreements have indemnification provisions and procedures that will govern with respect to the matters addressed in those ancillary agreements.

Insurance

The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing International Paper insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.

Further Assurances

In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, both International Paper and Sylvamo will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the distribution, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Dispute Resolution

The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between International Paper and Sylvamo related to the separation or distribution and that are unable to be resolved through good faith discussions between International Paper and Sylvamo. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of International Paper and Sylvamo, and that, if such efforts are not successful, either International Paper or Sylvamo may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the separation and distribution agreement.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, International Paper will be responsible for all costs and expenses incurred in connection with the separation and distribution incurred prior to the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution after the distribution will be paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation and distribution agreement will include access to financial and other information, public filing of financial statements, confidentiality, access to and provision of records, ownership of privileged materials, domain name use, and treatment of outstanding guarantees and similar credit support.

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Termination

The separation and distribution agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of International Paper without the approval of any other person, including Sylvamo. In the event of a termination of the separation and distribution agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other party or any other person. After the distribution, the separation and distribution agreement may not be terminated, except by an agreement in writing signed by both International Paper and Sylvamo.

Transition Services Agreement

In connection with the distribution, International Paper and Sylvamo will enter into a transition services agreement, pursuant to which International Paper and Sylvamo will provide to each other certain specified services on an interim, transitional basis, where Sylvamo and International Paper may need assistance and support following the distribution. Services to be provided by International Paper to Sylvamo include, but are not limited to: (i) information technology; (ii) finance; (iii) operations support and planning; (iv) facility access and services comparable to such access and services currently provided in certain locations; (v) legal consultation resources; (vi) knowledge transfer and other services with respect to sourcing; and (vii) supply chain services. Services to be provided by Sylvamo to International Paper include tax and accounting services for the French packaging business and environmental process management services.

The charges for the transition services are expected to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit during the initial 12-month term of the services.

The services provided under the transition services agreement will generally commence on the Distribution Date and expire at various times to be specified in the agreement, but not exceeding 12 months following the Distribution Date. The receiving party may terminate certain specified services by giving prior written notice to the provider of such services. The receiving party may also extend any service for a maximum period of three months following the end of the term to the extent such service is required beyond the initial term. We anticipate that we will generally be in a position to complete transition of more services within 12 months following the Distribution Date. Services under the transition services agreement cannot be extended beyond 15 months following the Distribution Date.

The liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate fees actually paid to International Paper by Sylvamo during the term pursuant to the transition services agreement.

Tax Matters Agreement

In connection with the separation and distribution, International Paper and Sylvamo will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests, and other tax matters).

Under the tax matters agreement, International Paper generally will be responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by International Paper or any member of its Group (including any such taxes due and owing on any consolidated, combined or unitary tax return that is required to be filed by International Paper or any member of its Group), and Sylvamo generally will be responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by Sylvamo or one or more members of its Group (other than taxes due and owing on any consolidated, combined or unitary return for which International Paper is responsible), except (1) special rules will

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apply with respect to certain taxes imposed in connection with the separation and distribution, (2) Sylvamo will be responsible for certain taxes specifically allocated to Sylvamo under the tax matters agreement, (3) Sylvamo will be responsible for taxes resulting from any breach of certain representations or covenants made by Sylvamo, as applicable, in the tax matters agreement or other separation-related agreements, (4) International Paper will be responsible for certain taxes specifically allocated to International Paper under the tax matters agreement and (5) International Paper will be responsible for taxes resulting from any breach of covenant made by International Paper, as applicable, in the tax matters agreement or other separation-related agreements.

The tax matters agreement will provide special rules that allocate tax liabilities in the event either (1) the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or (2) certain internal separation transactions that are intended to qualify as transactions that are generally tax-free fail to so qualify. Under the tax matters agreement, each party generally will be responsible for any taxes and related amounts imposed on International Paper or Sylvamo as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant covenants made by that party in the tax matters agreement.

In addition, the tax matters agreement will impose certain restrictions on Sylvamo and its subsidiaries during the two-year period following the distribution that will be intended to prevent either of the distributions, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances, Sylvamo and its subsidiaries will generally be prohibited from (1) ceasing to conduct certain businesses, (2) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Sylvamo common stock would be acquired or all or a portion of certain assets of Sylvamo and its subsidiaries would be acquired, (3) liquidating or merging or consolidating with any other person, (4) issuing equity securities beyond certain thresholds, (5) repurchasing Sylvamo stock other than in certain open-market transactions or (6) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for other applicable non-U.S. income tax purposes. Further, the tax matters agreement will impose similar restrictions on Sylvamo’s subsidiaries during the two-year period following the distribution that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes.

The tax matters agreement also allocates liability for any and all taxes, interest, penalties or legal charges imposed by any Brazilian governmental authority resulting from the Brazil Tax Dispute (the “Brazil Income Tax Liabilities”). Unless International Paper decides to resolve the Brazil Tax Dispute prior to the date of the distribution (including by becoming party to an applicable amnesty program), Sylvamo will pay 40% of the Brazil Income Tax Liabilities. International Paper will be responsible for paying the remaining 60% of the Brazil Income Tax Liabilities. If any of the surety bonds provided by IP Brasil are drawn to pay any Brazil Income Tax Liabilities in connection with the Brazil Tax Dispute and International Paper has indemnified the provider of such surety bonds and reimburses the surety bond providers for such amounts, Sylvamo will be required to pay International Paper an amount equal to 40% of the amounts so reimbursed by International Paper. After the distribution, all decisions concerning the conduct of the litigation related to the Brazil Tax Dispute, including as to strategy, settlement, pursuit and abandonment, will continue to be made by International Paper. International Paper’s right to be reimbursed will be junior to Sylvamo’s existing and future senior secured indebtedness, including the credit agreements expected to be entered into prior to the distribution. International Paper has agreed that after the distribution it will continue to indemnify the provider of the surety bonds during the pendency of the appeal in the Brazilian federal court, for which Sylvamo will pay International Paper an annual guarantee fee of $            .

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Employee Matters Agreement

In connection with the distribution, we will enter into an employee matters agreement with International Paper that addresses the treatment of employees and former employees of the Printing Papers business with respect to their participation in employee benefit plans that currently exist or that Sylvamo intends to establish in connection with the separation and distribution. The employee matters agreement also allocates responsibility for employment-related liabilities associated with persons who have performed services for the Printing Papers business and addresses certain other employment and compensation matters, including the treatment of the collective bargaining agreements pertaining to persons who will become our employees.

Transfer of Employment and Assumption of Liabilities; Collective Bargaining Agreements

Prior to the distribution, Sylvamo will either offer employment to each employee working in the Printing Papers business, or otherwise cause the employment of each such Printing Papers employee to transfer to Sylvamo (including pursuant to automatic employment transfers under applicable non-U.S. law), except those specifically designated to remain with International Paper. In general, Sylvamo will assume all employment-related liabilities related to such transferred Printing Papers employees, and International Paper will assume or retain all employment-related liabilities related to its retained employees or former employees of the Printing Papers business. However, International Paper will reimburse Sylvamo for payments made under certain U.S. non-qualified retirement plans, as set forth below, and an International Paper affiliate will continue to provide coverage for certain U.S. worker’s compensation claims of Printing Papers employees. At or prior to the distribution, Sylvamo will assume obligations and contractual commitments under existing collective bargaining agreements covering employees of the Printing Papers business. The employee matters agreement provides that, for the 18-month period following the initial transfer of U.S.-based Printing Papers employees to Sylvamo (which is anticipated to occur one month prior to the distribution), neither Sylvamo nor International Paper may solicit or hire the other’s employees, subject to specified customary exceptions and any limitations imposed by applicable law.

Continuation of Compensation and Benefits

Upon the transfer of employment, transferring Printing Papers employees will generally cease active participation in International Paper’s employee benefit plans and commence participation in Sylvamo employee benefit plans. For a period of one year following the distribution, Sylvamo shall provide each transferred employee of the Printing Papers business with, at a minimum, the same rate of base salary and the same target annual bonus opportunity that were provided prior to the transfer and employee benefits under employee benefit plans of Sylvamo that include health insurance, a tax-qualified defined contribution retirement plan and paid time off. Any new plans established by Sylvamo will generally provide each transferred employee with credit for all service, compensation and any other factors affecting benefit determinations that were recognized under the corresponding International Paper benefit plan to the same extent as such International Paper plan. Sylvamo must establish a U.S. qualified and non-qualified defined benefit pension plan and a U.S. qualified and non-qualified defined contribution savings plan, each of which will provide benefits to transferred employees in the U.S. that are substantially identical to the corresponding International Paper benefit plan in effect prior to the initial transfer of employment of Printing Papers employees to Sylvamo. Compensation and benefits for non-U.S. Printing Papers employees will also be provided in accordance with the requirements of applicable law.

Retirement Plans

Sylvamo’s qualified U.S. defined benefit pension plan will accept all liabilities relating to transferred Printing Papers employees under the corresponding International Paper pension plan. As soon as administratively practical following the distribution, the International Paper pension plan will transfer cash to Sylvamo’s pension plan in an amount equal to the present value of the accrued benefit liabilities the Sylvamo pension plan assumed on the date such Printing Papers employees transfer to Sylvamo. Sylvamo shall also assume, under its non-qualified U.S. defined benefit pension plan, all liabilities relating to transferred Printing Papers business employees under the corresponding International Paper pension plan. International Paper shall be responsible for

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reimbursing Sylvamo, on a net-after tax basis, for payments made under such plan to the extent of each such transferred employee’s entitlements under the corresponding International Paper plan as of the date the employee transfers to Sylvamo. Outside of the United States, Sylvamo shall assume all International Paper plans providing pension or retirement benefits to Printing Papers employees, except for certain non-transferring Printing Papers employees working in Italy and Spain, where International Paper shall retain responsibility for all such plans. Any assets or liabilities transferred or assumed in connection with U.S. defined benefit pension plans shall be calculated and certified in accordance with the employee matters agreement, and asset and liabilities transfers outside the United States shall be effected in accordance with applicable local law.

From and after the date that transferred Printing Papers employees transfer to Sylvamo, Sylvamo will have established a qualified defined contribution savings plan that will accept a transfer of all account balances of transferred Printing Papers employees in the United States from the corresponding International Paper savings plans, including the transfer of any participant loans outstanding under such plans. Sylvamo shall also establish and maintain a non-qualified defined contribution savings plan for such transferring employees who participated in the corresponding International Paper non-qualified defined contribution savings plan and shall assume under such Sylvamo plan all liabilities for such transferring employees under such corresponding International Paper plan. International Paper shall be responsible for reimbursing Sylvamo, on a net-after tax basis, for payments made under Sylvamo’s non-qualified savings plan to the extent of each such transferred employee’s entitlements under the corresponding International Paper plan as of the date the employee transfers to Sylvamo.

Cash and Equity Incentive Compensation Plans

In connection with the distribution, equity-based awards granted by International Paper prior to the separation will be treated as described below.

PSP Awards. Effective as of the distribution, the number of shares of International Paper common stock subject to each outstanding performance share plan (“PSP”) award, including reinvested dividends, held by a transferring Printing Papers employee will be adjusted to cover a number of shares of International Paper common stock equal to (i) the number of shares covered by such award prior to the distribution multiplied by (ii) a fraction, the numerator of which is the number of months of the applicable performance period that have been completed as of the distribution, and the denominator of which is the total number of months in the performance period applicable to such award. Any remaining shares subject to such PSP award shall be cancelled and forfeited as of the date of the distribution. The adjusted PSP award shall remain outstanding and eligible to vest and be paid based on the applicable performance criteria at the same time and on the same terms as if such Printing Papers employee had remained employed by International Paper through the end of the applicable performance period.

Restricted Share Unit and Restricted Stock Awards. Effective as of the distribution, each outstanding award of restricted shares or restricted stock units of International Paper common stock held by a transferring employee of the Printing Papers business will be cancelled and forfeited.

Replacement Awards. Effective as of the distribution, Sylvamo shall grant to each transferred employee of the Printing Papers business who forfeits awards as described above with replacement awards in Sylvamo. For each forfeited PSP award, the holder will be granted a replacement award in Sylvamo shares of equivalent value (as of the distribution) to the shares forfeited under the PSP award, which will be eligible to vest and become payable in three equal installments on each of the three payment dates applicable to the forfeited PSP awards, based solely on the employee’s continued service with Sylvamo through such dates. For each forfeited restricted stock unit or restricted share award that is not settled by International Paper prior to the distribution, the holder will be granted a replacement award in Sylvamo shares of equivalent value (as of the distribution) to the shares forfeited under the International Paper restricted share award with terms substantially identical to those of the forfeited award, except that Sylvamo shall replace International Paper for all purposes of such award, including any continued service requirement.

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Short Term Incentive Compensation. Within 30 days following the distribution, International Paper shall pay any transferred Printing Papers employee with a title below senior vice president, a cash bonus under International Paper’s Management Incentive Plan, equal to a pro-rated portion of such employee’s target annual incentive opportunity under such plan, based on the number of months prior to the distribution date in the calendar year in which the distribution occurs in which the employee worked 15 days or more. For any transferred Printing Papers employee with a title of senior vice president or higher, International Paper will pay to such employee, at the same time that bonuses are paid to other officers of International Paper, an amount under the Management Incentive Plan that such employee would have been eligible to receive, but pro-rated based on the number of months worked prior to the distribution in the same manner as described in the immediately preceding sentence. Sylvamo is required to maintain the hourly incentive plans and sales incentive plans of International Paper for Printing Papers employees until the first anniversary of the distribution, subject to adjustment, to performance metrics or otherwise, as may be necessary to reflect the distribution.

Registration Rights Agreement

In connection with the distribution, we will enter into a registration rights agreement with International Paper to provide International Paper with registration rights relating to shares of Sylvamo common stock held by International Paper following the distribution. International Paper and its permitted transferees may require us to register under the Securities Act, all or any portion of these shares, a so-called “demand request,” subject to certain limitations and requirements.

International Paper and its permitted transferees will also have “piggyback” registration rights, such that International Paper and its permitted transferees may include their respective shares in any future registrations of Sylvamo equity securities, whether or not that registration relates to a primary offering by Sylvamo or a secondary offering by or on behalf of any of Sylvamo’s stockholders. The demand registration rights and piggyback registration rights will be each subject to market cut-back exceptions.

The registration rights agreement will set forth customary registration procedures. Sylvamo will also agree to indemnify International Paper and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by International Paper or any permitted transferee.

Supply and Offtake Agreements

In connection with the distribution, International Paper and Sylvamo will enter into two supply and offtake agreements (the “offtake agreements”), pursuant to which International Paper will continue to produce uncoated freesheet and, in the case of Georgetown, wallboard tape, uncoated bristols and specialty papers at its mills in Selma, Alabama and Georgetown, South Carolina for Sylvamo following the distribution. Sylvamo will purchase these products from International Paper at the total cash costs of the mill for producing each ton of product. Sylvamo will use reasonable best efforts to keep the paper machines at the mills operating at full budgeted capacity and will bear financial responsibility for lack of orders under the offtake agreements.

The term of each offtake agreement will commence on the Distribution Date and expire 10 years following the Distribution Date. The Riverdale offtake agreement may be terminated early by International Paper effective as early as January 1, 2024 and by Sylvamo effective as early as January 1, 2026, in each case with six months notice. The Georgetown offtake agreement may be terminated early by International Paper effective as early as January 1, 2023 and by Sylvamo effective as early as January 1, 2025, in each case with six months notice. International Paper may also terminate the offtake agreements if orders are less than 80% of budgeted capacity for a period of 60 days.

Corrugated Packaging Purchase Agreement

In connection with the separation, International Paper through its French subsidiary Papeteries d’Espaly SAS, and Sylvamo, through its French subsidiary, will continue their contractual relationship pursuant to an

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agreement entered into on May 1, 2020 pursuant to which Sylvamo will purchase corrugated boxes produced by International Paper. The agreement contains pricing and minimum order quantity, including the revision formula applicable quarterly. The agreement has an initial term of three years, with renewal by mutual agreement. For the year ended December 31, 2020, Sylvamo paid International Paper €3.9 million.

Corrugated Packaging Supply Agreement

In connection with the separation, International Paper and Sylvamo will enter into a Supply Agreement pursuant to which Sylvamo will agree to purchase 100% of its requirements for certain corrugated packaging products, primarily corrugated boxes, from International Paper. The Supply Agreement contains pricing and minimum order quantities, with pricing being subject to quarterly price adjustments based on certain industry pricing indices. The Supply Agreement will have an initial term of three years, with automatic one year renewals that either party may decline with at least 90 days’ notice.

Fiber Purchase Agreement

In connection with the separation, International Paper and Sylvamo will enter into a Fiber Purchase Agreement (the “Fiber Agreement”) whereby International Paper will facilitate the sale and delivery of 100% of Sylvamo’s requirements for hardwood, softwood, roundwood and chips, and fiber fuel at Sylvamo’s mills located in Ticonderoga, New York and Eastover, South Carolina. Sylvamo will pay International Paper a monthly procurement fee for its procurement services. The Fiber Agreement has an initial term of ten years, which may be extended for additional ten years periods upon mutual written agreement of the parties.

Recyclable Material Master Purchase Agreement

In connection with the separation, International Paper and Sylvamo will enter into a Recyclable Material Master Purchase Agreement (“RMMPA”) pursuant to which International Paper will agree to purchase 100% of certain recyclable commodities that are not consumed in Sylvamo’s own operations, primarily hard white envelope, old corrugated containers, cores and mixed paper. Pricing is primarily based on corresponding regional Fastmarkets RISI indices. The RMMPA will have an initial term of three years, with automatic one year renewals that either party may decline with notice.

Tax-Exempt Bond Agreement (Eastover)

In connection with the separation, International Paper and Sylvamo will enter into a Tax-Exempt Bond Agreement (the “Eastover TEBA”) pursuant to which Sylvamo will agree to use certain assets at the Eastover mill that were financed with proceeds of tax-exempt bonds (the “Eastover Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Eastover Bonds. The Eastover TEBA will remain in effect while the Eastover Bonds are outstanding.

Tax-Exempt Bond Agreement (Ticonderoga)

In connection with the separation, International Paper and Sylvamo will enter into a Tax-Exempt Bond Agreement (the “Ticonderoga TEBA”) pursuant to which Sylvamo will agree to use certain assets at the Ticonderoga Mill that were financed with proceeds of tax-exempt bonds (the “Ticonderoga Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Ticonderoga Bonds. The Ticonderoga TEBA will remain in effect while the Ticonderoga Bonds are outstanding.

Temporary Occupancy Agreement

In connection with the separation, Sylvamo will enter into a short-term temporary occupancy agreement with International Paper for approximately 42,443 square feet of office space at the current International Paper headquarters in Memphis, Tennessee. The agreement will begin October 1, 2021, and Sylvamo will pay rent in the amount of $180,666.67 per month, and the agreement term will be approximately six months, or until the new Sylvamo headquarters is ready for occupancy.

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Intellectual Property Licenses

In connection with the separation, International Paper and Sylvamo will enter into a number of license agreements that will provide to each other ongoing rights to use, under specified conditions, certain intellectual property following the separation.

We will enter into a Retained Intellectual Property License Agreement, Retained Copyright License Agreement and Retained Know-How and Technology License Agreement that will grant Sylvamo a perpetual and non-exclusive license to use certain patents (and the know-how associated therewith), copyrights and general know-how and technology, respectively, owned by or licensed to International Paper.

In addition, we will enter into a Transferred Intellectual Property License Agreement that will grant International Paper a perpetual and non-exclusive license to use certain patents (and the know-how associated therewith) owned by Sylvamo to make, have made, sell, offer to sell, import and export products and services.

Under a Transitional Trademark License Agreement, Sylvamo will receive a non-exclusive license, to use the “International Paper” name, subject to certain quality control provisions, (i) on finished product inventory or packaging materials, existing as of the separation or manufactured by Sylvamo thereafter, for a period of either six (6) or twelve (12) months depending on the products, and (ii) to otherwise transition off of the use of such name, for a period of six (6) months.

Brazil Payment Agreement

In connection with the separation, a subsidiary of International Paper and a subsidiary of Sylvamo will enter into a letter agreement, pursuant to which the Sylvamo subsidiary will make a payment of $100 million to the International Paper subsidiary if any portion of the Brazil eucalyptus forest plantations owned by Sylvamo as of the Distribution Date are directly or indirectly transferred, subject to certain exceptions for immaterial transfers. A transfer includes any sale, pledge or transfer of any legal or beneficial interest in the Brazil lands, including any grant of an option or other right or interest or entry into any contract that would result in a reduction or diminution of Sylvamo’s economic ownership in the Brazil lands. A change of control of Sylvamo would also result in the payment becoming due and payable. A U.S. subsidiary of Sylvamo will guarantee this payment obligation to the subsidiary of International Paper.

Trading Prior to the Distribution Date

We expect a “when-issued” market in our common stock to develop as early as two trading days prior to the Record Date for the distribution and continue through the close of trading on the day prior to the Distribution Date. When-issued trading refers to a sale or purchase made conditionally before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of International Paper common stock on the Record Date, you will be entitled to receive shares of our common stock in the distribution. You may trade this entitlement to receive shares of our common stock, without the shares of International Paper common stock you own, on the when-issued market. We expect when-issued trades of our common stock to settle within three trading days after the Distribution Date. On the Distribution Date, we expect that when-issued trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as two trading days prior to the Record Date and continuing through the close of trading on the day prior to the Distribution Date, there will be two markets in International Paper common stock: a “regular-way” market and an “ex-distribution” market. Shares of International Paper common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the distribution. Therefore, if you sell shares of International Paper common stock in the regular-way market up to and continuing through the close of trading on the day prior to the Distribution Date, you will be selling your right to receive shares of our common stock in the distribution. However, if you

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own shares of International Paper common stock on the Record Date and sell those shares in the ex-distribution market up to and continuing through the close of trading on the day prior to the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the distribution.

Following the Distribution Date, we expect shares of our common stock to be listed on the NYSE under the trading symbol “SLVM”. If when-issued trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our when-issued trading symbol when and if it becomes available. If the distribution does not occur, all when-issued trading will be null and void.

Listing and Trading of the Shares of Sylvamo Common Stock

As of the date of this information statement, we are a wholly-owned subsidiary of International Paper and, accordingly, there is currently no public market for our common stock, although a “when-issued” market in our common stock may develop on or shortly before the Record Date. See “—Trading Prior to the Distribution Date” above for an explanation of a “when-issued” market. We intend to apply to list our shares of common stock on the NYSE under the symbol “SLVM”.

We cannot assure you as to the price at which our common stock will trade before, on or after the Distribution Date, and the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of International Paper common stock and Sylvamo common stock following the distribution may be less than, equal to or greater than the current trading price of International Paper common stock. There can be no assurance that, following the distribution, the combined trading prices of International Paper common stock and Sylvamo common stock will equal or exceed what the trading price of International Paper common stock would have been in the absence of the distribution. See “Risk Factors— Risks Relating to Our Common Stock.”

Shares of Sylvamo common stock distributed to International Paper’s shareholders will be freely transferable, except for such shares that are distributed to persons who are considered our affiliates. Individuals or entities may be deemed to be affiliates of Sylvamo if they control, are controlled by, or are under common control with, Sylvamo, as those terms generally are interpreted for U.S. federal securities law purposes. These persons may include certain or all of our directors, officers and significant shareholders. In addition, individuals who are affiliates of International Paper on the Distribution Date may be deemed to be affiliates of Sylvamo. Individuals who are our affiliates, or are deemed our affiliates, will be permitted to sell their shares of Sylvamo common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Conditions to the Distribution

We expect that the distribution will be effective on the Distribution Date, provided that the conditions described below have been satisfied or waived by International Paper:

•

the SEC having declared effective the Form 10, of which this information statement forms a part, and the Form 10 shall not be the subject of any stop order or any legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation by the SEC seeking a stop order;

•	this information statement shall have been sent or otherwise made available to International Paper shareholders;

•

International Paper shall have received an opinion from a nationally recognized accounting firm or tax counsel satisfactory to it or a private letter ruling from the IRS, regarding the qualification of the Distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code;

•

the completion of the internal reorganization, the contribution by International Paper to Sylvamo of certain of the entities and the related assets and liabilities associated with International Paper’s Printing Papers business as described herein;

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•	the receipt by International Paper’s board of directors of customary solvency and surplus opinions of a nationally recognized investment banking or appraisal firm;

•

the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted;

•

International Paper’s and Sylvamo’s execution of the separation and distribution agreement, the tax matters agreement, the transition services agreement, the employee matters agreement, the registration rights agreement and all ancillary agreements relating to the distribution;

•

the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Separation, the Distribution or any of the transactions related thereto;

•	Sylvamo’s common stock having been approved for listing on the NYSE, subject to official notice of issuance;

•	Sylvamo’s entry into the financing arrangements and incurrence of at least an aggregate of $ aggregate principal amount of new indebtedness pursuant thereto;

•	the receipt by International Paper of the proceeds from the Special Payment; and

•

no other events or developments shall exist or shall have occurred that, in the judgment of the board of directors of International Paper, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the transactions contemplated by the separation and distribution agreement or any ancillary agreement.

The fulfillment of the above conditions will not create any obligation on International Paper’s part to effect the distribution. International Paper, in its sole and absolute discretion, will determine the terms of, and whether to proceed with, the distribution and, to the extent it determines to proceed, determine the Record Date and Distribution Date.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the Sylvamo common stock to be distributed in the distribution and related stock exchange listing requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

International Paper shareholders will not have appraisal rights in connection with the distribution.

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FINANCING ARRANGEMENTS

We intend to enter into new financing arrangements in connection with the distribution. We expect to incur up to $                 million in new debt, consisting of $                 million of senior notes and $                 million of term loans, and enter into a $                 million cash flow-based revolving credit facility. We intend to use a portion of the proceeds from our new financing arrangements to make the Special Payment to International Paper of approximately $                 million immediately prior to the distribution. We expect that our revolving credit facility will be available for our immediate working capital needs and for general corporate purposes.

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DIVIDEND POLICY

We do not expect to declare or pay dividends on our common stock or repurchase our common stock following the distribution, as we intend to use excess cash flow to reduce outstanding indebtedness. Any payment of dividends or stock repurchase will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, covenants contained within agreements governing our indebtedness, contractual restrictions with respect to payment of dividends or repurchasing stock, our ability to obtain cash or other assets from our subsidiaries, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and temporary investments and our capitalization as of December 31, 2020 on an historical and pro forma basis to give effect to the separation, the incurrence of debt, the Special Payment and other matters, as discussed in “The Distribution.”

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the finalization of the terms of the separation and the agreements which define our relationship with International Paper after the completion of the separation. In addition, such adjustments are estimates and may not prove to be accurate.

You should read the information in the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and our audited combined financial statements and the notes thereto included elsewhere in this information statement.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly-traded company on December 31, 2020 and is not necessarily indicative of our future capitalization or financial condition.

	As of December 31, 2020
In millions, except share amounts	Actual	Pro Forma (Unaudited)
Cash and temporary investments	$95	$100

Indebtedness(1):
Short-term:
Notes payable and current maturities of long-term debt	4	4
Long-term:
Long-term debt	22	1,525

Total indebtedness	26	1,529

Equity:
Common stock, $1.00 par value, shares authorized and outstanding, pro forma	—	—
Additional paid-in-capital	—	1,896
Parent company investment	3,592	—
Accumulated other comprehensive income (loss)	(1,480)	(1,480)

Total equity	2,112	$416

Total capitalization	$2,138	$1,945

(1)

Sylvamo has not yet finalized its post-separation capitalization. As such, the applicable adjustments presented herein are subject to change and we will update the unaudited pro forma information in a subsequent amendment, if needed. We currently estimate that we will have $100 million in cash and temporary investments at separation. Sylvamo expects to enter into new financing arrangements in connection with the distribution consisting of $         million of term loans and $         million of high-yield bonds. Sylvamo intends to use a substantial portion of the proceeds from the financing arrangements to make the Special Payment to International Paper immediately prior to the distribution. Sylvamo also expects to enter into a $         million cash flow-based revolving credit facility that will be available for immediate working capital needs and for general corporate purposes, but which will not be drawn upon at separation.

(2)

We have assumed the number of outstanding shares of our common stock based on the number of shares of International Paper common stock outstanding on December 31, 2020 and a distribution ratio of one share of our common stock for every              shares of International Paper common stock.

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UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements consist of an unaudited pro forma combined balance sheet as of December 31, 2020 and an unaudited pro forma combined statement of operations for the year ended December 31, 2020. The unaudited pro forma combined financial statements should be read in conjunction with our audited combined financial statements and the notes thereto, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this information statement. The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions (as defined below) as though the Pro Forma Transactions had occurred as of December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared to give effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred or became effective as of January 1, 2020, the beginning of our most recently completed fiscal year. The unaudited pro forma combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Concerning Forward-Looking Statements and Information.”

The unaudited pro forma combined financial statements presented below have been derived from our audited combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations would have been had the separation occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the unaudited pro forma combined financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

International Paper did not account for us as, and we were not operated as, an independent, publicly-traded company for the periods presented. Our unaudited pro forma combined financial statements have been prepared to reflect adjustments to our historical financial information for the following autonomous entity adjustments and transaction accounting adjustments (the “Pro Forma Transactions”):

•

The contribution by International Paper to us of all the assets and liabilities that comprise our business and the retention by International Paper of certain specified assets and liabilities reflected in our historical combined financial statements, in each case, pursuant to the separation;

•

The anticipated post-separation capital structure, including: (i) the incurrence of third-party debt and the funding of the Special Payment to International Paper; (ii) the distribution of our common stock to holders of International Paper common stock; and (iii) the resulting elimination of International Paper’s net investment in us; and

•

The impact of, and transactions contemplated by, the Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property License Agreements, Offtake Agreements, Box Supply Agreement, Scrap Purchase Agreement, Fiber Supply Agreement and other agreements related to the separation between us and International Paper and the provisions contained therein. See “The Distribution—Relationships between Sylvamo and International Paper Following the Distribution.”

A final determination regarding our post-separation capital structure has not yet been made, and the Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement and Intellectual Property License Agreements and certain other transaction agreements have not been finalized. As such, the applicable adjustments presented herein are subject to change, and we will update the unaudited pro forma combined financial statements in a subsequent amendment, if needed.

Subject to the terms of the Separation and Distribution Agreement, International Paper will pay all nonrecurring third-party costs and expenses related to the separation and incurred prior to the completion of the separation. Such nonrecurring amounts are expected to include costs to separate and duplicate information

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technology systems, investment banking, third-party legal and accounting fees and similar costs. After the completion of the separation, subject to the terms of the Separation and Distribution Agreement, all costs and expenses related to the separation incurred by either International Paper or us will be borne by the party incurring the costs and expenses.

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Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2020

In millions at December 31, except share amounts	Historical	Autonomous Entity Adjustments	Transaction Accounting Adjustments		Pro Forma
ASSETS
Current Assets
Cash and temporary investments	$95	$—	$5	(a)	$100
Accounts and notes receivable (less allowance)	400	—	—		400
Related-party receivable	221	—	(221)	(b)	—
Inventories	342	—	(31)	(c)	311
Other current assets	61	—	—		61

Total Current Assets	1,119	—	(247)		872
Plants, Properties and Equipment, net	974	—	—		974
Forestlands	293	—	—		293
Goodwill	143	—	—		143
Right of Use Assets	46	—	—		46
Deferred Charges and Other Assets	336	—	24	(d)(h)(i)	360

TOTAL ASSETS	$2,911	$—	$(223)		$2,688

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$259	$—	$(41)	(c)	$218
Notes payable and current maturities of long-term debt	4	—	—		4
Accrued payroll and benefits	68	—	(19)	(c)(e)	49
Related party payable	25	—	6	(b)	31
Other current liabilities	134	—	(6)	(c)(f)	128

Total Current Liabilities	490	—	(60)		430
Long-Term Debt	22	—	1,503	(d)	1,525
Deferred Income Taxes	170	—	(11)	(i)	159
Other Liabilities	117	—	41	(f)(g)(h)	158
Commitments and Contingent Liabilities
Equity
Common stock, $1.00 par value, shares authorized and outstanding, pro forma	—	—	—	(j)	—
Additional paid-in-capital	—	—	1,896	(j)	1,896
Parent company investment	3,592	—	(3,592)	(j)	—
Accumulated other comprehensive income (loss)	(1,480)	—	—		(1,480)

Total Equity	2,112	—	(1,696)		416

TOTAL LIABILITIES AND EQUITY	$2,911	$—	$(223)		$2,688

See Notes to Unaudited Pro Forma Combined Financial Statements

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Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2020

In millions at December 31, except per-share amounts	Historical	Autonomous Entity Adjustments			Transaction Accounting Adjustments			Pro Forma
Net sales	$3,009	$—			$—				$3,009
Costs and expenses
Cost of products sold (exclusive of depreciation, amortization and cost of timber harvested)	2,101	(3)	(k	)	—				2,098
Selling and administrative expenses	209	99	(k	)	8	(k	)		316
Depreciation, amortization and cost of timber harvested	154	—			—				154
Distribution expenses	321	—			—				321
Taxes other than payroll and income taxes	30	—			—				30
Restructuring and other charges, net	—	—			—				—
Interest (income) expense, net	(4)	—			52	(d	)		48

Income (loss) before income taxes	198	(96)			(60)				42
Income tax provision (benefit)	28	(23)	(l	)	(15)	(l	)		(10)

Net income (loss)	$170	$(73)			$(45)				$52

Pro forma earnings per share of common stock:
Basic								$
Diluted								$

Pro forma weighted-average shares outstanding:
Basic
Diluted

See Notes to Unaudited Pro Forma Combined Financial Statements

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Notes to Unaudited Pro Forma Combined Financial Statements

(a)	Reflects adjustments to present an expected cash and temporary investments balance of $100 million at separation:

As of December 31, 2020 (In millions)
Cash received from borrowings	$1,520
Special Payment to International Paper	(1,496)
Cash paid for debt issuance costs	(19)

Total pro forma adjustments to cash and temporary investments	$5

(b)

Reflects a reclassification adjustment to extinguish the related party receivable and related party payable balances with International Paper in connection with the separation and the establishment of a $31 million related party payable to International Paper related to existing inventory produced by mills owned by International Paper that will be paid in cash after the separation.

(c)	Reflects the removal of certain current assets and current liabilities that will be retained by International Paper.

The following represents adjustments to current assets:

As of December 31, 2020 (In millions)
Inventories	$(31)

Total pro forma adjustments to current assets	$(31)

The following represents adjustments to current liabilities:

As of December 31, 2020 (In millions)
Accounts payable	$(41)
Accrued payroll and benefits	(7)
Other current liabilities	(3)

Total pro forma adjustments to current liabilities	$(51)

(d)

Reflects $1.5 billion of borrowings expected to be incurred in connection with the separation, offset by debt issuance costs of $17 million for these borrowings, along with debt issuance costs of $2 million related to a cash flow-based revolving credit facility upon which we do not expect to draw at separation. We will use a substantial portion of the borrowings to make the Special Payment to International Paper immediately prior to the distribution. The pro forma combined statement of operations reflects estimated interest expense of $52 million related to the $1.5 billion of long-term debt, amortization of deferred debt issuance costs and an annual fee assessed on the unused portion of the revolving credit facility. We currently estimate the weighted average interest rate to be approximately 3.2%. Interest expense was calculated assuming constant debt levels throughout the period. Interest expense may be higher or lower if the actual interest rate changes or if we prepay debt with excess cash. A 1/8% change to the annual interest rate would change interest expense by approximately $1.9 million.

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The following represents adjustments to long-term debt:

As of December 31, 2020 (In millions)
Cash received from borrowings	$1,520
Cash paid for debt issuance costs on long-term debt	(17)

Total pro forma adjustments to long-term debt	$1,503

The following represents adjustments to deferred charges and other assets:

As of December 31, 2020 (In millions)
Cash paid for debt issuance costs on revolving credit facility	$2

Total pro forma adjustments to deferred charges and other assets	$2

The following represents adjustments to interest (income) expense, net:

Year ended December 31, 2020 (In millions)
Interest expense related to long-term debt	$48
Amortization of deferred debt issuance costs	3
Annual fee assessed on unused portion of revolving credit facility	1

Total pro forma adjustments to interest (income) expense, net	$52

(e)	Reflects an adjustment to remove $12 million in employee-related accrued liabilities for incentive and sales commission programs that are expected to be retained by International Paper.

(f)

Reflects an adjustment to remove $6 million related to a deferred liability of the Federal Insurance Contributions Act (FICA) tax related to our employees permitted by the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), which is expected to be retained by International Paper.

The following accounts were adjusted for the removal of this liability:

As of December 31, 2020 (In millions)
Other current liabilities	$(3)
Other liabilities	(3)

Total pro forma adjustments	$(6)

(g)

Reflects the addition of accrued liabilities of $2 million related to the Brazilian Industrial Packaging business divested by International Paper in October 2020, which are expected to be transferred to us in accordance with the separation.

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(h)

Reflects the addition of the $11 million net unfunded pension plan liability related to the U.S. Qualified Pension Plan for our U.S. active employees participating in the plan sponsored by International Paper, as this net unfunded liability will transfer to us in connection with the separation. This adjustment also reflects the addition of $16 million and $15 million of accrued liabilities related to the non-qualified Pension Restoration Plan and non-qualified Deferred Compensation Savings Plan, respectively, as these liabilities will transfer to us in connection with the separation, and the addition of $16 million and $15 million of other assets related to the non-qualified Pension Restoration Plan and non-qualified Deferred Compensation Savings Plan, respectively, as International Paper will reimburse us for payments to employees to the extent of the accrued liability as of the separation date. Our participation in these plans was accounted for as multi-employer plans in the audited combined financial statements. Accordingly, the related assets and liabilities were not reflected.

The following represents adjustments to other liabilities:

As of December 31, 2020 (In millions)
Pension Restoration Plan	$16
Deferred Compensation Savings Plan	15
U.S. Qualified Pension Plan	11

Total pro forma adjustments to other liabilities	$42

The following represents adjustments to deferred charges and other assets:

As of December 31, 2020 (In millions)
Pension Restoration Plan	$16
Deferred Compensation Savings Plan	15

Total pro forma adjustments to deferred charges and other assets	$31

(i)

Reflects adjustments to remove a deferred tax asset of $11 million resulting from a historical net operating loss expected to be retained by International Paper and the reclassification of a deferred tax liability of $2 million related to operations in France. Deferred income taxes adjustments reflect an addition of $13 million tax basis in goodwill related to the Brazilian Industrial Packaging business that will be transferred to us in accordance with the separation, the $2 million reclassification and deferred tax adjustments related to the pro forma adjustments herein, which resulted in no net impact. Certain U.S. state tax credits, which have a full valuation allowance, are also expected to be retained by International Paper.

The following represents adjustments to deferred charges and other assets:

As of December 31, 2020 (In millions)
Net operating loss deferred tax asset	$(11)
Reclassification of deferred tax liability	2

Total pro forma adjustments to deferred charges and other assets	$(9)

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The following represents adjustments to deferred income taxes:

As of December 31, 2020 (In millions)
Industrial Packaging goodwill tax basis	$(13)
Reclassification of deferred tax liability	2

Total pro forma adjustments to deferred income taxes	$(11)

(j)

Reflects the reclassification of International Paper’s investment in us, related party balances with International Paper, the estimated Special Payment to International Paper immediately prior to the distribution and the additional net liabilities expected to be transferred to us by International Paper into additional paid-in-capital.

The following represents adjustments to additional paid-in-capital:

As of December 31, 2020 (In millions)
Reclassification of parent company investment	$3,592
Special Payment to International Paper	(1,496)
Reclassification of related party receivable	(221)
Reclassification of related party payable	25
Net liabilities expected to be transferred to us	(4)

Total pro forma adjustments to additional paid-in-capital	$1,896

We have assumed the number of outstanding shares of our common stock based on the number of shares of International Paper common stock outstanding on December 31, 2020 and a distribution ratio of one share of our common stock for every                shares of International Paper common stock.

(k)	As an independent, publicly-traded company, we expect to incur certain additional costs, including costs resulting from:

•

separation and establishment of Sylvamo as a stand-alone company, including incremental costs related to information technology, supply chain, corporate affairs, legal, finance, human resources and other corporate functions previously shared with International Paper, offset by a decrease in royalty expense related to licensing agreements with International Paper that we do not expect to incur following the separation;

•	services to be provided by International Paper under the Transition Services Agreement primarily related to information technology, supply chain, operations and administrative support functions;

•	occupancy agreements related to transitional use of certain International Paper corporate facilities; and

•	one-time expenses primarily related to the separation and establishment of information technology capabilities, professional fees related to stand-alone transition, rebranding and legal fees.

We expect to incur approximately $104 million of expenses (including one-time expenses of approximately $55 million that are expected to be incurred within 12 months following the completion of the separation, including $8 million of one-time transaction costs directly attributable to the separation) in addition to corporate and shared costs allocated by International Paper to us in the audited combined statement of operations. Accordingly, the pro forma combined statement of operations has been adjusted to

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depict Sylvamo as an autonomous entity and reflect one-time transaction costs expected to be incurred in connection with the separation. The additional expenses have been estimated based on assumptions that management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment and strategic decisions made in areas such as information technology, supply chain, sales and marketing, operations and infrastructure.

(l)

The pro forma income tax expense adjustments reflect a blended statutory tax rate of 24.3% based on statutory rates by jurisdiction. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustments.

The following summarizes the calculation of our pro forma income tax expense adjustments:

Year ended December 31, 2020 (In millions)
Total autonomous entity adjustments to income (loss) before income taxes	$(96)
Blended statutory tax rate	24.3%

Total autonomous entity pro forma adjustment to income taxes	$(23)

Year ended December 31, 2020 (In millions)
Total transaction accounting adjustments to income (loss) before income taxes	$(60)
Blended statutory tax rate	24.3%

Total transaction accounting pro forma adjustment to income taxes	$(15)

As reflected in Note 9, Income Taxes, of our audited combined financial statements, there is an income tax provision of $28 million on $198 million of income before taxes, resulting in an effective tax rate of 14% for the year ended December 31, 2020. Our 2020 income tax provision includes a tax benefit of $10 million relating to tax audits and a tax benefit of $5 million relating to the impact of rate differentials on non-U.S. permanent differences and earnings. After including the income tax benefit of the pro forma adjustments above, the December 31, 2020 pro forma income statement reflects an income tax benefit of $(10) million on $42 million of income before taxes, resulting in an effective tax rate of (24)%. We have reflected an income tax benefit following recording of the pro forma autonomous entity adjustments and transaction accounting adjustments as we believe the benefit, including the carryforward (deferred tax asset) expected to be generated by the additional U.S. interest expense, will be realizable based on our forecasts of future taxable income. Going forward, our effective tax rate could be different depending on actual operating results by jurisdiction and the application of enacted tax law to those specific results.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations for the three years ended December 31, 2020, 2019 and 2018, together with our audited combined financial statements and the notes thereto included elsewhere in this information statement, as well as the information presented under “Unaudited Pro Forma Combined Financial Statements” and “Business.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this information statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.”

OVERVIEW

On December 3, 2020, International Paper Company (“International Paper“) announced that its Board of Directors had approved a plan to spin-off its Printing Papers segment along with certain coated paperboard and pulp businesses in North America, France and Russia (collectively referred to herein as the “Company,” “business,” “we,” “us,” or “our”) and separate into two distinct publicly-traded companies.

The Company is one of the world’s largest producers of printing and writing papers, manufacturing uncoated freesheet into a variety of papers for business and home use. The business produces papers for use in copiers, desktop and laser printers, and digital imaging. End-use applications include advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. The business also produces a variety of grades that are converted by customers into envelopes, tablets, business forms and file folders. The Company’s products are sold under private labels and Company-owned brand names that include Hammermill®, Springhill, Williamsburg, Postmark®, Accent®, Great White®, Chamex®, Ballet®, REY® and SvetoCopy®. The business also produces high-quality coated paperboard for a variety of packaging end uses along with paper-grade pulp and Bleached Chemical Thermo-Mechanical Pulp (“BCTMP”).

The Company is organized into three reportable business segments, consistent with the internal structure used to manage these businesses. Uncoated paper, pulp and coated paperboard capacity are presented in short tons.

•

North America. The primary product in this segment is uncoated papers, along with market pulp production. Our North American mills, located in the United States (New York and South Carolina), have annual uncoated paper and market pulp production capacity of 975,000 and 115,000 tons, respectively. Our historical operations have been further supported by paper production at International Paper’s North American Riverdale and Georgetown mills. As part of the separation, we expect to enter into offtake agreements with International Paper for 520,000 tons of uncoated freesheet and 160,000 tons of uncoated bristols, a heavier weight paper grade used in products such as file folders. The papers produced in this segment are for use in copiers, desktop and laser printers and digital imaging, which are sold under private labels and such Company brand names as Hammermill®, Springhill, Williamsburg, Accent®, DRM® and Postmark®.

•

Latin America. With a presence in Brazil for more than 50 years, our operations focus on uncoated papers through the ownership or management of approximately 250,000 acres of forestlands in Brazil. The system of printing and writing paper production in Brazil consists of three mills, two of which are integrated, with a total annual capacity of approximately 1.1 million tons and also produces an additional 165,000 tons of market pulp annually: two in the State of São Paulo and one in Mato Grosso do Sul. Our Brazilian brands Chamex®, Chamequinho and Chambril are produced exclusively from eucalyptus grown on Company-owned land that is independently certified for sustainable forestry under the Brazilian National Forest Certification Program (“CERFLOR”) and the Forest Stewardship

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Council (“FSC”). We expect existing FSC certifications to be transferred to Sylvamo from International Paper prior to the distribution.

•

Europe. Europe produces and offers a broad portfolio of uncoated papers for a multitude of uses and applications, along with coated paperboard and market pulp. We operate two mills in the region: Saillat, France and Svetogorsk, Russia. Located in the Limousin region of France, the Company’s Saillat mill produces both paper and market pulp. It is the only mill in France to cover the entire production process from harvesting to paper and is one of the leading cutsize producers in France. The Saillat mill produces entry-level to high value-added products such as tinted and colored laser printing paper under leading brands REY® Adagio and Pro-Design, as well as graphic and high-speed inkjet printing under the brands Preprint S and Jetstar. We have harvesting rights to approximately 865,000 acres of forestlands in Russia with our Svetogorsk facility being one of the leading paper and pulp mills. It covers some 494 acres on the Karelian Isthmus, and comprises three pulp mills, two papermaking machines, and A3 and A4 cutsize finishing. Our Svetogorsk mill produces high-quality printing paper and pulp products such as BCTMP and a variety of our Ballet® office papers, including Ballet Brilliant, Ballet Premier, Ballet Classic, Ballet Universal and SvetoCopy®. We also produce coated paperboard at our mill in Russia with an annual capacity of 130,000 tons. Our Europe paper and pulp mills have a total annual capacity of approximately 685,000 and 300,000 tons, respectively.

In addition, we present a “Corporate” category for purposes of reconciliation of net sales and operating profit, which is not considered a reportable operating segment.

Components of Results of Operations

Net Sales

Net sales represent gross sales of our printing paper, coated paperboard and pulp products, are adjusted to reflect estimates for customer rebates, primarily volume rebates, early payment discounts and other customer refunds. Product prices are affected by general economic trends, inventory levels, currency exchange rate movements and worldwide capacity utilization.

Cost of Products Sold

Cost of products sold includes all material, labor and overhead costs incurred in the production process for our products. These costs are impacted by various drivers, the most significant of which include changes in raw material costs, principally wood, pulp and chemical costs, energy costs, mill outage costs, salary and benefits costs and manufacturing conversion costs. Cost of products sold does not include the associated depreciation, amortization and cost of timber harvested for assets involved in the manufacturing process, as we separately report those expenses in our combined statement of operations.

Cost of products sold includes allocations of costs for certain centralized functions and programs provided and administered by International Paper. See “Basis of Presentation and Separation from International Paper” below and Note 2 Significant Accounting Policies to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from International Paper are not necessarily indicative of future expenses and do not necessarily reflect results that we would have achieved as an independent, publicly-traded company for the periods presented. We are currently assessing whether recurring stand-alone costs are expected to be higher or lower than historical allocations, which may have an impact on profitability and operating cash flows. See “Unaudited Pro Forma Combined Financial Statements” for more information.

Selling and Administrative Expenses

Selling and administrative expenses include salary, benefit and travel expenses for selling and administrative employees, real estate and other office expenses for these employees, advertising and other administrative expenses. Selling and administrative expenses are primarily driven by headcount, which impacts related salary, benefit and travel costs.

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Selling and administrative expenses include allocations of costs for certain centralized functions and programs provided and administered by International Paper. See “Basis of Presentation and Separation from International Paper” below and Note 2 Significant Accounting Policies to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from International Paper are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly-traded company for the periods presented. We are currently assessing whether recurring stand-alone costs are expected to be higher or lower than historical allocations, which may have an impact on profitability and operating cash flows. See “Unaudited Pro Forma Combined Financial Statements” for more information.

Distribution Expenses

Distribution expenses principally include outbound freight costs to customers’ destinations and warehouse rental costs. In addition to our sales volumes, distribution expenses are most significantly impacted by changes in transportation costs.

Taxes other than Payroll and Income Taxes

Taxes other than payroll and income taxes include real estate taxes, sales taxes and use taxes, along with excise taxes and duties paid related to energy produced and purchased.

Restructuring and other charges, Net

Restructuring and other charges represent periodic expenses incurred to realign operating capacity, including any related headcount actions.

Interest Income, Net

Interest income, net includes the interest earned on our cash and temporary investment balances and interest expense incurred on our debt obligations. Our future capital structure is expected to include the addition of third-party debt. This will result in a substantial increase in annual interest expense.

Significant Factors and Trends That May Affect Our Results of Operations

Macroeconomic Conditions

The Company’s operating results are typically closely tied to changes in the general economic conditions in North America, Europe and Latin America, as well as general global economic conditions. The Company’s profitability and operating results are dependent on the price of our products and the market price of raw materials (primarily virgin wood fiber, recycled fiber and caustic soda and starch), energy sources and third-party transport of our goods.

Consumer Behavior

Factors that impact the demand for our products include consumer preferences, consumer spending, commercial printing and advertising activity, adoption of electronic mediums, white-collar employment, including the shift to work-from-home during the COVID-19 pandemic, remote schooling and movements in currency exchange rates.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization (“WHO”) declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Since that

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time, all of our manufacturing facilities have remained open and operational during the pandemic. The health and safety of our employees and contractors is our most important responsibility as we manage through the COVID-19 pandemic. We have implemented work-systems across the Company, including hygiene, social distancing, site cleaning, contact tracing and other measures, as recommended by the Centers for Disease Control (“CDC”) and WHO. Our COVID-19 measures have proved to be effective to date, and we have not had any material disruptions to our operations.

However, we have seen a significant negative impact on demand for our printing papers products, which account for the majority of our net sales. There continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to economic reopening plans and the resurgence of the virus in many areas, additional actions that may be taken by governmental authorities and private businesses to attempt to contain the COVID-19 outbreak or to mitigate its impact, the extent and duration of social distancing and stay-at-home orders, the availability, efficacy of, ability to administer, and extent of adoption of any COVID-19 vaccines and the ongoing impact of COVID-19 on unemployment, economic activity and consumer confidence. Developments related to COVID-19 had a significant adverse effect on our results of operations and cash flows in 2020, which could continue if negative global economic conditions persist for a significant period of time.

Basis of Presentation and Separation from International Paper

Under the plan, International Paper will retain approximately 19.9% of the shares of the Company and would execute a spin-off of the Company in a manner that is intended to be tax-free to International Paper’s shareholders for U.S. federal income tax purposes, except for cash that shareholders receive in lieu of fractional shares, by way of a pro rata distribution of the remaining approximately 80.1% of the common stock of the Company to International Paper’s shareholders of record whereby each holder of International Paper common stock will receive one share of Sylvamo common stock for every                  shares of International Paper stock held as of the spin-off transaction record date. For additional information, see “The Distribution.” International Paper will dispose of such shares of our common stock that it owns after the distribution in either a registered offering or pursuant to an exemption from registration, which is expected to occur within 12 months of the Distribution Date and will occur no later than five years after the distribution.

We have historically operated as part of International Paper and not as a stand-alone company. The accompanying audited combined financial statements included in this information statement were prepared on a “carve-out” basis in connection with the separation and were derived from the consolidated financial statements and accounting records of International Paper. These combined financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as the Company was historically managed within International Paper. The combined financial statements have been prepared in United States (“U.S.”) dollars and in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent company during the periods presented.

The combined balance sheets include certain assets and liabilities that have historically been held at the International Paper corporate level but are specifically identifiable or otherwise attributable to the Company. The combined statements of operations also include expense allocations for certain functions provided by International Paper, including, but not limited to general corporate expenses related to finance, legal, information technology, human resources, communications, insurance and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of capital employed, headcount or other measures. During the years ended December 31, 2020, 2019 and 2018, the Company was allocated $167 million, $209 million and $203 million, respectively, of such general corporate expenses, which were included within cost of products sold and selling and administrative expenses in the combined statements of operations. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expenses

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the Company would have incurred if the Company had been an independent company for the periods presented. Actual costs that may have been incurred if the Company had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent. Following the separation, the Company may perform these functions using its own resources or purchased services. For an interim period following the separation, however, some of these functions will continue to be provided by International Paper under a transition services agreement. Additionally, we may provide some services to International Paper under a transition services agreement. We will also enter into certain commercial agreements with International Paper in connection with the separation. See “The Distribution—Relationships Between Sylvamo and International Paper Following the Distribution.”

Following completion of the separation, we expect to incur expenditures to establish certain stand-alone functions and information technology systems and other one-time costs. Recurring stand-alone costs include accounting, financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations functions, as well as the annual expenses associated with running an independent, publicly-traded company including listing fees, board of director fees and external audit costs. We are currently assessing whether recurring stand-alone costs are expected to be higher or lower than historical allocations, which may have an impact on profitability and operating cash flows. See “Unaudited Pro Forma Combined Financial Statements” for more information.

The Company operates on a calendar year-end. All percentages shown in the tables below and the discussion that follows have been calculated using unrounded numbers.

Results of Operations

The following summarizes our results of operations for the periods presented:

				Percent Change
In millions for the years ended December 31	2020	2019	2018	2020	2019
NET SALES (including sales to a related party of $23, $8 and $19 for 2020, 2019 and 2018, respectively)	$3,009	$4,017	$4,119	(25.1)	(2.5)
COSTS AND EXPENSES (including purchases from a related party of $372, $513 and $572 for 2020, 2019 and 2018, respectively)
Cost of products sold (exclusive of depreciation, amortization and cost of timber harvested shown separately below)	2,101	2,638	2,620	(20.3)	0.7
Selling and administrative expenses	209	262	288	(20.2)	(9.1)
Depreciation, amortization and cost of timber harvested	154	192	198	(19.8)	(2.6)
Distribution expenses	321	393	408	(18.3)	(3.8)
Taxes other than payroll and income taxes	30	33	35	(10.1)	(5.2)
Restructuring and other charges, net	—	6	4	(100.0)	62.3
Interest (income) expense, net	(4)	(9)	(7)	(57.3)	14.4

INCOME (LOSS) BEFORE INCOME TAXES	198	502	573	(60.5)	(12.4)
Income tax provision (benefit)	28	125	154	(78.0)	(18.6)

NET INCOME (LOSS)	$170	$377	$419	(54.7)	(10.1)

2020 Compared to 2019

Net Sales

For the year ended December 31, 2020, the Company reported net sales of $3.0 billion, compared with $4.0 billion in 2019. The net sales decline of 25% was driven by unprecedented demand decline due to the

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COVID-19 pandemic, resulting in a 1 million ton, or 26%, decline in sales volume of freesheet in 2020 when compared to 2019. International net sales (based on the location of the seller and including U.S. exports) totaled $1.6 billion, or 53% of total sales in 2020. This compares with international net sales of $2.1 billion, or 54% in 2019.

Additional details on net sales are provided in the section titled “Business Segment Results.”

Cost of Products Sold

Cost of products sold decreased by $537 million, or 20%, due to decreased production, reducing our consumption of raw materials. The decrease was primarily driven by declines in roll-stock ($191 million), fiber ($142 million), purchased stock ($131 million) and chemicals ($46 million). The 20% decline in cost of products sold was less than the 25% decline in our net sales due to unabsorbed fixed costs.

Selling and Administrative Expenses

Selling and administrative expenses decreased by $53 million, or 20%, primarily due to a decline in administrative ($14 million) and selling ($4 million) salaries and benefits, travel and entertainment ($8 million), and professional fees ($4 million) due to cost reduction initiatives and stronger cost management necessitated by economic conditions. The remaining decline is due to a reduction in International Paper corporate expenses allocated to us due to our reduced direct usage and a reduction in expenses allocated to our business due to the outsized impact of COVID-19 on our business in comparison to other International Paper businesses.

Depreciation, Amortization and Cost of Timber Harvested

The $38 million, or 20%, decline in depreciation, amortization and cost of timber harvested was a direct result of the decline in our capital spending in response to the COVID-19 pandemic, noted in “—Liquidity and Capital Resources—Investment Activities” below. In addition, due to a decrease in demand for our products due to COVID-19, our cost of timber harvested decreased $12 million in 2020.

Distribution Expenses

The $72 million, or 18%, decrease in distribution expenses was the direct result of the decline in net sales activity. The cost reduction was primarily driven by a decline in out-bound freight ($67 million) and warehousing ($6 million) expenses. The decline in distribution expenses was less than the decline in our net sales primarily due to fixed warehouse costs.

Income Taxes

A net income tax provision of $28 million was recorded for 2020, including tax benefit of $5 million related to non-U.S. tax rate differentials, a $10 million tax benefit relating to tax audits and a $1 million expense related to taxes to non-U.S. earnings.

A net income tax provision of $125 million was recorded for 2019, including tax expense of $12 million related to non-U.S. tax rate differentials and a $4 million expense related to taxes on non-U.S. earnings. The effective income tax rate was 14% in 2020 compared to 25% in 2019. The income tax provision and effective income tax rate decreased in 2020 by approximately $97 million and 11%, respectively, primarily due to the change in mix of earnings in the United States and various income tax rates in non-U.S. jurisdictions and the $10 million tax benefit in 2020 relating to the tax audit settlement.

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2019 Compared to 2018

Net Sales

For the year ended December 31, 2019, the Company reported net sales of $4.0 billion, compared with $4.1 billion in 2018. Net sales decreased 2.5% primarily due to increased economic downtime in 2019, resulting in a 29,000 ton and 37,000 ton decline in sales volume of uncoated freesheet and market pulp, respectively. International net sales (based on the location of the seller and including U.S. exports) totaled $2.1 billion, or 54% of total sales in 2019. This compares with international net sales of $2.2 billion in 2018, or 54% of total sales in 2018.

Selling and Administrative Expenses

Selling and administrative expenses decreased by $26 million, or 9%, primarily due to a decline in administrative ($6 million) and selling ($3 million) salaries and benefits, office supplies and equipment ($8 million), advertising ($2 million) and travel and entertainment ($2 million) due to cost reduction initiatives.

Distribution Expenses

The $15 million, or 5%, decrease in distribution expenses was primarily driven by a reduction in freight expense ($22 million) associated with the reduction in net sales. The decrease in freight expense was offset by increased warehousing costs of $7 million.

Income Taxes

A net income tax provision of $154 million was recorded for 2018, including $19 million of expense related to non-U.S. tax rate differentials and a $9 million expense related to taxes on non-U.S. earnings. The effective income tax rate was 25% in 2019 compared to 27% in 2018. The income tax provision and effective income tax rate decreased in 2019 by approximately $29 million and 2%, respectively, primarily due to the change in mix of earnings in the United States and various income tax rates in non-U.S. jurisdictions.

Business Segment Results

Overview

Management intends to provide Total Operating Profit, a non-GAAP financial measure, to supplement our GAAP financial information, and it should be considered in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Management believes that Total Operating Profit provides investors and analysts useful insights into our operating performance. Total Operating Profit is reconciled to Income (Loss) Before Income Taxes, the most directly comparable GAAP measure. Total Operating Profit may be determined or calculated differently by other companies and therefore may not be comparable among companies.

The following table presents a reconciliation of income (loss) before taxes to Total Operating Profit:

In millions for the years ended December 31	2020	2019	2018
Income (Loss) Before Income Taxes	$198	$502	$573
Interest (income) expense, net	(4)	(9)	(7)
Restructuring and other charges, net(2)	—	6	4
Other special items, net(2)	10	(1)	1

Total Operating Profit(1)	$204	$498	$571

North America operating profit	43	200	185
Latin America operating profit	84	158	227
Europe operating profit	77	140	159

Total Operating Profit(1)	$204	$498	$571

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(1)

We define Total Operating Profit as our income (loss) before income taxes calculated in accordance with GAAP, excluding interest (income) expense, net, restructuring and other charges, net and other special items, net, which includes corporate special items, net (there were no corporate special items in any of the periods presented). We believe that Total Operating Profit is an important indicator of operating performance as it is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statements footnotes in accordance with ASC 280.

(2)

Special items represent income or expenses that are incurred periodically, rather than on a regular basis. Items included within restructuring and other charges during the periods presented principally relate to overhead cost reduction initiatives, including severance costs. Other special items in the periods presented primarily include abandoned property removal costs and a foreign VAT refund.

2020 Compared to 2019

Total Operating Profit in 2020 was $294 million lower than in 2019 as the benefits from lower input costs ($52 million) and lower maintenance outage costs ($13 million) were more than offset by lower average sales price and mix ($191 million) and lower sales volumes ($160 million).

2019 Compared to 2018

Total Operating Profit in 2019 was $73 million lower than in 2018 as the benefits from higher average sales price and mix ($51 million) was more than offset by higher operating costs ($61 million), higher input costs ($54 million) and increased maintenance outage costs ($5 million).

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The following tables present net sales and operating profit (loss), which is the Company’s measure of segment profitability, for each of the Company’s segments. See Note 13 Financial Information by Business Segment and Geographic Data to our audited combined financial statements included elsewhere in this information statement for more information on the Company’s segments.

North America

North America
In millions for the years ended December 31	2020	2019	2018
Net Sales	$1,490	$1,996	$2,037
Operating Profit (Loss)	$43	$200	$185

2020 Compared to 2019

The Company reported North America net sales of $1.5 billion in 2020, compared with $2.0 billion in 2019. The approximate $500 million, or 25%, decrease was driven by the unprecedented demand decline due to the COVID-19 pandemic, resulting in a 460,000 ton, or 26%, decline in sales volume of uncoated freesheet in 2020 when compared to 2019.

North America operating profit in 2020 was $157 million lower than 2019 as volumes for 2020 were significantly lower primarily driven by economic downtime ($104 million) and decreased sales volume ($97 million) across all grades of uncoated freesheet due to the adverse demand impact of the COVID-19 pandemic. Lower volumes were partially offset by decreased operating costs ($44 million) reflecting cost reduction initiatives and strong cost management.

Related party sales to International Paper included in North America net sales totaled $3 million in 2020 and $1 million in 2019. Related party purchases from International Paper totaled $210 million and $283 million in 2020 and 2019, respectively.

2019 Compared to 2018

For the year ended December 31, 2019, net sales decreased $41 million, or 2%, compared to the same period in 2018, primarily due to increased economic downtime in 2019, resulting in an 87,000 ton and 39,000 ton decline in sales volume of uncoated freesheet and market pulp, respectively.

North America operating profit in 2019 was $15 million higher than 2018 as average sales margins improved due to the realization of sales price increases for cutsize paper ($57 million). The increase in sales margins was substantially offset by lower volumes driven by economic downtime ($37 million) and increased operating costs due to an unfavorable manufacturing mix ($4 million).

Related party sales to International Paper included in North America net sales in 2018 totaled $3 million. Related party purchases from International Paper totaled $404 million in 2018.

Latin America

Latin America
In millions for the years ended December 31	2020	2019	2018
Net Sales	$632	$969	$979
Operating Profit (Loss)	$84	$158	$227

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2020 Compared to 2019

The Company reported Latin America net sales of $632 million in 2020, compared with $969 million in 2019. The $337 million, or 35%, net sales decline was driven by the unprecedented demand decline due to the COVID-19 pandemic, resulting in a 262,000 ton decline in sales volume of uncoated freesheet in 2020 when compared to 2019.

Latin America operating profit in 2020 was $74 million lower than 2019 driven by decreased export and import sales volumes and margin ($83 million) and economic downtime ($21 million) attributable to the pandemic. Lower volumes and sales price were partially offset by decreased operating costs ($28 million) primarily due to decreased waste costs and labor.

Related party sales to International Paper included in Latin America net sales in 2020 and 2019 totaled $9 million and $1 million, respectively.

2019 Compared to 2018

For the year ended December 31, 2019, net sales decreased $10 million, or 1%, compared to the same period in 2018 primarily due to the decrease in the market price of uncoated freesheet for export markets and a 12,000 ton decline in market pulp sales volumes.

Latin America operating profit in 2019 was $69 million lower than 2018 driven by an increase in input costs ($32 million), primarily for virgin fiber, chemicals and energy, an unfavorable geographic mix ($20 million) and higher operating costs ($17 million) consisting of increased waste costs, labor and bad debt.

Related party sales to International Paper included in Latin America net sales in 2018 totaled $3 million.

Europe

Europe
In millions for the years ended December 31	2020	2019	2018
Net Sales	$921	$1,122	$1,143
Operating Profit (Loss)	$77	$140	$159

2020 Compared to 2019

The Company reported Europe net sales of $921 million in 2020, compared with $1.1 billion in 2019. The approximate $200 million, or 18%, net sales decline was driven by the unprecedented demand decline due to the COVID-19 pandemic, resulting in a 111,000 ton decline in sales volume of uncoated freesheet in 2020 when compared to 2019.

Europe operating profit in 2020 was $63 million lower than 2019 as volumes for uncoated freesheet in 2020 were lower in both France ($6 million) and Russia ($15 million), as well as increased economic downtime ($22 million), all attributable to the pandemic. Average sales margins decreased for uncoated freesheet in both France ($27 million) and Russia ($22 million), reflecting lower average sale prices, which were partially offset by lower operating and planned maintenance costs ($28 million).

Related party sales to International Paper included in Europe net sales in 2020 and 2019 totaled $11 million and $6 million, respectively. Related party purchases from the Ilim Group totaled $162 million and $230 million in 2020 and 2019, respectively.

2019 Compared to 2018

For the year ended December 31, 2019, net sales decreased $21 million, or 2%, for the same period compared to 2018, primarily due to increased economic downtime and the decline in the market price for BCTMP pulp.

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Europe operating profit in 2019 was $19 million lower than 2018 as the benefit of higher volumes in both France ($4 million) and Russia ($5 million) were more than offset by higher total operating costs ($23 million) and increased input costs for chemicals in France ($5 million).

Total related party sales to International Paper included in Europe in 2018 totaled $13 million. Related party purchases from the Ilim Group totaled $168 million in 2018.

Non-GAAP Financial Measures

Management intends to provide Adjusted EBITDA, a non-GAAP financial measure, to supplement our GAAP financial information, and it should be considered in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Management believes that Adjusted EBITDA provides investors and analysts meaningful insights into our operating performance and is expected to be utilized in connection with the third-party debt we expect to incur related to the separation. Adjusted EBITDA is reconciled to Net Income (Loss), the most directly comparable GAAP measure. Adjusted EBITDA may be determined or calculated differently by other companies and therefore may not be comparable among companies.

In millions for the years ended December 31	2020	2019	2018
NET INCOME (LOSS)	$170	$377	$419
Income tax provision (benefit)	28	125	154
Interest income, net	(4)	(9)	(7)
Depreciation, amortization and cost of timber harvested	154	192	198
Non-Cash Items(2)
Stock-based compensation	15	19	19
Special Items(3)
Restructuring and other charges, net	—	6	4
Other special items	10	(1)	1

Adjusted EBITDA(1)	$373	$709	$788

(1)

We define Adjusted EBITDA as our net income (loss) calculated in accordance with GAAP, excluding the sum of income taxes, interest income, net, depreciation, amortization and cost of timber harvested, and, if applicable for the periods reported, the effects of significant non-cash items and special items. We believe that Adjusted EBITDA is an important indicator of operating performance for both management and investors because Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation, amortization and cost of timber harvested and therefore provides an additional measure of our operational performance.

(2)

Non-cash items represent expenses recorded by the Company for which there was no associated cash outflow. The only significant non-cash item incurred during the periods presented related to our stock-based compensation expense attributable to direct Company employees and an allocation of International Paper’s corporate and shared employees.

(3)

Special items represent income or expenses that are incurred periodically, rather than on a regular basis. Items included within restructuring and other charges during the periods presented principally relate to overhead cost reduction initiatives, including severance costs. Other special items in the periods presented primarily include abandoned property removal costs and a foreign VAT refund.

Liquidity and Capital Resources

Overview

Historically, we have generated strong annual cash flow from operating activities. However, we have operated within International Paper’s management structure. Following the completion of the separation, the Company’s capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with International Paper.

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Instead, our ability to fund the Company’s cash needs will depend on our ongoing ability to generate cash from operations and obtain debt financing on acceptable terms. Based upon our history of generating strong operating cash flow, we believe we will be able to meet our short-term liquidity needs. We believe we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances and available borrowings through the issuance of third-party debt.

A major factor in the Company’s liquidity and capital resource planning is its generation of operating cash flow, which is highly sensitive to changes in the pricing and demand for our products. While changes in key operating cash costs, such as raw materials, energy, mill outages and distribution expenses do have an effect on operating cash generation, we believe that our focus on commercial and operational excellence, as well as our ability to manage costs and working capital will provide sufficient cash flow generation.

In connection with the separation, we expect to incur new debt, which we intend to use primarily to, directly or indirectly, fund the Special Payment to International Paper, to pay related fees and expenses, and for other general corporate purposes. The terms of the agreements governing our debt will likely contain customary limitations for the anticipated financing. These provisions may also restrict our business and, in the event we cannot meet the terms of those provisions, may adversely impact our financial condition, results of operations or cash flows. In addition, our separation from International Paper’s other businesses and our anticipated capital structure on the Distribution Date may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to the Company.

During 2020, International Paper took various actions to further strengthen liquidity in response to the COVID-19 pandemic, which also benefited the Company. This included deferring the payment of approximately $6 million of our payroll taxes as allowed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act allows for the deferral of the payment of the employer portion of Social Security taxes accrued between March 27, 2020 and December 31, 2020. Under the CARES Act, 50% of the deferred payroll taxes will be paid by December 31, 2021 and the remainder will be paid by December 31, 2022.

Our cash flows for the periods below were as follows:

In millions for the years ended December 31	2020	2019	2018
Cash provided by operating activities	$359	$524	$589
Cash used for investing activities	$(79)	$(160)	$(171)
Cash used for financing activities	$(350)	$(387)	$(510)

Operating Activities

Cash provided by operations totaled $359 million in 2020, compared with $524 million and $589 million for 2019 and 2018, respectively. The reduction in cash provided by operating activities in 2020 corresponds to the significant reduction in our earnings due to the adverse impact of the COVID-19 pandemic on our operations.

Cash provided by working capital components (accounts and notes receivable, related party receivable and inventories less accounts payable and accrued liabilities, related party payable and other) totaled $69 million in 2020, compared with cash used by working capital components of $57 million in 2019 and used by working capital components of $42 million in 2018. The 2020 working capital improvement primarily reflects a $65 million and $71 million reduction in our accounts and notes receivable and inventories balances, respectively, driven by the 25% decline in net sales, offset by a $45 million reduction in accounts payable and accrued expenses. 2019 cash used by working capital components was principally driven by a $47 million increase in our inventories.

Investment Activities

The total cash outflow from investing activities in 2020 decreased substantially from 2019, as the Company made an effort to control capital spending in 2020 in response to the COVID-19 pandemic. Total cash outflow in

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2019 declined compared to 2018 as the increase in cash pooling arrangements with International Paper was more than offset by declining capital spending as funds were designated for broader International Paper strategic initiatives.

The following table shows capital spending by business segment for the years ended December 31, 2020, 2019 and 2018, which represents the most significant portion of our investment activities.

In millions for the years ended December 31	2020	2019	2018
North America	$15	$36	$37
Latin America	45	61	86
Europe	15	21	27

Capital Spending	$75	$118	$150

Capital spending primarily consists of purchases of machinery and equipment related to our global mill operations. Capital spending was $75 million in 2020, $118 million in 2019 and $150 million in 2018. As a percentage of depreciation, amortization and cost of timber harvested, capital spending totaled 49% in 2020, 61% in 2019, and 76% in 2018. Across our segments, capital spending as a percentage of depreciation, amortization and cost of timber harvested ranged from 30% to 68% in 2020.

Financing Activities

Cash used in financing activities for the three years ended December 31, 2020 primarily represented transactions between us and International Paper. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The components of these transactions (or transfers) include (i) constructive cash transfers from us to International Paper, (ii) cash transfers from International Paper to fund our requirements for working capital commitments and (iii) an allocation of International Paper’s corporate expenses. The decline in cash used for financing activities in 2020 corresponds to the decrease in net transfers to International Paper due to the decline in our operating cash flows during the period.

Contractual Obligations

Contractual obligations for future payments at December 31, 2020 primarily relate to lease commitments and raw material purchase obligations. Operating and financing leases represent minimum required lease payments during the noncancelable lease term. Most real estate leases also require payment of related operating expenses such as taxes, insurance, utilities, and maintenance, which are not included in our estimated capital lease obligation. Our total estimated capital lease obligations total $16 million in 2021, an average of $10 million from 2022 to 2025 and $17 million thereafter.

Purchase obligations for commercial commitments include inventory obligations to purchase raw materials, including starch, electricity, fuel oil, corrugated boxes, wood and Precipitated Calcium Carbonate (“PCC”). Our total estimated commercial commitments include $117 million in 2021, $73 million in 2022 and average $39 million annually from 2023 to 2025, with $42 million thereafter.

We consider the undistributed earnings of our foreign subsidiaries as of December 31, 2020, to be permanently reinvested and, accordingly, no U.S. income taxes have been provided thereon (see Note 9 Income Taxes in the audited combined financial statements included elsewhere in this information statement for further discussion). We do not anticipate the need to repatriate funds to the United States to satisfy domestic liquidity needs arising in the ordinary course of business.

Capital Expenditures

For the years ended December 31, 2020, 2019 and 2018, we have invested an average of 2.9% of net sales in total capital expenditures, or approximately $114 million on average each year. Over that period, we spent

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approximately $65 million annually, or 1.7% of net sales, in maintenance capital expenditures, and approximately $30 million annually, or 0.8% of net sales, in strategic capital expenditures and reforestation. In that same period, we invested the remainder in regulatory and cost reduction capital expenditures for rebuilds, productivity enhancements and de-bottlenecking. Our annual maintenance, regulatory and reforestation capital expenditures are expected to be in the range of approximately $130 to $150 million per year for the next several years, which we believe will be sufficient to maintain our operations and productivity. The only major capital expenditure anticipated in the next few years is replacing the two recovery boilers at our Svetogorsk mill with one new recovery boiler, which we estimate will cost $220 million over that period, beginning in 2022, with approximately 80% of the estimated amount to be spent in 2023 and 2024. If Sylvamo chooses to rebuild the two existing recovery boilers, the anticipated total spend may be reduced.

Critical Accounting Policies and Significant Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require subjective judgments about matters that are inherently uncertain.

Accounting policies whose application may have a significant effect on the reported results of operations and financial position of the Company, and that can require judgments by management that affect their application, include the accounting for impairment or disposal of long-lived assets and goodwill and income taxes.

Impairment of Long-Lived Assets and Goodwill

An impairment of a long-lived asset exists when the asset’s carrying amount exceeds its fair value and is recorded when the carrying amount is not recoverable through undiscounted cash flows from future operations or disposals. A goodwill impairment exists when the carrying amount of goodwill exceeds its fair value. Assessments of possible impairments of long-lived assets and goodwill are made when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations. Additionally, evaluation for possible impairment of goodwill is required annually. The amount and timing of any impairment charges based on these assessments may require the estimation of future cash flows or the fair market value of the related assets based on management’s best estimates of certain key factors, including future selling prices and volumes, operating, raw material, energy and freight costs, various other projected operating economic factors and other intended uses of the assets. As these key factors change in future periods, the Company will update its impairment analysis to reflect its latest estimates and projections.

ASU 2011-08, “Intangibles—Goodwill and Other,” allows entities testing goodwill for impairment the option of performing a qualitative assessment before performing the quantitative goodwill impairment test. If a qualitative assessment is performed, an entity is not required to perform the quantitative goodwill impairment test unless the entity determines that, based on that qualitative assessment, it is more likely than not that its fair value is less than its carrying value.

The Company performed its annual testing of its reporting units for possible goodwill impairments by performing the quantitative goodwill impairment test for each of its reporting units as of October 1, 2020. The Company elected to perform the quantitative goodwill impairment test for its reporting units due to the current economic environment. The quantitative goodwill impairment test was performed by comparing the carrying amount of each respective reporting unit to its estimated fair value. The Company calculated the estimated fair value of each of the reporting units with goodwill using a weighted approach based on discounted future cash flows, market multiples and transaction multiples. The determination of fair value using the discounted cash flow approach requires management to make significant estimates and assumptions related to forecasts of future revenues, operating profit margins, and discount rates. The determination of fair value using market multiples and transaction multiples requires management to make significant assumptions related to revenue multiples and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The results of our

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annual impairment test indicated that the carrying amount did not exceed the estimated fair value of any reporting units. While the reporting unit’s forecasted results support the fair value, significant changes in or inability to achieve the forecasts could result in the impairment of all or a portion of the reporting unit’s goodwill balance as of December 31, 2020. While our business segments experienced a significant decline in demand for its products during the year ended December 31, 2020, as a result of COVID-19, the Company has determined the fair values for those reporting units have not been materially impacted based on management’s cumulative long-term outlook and forecasts, which are inherently subjective given the uncertainty around the duration and magnitude of the economic impact of COVID-19. As of October 1, 2020, the annual testing date, the estimated fair value of our Brazilian reporting unit, which comprises substantially all of the Company’s recorded goodwill balance, exceeded its carrying value by approximately 109%.

In addition, the Company considered whether there were any events or circumstances outside of the annual evaluation that would reduce the fair value of its reporting units below their carrying amounts and necessitate a goodwill impairment evaluation. In consideration of all relevant factors, there were no indicators that would require goodwill impairment subsequent to October 1, 2020.

No goodwill impairment charges were recorded in 2020, 2019 or 2018.

Income Taxes

The Company is included in the consolidated tax returns of International Paper. We calculate the provision for income taxes by using a separate-return method. Under this method, we are assumed to file a separate return with the tax authority, thereby reporting our taxable income or loss and paying the applicable tax to or receiving the appropriate refund from International Paper. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. We provide deferred taxes on temporary differences and on any carryforwards that we could claim on our hypothetical return and assess the need for a valuation allowance on the basis of our projected separate-return results. The amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of International Paper. It is possible that we will make different tax accounting elections and assertions. Consequently, our future results after our separation from International Paper may be materially different from our historical results.

Any difference between the tax provision (or benefit) allocated to us under the separate-return method and payments to be made to (or received from) International Paper for tax expense is treated as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate-return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of International Paper is periodically settled as a capital contribution from International Paper to us.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax balances on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax balances is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law and results of recent operations.

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We record uncertain tax positions in accordance with ASC 740. Significant judgment is required in evaluating the need for and magnitude of appropriate uncertain tax positions. We estimate uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

While we believe that these judgments and estimates area appropriate and reasonable under the circumstances, actual resolution of these matters may differ from recorded estimates and amounts.

Recent Accounting Developments

See Note 3 Recent Accounting Developments in the audited combined financial statements included elsewhere in this information statement for a discussion of new accounting pronouncements.

Foreign Currency Effects

The Company has operations in a number of countries. Its operations in those countries also export to, and compete with, imports from other regions. As such, currency movements can have a number of direct and indirect impacts on the Company’s financial statements. Direct impacts include the translation of international operations’ local currency financial statements into U.S. dollars and the remeasurement impact associated with non-functional currency financial assets and liabilities. Indirect impacts include the change in competitiveness of imports into, and exports out of, the United States (and the impact on local currency pricing of products that are traded internationally). In general, a weaker U.S. dollar and stronger local currency is beneficial to the Company. The currencies that have the most impact are the Euro, the Brazilian real, and the Russian ruble.

Quantitative and Qualitative Disclosures About Market Risk

We use financial instruments, including fixed and variable rate debt for capital spending programs. We do not use financial instruments for trading purposes. Additionally, various derivative contracts are used to hedge exposures to foreign currency risks.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to capital leases that include a variable interest rate. Our interest rate risk exposure related to these investments was not material.

Foreign Currency Risk

The Company transacts business in many currencies and is also subject to currency exchange rate risk through investments and businesses owned and operated in foreign countries. Our objective in managing the associated foreign currency risks is to minimize the effect of adverse exchange rate fluctuations on our after-tax cash flows. We address these risks on a limited basis by entering into cross-currency interest rate swaps, or foreign exchange contracts. At December 31, 2020, 2019 and 2018, the net fair value of financial instruments with exposure to foreign currency risk was approximately a $2 million asset, $1 million asset and $9 million liability, respectively. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would have been approximately $7 million, $13 million and $12 million at December 31, 2020, 2019 and 2018, respectively.

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BUSINESS

Our Company

Sylvamo is a global uncoated papers company with a broad portfolio of top-tier brands and low-cost, large-scale paper mills located in and serving the most attractive geographies, including Latin America, Europe and North America. We produce uncoated freesheet (“UFS”) for paper products such as cutsize and offset paper, as well as market pulp, aseptic and liquid packaging board (“LPB”) and coated unbleached kraft (“CUK”) papers. With roots going back to 1898, we have a long history of offering premium quality papers to meet the needs of our customers and end-users. Our mills predominantly rank in the lowest quartile on global and regional UFS cost curves, and our low-cost operations enable us to serve our customers with the highest quality products at attractive margins. Our industry-leading brands, known for their long-standing reputation in their respective markets for product quality and performance, allow us to maintain our long-term relationships with top-tier customers throughout economic cycles. Our international reach and strong positioning across retail, merchant and e-commerce channels optimally places us to meet the paper needs of our end-users around the world. This also provides geographical diversification of our revenue and profits. From 2018 to 2020, on average, we generated 51% of our revenues and 66% of our Business Segment Operating Profit in Latin America and Europe, which regions exhibit different demand drivers than North America and all three regions have strong profitability for the paper industry relative to other geographies.

2020 Revenues by product type	Product type	Product line	Examples of end uses
	Uncoated papers (UFS)	Cutsize	Printing, copy and writing paper
		Offset	Commercial printing, such as brochures and books
		Envelope	Statement mailers and direct mails
		Forms	Financial statements and other print applications
		Other	Tablets, receipts and construction applications
	Uncoated papers (Others)	Uncoated bristols	Index systems, file cards, case records, menus, direct mail, counter displays
	Market pulp	BHK/BSK/BEK/BCTMP	Used for producing tissue, printing and writing paper, specialty paper and board grades
	Coated paperboard / Other	Aseptic/LPB	Packaging for liquids, such as beverages
		CUK	Beverage containers (beer and soft drinks) and heavy-duty retail packaging (hardware and laundry detergent)

UFS, our primary product, has diverse end-use applications, including printing, copy and writing papers, and advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. Additionally, we produce a wide variety of uncoated paper grades that our customers convert into envelopes, writing tablets, business forms, packaging and file folders. As a vertically integrated operator, we produce hardwood pulp (including bleached hardwood kraft (“BHK”) and bleached eucalyptus kraft (“BEK”)), and we produce bleached softwood kraft (“BSK”). We also produce bleached chemi-thermomechanical pulp (“BCTMP”) at our Svetogorsk mill, which we sell globally. Further, our Svetogorsk mill produces LPB and CUK papers that are sold across Russia and Eastern European countries.

Many of our UFS products, particularly cutsize, are branded with strong consumer recognition and top brand positioning in their respective markets. We believe our portfolio of trusted brands across our regions provides us with a meaningful competitive advantage. We own some of the industry’s most recognizable brands, including Chamex (Brazil), REY (France), SvetoCopy (Russia) and Hammermill (United States). Cutsize represents approximately 60% of our tons sold, and our owned and licensed brands represent 58% of those cutsize sales. Further, we have a license from HP Inc. (“HP”) for the rights to produce and sell HP branded printer and copier paper in almost all geographies globally. HP Papers is a premium line of uncoated cutsize products that work seamlessly across all models of printer and copier equipment. The remaining 42% of cutsize tons sold are private label brands we produce for our major customers, including Staples.

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We sell and market our products globally to over 600 customers. By leveraging our strong brand portfolio and our customized service, we have built deep relationships with top customers in each of the channels we serve. We distribute our products through a variety of channels, including merchants and distributors, office product suppliers, retailers and dealers. We also sell directly to converters that produce envelopes, forms and other similar products. With a long history of more than 120 years, we have forged long-term relationships with our top customers and their loyalty results in very little turnover. Accordingly, our top ten customers, representing approximately one-third of our net sales, have been buying our products for more than 50 years on average. Our sales, marketing, supply chain and production staff work collaboratively to provide tailored client support and valued-added services, addressing the distinct needs of customers across geographies and channels. We provide marketing support to our customers to help them develop their go-to-market strategies by leveraging our extensive end-user sales and preference data.

Our mills have an annual UFS paper production capacity of 2.8 million short tons, market pulp production capacity of 580,000 short tons, and total LPB and CUK capacity of 130,000 short tons. In addition, Sylvamo expects to distribute annually an incremental 520,000 short tons of UFS and 160,000 short tons of uncoated bristols through its offtake agreements with International Paper in North America. We have filed an application with the Federal Antimonopoly Service (“FAS”) to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of the JSC Ilim Group’s UFS production, which totals 275,000 short tons annually. Our mill portfolio includes seven low-cost mills, six of which are fully vertically integrated. Vertical integration reduces costs associated with key inputs for paper production, such as pulp and energy, and decreases our exposure to commodity price fluctuations. Our only non-vertically integrated mill is co-located with Suzano’s market pulp mill and has a market supply agreement with Suzano, ensuring a consistent supply of fiber, steam and energy contractually guaranteed on a long-term basis. This effectively replicates most of the key economic benefits of vertical integration without the associated capital costs. We have high quality, well-invested facilities with low operating costs. As of March 31, 2021, more than 70% of our capacity is in the lowest quartile of global and regional cost curves. We believe the competitive advantages of our mills, such as their location in sustainable low-cost fiber baskets, and significant scale and distribution efficiencies, afford us sustainable strategic benefits.

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The demand for our paper products is positively correlated with global commercial printing and print advertising activity, white-collar employment levels and government spending, including education spending, and negatively affected by the adoption of electronic billing and statements. We believe our low-cost position allows us to thrive in all demand environments, including in countries facing secular demand decline, and we have demonstrated this historically by strengthening Sylvamo’s supply position even in light of the rise of electronic media substitution. From 2015 through 2020, we outperformed the UFS industry demand by 160 basis points on average in the regions we serve. Approximately two-thirds of Business Segment Operating Profit on average from 2018 to 2020 comes from outside North America, and some of our key geographies, such as Latin America, have an increasing population of white-collar professionals, which supports the demand for our products.

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We provide differentiated products and services in each geography we serve, underpinned by our low-cost facilities, premium brands and a talented workforce.

•

Latin America: Our Latin American business is engaged in the production and sale of cutsize, commercial printing and specialty papers, as well as converting papers and market pulp. We are the largest UFS producer in Latin America, with about 34% of the supply position as of December 2020 according to Fisher International. We sell approximately 70% of our Brazilian UFS production in 26 countries in Latin America, and export the balance to other regions around the globe. Our system of paper production consists of three mills in Brazil: two in the state of São Paulo and one in Mato Grosso do Sul. Together, our three mills have seven paper machines with an annual production capacity of 1.27 million short tons. Our integrated mill in Luiz Antônio is the lowest cost mill in Sylvamo’s portfolio, as measured by roll manufacturing cost per ton, and produces cutsize and offset UFS and market pulp. The mill has an annual production capacity of 385,000 short tons of UFS on two paper machines and also produces an additional 130,000 short tons of market pulp annually. Our mill in Mogi Guaçu is also fully integrated, and operates four paper machines that produce 460,000 short tons of UFS, primarily cutsize and offset paper. Três Lagoas, located in Mato Grosso do Sul, operates one paper machine and produces 260,000 short tons of UFS annually.

We also own approximately 250,000 acres of strategic forest plantations in close proximity to our two mills in São Paulo state. This land provides us with a sustainable source of high quality and low-cost hardwood fiber from eucalyptus. Eucalyptus and its fiber have several benefits, including:

•	Fastest growing and highest yielding species grown in timber plantations;

•	Shortened harvest cycles of 6 to 7 years, helping to keep plantation costs low; and

•	Homogenous fiber quality, which permits premium grade quality at lower costs by requiring less wood to manufacture a ton of pulp.

Our portfolio of brands includes two lines of printing and writing paper, Chamex and Chamequinho, and one graphic paper line, Chambril, all 100% produced from sustainably managed forests, holding Programme for the Endorsement of Forest Certification (“PEFC”) certification. We expect existing Forest Stewardship Council™ (“FSC®”) and PEFC certifications to transfer to Sylvamo from International Paper prior to the distribution. Our Chamex brand has enjoyed unparalleled brand recognition in Brazil for the last 50 years.

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Europe: Our European business primarily produces and sells cutsize, commercial printing and specialty papers, in addition to LPB, CUK, BCTMP (Russia), BHK and BSK (France). We own two mills in the region with a total annual production capacity of 1.1 million short tons: Svetogorsk in Russia near the Finnish border and Saillat in France. Both mills produce pulp and paper and are fully vertically integrated. Our paper and pulp mill in Svetogorsk covers approximately 494 acres on the Karelian Isthmus between the Gulf of Finland and Lake Ladoga in northwestern Russia, and comprises three pulp mills and two paper machines with an annual production capacity of 720,000 short tons. The mill produces cutsize and offset paper and is the only producer of LPB in Russia with a supply position greater than 50% based on Russian customs data. Svetogorsk produces BCTMP, which is manufactured from aspen or spruce with innovative technology and allows Sylvamo to maintain an advantaged cost position relative to most other European and Russian mills making similar products. We are able to capture demand in both UFS and BCTMP in other countries throughout Europe, the Middle East, Africa and Asia out of our Svetogorsk mill. We have also filed an application with FAS to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of JSC Ilim Group’s UFS production totaling 275,000 short tons annually. The JSC Ilim Group is the largest pulp and paper company in Russia and operates the largest pulp and paper mills located in the European and Siberian regions of Russia, with a total pulp and paper production capacity of 4 million short tons annually. It is controlled by Ilim SA, a 50/50 joint venture between International Paper and its partners. Our paper and pulp mill in Saillat is a European

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leader in the production of premium grade paper with an annual production capacity of 265,000 short tons and opportunities to grow sales outside of Europe. The mill also produces an additional 130,000 short tons annually of BHK and BSK market pulp that is sold to customers in Western Europe. In Russia, we have long-term harvesting rights on 865,000 acres of government-owned forestland, where we also plant seedlings to maintain the health and productivity of forest ecosystems for future generations.

We own a portfolio of premium brands in Europe. Our REY brand is distributed primarily in France and is focused on sustainability. Our brands in Russia include Ballet and SvetoCopy, which was the first office paper brand to be produced in Russia, and together are the leading brands in the country with an estimated 45% supply position, including JSC Ilim Group’s expected cutsize capacity under the Joint Marketing Agreement based on internal estimates.

•

North America: Our North American business is engaged primarily in the production and sale of cutsize, commercial printing, converting and specialty papers. We are the second largest UFS producer in North America with a 28% supply position as of December 2020, according to Fisher International, including UFS we will purchase from International Paper’s Riverdale and Georgetown mills pursuant to offtake agreements. We own two of the industry’s most competitive mills, Eastover and Ticonderoga, with 1.1 million short tons of combined annual production capacity. The Eastover mill, located in South Carolina, operates two paper machines producing 700,000 short tons of UFS, and a chemical pulping system producing fiber for UFS and an additional 115,000 short tons of market pulp annually. Eastover’s highly advantaged cost position in North America stems from its strategic location in an attractive fiber basket and world-class production capabilities. Sylvamo also operates a premium-grade paper mill in Ticonderoga with a well-invested asset base and proven capabilities to service the North American specialty segment. Its two paper machines and chemical pulp system produces 275,000 short tons of UFS annually, focusing on specialty paper grades. Our offtake agreements with International Paper give us the right to market and sell the UFS paper and uncoated bristols production at the Riverdale and Georgetown mills, representing an incremental 680,000 short tons of annual production capacity. Our North American mills are positioned near sustainably-managed forests that provide long-term access to competitively priced fiber.

In North America, we own a portfolio of premium brands, including Hammermill, Springhill, Williamsburg, Postmark and Accent. According to a third-party market study conducted by TRC Advisory in 2019, the quality and product breadth associated with the Hammermill brand resulted in strong end-user customer willingness to pay. Its unparalleled brand recognition helped us secure our strategic partnership with the largest e-commerce supplier in North America.

2020 Revenues by Segment	2020 Business Segment Operating Profit

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Sylvamo recognizes that a sustainably managed forest is one that maintains and enhances economic, social, and environmental values for the benefit of present and future generations. We are deeply committed to long-term environmental sustainability by ensuring sustainable sourcing of fiber and investing in and utilizing renewable energy resources. The majority of our mills are located in attractive and sustainable fiber baskets that provide access to high quality, low-cost fiber. Our practice of sourcing fiber from well-managed forests promotes the long-term health and productivity of forests. A majority of our fiber supply in the United States and France comes from privately owned forests. We work with landowners and wood suppliers to advance credible third-party forest certifications to improve our percentage of certified fiber. We follow a Fiber Certification Policy that accepts globally recognized forest management standards. These include the PEFC and standards recognized by PEFC, including the American Tree Farm System® (“ATFS®”) and Sustainable Forestry Initiative® (“SFI®”) in the United States and the Brazilian National Forest Certification Program, Certificacão Florestal (“CERFLOR”) in Brazil. We expect existing FSC® certification to be transferred to Sylvamo from International Paper prior to the distribution.

We own 250,000 acres of strategic forest plantations in close proximity to our mills in Brazil, which provides a sustainable source of high quality hardwood fiber from fast-growth eucalyptus. We reserve 75,000 acres towards our conservation efforts, through which we plant native tree species to help preserve biodiversity. In Russia, we have long-term harvesting rights on 865,000 acres of government-owned forestland, where we also plant seedlings to maintain the health and productivity of forest ecosystems for future generations. Sylvamo’s forestlands in Brazil and Russia are a significant source of value for our business and are strategic assets in profitable geographies. All the forestland we own in Brazil is certified under CERFLOR, and we expect existing FSC® certification to be transferred to Sylvamo from International Paper prior to the distribution. Our forestland for which we have harvesting rights in Russia also has the FSC® certification, which we expect to be transferred from Sylvamo from International Paper prior to the distribution.

All of our integrated mills use renewable biomass residuals to create energy and decrease our dependence on third-party energy sources. On average, we produce 78% of our energy needs for our integrated mills through bio-energy, which is a carbon neutral energy source generated from renewable biomass residuals. We also believe in the responsible consumption of our products, and invest in recyclable, sustainable and renewable products. We have invested in product lines, such as the Hammermill Great White products, which are made from recycled materials. All of our products are recyclable, and we encourage our customers to utilize recycling services and custom recycling programs that support their business needs. In 2019, approximately 66% of all paper products in the United States were recycled to make new fiber-based products, according to the American Forest and Paper Association.

Sylvamo’s capabilities and potential are delivered through our dedicated and talented workforce, which we believe is the best in the industry. We employ more than seven thousand people globally, with 43%, 35% and 22% of our workforce located in Latin America, Europe and North America, respectively. We have a favorable employee engagement score of 86%, compared to the manufacturing industry average of 75%, according to a 2019 third-party employee engagement survey. The above-average employee engagement score at Sylvamo is driven by our employees’ perception of their career goals, employee safety, diversity in the workforce, understanding of the company’s goals, work life balance and other indicators. Specifically, employees rated safety at Sylvamo with a 95% favorability rate.

The safety of our employees is paramount. We strive to design and operate injury-free workplaces for our employees and everyone who enters our facilities. As responsible stewards of people and their communities, we have maintained record safety standards at our mills, strictly complying with Occupational Safety and Health Administration (“OSHA”) regulations. We are an industry-leading company in employee safety. Across all our mills, our TIR averaged 0.42 and our LWIR averaged 0.14 for 2020, well below the 2019 U.S. paper manufacturing industry averages of 2.5 and 0.8, respectively, according the U.S. Bureau of Labor Statistics.

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Our Competitive Strengths

We distinguish ourselves through the following competitive strengths:

A global producer of uncoated freesheet, positioned in the most profitable geographies: Latin America, Europe and North America.

Our mills, and consequently the key regions that we serve, are located in some of the world’s most attractive geographies for UFS. Given the access to low cost fiber and historical pricing levels, the regions we serve are some of the most profitable over the past three years based on average import pricing data from IHS Markit.

In Latin America, we are a major producer of UFS with a 34% supply position as of December 2020, according to Fisher International. Latin America is a particularly attractive region given its rising levels of education, growth in white-collar employment and increasing income per capita, all of which drive UFS demand. Moreover, the key raw material input we use in our Brazil mills is eucalyptus, which is a world-class, low-cost fiber for the production of UFS. The use of low-cost fiber combined with our highly efficient operations, as measured by our Overall Machine Efficiency metrics of 93% in Latin America, and export logistics advantage allow us to serve the domestic market and the export markets at attractive margins.

We rank third in supply position in Europe, including our mill in Russia and JSC Ilim Group’s expected cutsize capacity under the Joint Marketing Agreement as of December 2020, according to Fisher International. We have consistently outperformed relative to industry demand in Europe. From 2011 to 2019, while the overall UFS demand in Europe fell by 3%, the demand for our products remained stable. We have a niche positioning in Europe, with our Saillat mill focusing its production on specialty UFS. In Russia, we have the number one supply position and the leading brand, SvetoCopy. We also have a strong position in other growing markets, such as the Commonwealth of Independent States. We have filed an application with FAS to approve Sylvamo as the new controller of ZAO International Paper. ZAO International Paper will remain a party to the Joint Marketing Agreement with JSC Ilim Group, which would allow us to retain the exclusive rights to market and sell all of JSC Ilim Group’s UFS production totaling 275,000 short tons annually.

In North America, we are the second largest producer of UFS with a 28% supply position as of December 2020, according to Fisher International, including UFS we have agreed to purchase from International Paper’s Riverdale and Georgetown mills pursuant to offtake agreements. We believe that we are well-positioned to benefit from improving fundamentals in the paper industry, which are inherently linked to the balance of supply and demand. In North America, a number of competitors have announced conversion of paper mills to primarily containerboard and fluff pulp capacity, leading to favorable operating rates. North American producers have announced the shutdown of approximately 1.5 million short tons of UFS capacity, or approximately 24% of the industry capacity, since 2019, according to RISI. As a result of these actions, we expect North American UFS operating rates to increase significantly from low operating rates in 2020 after a mid-2021 industry recovery according to RISI. We believe that higher operating rates will enable us to continue to benefit from improving supply and demand dynamics through our superior cost position.

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UFS supply position per region according to Fisher International, as of December 2020

Latin America	North America	Europe (incl. Russia)

Vertically integrated mills that are predominantly in the lowest quartile on the cost curve both in their regions and globally.

Our attractive, low cost positions are particularly important given that we have exposure to geographies that are either in secular decline or are experiencing limited to no growth. Historically we have seen that as volumes decline, competitors close higher cost mills or convert mills to other uses. We expect this trend to continue and therefore, we expect to be able to improve operating rates for our assets. As a result, we expect to be able to generate improved margins and substantial cash flow over the long-term despite stable or declining demand in our industry.

Our low production costs are driven by the scale of our production capacity, our mills’ proximity to fiber, self-produced energy, and the integration of our pulp and paper production process. In particular, our vertical integration into pulp helps minimize our exposure to commodity pulp price fluctuations. In Brazil, we own eucalyptus plantations in close proximity to our two São Paulo state mills, giving us access to high-quality, low-cost eucalyptus fiber. These two mills produce their own pulp that is directly used for paper production. Our third Brazilian mill, Três Lagoas, is co-located with Suzano’s market pulp mill and has a market supply agreement with Suzano, ensuring a consistent supply of fiber, steam and energy contractually guaranteed on a long-term basis. Consequently, Três Lagoas has all the benefits of integration without the associated capital costs, and therefore generates a high cash yield per ton of capacity. In fact, after accounting for the Brazilian government tax benefit and the benefits of integration and co-location with Suzano’s market pulp mill, we estimate that Três Lagoas would have production costs comparable to Mogi Guaçu, which is in the first quartile of the cost curve. Furthermore, our own produced market pulp sales from the integrated mills in Brazil work as a natural hedge for the Três Lagoas purchased pulp contract. Accordingly, from 2018 to 2020, Três Lagoas’ return on invested capital was on average approximately 350 basis points higher than Mogi Guaçu’s return on invested capital.

Our European mills produce their own pulp that is directly used for the production of paper. Our Saillat mill is the largest fully integrated UFS mill in France and the only vertically integrated mill producing value-added grades in Europe that covers the entire production process from wood harvesting to paper. Its modern pulp mill produces pulp for 100% of its UFS production as well as an additional 130,000 short tons of market pulp that is sold in France and Western Europe. In Russia, our Svetogorsk mill is fully integrated with three pulp mills and two paper machines. We also have long-term harvesting rights on 865,000 acres of forestland in Russia for excellent access to wood fiber. Likewise, all of our North American mills produce their own pulp. The Eastover mill enjoys the lowest manufacturing cost in North America according to Fisher International, and operates one of the highest-quality cutsize paper machines in North America. The mill generates its own electricity to run its two paper machines and one pulp dryer. It produces sufficient pulp to meet its needs for paper production and an additional 115,000 short tons of market pulp sold in the open market each year. Ticonderoga is a premium-grade,

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vertically integrated paper mill with a competitive low-cost positioning against other specialty mills, according to Fisher International. Overall, our mills have an average pulp integration of approximately 95%, requiring that we buy only 5% of our pulp inputs in the open market.

Our integrated Brazilian, Russian and U.S. Eastover mills have historically occupied first quartile positions in the global cost curve, and our Saillat and U.S. Ticonderoga mills have historically occupied first quartile positions on the regional specialty cost curves. Our low-cost operations enable us to serve our local customers with the highest quality products at competitive margins. Our Russian and Brazilian paper operations have provided strong and steady margins for more than 10 years. Most importantly, these global low-cost operations help us to remain competitive in the export markets. Our ability to participate in the export markets allows us to meet demand in other regions with a steady and reliant supply of paper, allowing us to maintain consistent operating rates in almost all demand environments.

Global UFS rolls cost curve according to Fisher International as of December 31, 2020

[1]	Três Lagoas position excludes tax benefits and benefits of integration and co-location with a Suzano pulp mill, which significantly improves the mill’s net cost position.

Note: Sylvamo’s mill capacity figures based on internal estimates.

Premier brands in Latin America, Europe and North America with strong brand recognition.

Our portfolio of iconic, regional brands is widely recognized for its quality and reliability. We own premier brands across the globe, including Chamex, Chamequinho, Chambril, SvetoCopy, REY, Pro-Design, Ballet, Hammermill, Springhill, Williamsburg, Postmark and Accent. These brands have a long-standing reputation in their respective markets for product quality and performance. Our strong brands have allowed us to outperform industry volumes and have supported the business through economic cycles by providing improved profitability.

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Over the last six years, we have outperformed the industry in terms of UFS shipments by 160 basis points annually in the geographies we operate. Through the downturn caused by the COVID-19 pandemic, our brands demonstrated higher brand loyalty relative to private label offerings, as evidenced by a lower decrease in our owned brand sales in 2020 as compared to the overall industry. In addition, in 2020 we outperformed the industry UFS shipments in the geographies in which we operate by 260 basis points.

Chamex has one of the strongest brand recognitions in Latin America	SvetoCopy maintains the highest frequency of repeat purchasing and the highest level of consumption in Russia	Hammermill is one of the most-purchased paper brands in North America for businesses of all sizes	Global supplier of HP Papers, one of the most recognized brands in the world, in partnership with HP Inc.

Our Chamex brand enjoys unparalleled brand recognition in Brazil and elsewhere in Latin America. Chamex has been part of the Brazilian culture for more than 50 years. Entire generations have grown up using Chamex in school and in the workplace. To leverage this recognition, we introduced the Chamequinho brand to target younger populations and keep the Chamex loyalty for generations to come. Chamex is the leading brand in terms of supply position in Bolivia, Brazil, Central America, Peru and Paraguay according to third-party global trade data.

Our SvetoCopy brand is the leading brand in Russia in terms of supply position and brand loyalty, according to market research and consulting firm IPSOS. SvetoCopy was the first office paper brand to be produced in Russia beginning in 1996, prior to which all office paper in Russia was imported. During our more than 20 years in Russia, we have delivered on SvetoCopy’s quality and brand reputation and have become a reliable partner for businesses.

In France, our REY brand offers a very broad range of innovative products, including commodity and value-added grades that promote sustainability. The REY brand continues to grow its recognition in France and is gaining popularity across Western Europe. Positioned as the conscientious paper choice, REY wants to represent sustainability in the office paper segment, with products ranging from white papers to tints (colors). Pro-Design is our flagship brand for professional high speed printing in Europe. Over the past decade, Pro-Design has established itself as a top-shelf product for full color, high quality laser print applications. All brands made at our Saillat mill are certified by either FSC® or PEFC and the EU Ecolabel. We expect existing FSC® and PEFC certifications to be transferred to Sylvamo from International Paper prior to the distribution.

The Hammermill brand has a deep heritage in the United States with over 120 years of existence, and we believe it is a leading copy paper brand in the United States. We continue to invest to make the brand relevant throughout generations, and have adapted our products to the digital age. In 2003, we introduced our JAM-FREE® technology, which guarantees less than one jam in 10,000 printed sheets on high-speed digital equipment. The Hammermill Great White product was developed within the cutsize paper product line and is made from recycled materials. We recently developed and launched our Paper Shop, which provides our customers with 24/7 access to place orders, check inventory, and monitor order status from their computer, tablet or smart phone. Our Paper Shop makes doing business with us more efficient and simpler for our customers, helping us capture a greater share of their business.

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In 1996, we launched the HP Papers office paper products under license from HP Inc., allowing us to exclusively manufacture and market HP Papers in over 75 countries. HP Papers is a global paper brand and is manufactured in all our regions. It is a premium line of uncoated cutsize products, scientifically engineered to work seamlessly across all makes and models of printer and copier equipment. HP Papers, HP inks and toners and HP printers are engineered to work together. In the early 2000s, we again partnered with HP to develop and introduce ColorLok Technology to improve inkjet printing quality in offices and homes around the world. Taking advantage of developments in high-speed inkjet technology, our ColorLok Technology optimization gives excellent results with both laser and high-speed inkjet sheet-fed printers.

Our brands represent 58% of our cutsize sales, and private labels represent the remaining 42%. Our private label strategy focuses primarily on North America, where we produce paper for companies such as Staples. Our top three private label customers represent approximately 280,000 short tons annually of private label sales.

Long-term, committed relationships with key customers and partners in the UFS value chain and a growing position in e-commerce.

We serve over 600 customers across every region of the world through diverse sales channels, including office product suppliers, retailers, e-commerce, converters, dealers and merchants. Our global scale and local focus help us stay committed to key customers and partners across the UFS supply chain. Over the years, we have built long-term relationships with customers thanks to our commitment to their business. We are aligned with the premier participants in all the main channels in Latin America, Europe and North America.

Our sales teams are coordinated to efficiently bring a competitive and complete product offering to our diverse customer base. We bring together our sales, marketing, supply chain and production staff to provide service and support to merchants, converters, end-users, stationers, printers and retailers alike. We further support our customers with our breadth of end-user applications, such as printing paper, brochures, pamphlets, greeting cards, books, packaging and envelopes. This mitigates our exposure to any one channel or end-use and creates value for our customers, and we excel at managing the complexity this adds to our operations. As a result, we have fostered long-term relationships with our customers with minimal customer turnover. On average, our top 10 customers have been our business partners for 50 years, and today they represent approximately 33% of our supply position, with no one customer making up more than 10% of our supply position.

Leading customers with long-standing relationships per region(1)

(1)	Includes predecessor companies.

We have the ability to adapt as our end-users change their channel preferences. We are well positioned to compete in the e-commerce channel, which relies more heavily on high-grade brands than traditional retail channels. We have been able to rapidly grow our e-commerce presence through close partnerships with online

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retailers such as Amazon in North America and Kalunga in Brazil. We have increased our sales through Amazon in North America by more than six times over the past five years. Overall, we have increased our North America e-commerce sales by approximately 85% over the past five years. Today, e-commerce makes up approximately 10% of North American sales, and we believe Sylvamo sales represent greater than 50% of the channel overall in 2020, according to internal marketing intelligence. We are seeing similar trends in e-commerce developing in Latin America and Europe.

Well-invested facilities running highly efficient operations.

We believe our mills are well-invested, and we have made significant capital investments over time. Our capital spending includes maintenance, regulatory and reforestation capital expenditures, cost reduction capital expenditures, and strategic capital expenditures, which include capital for rebuilds, productivity enhancements and de-bottlenecking. We believe that the investments in our well-maintained and efficient facilities increase equipment uptime and improve reliability. The only major capital expenditure across our portfolio of mills anticipated in the next few years is the rebuilding of the two recovery boilers at our Svetogorsk mill or, alternatively, replacing the boilers with one new recovery boiler. Our mills are technically advanced, and Sylvamo operates the two most recently built UFS assets in Latin America – Luís Antônio and Três Lagoas in Brazil. Our history of allocating capital towards high-return projects demonstrates our financial discipline and ability to identify projects that create sustainable value. Our Svetogorsk mill is one of the top pulp and paper mills in Russia with industry-leading technology and equipment. Since 1998, we have invested over $780 million in the upgrade and modernization of the mill to ensure its long-term competitiveness. For example, we constructed the BCTMP plant in 2008, which provides higher yields than other processes and lowers the total cost of production. We also installed a coater at one of the paper machines, allowing us to produce CUK and LPB to meet market demand. Our Eastover mill is one of the most technologically advanced pulp and paper mills in the world and, as a result, it is the lowest cost producer of UFS in North America according to Fisher International. It has a history of continued investment, with over $140 million in capital deployed since 2015. Our Ticonderoga mill is a premium-grade, vertically integrated pulp and paper mill, with a well-invested asset base and proven capabilities to service the North American specialty segment. We have likewise deployed $100 million of capital spending into the Ticonderoga mill since 2015.

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Strong and stable cash flow generation.

We have a track record of strong cash flow generation across cycles due to our low-cost asset base, disciplined capital investment, customer and geographic diversification, operational flexibility and strong brand recognition. We have been able to generate strong Adjusted EBITDA Conversion, defined as Adjusted EBITDA less maintenance, regulatory and reforestation capital expenditures divided by Adjusted EBITDA. For the years ended 2018, 2019 and 2020, our Adjusted EBITDA Conversion was 83.0%, 83.8% and 80.0% respectively. On a GAAP basis, our Cash Provided by Operating Activities Conversion, calculated as Cash Provided by Operating Activities minus maintenance, regulatory and reforestation capital expenditures divided by Cash Provided by Operating Activities, was 77.2%, 78.1% and 79.4% for 2018, 2019 and 2020, respectively. Despite the COVID-19 pandemic in 2020, we were able to generate strong cash flow and achieve an Adjusted EBITDA Conversion level of 80%. Our ability to reduce capital spending in times of economic downturns allows us to continue generating strong and stable cash flow. For example, we reduced our total capital expenditures in 2020 to $75 million from $150 million in 2018 by delaying capital expenditures. Accordingly, we anticipate increasing capital spending to ensure that our mills stay well-invested and well maintained. This increase may negatively impact operating cash flow, but we anticipate Adjusted EBITDA Conversion staying above 70%. Adjusted EBITDA Conversion excludes strategic and cost reduction capital expenditures and the anticipated Svetogorsk recovery boiler investment. For a reconciliation of Adjusted EBITDA Conversion, see “Summary Historical Financial Data.”

Adjusted EBITDA Conversion

Our portfolio of low-cost mills enables us to achieve healthy margins. Our vertically integrated mills help minimize our exposure to the volatility of raw material prices and generate a consistent stream of cash flows. Further, we have positioned ourselves in the most attractive local markets, where we leverage our low manufacturing costs to maximize earnings. Our management’s experience in managing costs and leveraging lean processes fosters a culture of operational excellence and continuous improvement.

Our geographic, product and channel diversity gives us the flexibility to adjust to end-market demand fluctuations and maintain margins. Specifically, our global platform allows us to offset the effects of volatile movements of major currencies by tactically positioning ourselves in the export and import market to our advantage. Our broad product categories allow us to meet end-user demand for a wide variety of paper products. Additionally, our channel diversity helps us better adapt to our end-users’ channel preference with a wide breadth of end-user applications. This customer-focused strategy coupled with our decades of investments in our strong brands has allowed us to weather down-cycles.

Best-in-class management team with extensive industry experience and operating expertise to lead Sylvamo as a stand-alone company.

We have assembled a senior management team that is highly focused on delivering value to our stockholders by leveraging our low-cost assets, highly recognized brands, geographic positioning and unparalleled customer relationships. Together, our senior management team averages over 26 years of experience in the paper industry and brings deep global industry expertise to our company. Our Chairman and Chief

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Executive Officer, Jean-Michel Ribiéras, served in various senior leadership positions at International Paper, including most recently as Senior Vice President of the Industrial Packaging business in the Americas. During his 28 years at International Paper, Jean-Michel has run the North American, Latin American and European segments of Sylvamo. He also served on the board of directors for JSC Ilim Group, a Russian operating subsidiary of Ilim SA, a 50/50 joint venture between International Paper and its partners, and led the integration of Weyerhaeuser Company’s cellulose fibers business with International Paper’s pulp business. Our Chief Financial Officer, John Sims, most recently served as Senior Vice President of Corporate Development at International Paper. He joined International Paper in 1994 and has been an officer of the company since 2008. During John’s 27 years at International Paper, 18 years have been in the paper business where he ran the North American and European businesses of Sylvamo. He has held various senior leadership positions, including Vice President of Finance & Strategy for the North American Industrial Packaging business and Senior Vice President and President of Europe, the Middle East, Africa and Russia. Together, Jean-Michel and John will lead an experienced and highly capable senior management team at Sylvamo.

Strategic Overview

Our commitment to responsible environmental, social and governance principles is embedded throughout our three-pronged strategy, which focuses on creating value for our stockholders through:

1.	Commercial Excellence: Remain the supplier of choice by exceeding customers’ expectations for quality and service.

2.	Operational Excellence: Operate as a low-cost, focused, cash-generating company.

3.	Financial Discipline: Be the investment of choice by consistently delivering on a compelling investment thesis.

Specific initiatives we are focused on include:

Be commercially excellent to drive top-line growth and profitability.

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Our diversified product offering and leading supply position allow us to better serve our customers. Sylvamo’s product portfolio covers a broad range of products that our customers use and sell for a wide breadth of end-user applications. This diversified offering of paper products not only creates value for our customers, but also mitigates our exposure to any one channel or end-use. Furthermore, our advantaged supply position gives us the significant global scale to serve customers close to their operations while leveraging distribution efficiencies to benefit our customers.

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Our global portfolio of premium-margin branded and private label offerings differentiates our products in local markets. We intend to focus on maintaining and improving the success of our existing brands to further drive profitable growth. We have become the partner of choice for many businesses and households around the world, and we plan to continue to deliver on our brands’ reputations for quality. We believe that we can drive top-line growth and profitability by further enhancing our brand positioning across geographies, growing our loyal customer base and tapping into growing pockets of demand in select channels and geographies. For example, in 2019 we expanded SvetoCopy’s brand range to include a new product, SvetoCopy Premium, to better serve the premium market. We also utilize our marketing expertise and promotional support to help our customers market and sell our products more effectively. For example, in Brazil, we have a dedicated team of more than 20 promoters spread across the country visiting stores and developing campaigns to increase Chamex sales through promotional activity.

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We will continue to invest in and focus on our strong, long-term customer relationships around the globe. We will support our customers through the quality and reliability of our products, customer service and our customer-centric innovation. We believe research and development (“R&D”) and innovation are core competencies of Sylvamo, and plan to leverage these capabilities to further strengthen our market positioning. We already supply to most of the top participants across all major

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channels, and we see potential to further expand our supply position. For example, during the COVID-19 pandemic we helped our customers navigate stay-at-home orders by quickly introducing new packaging sizes that allowed for safe home delivery of UFS products. In Latin America, we created a group of preferred corporate distributors aimed at improving the go-to-market strategies for our top customers. In Europe, we are launching a plastic free wrapper used as packaging for our brands, as our end-users increasingly demand sustainable products. Our service and sales teams are trained to enhance our positioning with key customers. We believe developing customer loyalty through market-based value creation will help us differentiate our offerings and position us for steady cash generation from our core customer base as well as allow us to expand our customer base and defend our advantaged supply position.

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We adapt and innovate as our end-customers change their channel preferences. We have successfully entered the e-commerce channel by innovating around pallet and box sizes to better service the needs of our e-retailer customers. In Latin America, we introduced an innovative package with fewer sheets per ream and a lower basis weight with fewer reams per box, which facilitates last mile delivery via motorcycle, a common transportation method in the region. Our brands represent approximately 56% of sales in the e-commerce channel in North America. In Europe, Sylvamo is one of the largest cutsize suppliers to the e-commerce channel, providing owned and licensed brands, as well as private brands. By further aligning ourselves with key e-commerce customers, we believe we will continue to lead the industry in performance. We believe we can increase customer penetration and drive top-line growth as we upgrade our warehousing systems, leverage new packaging techniques and increase our utilization of e-commerce channels.

Operational excellence and low-cost operations to drive stockholder value.

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We have a history of profitability and offsetting inflation through our low-cost operations. From 2018 to 2020, we have averaged operating margins of 11.0%. Moreover, in Latin America and Europe, which represented approximately two-thirds of our Business Segment Operating Profit on average over that period, our operating margins have averaged 17.6% and 11.6%, respectively, over that same time frame. We successfully implement price increases and maintain a strategy of constantly finding ways to offset input cost inflation. Our low-cost assets allow us the operational flexibility to produce a diverse product mix and serve multiple attractive channels, which mitigates our exposure to any one channel or end-use.

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We have identified future cost reduction initiatives to help us maintain and improve our cost position in local and export markets. We expect to invest in upgrading our facilities not only to maintain our quality and low cost, but also to improve our operational flexibility. We also continuously identify opportunities to further reduce our operating costs, as evidenced by our track record of investing over $28 million on cost reduction projects per annum on average from 2010 to 2020, helping us maintain our competitive margins. We produce diverse product lines that maximize margin and value creation. For example, Eastover is able to efficiently produce different UFS product lines on its two paper machines. Additionally, when UFS demand is high we can divert more pulp to the paper machines from the market pulp machine to increase UFS production and similarly, when UFS demand is soft, we can divert more pulp to the market pulp machine. We have a similar flexible operating model across all of our geographies. Investments in technologies such as data analytics in mills to reduce costs, enhance flexibility and improve decision-making are key initiatives for Sylvamo. We expect these investments to be modest, and provide the company meaningful commercial, operational and financial benefits.

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We utilize lean six sigma and other management tools to drive further cost reductions and operating improvements in our manufacturing system. Our manufacturing system focuses on six key areas, including environmental, health and safety and efficiency improvement. We track our operations against Overall Equipment Effectiveness and other key metrics to drive increasingly lean operations and ensure full visibility across our operations. Recently, we have used data analytics at our mills to further accelerate the improvement progress. Going forward we expect disruptive technology

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to become a significant lever for future improvement. We plan to continue utilizing our lean tools and principles and implement targeted programs in order to optimize raw materials sourcing and usage, eliminate process waste, reduce repair costs and control overhead, driving cost reductions and operating improvements across our manufacturing system.

Pursue a disciplined approach to capital allocation that rewards stockholders and drives value organically through selective investment to further our advantaged positions.

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We expect to deliver strong and sustainable free cash flow by continuing to leverage our low-cost assets, premier brands, and deep customer relationships with leading companies in each of our sales channels. Our annual maintenance, regulatory and reforestation capital expenditures are expected to be in the range of approximately $130 to $150 million per year for the next several years, which we believe will be sufficient to maintain our operations and productivity. In addition, spending to replace the recovery boilers at our Svetogorsk mill is expected to begin in 2022, with approximately 80% of the estimated $220 million to be spent in 2023 and 2024. If Sylvamo chooses to rebuild the recovery boilers, the anticipated total spend may be reduced. We will pursue a disciplined approach to capital investment to complement the strategic and cost reduction investments made in the last 5 years. Any planned future strategic capital expenditures will be pursued where there is the expectation of significant return on invested capital.

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We intend to use a portion of the excess cash flow generated by our business to reduce outstanding indebtedness in a disciplined manner. A healthy balance sheet will support our operations and provide the financial flexibility to maximize value creation for our stockholders. While our near-term priority is debt reduction, we anticipate our Board of Directors may consider capital return alternatives through a combination of dividends and a flexible stock repurchase program to return a portion of our free cash flow to our stockholders in the future.

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As an independent company, we expect to allocate capital more efficiently towards a larger number of projects that have a high return on invested capital. We remain committed to investing in our low-cost, highly competitive asset base, which underpins our operations. We believe in continually optimizing our existing core asset base to drive higher incremental returns above our cost of capital. As an independent company, we plan to focus on further enhancing our operational flexibility by undertaking projects with a high expected return on capital. Sylvamo has preliminarily identified over $100 million of investment projects with potential internal rates of returns (“IRR”) in excess of 25%. We will evaluate investing in these high return projects in the future, while continuing to maintain financial discipline focused on delivering value to our stockholders.

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We will strive to create intrinsic value by achieving returns above our cost of capital. As we move forward, investment excellence is essential to growing earnings and cash generation. Strategic investments will be grounded on clear strategic and financial objectives that allow us to turn Sylvamo’s advantages into profitable growth, with a meaningful return above our cost of capital. We have a strong pipeline of projects that will reduce costs and increase efficiency over the medium- to long-term.

Lastly, we intend to follow a disciplined approach in evaluating any potential strategic transactions. We view our capital allocation framework as a foundational lever to accelerate value creation for our stockholders.

Our commitment to environmental, social and governance matters is embedded throughout our three-pronged strategy.

We incorporate environmental, social and governance considerations into our strategies and everyday processes as we seek to adequately address risks, operate sustainably and responsibly and create long-term value. Our commitment to sustainability includes our entire value chain, from the responsible sourcing of raw materials, to the safety of our employees, to using renewable energy and ensuring the recyclability of our products.

•	Environmental stewardship and responsible manufacturing practices are fundamental to how we operate, and we seek supply chain partners that share our commitment. Sylvamo recognizes that a

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sustainably managed forest is one that maintains and enhances economic, social and environmental values for the benefit of present and future generations. We are committed to producing the products our customers need, while ensuring responsible stewardship of the world’s natural resources. To meet the expectations of our employees, customers and other stakeholders, we will continue to lead forest stewardship efforts globally to build a better future for people, the planet and our company. We work with landowners to advance responsible forest management practices and increase the availability of certified fiber. We also work with conservation organizations to support healthy forest ecosystems, enhance ecologically significant areas, and conserve and restore forests worldwide. Most importantly, our fiber sourcing policies and practices support our commitment to protecting forests and their ecosystems for generations to come.

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We will continue to generate more than 75% of our mill energy needs using renewable biomass residuals rather than fossil fuels. We have made significant investments to promote energy self-sufficiency and replace fossil fuels. For example, in 2012, we completed the construction of a biomass boiler in Mogi Guaçu, Brazil. This high-return cost savings project reduced fossil fuel use by 75% and increased earnings by $30 million in its first year of operation. Saillat, one of the most environmentally efficient mills in the world, is the first French mill to obtain Eco-label certification for copy and graphic papers. PEFC-certified since 2006, Saillat implements rigorous sustainable practices. All of its wood comes from controlled sources, it is 85% energy self-sufficient and it produces 53% fewer carbon emissions from fossil fuels than the average of the European graphic papers sector. Additionally, Saillat and its partner Dalkia, a French energy company, were selected by the French Ministry of Ecological Transition to promote renewable energy and reduce greenhouse gas emission. Under this program, Saillat and Dalkia will produce 25 mega-watts of biomass energy for a 20-year fixed price thereby reducing Saillat’s energy costs and consumption of fossil fuels.

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We are committed to attracting and developing a diverse talented and global workforce, ensuring safety at our facilities and contributing to the resiliency of our local communities. Our international presence allows us to attract the best talent across the globe. Accordingly, our senior management team is internationally diverse with global experience, hailing from all of the geographies in which we operate—Latin America, Europe and North America. Further, we will continue to invest a portion of our earnings to address critical community needs in the communities where our employees live and work. For example, Sylvamo Brazil partners with and supports the AIPI Institute, an educational organization serving the Brazilian community.

We believe that by leveraging our strengths and executing on our strategies, we will create long-term value for our stockholders.

Our Reportable Segments

We are organized into three reportable business segments based on geography—Latin America, Europe and North America. The following summary describes the products and services offered in each of the segments:

Latin America: Our Latin American operations focus on uncoated freesheet paper as well as market pulp through the ownership or management of approximately 250,000 acres of forestlands in Brazil. Our system of paper and pulp production in Brazil consists of three mills: two integrated mills in the State of São Paulo and one non-integrated mill in Mato Grosso do Sul. Our Brazilian uncoated freesheet brands include Chamex, Chamequinho and Chambril. We also produce the HP papers line in Brazil. All of our products are produced exclusively from planted and sustainable certified eucalyptus. We create papers for a variety of business and home use.

Europe: Our Europe segment produces a broad portfolio of uncoated freesheet papers for numerous uses and applications as well as liquid packaging board, coated unbleached kraft and market pulp. We operate two paper, pulp and board mills in the region: Saillat, France and Svetogorsk, Russia. Located in the Limousin region of France, the Company’s Saillat mill produces both paper and market pulp. It is the only mill in France to cover the entire production process from wood harvesting to paper, and is one of the leading cutsize producers in France

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and Western Europe. The Saillat mill produces UFS papers, such as copy paper, and value-added products such as tinted paper and colored laser printing paper under leading brands such as REY Adagio and Pro-Design. We also produce graphic and high-speed inkjet printing papers under the brand Jetstar. The Saillat mill has some of the highest environmental credentials for our products and mill in Europe. Our Svetogorsk mill is one of the premier pulp and paper mills in Russia, with industry-leading technology and equipment. It covers more than 434 acres on the Karelian Isthmus, and comprises three pulp mills, two papermaking machines, and A3 and A4 cutsize finishing. Our Svetogorsk mill is one of Russia’s leading producers of high-quality uncoated freesheet papers under brands Ballet Brilliant, Ballet Premier, Ballet Classic, Ballet Universal and SvetoCopy, and pulp products such as Bleached Chemical Thermo-Mechanical Pulp (“BCTMP”).

North America: The North American paper business manufactures uncoated freesheet papers at its mills in Eastover, South Carolina and Ticonderoga, New York and has offtake agreements to purchase the uncoated freesheet papers produced by International Paper’s Riverdale and Georgetown mills in Selma, Alabama and Georgetown, South Carolina. The North American papers business comprises three sub-segments, Imaging Papers, Commercial Printing Papers and Converting Papers. The imaging papers business, which comprises roughly half of the North American segment’s volume, produces copy paper for use in copiers, desktop and laser printers and digital imaging. These products are important for office use, home office use and in businesses such as education, healthcare and financial services. The commercial printing business comprises about 16.3% of the North American segment’s volume, and end-use applications in the commercial printing business include advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. The converting business manufactures a variety of grades that are converted by our customers into envelopes, tablets, business forms, file folders and several specialty grades. Uncoated papers are sold under private label and brand names that include Hammermill®, Springhill®, Williamsburg, Accent®, DRM® and Postmark®.

Our Products

Our primary product line is uncoated freesheet papers (“UFS”), which includes cutsize papers, offset papers, and specialty papers. We also produce liquid packaging board, coated unbleached kraft and market pulp.

Uncoated Freesheet Papers

UFS is the largest category of printing and writing papers. It is used in printed communications across products such as copy paper, book publishing, direct mail, envelopes and business form papers. UFS constitutes 79%, or 2.75 million short tons, of the paper, board and market pulp that we have the capability of producing annually.

Cutsize Papers

Cutsize papers are a subset of UFS, and refers to paper that has been trimmed to a specific size for printing, copying and other purposes. Cut-size papers can vary in quality from an everyday 20 lbs. 92 bright product up to a 32 lbs. 100 bright product with superior smoothness and brightness. Examples of cutsize paper include 8.5x11 paper, A3 paper, A4 paper and 11x17 paper for home and office printers.

Our cutsize papers comprise some of the most well-known paper brands in the world, including the following:

Hammermill

Hammermill is Sylvamo’s most-purchased brand of paper for businesses across North America. The Hammermill brand has a deep heritage in the United States with over 120 years of existence and commands a price premium over private label brands.

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HP Papers

We also produce the HP Papers office papers product line, through a partnership for brand use, with HP Inc. HP Papers is manufactured with ColorLok® technology to produce documents with brighter colors, more intense black and quicker drying, with less risk of smudges. It is suitable for home and office use and an ideal brand for high quality printing.

Chamex and Chamequinho

Chamex enjoys strong brand recognition as the leading printing paper in Brazil, being named #1 customer’s choice in Brazil according to internal studies by the Company. Part of Brazilian culture for over 50 years, entire generations have grown up using Chamequinho in school and later Chamex in the workplace. Outside of Brazil, Chamex is exported to more than 60 countries and is recognized for its high quality in Bolivia, Central America, Chile, Peru and Paraguay. For every three sheets of paper consumed in Latin America, one is from Sylvamo’s brands, according to Fisher International. We have leveraged this brand loyalty to introduce additional brands, including Chamequinho, which focuses on younger generations.

REY

Our premium REY brand is sold across Europe with a strong historical presence in France. Sylvamo’s REY brand maintains strong consumer awareness and is recognized as a top leading brand in its market. It is 100% sourced from sustainably managed forests. REY paper sold in Europe has internationally recognized certifications such as FSC®, PEFC and the EU Ecolabel.

SvetoCopy

Before 1996, all office paper in Russia was imported. SvetoCopy was the first office paper brand to be produced in Russia and is now one of two leading brands in the market. SvetoCopy also shows the highest frequency of repeat purchasing alongside the highest level of consumption in Russia according to IPSOS.

Offset Papers

Offset paper is a type of uncoated freesheet paper that is primarily used for printing books, magazines, manuals, catalogs, posters, calendars, flyers, letterheads, publication interior sheets, brochures and envelopes. Offset paper has a relatively coarse surface that enhances its ability to absorb printing inks and dampening solutions making it ideal for offset printing. The surface characteristics of offset paper make it easier to write on with ballpoint and fountain ink pens and to stamp clearly. Uncoated offset papers are commonly used for office stationery for this reason. For printing purposes, it is possible to print high quality, multicolored graphics and illustrations and texts on these papers for a variety of products and publications.

Specialty Papers

Specialty papers are papers with a specialized end use based on the application. These specialty papers products include bleached kraft, release liner and wallboard tape paper. Bleached kraft grades are used for animal feed bags, food packaging or high end shopping bags and are designed to perform through the complete bag making process, from printing and converting, to filling and sealing. Our uncoated release liner products are suitable for polycoating and are designed for good converting performance as well as poly adhesion. These products are used for release papers, label applications and graphic art applications. Wallboard tape paper becomes joint tape that reinforces wall and ceiling joints to prevent cracking. It works on all interior wall and corner joints and is suitable for outside corners and corner bead applications.

Liquid Packaging Board and Coated Unbleached Kraft

LPB and CUK grades are produced at our Svetogorsk mill. Liquid packaging board is primarily used in the beverage packaging industry while coated unbleached kraft is used to package beverages such as beer and soft drinks and for heavy duty packaging needs such as laundry detergent.

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Pulp

The Sylvamo pulp business produces softwood, hardwood and bleached chemi-thermomechanical pulp (“BCTMP”). These pulp grades are used for our paper products, and the excess is sold globally and used in a variety of products such as tissues and towels, specialty and packaging papers and folding box board. BCTMP provides higher yields than other forms of pulp and is used in coated paperboard grades.

Our Raw Materials

The manufacturing of paper, board and pulp requires wood fiber, chemicals and energy. We discuss these three key raw materials used in our manufacturing operations below.

Wood Fiber

North American paper mills

The fiber used by our paper mills in the United States is softwood and hardwood, both readily available in the market from multiple third-party sources. These sources include a combination of supply contracts, wood lot management arrangements and advance stumpage and spot market purchases. Both the Ticonderoga and Eastover mills are located near sustainably managed forests in New York and South Carolina, respectively.

Latin American paper mills

The fiber used by our two integrated mills at Mogi Guaçu and Luís Antônio come from our owned strategic forestry plantations that cover approximately 250,000 acres, providing a sustainable source of high-quality and low-cost hardwood fiber from eucalyptus. We reserve approximately 75,000 acres of that property to plant native forests to protect the region’s natural biodiversity. Similarly, our non-integrated mill at Três Lagoas uses bleached eucalyptus fiber for paper production. Eucalyptus produces an ideal fiber for making paper, as it is one of the fastest growing and highest yielding species grown on timber plantations with a shortened harvest cycles of six to seven years, which helps to keep the planation costs low. Its homogenous fiber quality permits premium grade products with better porosity and opacity, which enhances print quality. Eucalyptus also requires less wood to manufacture a ton of pulp, making it an appropriate source for producing pulp and renewable energy, and it requires fewer chemicals during production, reducing the environmental impact of our products.

European paper mills

Our Saillat and Svetogorsk mills are self-sustainable and produce their own bleached pulp for use in paper production. In Saillat, our own wood-sourcing subsidiary provides access to more than 1.3 million tons of wood from private forests annually.

In Russia, in addition to our own harvesting rights to over 860,000 acres of forest land owned by Russia, we source both hardwood and softwood primarily from third party leaseholders. Together, we have reliable access to over 2.3 million tons of wood fiber. Our harvesting rights are valid for terms ranging from 5-30 years. Our harvesting rights may be terminated in the event of certain breaches of contract, including non-payment of rental fees, failure to report on current activities and certain other violations of the agreement.

Chemicals

We use various chemical compounds in our paper, board and pulp manufacturing operations that we purchase through contracts of varying length to ensure product availability. Most of the contracts have pricing that fluctuates based on prevailing market conditions. For paper production, on our machines we also use several chemical products including starch, precipitated calcium carbonate, optical brighteners, dyes and aluminum sulfate. For bleached pulp production, we use numerous chemicals including caustic soda, sodium chlorate, sulfuric acid, lime and peroxide.

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Energy

Our operations produce and consume substantial amounts of energy. Our primary energy sources include: biomass residuals, fossil fuels and electricity. Approximately 78% of the total energy required to manufacture our products comes from renewable fuels such as bark and spent pulping liquor, generated as byproducts from our manufacturing processes. The remainder of the energy comes from smaller amounts of fossil fuels such as fuel oil and natural gas and purchased steam procured under supply contracts. Under most of these contracts, suppliers are committed to provide quantities within predetermined ranges that provide us with our needs for a particular type of fuel at a specific facility. Most of these contracts have pricing that may fluctuate based on prevailing market conditions. Biomass residuals and fossil fuels are consumed primarily to produce steam that is used in the manufacturing process and, to a lesser extent, to provide direct heat used in the chemical recovery process.

We have cogenerating assets at all six of our integrated mills. These generating assets produce approximately 64% of the electricity requirements of our manufacturing operations, with the balance supplied from local utilities. Electricity is primarily used to drive motors, pumps and other equipment and provide lighting.

Our Transportation

Transportation of raw materials, wood fiber, chemicals and pulp into our mills is mostly done by rail and trucks. We rely on third parties for the transportation of our pulp and paper products between our mills, distribution centers and customers. Our paper products are shipped mostly by truck, with logistics operations and procurement being managed centrally in collaboration with each location. Our pulp is either shipped by vessel, rail or truck depending on destination and customer preference. We work with major railroads, ocean carriers, and trucking and third-party transportation companies in North America, Latin America and Europe. Service agreements are typically negotiated on an annual basis. We pay diesel fuel surcharges, which vary depending on the mode of transportation used and the cost of diesel fuel.

Properties

Our portfolio of properties spans three continents and includes six fully-vertically integrated mills and one non-fully integrated mill with an aggregate annual paper and pulp production capacity of 3.5 million short tons. We have two mills in the United States (Ticonderoga, New York and Eastover, South Carolina), three mills in Brazil (Três Lagoas, Mato Grosso do Sul, and Luís Antônio and Mogi Guaçu, Sao Paulo), two mills in Europe (Saillat, France and Svetogorsk, Russia). Our paper manufacturing operations are further supported by 10-year offtake agreements with International Paper (subject to their earlier termination) for paper production at the North American Riverdale and Georgetown mills for 520,000 short tons of uncoated freesheet and 160,000 short tons of uncoated bristols, a heavier weight paper grade used in products such as file folders.

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7 owned mills with total production capacity of approximately 3.5 million short tons

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In addition to our mills, we own and lease a number of other properties, including warehouses, in the US, France, the United Kingdom and Brazil, and our headquarters in                .

Environmental, Social and Governance Responsibilities

Sylvamo has a responsibility to generate long-term value while protecting the planet and improving people’s lives. We incorporate environmental, social and governance considerations into our strategies and everyday processes to ensure that we adequately address risks, operate sustainably and responsibly, and create long-term value for all of our stakeholders—employees, customers, suppliers, communities, governments, non-governmental organizations and stockholders. We seek to improve people’s lives, the planet, and our company’s performance by transforming renewable resources into recyclable products that people depend on every day for education, communication and entertainment.

We do the right things, in the right ways, for the right reason, all of the time – this is The Sylvamo Way, which together with our core values serve as our guideposts as we carry out our mission:

SAFETY: Above all, we care about people. We look out for each other to ensure everyone returns home safely.

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ETHICS: We act honestly and operate with integrity and respect. We promote a culture of openness and accountability.

STEWARDSHIP: We are responsible stewards of people and communities, natural resources and capital. We strive to leave everything in better shape for future generations.

We focus our sustainability strategy on the issues where we have the greatest impact. Our approach to sustainability includes our entire value chain, from sourcing raw materials responsibly to providing a market for recovered products, and from the safety of our employees to addressing critical needs in the communities where we live and operate.

From the way we manage natural resources to our manufacturing processes, energy use, transportation, recovery and recycling, Sylvamo is committed to sustainable, transparent practices.

We believe the sustainable management, conservation and restoration of forestland is an important lever for mitigating climate change through carbon storage in forests and is vital to the long-term prosperity of our company, our communities and our planet. Advancements in technology and emerging consumer trends continue to impact how people view and value forests around the globe.

We are well-positioned to address global challenges, including climate change, clean water, education and decent work and economic growth. Our goals and strategy support the United Nations’ Sustainable Development Goals (“SDGs”), which are driving cross-sector collaboration to achieve a more sustainable and equitable future for everyone around the world.

Sylvamo’s goals reflect our commitment to be a more sustainable corporation—one that generates profits for its stockholders while protecting the planet and improving the lives of those with whom we interact. Our long-term goals demonstrate that we are thinking differently about how we use natural resources and our impact on the environment. Our three goals, Sustainable Planet, Healthy People and Communities, and Responsible Operations, are designed to demonstrate how we will drive sustainable outcomes for the environment, people and communities and our customers.

Our sustainable business practices recognize the interdependence between people, the planet, profit and our products. Sustainability is the foundation of how we operate. It starts with people—attracting and developing a talented workforce, ensuring everyone arrives home safely at the end of each day and helping our local communities thrive.

Customers and Contracts

We leverage our powerful brands and premium service to build relationships with top customers in each of the channels we serve. Sales are made through a variety of means ranging from multi-year supply contracts to transactional sales. We sell and market our products globally to over 600 customers around the world. We distribute our products through a variety of channels, including merchants and distributors, office product suppliers, retailers and dealers. We also sell directly to converters that produce envelopes, forms and other similar products. We have forged long-term relationships with our top customers, and their loyalty results in very little turnover. For example, our top 10 customers, representing approximately one-third of our business, have been buying our products for more than 50 years on average. Our sales, marketing, supply chain and production staff work collaboratively to provide tailored client support and valued-added services, which we believe helps address the distinct needs of customers across geographies and channels. We provide marketing support to our customers to help them develop their go-to-market strategies by leveraging our extensive end-user sales and preference data.

Well-known global brands and regional producers are part of our customer portfolio for pulp. Many customers are located in a number of countries with much of our product going into North and South America, Europe, Africa, Southeast Asia, Japan and China. We sell directly to end customers as well as through agents and merchants depending on the geography and needs of the individual customer. In some cases, we provide

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consignment programs or maintain pulp inventories at strategically located warehouses to respond to variability in customer demand and order patterns.

Competition

The markets in which we operate are highly competitive with well-established domestic and foreign manufacturers. For instance, in North America, the four largest manufacturers of UFS, including Sylvamo, represent approximately 81% of the total annual production capacity. As the use of electronic mediums and alternative products increases, and because paper production does not generally rely on proprietary processes, except for highly specialized papers or products, the areas into which Sylvamo sells its principal products are increasingly competitive. Furthermore, the level of competitive pressure Sylvamo may face is dependent, in part, upon exchange rates, particularly the rate between the U.S. dollar and the Euro as well as the U.S. dollar and the Brazilian real.

Some of our competitors have converted mills or paper machines at their mills to linerboard, pulp and boxboard capacity, which reduces the supply of UFS and other printing papers.

The competitive landscape in each of our business segments is described below:

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Latin America: Our Latin American business is engaged in the production and sale of cutsize, commercial printing and specialty papers, as well as converting papers and market pulp. In Latin America, we are the largest producer of UFS with a 34% supply position as of December 2020 according to Fisher International. Our peer competitors include Suzano, BioPappel and Carvajal. Approximately 70% of our Brazilian UFS production is sold across Latin America, while the balance is exported to other regions around the globe. The use of low-cost eucalyptus fiber combined with our highly effective operations and export logistics advantage allow us to serve the domestic market and the export markets at competitive margins.

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Europe: We rank third in supply position in Europe, according to Fisher International as of December 2020, and we have consistently outperformed relative to industry demand in Europe. From 2011 to 2019, while the overall UFS demand in Europe fell by 3%, the demand for our products remained stable. We have a niche positioning in Europe, with our Saillat mill focusing production on specialty UFS. We have the top brand in Russia, SvetoCopy, and we are one of the two leading suppliers of office papers in the market. We also have a strong position in other growing markets, such as the Commonwealth of Independent States. Our peer competitors include Navigator, Mondi, Stora Enso and UPM Communication Papers.

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North America: Our North American business is engaged primarily in the production and sale of cutsize, commercial printing, converting and specialty papers. According to Fisher International, we are the second largest UFS player in North America with 28% supply position as of December 2020, including UFS we will purchase from International Paper’s Riverdale and Georgetown mills pursuant to offtake agreements. We own two of the industry’s most competitive mills, Eastover and Ticonderoga, with 1.1 million short tons of combined annual production capacity. The Eastover mill, located in South Carolina, operates two paper machines and a chemical pulping system producing 700,000 million short tons of UFS and 100,000 million short tons of market pulp annually. Our peer competitors include Domtar, Pixelle Specialty and Packaging Corporation of America.

Regulatory and Environmental Compliance

Sylvamo is subject to a wide range of general and industry-specific laws and regulations in the United States and every other location in which Sylvamo operates. In addition, new laws or regulations impacting our facilities around the world are routinely passed or proposed. Current or proposed laws or regulations may include those governing wood harvesting, air emissions, climate change, waste water discharges, storage, management and disposal of hazardous substances and wastes, contaminated sites, landfill operation and closure obligations and

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health and safety matters. Compliance with these laws and regulations, therefore, is a significant factor in the operation of our business and may result in capital expenditures as well as additional operating costs. For example, we have completed capital projects to meet the U.S. Environmental Protection Agency’s (“EPA”) maximum achievable control technology (“MACT”) and risk and technology review (“RTR”) regulations that require owners of specified pulp and paper process equipment and boilers to meet new air emissions standards for certain substances. As portions of these MACT and RTR regulations have been remanded to EPA for further consideration, it is not clear at this time what, if any, additional capital project expenditures might result from resolution of the open issues.

As such, Sylvamo may encounter situations in which our operations fail to maintain full compliance with applicable requirements possibly leading to civil or criminal fines, fees, penalties, or enforcement actions, including those that could result in governmental or judicial orders to stop or interrupt our operations or require us to take corrective measures at substantial costs, such as installation of additional pollution control equipment or other remedial actions. Nonetheless, Sylvamo remains committed to controlling emissions and discharges from our facilities to avoid adverse impacts on the environment, and maintaining compliance with applicable laws and regulations.

In 2018, International Paper discovered and voluntarily disclosed to regulators the presence of mercury contamination in sediment in a river tributary that traverses the Company’s mill property in Svetogorsk, Russia. The mercury contamination resulted from the operations of a former chlorine manufacturing plant on the mill site. Remediation of the river tributary was completed in 2020. We are presently investigating the scope of remediating the soil and groundwater contamination associated with the old chlorine plant. See Note 10 to our audited combined financial statements included elsewhere in this information statement.

Human Capital

Sylvamo has more than 7,000 employees around the world, with approximately 1,600 in North America, 3,000 in Latin America and 2,400 in Europe. Of these employees, approximately 50% are unionized. We believe that our relationships with our unions are constructive.

The attraction, retention and development of our employees is critical to our success. We accomplish this, in part, by developing the capabilities of our team members through our continuous learning, development and performance management programs. One such program is our REACH (Recruit, Engage, Align College Hires) program through which the Company recruits and develops early career engineers and safety professionals for our U.S. mill system, preparing them to become future leaders. We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our employees. We provide continuing education courses that are relevant to our industry and job function within the Company. In addition, we have created learning paths for specific positions that are designed to encourage an employee’s advancement and growth within our organization. We also offer a peer mentor program and leadership and customer service training to support and develop our employees. These resources provide employees with the skills they need to achieve their career goals, build management skills and become leaders within our Company.

The Company believes in an inclusive workforce, where diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. Our goal is to create a working environment that is welcoming, inclusive and in which diversity is valued. We are committed to fostering holistic respect and full participation for all employees, to providing equal opportunities in employee experience with a focus on hiring and development of individuals with visible and invisible disabilities. We aim to have an inclusive, thriving and high performing culture where people come first, feel safe, respected, valued and supported, regardless of differences. We want to give everyone equal opportunity and celebrate the different perspectives and talents that each of us brings.

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The Company is focused on promoting a culture of diversity and inclusion that leverages the talents of all employees, and implementing practices that attract, recruit and retain diverse top talent. To attain these goals, we plan to:

•	Build leadership capability through women in leadership initiatives (which could include mentoring, skills training, confidence building, on-the-job development and short-term stretch opportunities);

•	Increase overall female representation, including in senior leadership roles;

•	Build inclusive leadership capabilities;

•	Ensure all policies, practices and processes support the D&I strategy and our people;

•	Commit to diversity and inclusion in our people, customer, partner and community promises; and

•	Increase awareness of pay equity, ensuring that all employees are paid according to the same rules in accordance with pay principles developed for Sylvamo.

We rely on a global workforce, and we take measures to protect the health and safety of our employees, customers and others with whom we do business, while continuing to effectively manage our employees and maintain business operations. During the COVID-19 pandemic, we have taken additional measures and incurred additional expenses to protect the health and safety of our employees and comply with applicable government requirements and safety guidance, such as social distancing, enhanced cleaning and disinfection, frequent handwashing and using close contact PPE. Our business operations may be additionally disrupted if a significant portion of our workforce is unable to work safely and effectively due to illness, quarantines, government actions, or other restrictions or measures responsive to the pandemic. Measures taken across our business operations to address health and safety may not be sufficient to prevent the spread of COVID-19 among our employee base, customers and others.

Safety

We are committed to the safety and well-being of our employees, and seek to eliminate serious injuries and fatalities at our mills. The pursuit of this vision involves:

•	Promoting accountability and responsibility for ourselves and our colleagues;

•	Embracing a positive safety culture through application of safety leading indicators;

•	Applying safety leadership skills;

•	Engaging employees in proactive initiatives;

•	Anticipating, recognizing and removing hazards;

•	Intervening when unsafe conditions are identified;

•	Integrating layers of protection into our work systems and processes;

•	Maintaining an active safety mindset at work and at home; and

•	Fostering a culture where we learn from events and near misses.

While we pursue reduction of all workplace incidents, our LIFE (Life-changing Injury and Fatality Elimination) initiative focuses on eliminating the most serious injuries and implementing sustainable systems to prevent all injuries and incidents. Project teams use our company’s manufacturing excellence tools, communications channels, LIFE investigations, equipment and workplace designs, standard operating procedures, employee engagement, training and general education to improve workplace safety. LIFE is designed to make everyone aware of serious injury risks.

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The LIFE program has five focus areas:

•	Driver safety;

•	Machine safeguarding;

•	Exposure to harmful substances or environments;

•	Motorized equipment; and

•	Slips, trips and falls.

All manufacturing and non-manufacturing sites report on seven proactive safety leading indicators to help identify areas for improvement and where resources are needed to properly execute our programs.

These safety leading indicators work in conjunction with our LIFE program. For example, a key safety leading indicator promotes reporting near-miss events—called LIFE Potentials—that did not result in serious injury because the hazard was recognized before a potential injury occurred. The LIFE Potentials reported by our team each per month allow us to proactively identify performance trends and areas for continuous improvement, and to communicate this learning across the company.

Intellectual Property

We hold a number of foreign and domestic trademarks, trademark applications, trade names, patents, patent applications and licenses relating to our business, our products and our production processes. We have registered trademarks for many of our brand name products. Key brands include Accent®, Ballet®, Chambril®, Chamex®, Chamequinho®, DRM®, Great White®, Hammermill®, Jetstar®, Postmark®, Pro-Design ®, REY®, Springhill®, and Svetocopy®. Our brands are important to our business and are recognized for quality and reliability. We have multiple U.S. and foreign patents and patent applications. Our patent portfolio, consisting primarily of utility patents relating to our products and manufacturing operations, is important to our operations as a whole. Our intellectual property has various expiration dates.

Seasonality

Sylvamo’s sales exhibit some seasonality, with an increase in sales in the third and fourth quarter in connection with back-to-school purchases.

Legal Proceedings

Sylvamo may be involved in legal proceedings arising from time to time in the ordinary course of business. Sylvamo is not involved in any legal proceedings that we believe will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations. See Note 10 to our audited combined financial statements included elsewhere in this information statement.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers following the distribution. The respective age of each individual in the table below is as of March 31, 2021.

Name	Age	Principal Positions and Directorships
Jean-Michel Ribiéras	58	Chairman and Chief Executive Officer
Matthew Barron	49	Senior Vice President & General Counsel
Thomas A. Cleves	58	Senior Vice President, Corporate Affairs
Rodrigo Davoli	42	Senior Vice President & General Manager, Latin America
Greg Gibson	60	Senior Vice President & General Manager, North America
Peggy Maes	57	Senior Vice President & Chief People Officer
John V. Sims	58	Senior Vice President & Chief Financial Officer
Oliver Taudien	49	Senior Vice President & General Manager, Europe
Patrick Wilczynski	52	Senior Vice President, Operational Excellence
Stan Askren	60	Director
Christine S. Breves	65	Director
Jeanmarie Desmond	54	Director
Liz Gottung	64	Director
Joia M. Johnson	61	Director
David Petratis	63	Director
J. Paul Rollinson	59	Director
James P. Zallie	59	Director

Set forth below is biographical information for each of the directors and executive officers named in the table above.

Executive Officers

Jean-Michel Ribiéras. Jean-Michel Ribiéras has been our Chairman since March 2021 and will be our Chief Executive Officer as of the Distribution Date. Mr. Ribiéras has over 26 years of service with International Paper. He has served as Senior Vice President – Industrial Packaging the Americas of International Paper since June 2018. He previously served as Senior Vice President – Global Cellulose Fibers of International Paper from July 2016 through June 2018 and led the integration of Weyerhaeuser’s cellulose fibers business with International Paper’s pulp business. Prior to that role, he served as Senior Vice President & President, IP Europe, Middle East, Africa & Russia of International Paper from 2013 until June 2016, and Vice President & President – IP Latin America of International Paper from 2009 until 2013. He previously held a variety of roles of increasing responsibility at International Paper in Europe and in the United States, including Vice President of European Papers from 2002 to 2004 and Vice President of International Paper’s pulp and Converting Papers businesses from 2005 to 2009. Mr. Ribiéras has a bachelor’s degree in Management from École Supérieure des Dirigeants d’Entreprise (France) and a Master of Marketing from University of Hartford, and has completed INSEAD’s advanced management program (France).

Mr. Ribiéras brings to the board his extensive experience and leadership skills, developed from his nearly three decades of experience at the Company, including his experience running the North American, Latin American and European segments of Sylvamo.

Matthew Barron. Matthew Barron will be our Senior Vice President and General Counsel as of the Distribution Date. Since 2018, Mr. Barron has served as International Paper’s associate general counsel with responsibility for corporate law, environmental, health and safety, information technology and intellectual property. In 2014, Mr. Barron was appointed associate general counsel supporting International Paper’s Papers,

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Pulp and Consumer Packaging businesses, and after the acquisition of Weyerhaeuser’s Cellulose Fibers business in 2016, he was dedicated to the Global Cellulose Fibers business. In 2011, he was named finance director, Consumer Packaging, and later served as general counsel for xpedx, International Paper’s former distribution business, where he assisted with the spin-off of that division. Mr. Barron spent his first five years at International Paper as an attorney in the company’s corporate law department, responsible for mergers, acquisitions and securities law. Mr. Barron joined International Paper in 2006, after working for the law firm of Sullivan & Worcester LLP in Boston, Mass. Mr. Barron serves on the board of directors of the Mid-South Food Bank and previously served on the board of ASG Worldwide (AGI-Shorewood), a business of Atlas Holdings LLC. He has a bachelor’s degree in Accounting from Fairfield University and a JD from the University of Connecticut.

Thomas A. Cleves. Thomas A. Cleves will be our Senior Vice President, Corporate Affairs as of the Distribution Date. Mr. Cleves has served as International Paper’s vice president, Global Citizenship, with responsibility for sustainability, community engagement, communications and corporate marketing, since 2015. In 2007, Mr. Cleves was named vice president, Investor Relations, and served as vice president and general manager, Containerboard and Recycling from 2011 to 2015. During his career, Mr. Cleves has worked in sales, marketing, strategic planning, general management and leadership roles in International Paper’s Fine Papers, Printing Papers and Industrial Packaging businesses. Mr. Cleves entered the paper and packaging industry in 1983 and joined International Paper in 1987 with the acquisition of Hammermill Paper Company. He serves on the board of trustees for Memphis Museums and the Memphis Shelby Crime Commission. Mr. Cleves has a bachelor’s degree in Business Management from Northern Kentucky University and a Master of Business Administration from Northwestern University.

Rodrigo Davoli. Rodrigo Davoli will be our Senior Vice President & General Manager, Latin America as of the Distribution Date. In 2017, Mr. Davoli was named vice president, Latin America Printing Papers and president of International Paper Brazil. From 2011 to 2017, Mr. Davoli served as marketing manager, European Papers. Mr. Davoli served as general sales manager of IPEX, International Paper’s export company, and as commercial director for Latin America Printing Papers from 2016 to 2017. He has also held a variety of leadership positions in finance, strategic planning, marketing and sales. Mr. Davoli entered the paper and packaging industry in 1993 and joined International Paper with the merger of Champion International in 2000. Mr. Davoli serves on the Brazilian Pulp and Paper Association Board. He has bachelor’s degree in Law from Unipinhal University (Brazil) and an International Executive Master of Business Administration from São Paulo University (Brazil).

Greg Gibson. Greg Gibson will be our Senior Vice President and General Manager, North America as of the Distribution Date. Since 2016, Mr. Gibson has served as Vice President & General Manager, North American Papers. He has served as vice president and general manager for multiple International Paper commercial divisions, including Commercial Printing and Imaging papers, European Papers, European Packaging, Coated Paperboard and North American Papers. Mr. Gibson joined International Paper in 2000 as part of the company’s merger with Champion International. During his career, Mr. Gibson has held a variety of sales, marketing and general management roles. Mr. Gibson entered the paper and packaging industry in 1982. Mr. Gibson has served on the boards of the American Forest & Paper Association, Confederation of European Paper Industries, United Way of the Mid South and the Juvenile Diabetes Research Foundation. He also serves on the City of Hope Medical Center National Business Products Council. Mr. Gibson has a bachelor’s degree in Economics from DePauw University.

Peggy Maes. Peggy Maes will be our Senior Vice President and Chief People Officer as of the Distribution Date. Ms. Maes joined International Paper in 2014 as human resources director, Europe, Middle East, and Africa. Ms. Maes has 37 years of human resources experience, including helping multi-national corporations with start-ups, turnarounds, acquisitions and spin-offs. She spent 15 years working in high-tech industries and then as a consultant for start-up companies. She also worked in global human resources and talent management roles for Ingersoll Rand and Stanley Black & Decker. Ms. Maes has a bachelor’s degree in Economics from Instituut FUNCK (Belgium) and a Master of General Management from Solvay Brussels School (Belgium).

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John V. Sims. John Sims will be our Senior Vice President and Chief Financial Officer as of the Distribution Date. Mr. Sims has served as senior vice president, Corporate Development of International Paper since December 2019. Mr. Sims served as senior vice president and president, Europe, the Middle East, Africa and Russia of International Paper from 2016 until December 2019. He became vice president and general manager, European Papers of International Paper in March 2016 and prior to that served as the vice president & general manager for International Paper’s North American Papers business from 2014. Mr. Sims has been an officer of International Paper since 2008 when he was appointed as vice president Strategic Planning. He then served as vice president Finance & Strategy for International Paper’s North American Industrial Packaging business before assuming general management responsibility for the U.S. Imaging Papers business, and then for the North American Papers division. Mr. Sims holds a degree in Mechanical Engineering from the U.S. Naval Academy and an MBA from the University of Michigan.

Oliver Taudien. Oliver Taudien will be our Senior Vice President and General Manager, Europe as of the Distribution Date. He has served as chief financial officer and strategy director for Europe, Middle East and Africa since 2016. During his career, he has held leadership roles across multiple geographic regions in finance and strategy, information technology and general management. He served in roles such as business analysis director at the company’s global headquarters, European Papers finance director, finance director for Europe, Middle East and Africa Packaging, Information Technology director and general manager for the Corrugated Packaging business in Italy. Mr. Taudien joined International Paper in 1998. Mr. Taudien has a Master of Business from the University of Cologne (Germany).

Patrick Wilczynski. Patrick Wilczynski will be our Senior Vice President, Operational Excellence as of the Distribution Date. Since 2019, he has served as International Paper’s vice president, Capital Effectiveness. From 2017 to 2019, he was vice president and general manager, Coated Paperboard. He served as vice president, Global Manufacturing Safety from 2015 to 2016, where he helped establish the company’s safety leading indicators program. In 2012, Mr. Wilczynski was named vice president, Manufacturing, for Europe, Middle East and Africa. Mr. Wilczynski has held a variety of leadership roles in operations, technical services, manufacturing, environmental, health and safety and finance. Mr. Wilczynski joined International Paper in 1992. He began his career working in engineering and operating roles in paper mills. Mr. Wilczynski has a bachelor’s degree in Mechanical Engineering Technology from Pennsylvania State University.

Non-Employee Directors

Stan Askren. Stan Askren will serve as a director following the distribution. Since 2018, Mr. Askren has served as Chief Executive Officer and Founder of Quiet Trail Advisors, a private, senior level strategy and lean business advisory practice. He also currently serves as an advisor and lean business consultant for Lean Focus, LLC, a position he has held since 2019. Prior to his current roles, Mr. Askren held various positions of increasing responsibility over 27 years at HNI Corporation (“HNI”) until his retirement in 2018. Mr. Askren served as the Chairman and Chief Executive Officer of HNI from 2014 to 2018, President of HNI from 2003 to 2018 and Executive Vice President of HNI from 2001 to 2003. Mr. Askren has served on the board of Armstrong World Industries, Inc. since 2008 and on the board of Allison Transmission Holdings since 2016. He previously served on the board of HNI from 2003 to 2018. Mr. Askren has a bachelor’s degree from the University of Northern Iowa and a Master of Business Administration from Washington University.

Mr. Askren brings beneficial experience and attributes to our board of directors, including expertise in lean operations and business practice and experience gained from his position as Chairman, President and Chief Executive Officer of HNI as well as broad-based experience in human resources, operations, marketing and multi-channel sales.

Christine S. Breves. Christine Breves will serve as a director following the distribution. Since 2019, Ms. Breves has served as Senior Vice President and Chief Financial Officer of United States Steel Corporation, a producer of flat-rolled and tubular steel products with operations in the United States and Central Europe (“U.S. Steel”). As Chief Financial Officer, she leads all aspects of the company’s financial responsibilities including

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internal and external reporting, credit, tax, treasury services, investor relations, pension responsibilities, internal controls, and internal audit administrative oversight. She also continues to lead the company’s global procurement function, S&OP, and information technology. Prior to her current role at U.S. Steel, she was Senior Vice President, Manufacturing Support and Chief Supply Chain Officer from 2017 to 2019, Vice President and Chief Supply Chain Officer from 2015 to 2017, and Vice President and Chief Procurement Officer from 2013 to 2015. Prior to joining U.S. Steel, Ms. Breves held increasingly responsible leadership positions at Alcoa, culminating in her serving as Chief Procurement Officer. Ms. Breves holds a bachelor’s degree in business administration from College of Charleston and a Master of Business Administration from The Citadel.

Ms. Breves brings executive experience in financial system management, risk management, procurement and global sourcing strategies, manufacturing operations, strategy, and business transformation.

Jeanmarie Desmond. Jeanmarie Desmond will serve as a director following the distribution. From 2019 to 2020, Ms. Desmond was the Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc., a global multi-industry specialty solutions company formerly known as DowDuPont, Inc. (collectively “DuPont”). Ms. Desmond previously served as Vice President and Co-Controller for DuPont from 2017 to 2019 and as Vice President, Controller of EI DuPont De Nemours & Company, the predecessor to DuPont prior to its merger with the Dow Chemical Company in 2017, from 2015 to 2017. Since 2021, Ms. Desmond has served on the board of IPG Photonics Corporation and since 2020, she has served on the board of Trinseo S.A. Ms. Desmond has a bachelor’s degree in Accounting from Mt. St. Mary’s University and is a certified public accountant (inactive).

Ms. Desmond has substantial finance and accounting experience, including finance leadership and operations financial planning and analysis, tax, internal audit, accounting controls, risk management, mergers and acquisitions, investor relations and extensive experience in the manufacturing and chemicals industry.

Liz Gottung. Liz Gottung will serve as a director following the distribution. Since 2017, Ms. Gottung has served as Principal and Consultant for Liz Gottung, LLC. Prior to her current role, over the past 25 years Ms. Gottung held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark Corporation (“Kimberly-Clark”). Mostly recently, she served as Chief Human Resources Officer from 2002 to 2017. Since 2006, Ms. Gottung has served on the board of Louisiana-Pacific Corporation and currently serves as Chair of the Governance Committee and Vice-Chair of the Compensation Committee. Ms. Gottung has a bachelor’s degree in business administration from the State University of New York at Albany.

Ms. Gottung brings experience in labor relations and human resources in a large publicly held corporation to our board of directors, with extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational strategy and deployment.

Joia M. Johnson. Joia Johnson will serve as a director following the distribution. She retired in 2021 as Chief Administrative Officer, General Counsel and Corporate Secretary of Hanesbrands Inc. (NYSE: HBI), a leading marketer and manufacturer of apparel (“Hanes”). Ms. Johnson served as Hanes’ Chief Administrative Officer from 2016 to 2021 and as its Chief Legal Officer, General Counsel and Corporate Secretary from 2007 to 2021. She currently serves on the board of Global Payments Inc. (NYSE: GPN), a leading Fortune 500 payments technology company. At Global Payments, Johnson is a member of the Compensation Committee and the Technology Committee.

From February 2011 to May 2019, Ms. Johnson was a member of the board of Crawford & Company (NYSE: CRDA and CRDB), specializing in insurance claims administration. For four of those years she served as Chair of the Compensation Committee, and throughout she served as a member of the Audit Committee. From 2003 to 2019, Ms. Johnson was a member of the board of H.J. Russell & Company, a private real estate development, construction and property management business. Ms. Johnson serves on the board of Novant

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Health, having served as immediate past chair of the board of the Greater Winston-Salem Market, and she has chaired the boards of several other non-profit organizations in Winston-Salem.

Ms. Johnson earned her law degree from the University of Pennsylvania, her master of business administration degree from The Wharton School of Business at the University of Pennsylvania, and her bachelor’s degree from Duke University.

Ms. Johnson brings to our board of directors global leadership experience over several corporate functions for publicly traded companies, including legal, human resources, corporate social responsibility, government and trade relations, real estate, corporate security and her domestic and global mergers and acquisitions experience.

David Petratis. David Petratis will serve as a board member following the distribution. Since 2013, Mr. Petratis has served as Chairman, President and Chief Executive Officer of Allegion plc, a global provider of mechanical and electronic security products and access solutions, and he led the spin-off of the company (NYSE: ALLE). Mr. Petratis previously served as Chairman, President and Chief Executive Officer of Quanex Building Products Corporation from 2008 to 2013, and held prior senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company. He has extensive board experience, including eight years of service on the Gardner Denver corporate board and his present role on the University of Northern Iowa Business Executive Advisory Board. Mr. Petratis has a bachelor’s degree in industrial management from the University of Northern Iowa and a Master of Business Administration from Pepperdine University.

Mr. Petratis has extensive experience with operations and lean manufacturing, distribution and channel marketing and management, mergers and acquisitions, and strategy development and has won acclaim for manufacturing excellence and industry-leading safety performance.

J. Paul Rollinson. J. Paul Rollinson will serve as a board member following the distribution. Since 2012, Mr. Rollinson has served as President and Chief Executive Officer of Kinross Gold Corporation, a gold mining company with a global portfolio of mines and projects (“Kinross”). Mr. Rollinson previously served as Executive Vice President, New Investments for Kinross from 2008 to 2012. Mr. Rollinson has a bachelor’s degree in geology from Laurentian University, Canada and a Master of Engineering in mining from McGill University, Canada.

Mr. Rollinson brings relevant leadership experience to our board of directors, including his current service as President and Chief Executive Officer of Kinross, his extensive experience in the forestry, mining, power and utilities, and industrial sectors and his experience in the Brazilian and Russian markets.

James P. Zallie. James Zallie will serve as a director following the distribution. Since 2018, Mr. Zallie has served as the President and Chief Executive Officer of Ingredion Incorporated, a global ingredients solutions company (“Ingredion”). Prior to his current role, Mr. Zallie served Ingredion in various roles of increasing responsibility including as Executive Vice President, Global Specialties and President, Americas from 2016 to 2017, Executive Vice President, Global Specialties and President, North America and EMEA from 2014 to 2015, Executive Vice President, Global Specialties and President, EMEA and Asia Pacific from 2012 to 2014 and Executive Vice President and President, Global Ingredient Solutions from 2010 to 2012. Mr. Zallie previously served as President and Chief Executive Officer of the National Starch LLC (“National Starch”) from 2007 to 2010. National Starch was acquired by Ingredion in October 2010. Mr. Zallie previously served on the board of Innophos Holdings, Inc. from 2014 to 2018. Mr. Zallie has a bachelor’s degree in food science from Pennsylvania State University, a master’s degree in food science from Rutgers University and a Master of Business Administration from Rutgers University.

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Mr. Zallie brings leadership, operating and manufacturing and general management experience to our board of directors, including his current service as President and Chief Executive Officer of Ingredion.

Corporate Governance

Board Composition and Director Independence

Following the completion of the separation and distribution, we expect that the size of our board of directors will be nine directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The number of members on our board of directors may be fixed by majority vote of the members of our board of directors. Any vacancy in the board of directors shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Our board of directors has determined that                 and                  are independent in accordance with applicable rules and regulations of the SEC and the NYSE.

Committees of Our Board of Directors

Effective upon the listing of our common stock, our board of directors will have the following committees.

Audit Committee

The Audit Committee, which following the distribution will consist of                 ,                  and                 , has the responsibility for, among other things, assisting the board of directors in reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and our compliance with legal and regulatory requirements, and our code of business conduct and ethics. The charter of our Audit Committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.

                has been identified as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC and each of the members has been determined to be “financially literate” under NYSE rules.

Compensation Committee

The Compensation Committee, which following the distribution will consist of                 ,                  and                 , has the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements. The charter of our Compensation Committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which following the distribution will consist of                 ,                  and                 , has the responsibility, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the

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board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Corporate Governance Committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Prior to the listing of our common stock, our board of directors will adopt Corporate Governance Guidelines and a Code of Business Conduct and Ethics for directors, officers, and employees. The Corporate Governance Guidelines will set forth our policies and procedures relating to corporate governance effective as of the completion of the distribution and will comply with the requirements of the NYSE. Our Corporate Governance Guidelines will be available on our website as of the time of our listing on the NYSE. The Code of Business Conduct and Ethics will be applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers effective as of the time of our listing on the NYSE, in accordance with applicable rules and regulations of the SEC and the NYSE. Our Code of Business Conduct and Ethics will be available on our website as of the time of our listing on the NYSE.

Director Nomination Process

As discussed above, we intend to establish a Nominating and Corporate Governance Committee, which will develop criteria for filling vacant board of director positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background, his or her general business experience and familiarity with our business and whether he or she possesses unique expertise or perspective that will be of value to us. After completing this evaluation, the Nominating and Corporate Governance Committee will make recommendations to the full board of directors which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation.

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EXECUTIVE COMPENSATION

Sylvamo has not yet paid any compensation to the individuals who will become its executive officers or made any determinations with respect to the compensation of such executive officers following the distribution. We expect that Sylvamo’s board of directors or its Compensation Committee will review all aspects of compensation of its executive officers and structure executive compensation arrangements as it believes appropriate. Information as to the historical compensation by International Paper of certain persons who will become executive officers of Sylvamo upon the completion of the distribution is not indicative of the expected compensation of those executives following the completion of the distribution. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by International Paper prior to the date hereof.

Effective upon the listing of our common stock, our board of directors will have a Compensation Committee. See “Management—Committees of Our Board of Directors—Compensation Committee.” Following the distribution, the Compensation Committee will commence to oversee and determine the compensation of the Chief Executive Officer, Chief Financial Officer and other executive officers of Sylvamo and evaluate and determine the appropriate executive compensation philosophy and objectives for Sylvamo’s business. The Compensation Committee will evaluate and determine the appropriate design of Sylvamo’s executive compensation program and the appropriate process for establishing executive compensation. If determined to be necessary or appropriate by the Compensation Committee, the Compensation Committee will retain a compensation consultant to provide advice and support to the committee in the design and implementation of the executive compensation program for Sylvamo.

Compensation Arrangements Following the Distribution

International Paper’s Management Development and Compensation Committee (“MDCC”) has determined the general framework of Sylvamo’s initial executive compensation program, including, for the individuals we expect to be Sylvamo’s executive officers for 2021, base salary, short-term and long-term incentive compensation targets and severance arrangements. In connection with Sylvamo becoming an independent, publicly-traded company, two plans have been approved and adopted by the MDCC: the 2021 Incentive Compensation Plan (the “Sylvamo ICP”) and the 2021 Executive Severance Plan (the “Sylvamo Severance Plan”), each described below. Following the distribution, our Compensation Committee and board of directors will review and consider these plans and may make adjustments as it determines are necessary or appropriate.

General Executive Compensation Framework

The MDCC approved a compensation philosophy for Sylvamo that is described below. Following the distribution, our Compensation Committee will review and consider this philosophy and may make adjustments as it determines are necessary or appropriate. The current compensation philosophy for Sylvamo aims to achieve the following for our executive officers:

•	Be market competitive and flexible to react to changing business and industry dynamics

•	Drive engagement through rewards programs that differentiate individual contributions and motivate employees to strive for superior performance

•	Reward achievement of specific goals that drive sustainable long-term profitability and shareholder value creation

•	Promote accountability by placing a significant emphasis on at-risk variable incentive compensation

The MDCC also approved the following base salary and short-term and long-term incentive compensation targets for the following four individuals, each of whom we expect to be one of our named executive officers for 2021. Like our compensation philosophy, these targets will be subject to review and adjustment as our Compensation Committee determines to be necessary or appropriate. Due to uncertainty in the expected post-

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distribution compensation for certain of our other executive officers, we are not able to determine our expected fifth named executive officer for 2021 at this time.

Name	Annual Base Salary	Annual Target Bonus	Annual Target Long-Term Incentive
Jean-Michel Ribiéras Chairman & Chief Executive Officer	$1,000,000	$1,000,000	$3,300,000

John V. Sims Senior Vice President & Chief Financial Officer	$575,000	$440,000	$1,050,000

Greg C. Gibson Senior Vice President & General Manager, North America	$480,000	$280,000	$560,000

Thomas A. Cleves Senior Vice President, Corporate Affairs	$437,295	$196,700	$432,900

None of our named executive officers are expected to have employment agreements with Sylvamo as of the distribution, but are expected to participate in the Sylvamo Severance Plan. The treatment of our executive officers’ short-term and long-term International Paper incentive awards outstanding as of the distribution will be as described under “The Distribution – Employee Matters Agreement – Cash and Equity Incentive Compensation Plans”.

2021 Incentive Compensation Plan

Purpose, Eligibility and Duration

The purpose of the Sylvamo ICP is to provide incentives for non-employee directors and designated employees of Sylvamo and its affiliates to improve the performance of Sylvamo on a long-term basis, and to attract and retain employees. Our employees and directors will be eligible to receive awards under the Sylvamo ICP.

Unless earlier terminated by action of our board of directors, the Sylvamo ICP will terminate on the date of Sylvamo’s 2031 annual shareholder meeting, and no further awards may be granted under the Sylvamo ICP after the end of the term.

Administration

The Sylvamo ICP Plan will be administered by our board of directors or a committee of the board of directors designated by the board to administer the plan (the “Administrator”). We expect that our Compensation Committee will administer the Sylvamo ICP. Subject to certain limitations and applicable law, the Administrator may delegate its authority under the Sylvamo ICP to one or more members of the board of directors or our Senior Vice President and Chief People Officer. With respect to awards to officers or directors subject to the reporting requirements of Section 16(a) of the Exchange Act, the Administrator will mean two or more “non-employee directors” within the meaning of such rule.

The Administrator will select the employees and directors who receive awards under the Sylvamo ICP and determine the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards. Among other powers, the Administrator may, in its discretion, at any time accelerate or suspend the vesting of any award granted under the Sylvamo ICP. The Administrator will have full authority to interpret the Sylvamo ICP and to establish and prescribe rules for its administration.

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Plan Limits

We expect that an aggregate of ten percent (10%) of the shares of Sylvamo common stock outstanding as of the distribution will be authorized to be issued under the Sylvamo ICP and that the plan will include additional provisions on how shares would be counted against the plan limit and when cancelled, forfeited, terminated or expired shares will be added back to the plan limit and again be made available for future grant.

Permissible Awards

The Sylvamo ICP authorizes the granting of awards in any of the following forms:

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Administrator;

•

restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the Sylvamo ICP may be granted in the form of a performance award);

•

dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying such full-value award, which dividend equivalents may be paid only at the time the underlying award is paid;

•

market-priced options to purchase shares of our common stock, which may be designated under the Internal Revenue Code of 1986, as amended (the “Code”) as non-qualified stock options (which may be granted to all participants) or incentive stock options (which may be granted to employees, but not to non-employee directors)

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	other stock-based awards in the discretion of the Administrator, including unrestricted stock grants; and

•	cash-based awards, including performance-based annual incentive awards.

Limitations on Transfer; Beneficiaries

A participant may not assign or transfer an award under the Sylvamo ICP, other than by will, the laws of descent and distribution, or except in the case of an incentive stock option, under a qualified domestic relations order. The Administrator may permit other transfers where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards; however, no award may be transferred for value. A participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Conditions on Awards

As may be specified in an award agreement, awards may be forfeited if a participant voluntarily terminates employment prior to retirement eligibility or is terminated for cause; if a participant violates a non-competition, non-solicitation or confidentiality agreement; if an executive officer fails to provide one year’s advance notice of

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retirement (except in the event of death, disability or waiver by the Administrator); or, if a participant engages in conduct that is detrimental to the business interest or reputation of Sylvamo, or deemed to be a deliberate disregard of Sylvamo’s policies.

Awards under the Sylvamo ICP shall also be subject to any compensation recoupment policy that Sylvamo may adopt from time to time. Further, if any of Sylvamo’s financial statements are required to be restated, resulting from errors, omissions or fraud, the Administrator may direct that Sylvamo recover all or any portion of an award with respect to any fiscal year of Sylvamo the financial results of which are negatively affected by such restatement.

Acceleration Upon Certain Events

Unless otherwise provided in an award certificate, special plan document, or other agreement:

•

If a participant’s service terminates by reason of death or disability, (a) outstanding service-based awards will become fully vested, and (b) outstanding performance-based awards will be prorated based on the number of months the participant remained employed in the performance period and such prorated amount will be payable at the end of the performance period based on actual Sylvamo performance.

•

If a participant’s service terminates after he or she becomes retirement eligible under the Sylvamo ICP, (a) outstanding service-based awards will vest on a prorated basis based on the number of months the participant remained employed in the vesting period, and (b) outstanding performance-based awards will be prorated based on the number of months the participant remained employed in the performance period and such prorated amount will be payable at the end of the performance period based on actual Sylvamo performance.

•

Upon a change in control of Sylvamo, the following will occur with respect to outstanding awards (i) upon the change in control, if outstanding awards are not assumed by the surviving company in the change in control or (ii) upon a termination of employment without cause or a resignation for good reason within two years following a change in control, if outstanding awards are not assumed by the surviving company in the change in control (and the date of the change in control or employment termination is referred to below as the “relevant date”):

•	all time-based restrictions applicable to outstanding awards shall lapse as of the relevant date;

•	the level of performance achievement under a participant’s performance-based awards shall be calculated as follows for segmented awards:

•

the portion of the award that has been “banked” by the Administrator (i.e., have been earned due to achievement of performance conditions but require additional service in order to fully vest) shall be fully vested as of relevant date; and

•	the portion of the award that relates to any segment that has not been completed as of the relevant date shall vest based on target performance levels; and

•	the level of performance achievement under a participant’s performance-based awards shall be calculated as follows for non-segmented awards:

•	where less than a year has elapsed in the performance period as of relevant date, the award will fully vest based on target performance levels; and

•	where a year or more has elapsed in the performance period as of the relevant date, as applicable, the award will vest based on actual company performance through such date.

In addition, the Administrator may, in its discretion, accelerate the vesting and/or payment of awards at any time. The Administrator may differentiate among participants or among awards in exercising such discretion. The Administrator may not accelerate payment of any award if such acceleration would violate Section 409A of the Code.

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Adjustments

In the event of a transaction between Sylvamo and its stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Sylvamo ICP will be adjusted proportionately, and the Administrator will make such adjustments to the Sylvamo ICP and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the Sylvamo ICP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment

The board of directors or the Administrator may, at any time and from time to time, terminate or amend the Sylvamo ICP; however, if an amendment would constitute a material amendment requiring shareowner approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the board of directors or the Administrator may condition any amendment on the approval of stockholders for any other reason. No termination or amendment of the Sylvamo ICP may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

The Administrator may amend or terminate outstanding awards to one or more participants. However, such amendments may require the consent of the affected participants and, unless approved by stockholders, the exercise price of an outstanding option or base price of a stock appreciation right may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing

As indicated above under “—Termination and Amendment,” outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of stockholders.

Expenses

All expenses of the Sylvamo ICP are paid for by Sylvamo.

2021 Executive Severance Plan

The Sylvamo Severance Plan is designed to provide consistent severance payments and benefits to Sylvamo’s U.S.-based executives, including its executive officers, in the event of a termination of employment (i) by Sylvamo for reasons other than death, disability or for “cause” (as defined in the Sylvamo Severance Plan) or (ii) by the executive for “good reason” (as defined in the Sylvamo Severance Plan) (each, a “Qualifying Termination”). In general, the Sylvamo Severance Plan will provide Sylvamo’s executive officers with severance following a Qualifying Termination equal to the executive’s annual base salary payable in a lump sum, a pro-rata bonus based on actual performance for the year of termination and certain outplacement benefits. Upon a Qualifying Termination that occurs within two years following a change in control of Sylvamo, the severance benefit for an executive officer would be equal to 1.5 times (or, in the case of the CEO, 2.5 times) the sum of his of her annual base salary and target bonus, payable in a lump sum, plus a pro rata bonus paid at target levels. Following a Qualifying Termination, the Sylvamo Severance Plan also provides for continuation of group health care coverage at active employee rates for a period of up to 18 months (or up to one year for an executive other than the CEO terminated not in connection with a change in control), plus certain outplacement benefits.

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In addition to the Qualifying Termination benefits described above, the Sylvamo Severance Plan will provide for certain benefits under Sylvamo’s annual cash bonus plan upon a termination of employment due to death, permanent disability or retirement after age 55 with at least 10 years of service with Sylvamo (which shall include services with International Paper prior to the distribution) or at any point after age 65. Participants in the Sylvamo Severance Plan whose employment terminates due their death or permanent disability will receive a pro rated annual bonus for the year of termination assuming target levels of performance had been achieved. Participants in the Sylvamo Severance Plan whose employment terminates due their retirement will receive a pro rated annual bonus for the year of termination based on actual performance achieved.

As a condition to participation in the Sylvamo Severance Plan, eligible executives must agree to a one-year post-termination non-compete and employee and client/customer non-solicit covenant, a perpetual confidentiality covenant and a perpetual non-disparagement covenant, and must execute a customary release of claims in order to receive any severance payments or benefits.

Director Compensation

International Paper’s Governance Committee has determined that the individuals who will become Sylvamo’s non-employee directors will receive an annual cash retainer of $100,000 and an equity retainer of $125,000. The chairperson of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee will receive an additional annual cash payment of $25,000, $20,000 and $15,000, respectively. The lead independent director will receive an additional annual cash payment of $25,000. Following the distribution, compensation of Sylvamo’s directors will be reviewed and recommended by the Nominating and Governance Committee and set by Sylvamo’s board of directors. It is anticipated that no additional remuneration will be paid to any of our directors who are also our executives. We expect the Nominating and Governance Committee will periodically review the compensation payable to our directors who are not our executives.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2020, Sylvamo was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those individuals who will serve as Sylvamo’s executive officers following the distribution will be made by Sylvamo’s Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement and immediately prior to the distribution, all of the outstanding shares of Sylvamo’s common stock will be owned by Sylvamo’s parent, International Paper. Immediately following the distribution, International Paper will retain no more than approximately 19.9% of Sylvamo’s common stock.

The table below presents information with respect to the expected beneficial ownership of our common stock immediately after the distribution by: (i) each person known by us who will beneficially own more than 5% of our common stock, including International Paper; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. Except as otherwise noted above or in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. To the extent our directors and executive officers own International Paper common stock as of the Record Date for the distribution, they will participate in the distribution on the same terms as other holders of International Paper common stock.

The share amounts and percentages listed below are based on each person’s beneficial ownership of International Paper common stock on                     , 2021, giving effect to a distribution ratio of one share of Sylvamo common stock for every                    shares of International Paper common stock held by such person.

Immediately following the distribution, we estimate that approximately                    shares of Sylvamo common stock will be issued and outstanding, based on                    shares of International Paper common stock outstanding as of                    , 2021. The actual number of shares of Sylvamo common stock outstanding following the distribution will be determined on the Record Date.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities and give effect to the distribution. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

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Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Sylvamo Corporation,                 .

Common Stock Beneficially Owned After the Distribution
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
International Paper Company(1)
The Vanguard Group(2)
T. Rowe Price Associates, Inc.(3)
BlackRock, Inc.(4)
State Street Corporation(5)
Jean-Michel Ribiéras
Matthew Barron
Thomas A. Cleves
Rodrigo Davoli
Greg Gibson
Peggy Maes
John V. Sims
Oliver Taudien
Patrick Wilczynski
Stan Askren
Christine S. Breves
Jeanmarie Desmond
Liz Gottung
Joia M. Johnson
David Petratis
J. Paul Rollinson
James P. Zallie
All directors and executive officers as a group (17 persons)

*	Less than 1%.
(1)

Immediately prior to the spin-off, International Paper will be the record holder of                    shares of common stock. International Paper’s principal place of business is 6400 Poplar Avenue, Memphis, Tennessee 38197.

(2)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G/A filed with the SEC relating to International Paper on February 10, 2021. According to the Schedule 13G/A, Vanguard had shared voting power over 622,406 shares, sole dispositive power over 43,474,705 shares of International Paper and shared dispositive power over 1,717,351 shares of International Paper.

(3)

The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by T. Rowe Price in a Schedule 13G/A filed with the SEC relating to International Paper on February 16, 2021. According to the Schedule 13G/A, T. Rowe Price had sole voting power over 20,052,362 shares of International Paper and sole dispositive power over 40,043,391 shares of International Paper.

(4)

The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10055. We have relied upon information supplied by BlackRock in a Schedule 13G/A filed with the SEC relating to International Paper on January 29, 2021. According to the Schedule 13G/A, BlackRock had sole voting power over 33,393,680 shares of International Paper and sole dispositive power over 36,804,762 shares of International Paper.

(5)

The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G filed with the SEC relating to International Paper on February 12, 2021. According to the Schedule 13G, State Street had shared voting power over 22,843,806 shares of International Paper and shared dispositive power over

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24,667,209 shares of International Paper. State Street held shares of common stock of International Paper as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“IP Trust Funds”). In addition, State Street is trustee for various third-party trusts and employee benefit plans. The common stock held by the IP Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In connection with the distribution, we expect that our board of directors will approve policies and procedures with respect to the review and approval of certain transactions between Sylvamo and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction will be required to be reported to the legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, we expect that a “Related Person Transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sylvamo (including any of its subsidiaries) was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest.

We expect that a “Related Person,” as defined in the Related Person Transaction Policy, will mean any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Sylvamo or a nominee to become a director of Sylvamo; any person who is known to be the beneficial owner of more than five percent of Sylvamo common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Related Person Transactions

Agreements with International Paper

For a description of the agreements that we expect will exist between International Paper and Sylvamo following the distribution, see “The Distribution—Relationships Between International Paper and Sylvamo Following the Distribution.”

Director Indemnification Agreements

Prior to the completion of the distribution, we will enter into indemnification agreements with our directors. The indemnification agreements will provide the directors with contractual rights to indemnification and expense rights. See “Description of Capital Stock—Limitation of Liability and Indemnification of Officers and Directors.”

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DESCRIPTION OF CAPITAL STOCK

General

Following the distribution, our authorized capital stock will consist of                     shares of common stock, par value $1.00 per share, and                     shares of preferred stock, par value $1.00 per share.

Based on the number of shares of International Paper common stock outstanding on                    , 2021, approximately                    shares of Sylvamo common stock will be issued to holders of International Paper common stock on the Distribution Date. In addition, International Paper will continue to hold                    shares of Sylvamo common stock following the Distribution Date. The actual number of shares distributed (and held by International Paper following the distribution) will be based on the number of International Paper shares outstanding on the Record Date. All of the shares of Sylvamo common stock to be distributed to International Paper shareholders in the distribution will be fully paid and non-assessable.

In connection with the distribution, we will amend and restate our certificate of incorporation and by-laws. The following summary describes certain provisions of Sylvamo’s amended and restated certificate of incorporation and amended and restated by-laws relating to its capital stock. This summary is qualified in its entirety by reference to Sylvamo’s amended and restated certificate of incorporation and amended and restated by-laws, the forms of which will be filed as exhibits to a subsequent amendment to the registration statement on Form 10 of which this information statement is a part.

Common Stock

Voting Rights

A holder of common stock shall be entitled to one vote for each share of common stock held by such holder of record on the books of Sylvamo for all matters on which stockholders of Sylvamo are entitled to vote. There shall be no cumulative voting.

Our amended and restated by-laws will provide the voting requirements for the election of directors. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors in a non-contested election. Pursuant to our amended and restated by-laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and our board of directors, through its Nominating and Corporate Governance Committee (excluding the nominee in question), will determine whether or not to accept the resignation at its next regularly scheduled meeting. In case the resignation is not accepted, our board of directors will disclose the explanation of its decision through a Form 8-K. In a contested election, the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors. An election will be considered contested if, as of the record date, there are more nominees for election than positions on the board of directors to be filled by election at the meeting. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

For so long as International Paper continues to hold retained outstanding shares of common stock of Sylvamo, International Paper will vote such retained shares in proportion to the votes cast by the other holders of Sylvamo’s common stock and will grant Sylvamo a proxy for such retained shares requiring this manner of voting.

Dividend Rights

Holders of Sylvamo common stock will be entitled to participate ratably in such dividends, whether in cash,

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property, stock or otherwise, as may be declared by the board of directors from time to time out of assets or funds of Sylvamo legally available therefor, subject to the prior rights and preferences, if any, that may be applicable to preferred stock then outstanding. See “Dividend Policy.”

Liquidation

Holders of Sylvamo common stock will be entitled, upon our liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

In the event of any voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of Sylvamo, after all creditors of Sylvamo shall have been paid in full and after payment of all sums, if any, payable in respect of preferred stock, if any, the holders of our common stock shall be entitled to share ratably in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of Sylvamo.

Others Rights

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to                    shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the distribution, no shares of our authorized preferred stock will be outstanding.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Applicable Law

We expect that certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws, as well as certain provisions of Delaware law, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares of Capital Stock

Common Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

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Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Removal of Directors; Vacancies

Our certificate of incorporation will provide that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors. Any vacancy in the board of directors shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by or at the direction of the Chairperson of our board of directors or our chief executive officer or our board of directors pursuant to a resolution adopted by a majority of our board of directors or by the Secretary upon written request of one or more record holders representing ownership of 25% or more of our outstanding shares of common stock entitled to vote on the business to be brought before the proposed special meeting.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Our amended and restated by-laws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our amended and restated by-laws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

Amendments to Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

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In addition, our amended and restated certificate of incorporation and amended and restated by-laws will provide that our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

Section 203 of the DGCL

Our amended and restated certificate of incorporation will provide that we not will be subject to Section 203 of the DGCL until the first date on which International Paper ceases to own (directly or indirectly) 10% of the then-outstanding shares of our common stock. From and after such date, we will be governed by Section 203 for so long as Section 203 by its terms would apply to us.

Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. We expect the existence of this provision in the future to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Choice of Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Sylvamo, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to Sylvamo or Sylvamo’s stockholders by any of Sylvamo’s current or former directors, officers, employees, stockholders or agents, (iii) any action or proceedings asserting a claim arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting or proceeding a claim against Sylvamo that is governed by the internal affairs doctrine. As permitted by Delaware law, our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted

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by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder of Sylvamo, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. Neither this provision nor the exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder.

We have included this exclusive forum provision in our amended and restated certificate of incorporation because such provision, in our view, is in the best interests of Sylvamo and our stockholders for the following reasons: (i) the exclusive forum provision provides that certain intra-corporate disputes will be litigated in Delaware, the state in which Sylvamo is incorporated and whose law governs such disputes; (ii) the Delaware Chancery Court has developed extensive expertise in dealing with corporate law issues, as well as a substantial and influential body of case law interpreting Delaware’s corporate law; (iii) the exclusive forum provision will help us avoid multiple lawsuits in numerous jurisdictions relating to the same dispute, thus preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; (iv) the exclusive forum provision will provide value to Sylvamo and our stockholders by facilitating consistency and predictability in litigation outcomes and reducing the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law; (v) the exclusive forum provision does not materially change the substantive legal claims or remedies available to our stockholders, but rather only regulates the forum in which stockholders may file claims relating to certain specified intra-corporate disputes; and (vi) our board of directors has the ability to consent to an alternative forum in appropriate circumstances where the board determines that the interests of Sylvamo and our stockholders are best served by permitting a particular dispute to proceed in a forum other than Delaware.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under U.S. federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. Our amended and restated by-laws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request,

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subject to various conditions, and to pay the expenses (including attorneys’ fees) actually and reasonably incurred by our directors and officers in advance of the final disposition to enable them to defend against such proceedings.

Listing

We intend to apply to list our shares of common stock on the NYSE under the symbol “SLVM.”

Transfer Agent and Registrar

The transfer agent and registrar for Sylvamo common stock will be Computershare Inc. The contact information for the transfer agent and registrar is:

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SHARES AVAILABLE FOR FUTURE SALE

There is currently no public trading market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of the distribution, approximately                     shares of common stock will be outstanding. All of the shares distributed in the distribution will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Persons who can be considered our affiliates after distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of International Paper on the Distribution Date may be deemed to be affiliates of ours. Our affiliates may sell shares of common stock received in the distribution only:

•	pursuant to a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the completion of the distribution; and

•	the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a notice of the sale on Form 144.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the completion of the distribution because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Registration Rights Agreement

International Paper will have the right to require us to register shares of common stock for resale in some circumstances. See “The Distribution—Relationships Between Sylvamo and International Paper Following the Distribution—Registration Rights Agreement.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following summarizes the material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below). This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of the Code and the Treasury regulations by the courts and the IRS, all as they exist as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is based upon the assumption that the separation and the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements and as described elsewhere in this information statement.

This summary is limited to U.S. holders of shares of International Paper common stock. This is not a complete summary of all of the tax consequences of the distribution and it does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of International Paper common stock in light of their particular circumstances, nor does it address tax considerations applicable to holders of International Paper common stock that are or may be subject to special treatment under the U.S. federal income tax laws (such as, without limitation, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or owners thereof, holders who hold their International Paper common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale” transaction, or holders who acquired International Paper common stock upon the exercise of employee stock options or otherwise as compensation or holders whose functional currency is not the U.S. dollar). In addition, this summary is limited to holders of International Paper common stock that hold such common stock as a capital asset. Finally, this summary does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income, the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

If an entity treated as a partnership for U.S. federal income tax purposes holds International Paper common stock, the U.S. federal income tax consequences arising from distribution will generally depend in part upon the status and activities of such entity and the particular partner. Holders of International Paper common stock that are partnerships and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the distribution.

A U.S. holder is a beneficial owner of International Paper common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

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The distribution is conditioned, among other things, on the receipt by International Paper of an opinion of a nationally recognized accounting firm or tax counsel or a private letter ruling from the IRS regarding the qualification of the Distribution and certain related transactions as a transaction that is generally tax-free for U.S. federal income tax purposes to International Paper, Sylvamo and International Paper stockholders. A tax opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, International Paper’s opinion provider will rely on certain representations and covenants delivered by International Paper and Sylvamo in rendering such opinion. International Paper is also pursuing a private letter ruling from the IRS to the effect that the distribution and certain related transactions will qualify as tax-free to International Paper, Sylvamo and International Paper stockholders for U.S. federal income tax purposes. If any of the representations or covenants relied upon for the tax opinion or a private letter ruling becomes inaccurate, incomplete or not complied with by International Paper, Sylvamo or any of their respective subsidiaries, the tax opinion or private letter ruling, if applicable, may be invalid and the conclusions reached therein could be jeopardized.

If the IRS ultimately determines that the distribution is taxable, then International Paper, Sylvamo and holders of International Paper common stock could be subject to significant U.S. federal income tax liability. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free Under Section 355 and Section 368(a)(1)(D) of the Code.

If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution to U.S. holders are as follows:

•

no gain or loss will be recognized by, and no amount will be includible in the income of International Paper as a result of the distribution and separation, other than (i) gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to International Paper from Sylvamo that is not used for qualifying purposes), (ii) with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by International Paper under Treasury Regulations relating to consolidated federal income tax returns and (iii) gain or income in connection with any subsequent sale of Sylvamo’s stock owned by International Paper following the distribution;

•

no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of International Paper common stock upon the receipt of Sylvamo common stock in the distribution for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of Sylvamo common stock (as described below);

•

each U.S. holder’s aggregate tax basis in its International Paper common stock and the Sylvamo common stock received in the distribution (including any fractional share interest in Sylvamo common stock for which cash is received) immediately after the distribution will equal the aggregate basis the U.S. holder had in the International Paper common stock immediately before the distribution, allocated between the International Paper common stock and the Sylvamo common stock (including any fractional share interest in Sylvamo common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•

each U.S. holder’s holding period in the Sylvamo common stock received in the distribution (including any fractional share interest in Sylvamo common stock for which cash is received) will generally include the holding period at the time of the distribution for the International Paper common stock with respect to which the distribution is made, provided that the International Paper common stock is owned as a capital asset on the date of the distribution.

If a U.S. holder of International Paper common stock holds different blocks of International Paper common stock (generally shares of International Paper common stock purchased or acquired on different dates or at

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different prices), such U.S. holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Sylvamo common stock received in the distribution in respect of particular blocks of International Paper common stock.

A U.S. holder who receives cash in lieu of a fractional share of Sylvamo common stock in the distribution will be treated as though it first received a distribution of the fractional share in the distribution and then sold such fractional share for the amount of cash such U.S. holder actually receives, and, provided the fractional share is considered to be held as a capital asset, will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received for the fractional share and such U.S. holder’s adjusted tax basis in such fractional share, determined as described above. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its International Paper common stock with respect to which the U.S. holder received the fractional share exceeds one year at the time of the distribution.

Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.

As discussed above, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and holders of International Paper and Sylvamo common stock could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of International Paper or Sylvamo could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Sylvamo may be required to indemnify International Paper for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, International Paper would recognize taxable gain as if it had sold the Sylvamo common stock in a taxable sale for its fair market value (unless International Paper and Sylvamo jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (1) the International Paper group would recognize taxable gain as if Sylvamo had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Sylvamo common stock and the assumption of all Sylvamo’s liabilities and (2) Sylvamo would obtain a related step up in the basis of its assets), and U.S. holders of International Paper common stock who receive Sylvamo common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares (including any fractional shares received). Such distribution would generally result in:

•

a taxable dividend to the extent of the U.S. holder’s ratable share of International Paper’s current and accumulated earnings and profits, as increased to reflect the gain (if any) recognized by International Paper on a taxable distribution;

•

a reduction in the U.S. holder’s tax basis (but not below zero) in its International Paper common stock to the extent the amount received exceeds the U.S. holder’s share of International Paper’s earnings and profits; and

•

a taxable gain from the exchange of International Paper common stock to the extent that the amount the U.S. holder receives exceeds both the U.S. holder’s share of International Paper’s earnings and profits and the tax basis in the U.S. holder’s International Paper common stock.

Even if the distribution were to otherwise qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to International Paper (but not the holders of International Paper’s common stock) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in International Paper or Sylvamo. For this purpose, any acquisitions of International Paper or Sylvamo shares within the period beginning two years before

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the distribution and ending two years after the distribution are presumed to be part of such a plan, although International Paper or Sylvamo may be able to rebut that presumption (including by qualifying for one or more safe harbors under applicable Treasury Regulations). However, if the IRS were to determine that other acquisitions of International Paper or Sylvamo stock, either before or after the distribution, were part of a plan or series of related transactions that included the distribution, such determination could result in significant tax liabilities to International Paper. If such an acquisition of International Paper’s or Sylvamo’s common stock triggers the application of Section 355(e) of the Code, International Paper would recognize a gain equal to the excess (if any) of the fair market value of the Sylvamo common stock that it holds immediately before completion of the distribution over International Paper’s tax basis in that stock.

In connection with the distribution, International Paper and Sylvamo will enter into a tax matters agreement pursuant to which Sylvamo will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify as tax-free under applicable law, and if such failure were the result of actions taken after the distribution by International Paper or Sylvamo, then the party responsible for such failure will be responsible for all taxes imposed on International Paper or Sylvamo, as applicable, to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Sylvamo shares, or of certain of Sylvamo’s representations, statements or undertakings being incorrect, incomplete or breached, then Sylvamo generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Relationships Between Sylvamo and International Paper Following the Distribution —Tax Matters Agreement.” Sylvamo’s indemnification obligations to International Paper under the tax matters agreement will not be limited in amount or subject to any cap. If Sylvamo is required to pay any taxes or indemnify International Paper or any its subsidiaries and officers and directors under the circumstances set forth in the tax matters agreement, Sylvamo may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

Payments of cash to U.S. holders of International Paper common stock in lieu of fractional shares of Sylvamo common stock may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24 percent), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Treasury Regulations require each U.S. holder that immediately before the distribution owned 5% or more (by vote or value) of the total outstanding stock of International Paper to attach to its U.S. federal income tax return for the year in which Sylvamo common stock is received a statement setting forth certain information related to the distribution.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

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WHERE YOU CAN FIND MORE INFORMATION

Sylvamo has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to Sylvamo and its common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits, on the Internet at the SEC’s website at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

Upon the effectiveness of the Form 10 registration statement, Sylvamo will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

Sylvamo will make its SEC filings available free of charge through our website (                ) as soon as practicable after they are electronically filed with the SEC. After the distribution, you may also request a copy of Sylvamo’s future SEC filings at no cost, by writing or telephoning us at:

Sylvamo Corporation

Attn: Corporate Secretary

Telephone:

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of International Paper Company

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Sylvamo Corporation (the “Company”), a business of International Paper Company, as of December 31, 2020 and 2019, the related combined statements of operations, comprehensive income (loss), changes in equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As disclosed in Note 2 to the financial statements, the accompanying financial statements were derived from the consolidated financial statements and accounting records of International Paper Company. These financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as the Company was historically managed within International Paper Company. The financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent company during the periods presented. Our opinion is not modified with respect to this matter.

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Report of Independent Registered Public Accounting Firm

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit and finance committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill — Brazil Reporting Unit — Refer to Notes 2 and 8 to the financial statements

Critical Audit Matter Description

The Company’s evaluation of goodwill associated with the Brazil reporting unit for impairment involves the comparison of the fair value of the reporting unit to its carrying value. The Company determines the fair value of its reporting unit using the discounted cash flow model and the market approach. The determination of the fair value using the discounted cash flow model requires management to make significant estimates and assumptions related to forecasts of future revenues, operating profit margins, and discount rates. The determination of the fair value using the market approach requires management to make significant assumptions related to revenue multiples and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) multiples. In conjunction with the annual impairment assessment, the Company’s Brazil reporting unit was tested for impairment as of October 1, 2020. Because the estimated fair value of the reporting unit exceeded its carrying value, no impairment was recorded. As of December 31, 2020, the Brazil reporting unit’s goodwill was $121 million.

We identified the Company’s impairment evaluation of goodwill for the Brazil reporting unit as a critical audit matter. Given reductions in cash flows caused by a substantial decline in demand for printing papers across all geographic regions and given the uncertainty regarding the duration and magnitude of the economic impact of the COVID-19 pandemic, a high degree of auditor judgment and an increased extent of effort was required when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the discount rate, forecasted future revenues and operating margins, and revenue and adjusted EBITDA multiples, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the forecasts of future revenues and operating profit margins (“forecasts”), revenue and adjusted EBITDA multiples, and selection of discount rates for the Brazil reporting unit, included the following, among others:

•

We tested the effectiveness of controls over goodwill, including those over the determination of fair value, such as controls related to management’s selection of the discount rate and forecasts of future revenue and operating margin.

•	We evaluated management’s ability to accurately forecast future revenues and operating margins by comparing actual results to management’s historical forecasts.

•

We evaluated the reasonableness of management’s forecasts by comparing the forecasts to (1) historical results, (2) internal communications to management and the Board of Directors, and (3) forecasted information included in International Paper Company’s press releases as well as in relevant analyst and industry reports.

•	We considered the impact of changes in the operating environment on management’s forecasts, including the impact of the COVID-19 pandemic on the long-term demand for the Company’s products.

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Report of Independent Registered Public Accounting Firm

•

With the assistance of our fair value specialists, we evaluated the discount rates, including testing the underlying source information and the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the discount rates selected by management.

•

With the assistance of our fair value specialists, we evaluated the revenue and adjusted EBITDA multiples, including testing the underlying source information and mathematical accuracy of the calculations, and comparing the multiples selected by management to its guideline companies.

Income Taxes — Application of Hypothetical Separate Return Method – Refer to Notes 2 and 9 to the financial statements

Critical Audit Matter Description

The Company is included in the foreign and domestic tax filings of International Paper Company. The Company’s income tax provision is determined on a hypothetical separate return basis as if the Company was a stand-alone entity, based on management’s interpretation of the tax regulations and rulings in numerous taxing jurisdictions. When calculating the income tax provision management made certain estimates and assumptions when identifying and measuring book to tax differences, allocating and measuring applicable tax credits and carryforwards, and identifying and allocating uncertain tax positions. The Company’s income tax provision for 2020 was $28 million. In addition, as of December 31, 2020, the Company recorded a liability for unrecognized tax benefits of $18 million, and an asset for tax credit and carryforwards of $26 million, net of valuation allowances of $35 million.

Given the number of taxing jurisdictions and the complex and subjective nature of the associated tax regulations and rulings, auditing management’s application of the hypothetical separate return method required a high degree of auditor judgment and increased extent of effort, including the need to involve our income tax specialists.

How the Critical Audit Matter Was Addressed in the Audit

With the assistance of our income tax specialists, our audit procedures related to management’s application of the hypothetical separate return method included the following, among others:

•	We evaluated the completeness of the Company’s identification and allocation of book to tax differences by:

•	Comparing the book to tax differences to those historically identified and accounted for by International Paper Company

•	Analyzing the book to tax differences attributed to allocations of assets, liabilities and expenses historically held at the International Paper Company corporate level

•	We selected a sample of book to tax differences and tested the accuracy, completeness, and classification of each selection.

•	We developed an expectation of the foreign income tax expense by jurisdiction and compared it to the recorded balances.

•

We evaluated management’s significant judgments regarding the identification and allocation of uncertain tax positions by analyzing all uncertain tax positions of International Paper Company and determining which positions were attributable to the separate operations of the Company.

•	We evaluated management’s significant judgments regarding the allocation and measurement of tax credits and carryforwards by:

•

Analyzing all tax credits and carryforwards generated by International Paper Company and determining the nature and amounts of such attributes that would have been generated through the separate operations of the Company on a hypothetical stand-alone basis.

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Report of Independent Registered Public Accounting Firm

•

Evaluating whether the sources of management’s estimated taxable income were of the appropriate character and would be sufficient to utilize the deferred tax assets on a stand-alone basis under the relevant tax law.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

April 16, 2021

We have served as the Company’s auditor since 2020.

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Sylvamo Corporation of International Paper Company

COMBINED STATEMENTS OF OPERATIONS

In millions for the years ended December 31	2020	2019	2018
NET SALES (including sales to a related party of $23, $8 and $19 for 2020, 2019 and 2018, respectively)	$3,009	$4,017	$4,119
COSTS AND EXPENSES (including purchases from a related party of $372, $513 and $572 for 2020, 2019 and 2018, respectively)
Cost of products sold (exclusive of depreciation, amortization and cost of timber harvested shown separately below)	2,101	2,638	2,620
Selling and administrative expenses	209	262	288
Depreciation, amortization and cost of timber harvested	154	192	198
Distribution expenses	321	393	408
Taxes other than payroll and income taxes	30	33	35
Restructuring and other charges, net	—	6	4
Interest (income) expense, net	(4)	(9)	(7)

INCOME (LOSS) BEFORE INCOME TAXES	198	502	573
Income tax provision (benefit)	28	125	154

NET INCOME (LOSS)	$170	$377	$419

The accompanying notes are an integral part of these combined financial statements.

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Sylvamo Corporation of International Paper Company

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

In millions for the years ended December 31	2020	2019	2018
NET INCOME (LOSS)	$170	$377	$419
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Defined Benefit Pension and Postretirement Adjustments:
Amortization of pension and postretirement net loss	1	1	1
Pension and postretirement liability adjustments (less tax of $1, $3 and ($2))	(5)	(7)	4
Change in cumulative foreign currency translation adjustment	(246)	(38)	(226)
Net gains/losses on cash flow hedging derivatives:
Net gains (losses) arising during the period (less tax of $13, ($1), and $4)	(25)	1	(8)
Reclassification adjustment for (gains) losses included in net earnings (less tax of ($12), ($2), and ($2))	24	5	3

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	(251)	(38)	(226)

COMPREHENSIVE INCOME (LOSS)	$(81)	$339	$193

The accompanying notes are an integral part of these combined financial statements.

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Sylvamo Corporation of International Paper Company

COMBINED BALANCE SHEETS

In millions at December 31	2020	2019
ASSETS
Current Assets
Cash and temporary investments	$95	$135
Accounts and notes receivable (less allowances of $30 in 2020 and $34 in 2019)	400	513
Related party receivable	221	198
Inventories	342	443
Other current assets	61	104

Total Current Assets	1,119	1,393
Plants, Properties and Equipment, net	974	1,174
Forestlands	293	372
Goodwill	143	179
Right of Use Assets	46	39
Deferred Charges and Other Assets	336	313

TOTAL ASSETS	$2,911	$3,470

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$259	$311
Notes payable and current maturities of long-term debt	4	9
Accrued payroll and benefits	68	74
Related party payable	25	23
Other current liabilities	134	163

Total Current Liabilities	490	580
Long-Term Debt	22	25
Deferred Income Taxes	170	236
Other Liabilities	117	112
Commitments and Contingent Liabilities (Note 10)
Parent Company Equity
Parent company investment	3,592	3,746
Accumulated other comprehensive loss	(1,480)	(1,229)

Total Parent Company Equity	2,112	2,517

TOTAL LIABILITIES AND PARENT COMPANY EQUITY	$2,911	$3,470

The accompanying notes are an integral part of these combined financial statements.

F-8

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

COMBINED STATEMENTS OF CASH FLOWS

In millions for the years ended December 31	2020	2019	2018
OPERATING ACTIVITIES
Net Income (Loss)	$170	$377	$419
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and cost of timber harvested	154	192	198
Deferred income tax provision (benefit), net	(49)	(7)	(5)
Stock-based compensation	15	19	19
Changes in operating assets and liabilities
Accounts and notes receivable	65	45	(59)
Related party receivable	(5)	(27)	(6)
Inventories	71	(47)	(27)
Related party payable	(1)	(4)	—
Accounts payable and accrued liabilities	(45)	(1)	51
Other	(16)	(23)	(1)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	359	524	589

INVESTMENT ACTIVITIES
Invested in capital projects	(75)	(118)	(150)
Cash pool arrangements with Parent	(5)	(39)	(21)
Proceeds from sale of plants, properties and equipment	—	3	—
Other	1	(6)	—

CASH PROVIDED BY (USED FOR) INVESTMENT ACTIVITIES	(79)	(160)	(171)

FINANCING ACTIVITIES
Net transfers (to) from Parent	(340)	(369)	(496)
Reduction of debt	(10)	(18)	(14)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(350)	(387)	(510)

Effect of Exchange Rate Changes on Cash	30	(17)	36

Change in Cash and Temporary Investments	(40)	(40)	(56)
Cash and Temporary Investments
Beginning of the period	135	175	231

End of the period	$95	$135	$175

The accompanying notes are an integral part of these combined financial statements.

F-9

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

COMBINED STATEMENTS OF CHANGES IN EQUITY

In millions	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance, January 1, 2018	$3,774	$(965)	$2,809
Adoption of ASC 606 revenue from contracts with customers	3	—	3
Net transfers (to) from Parent	(477)	—	(477)

Comprehensive income (loss)	419	(226)	193

Balance, December 31, 2018	3,719	(1,191)	2,528
Net transfers (to) from Parent	(350)	—	(350)

Comprehensive income (loss)	377	(38)	339

Balance, December 31, 2019	3,746	(1,229)	2,517
Adoption of ASU 2016-13 expected credit losses on trade receivables and contract assets	1	—	1
Net transfers (to) from Parent	(325)	—	(325)

Comprehensive income (loss)	170	(251)	(81)

Balance, December 31, 2020	$3,592	$(1,480)	$2,112

The accompanying notes are an integral part of these combined financial statements.

F-10

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

NOTE 1 BACKGROUND AND SUMMARY OF BUSINESS

BACKGROUND

On December 3, 2020, International Paper Company (“International Paper“ or “Parent”) announced that its Board of Directors had approved a plan to spin-off its Printing Papers segment along with certain mixed-use coated paperboard and pulp businesses in North America, France and Russia (collectively referred to herein as the “Company,” “we,” “us,” or “our”), and separate into two distinct publicly-traded companies. The mixed-use operations were historically reported within International Paper’s European Coated Paperboard operating segment (formerly part of the Industrial Packaging Group reportable segment) and the Global Cellulose Fibers reportable segment. Under the plan, International Paper will retain approximately 19.9% of the shares of the Company and would execute a spin-off of the Company in a manner that is intended to be tax-free to International Paper’s stockholders for U.S. federal income tax purposes, except for cash that stockholders receive in lieu of fractional shares, by way of a pro rata distribution of the remaining approximately 80.1% of the common stock of the Company to International Paper’s shareholders of record as of the spin-off transaction record date. In connection with the spin-off transaction, International Paper is being treated as the accounting “spinnor,” consistent with the legal form of the transaction.

We expect the transaction to be completed during the second half of 2021. The completion of the spin-off is subject to certain customary conditions, including the Form 10 registration statement being declared effective by the Securities and Exchange Commission and final approval by International Paper’s Board of Directors.

COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Since that time, all of our manufacturing facilities have remained open and operational during the pandemic. The health and safety of our employees and contractors is our most important responsibility as we manage through the COVID-19 pandemic. We have implemented work-systems across the Company, including hygiene, social distancing, site cleaning, contact tracing and other measures, as recommended by the Centers for Disease Control (“CDC”) and WHO. Our COVID-19 measures have proved to be effective to date, and we have not had any material disruptions to our operations.

We have seen a significant negative impact on demand for our printing papers products, which account for the majority of our net sales. There continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the various economic reopening plans and the resurgence of the virus in many areas, additional actions that may be taken by governmental authorities and private businesses to attempt to contain the COVID-19 outbreak or to mitigate its impact, the extent and duration of social distancing and stay-at-home orders, the availability, efficacy of, ability to administer, and extent of adoption of any COVID-19 vaccines and the ongoing impact of COVID-19 on unemployment, economic activity and consumer confidence. Developments related to COVID-19 had a significant adverse effect on our results of operations and cash flows in 2020, which could continue if negative global economic conditions persist for a significant period of time.

NATURE OF BUSINESS

The Company, headquartered in the United States, is primarily a global manufacturer of uncoated freesheet that produces a variety of papers for business and home use. The mills producing uncoated papers are located in the United States, Brazil, France and Russia. The business produces papers for use in copiers, desktop and laser printers and digital imaging. End-use applications include advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. The Company also produces a

F-11

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

variety of grades that are converted by customers into envelopes, tablets, business forms and file folders. The Company’s products are sold under private label and Company-owned brand names that include Accent®, Opaque, Ballet®, by George®, Hammermill®, Chamex®, REY®, PRO-DESIGN® and SvetoCopy®. The Company also produces high-quality coated paperboard for a variety of packaging end uses at our mill in Russia, along with market pulp, used for producing tissue, printing and writing paper, specialty paper and board grades, at our mills in the United States, Brazil, Russia and France.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION

We have historically operated as part of International Paper and not as a standalone company. The accompanying audited combined financial statements included in this information statement were prepared on a “carve-out” basis in connection with the Separation and were derived from the consolidated financial statements and accounting records of International Paper. These combined financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as the Company was historically managed within International Paper. The combined financial statements have been prepared in United States (“U.S.”) dollars and in conformity with accounting principles generally accepted in the United States (‘‘U.S. GAAP’’). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent company during the periods presented.

The combined statements of operations also include expense allocations for certain functions provided by International Paper, including, but not limited to general corporate expenses related to finance, legal, information technology, human resources, communications, insurance and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of capital employed, headcount or other measures. During the years ended December 31, 2020, 2019 and 2018, the Company was allocated $167 million, $209 million and $203 million, respectively, of such general corporate expenses, which were included within cost of products sold and selling and administrative expenses in the combined statements of operations. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expenses the Company would have incurred if the Company had been an independent company for the periods presented. Actual costs that may have been incurred if the Company had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent. Following the Separation from International Paper, the Company may perform these functions using its own resources or purchased services. For an interim period following the Separation, however, some of these functions will continue to be provided by International Paper under a transition services agreement. Additionally, we may provide some services to International Paper under a transition services agreement. We will also enter into certain commercial agreements with International Paper in connection with the Separation.

All intracompany transactions have been eliminated. Related-party transactions between the Company and International Paper relating to general operating activities have been included in these combined financial statements. These related-party transactions historically settled in cash between the Company and International Paper have been reflected in the combined balance sheets as “Related-party receivable” or “Related-party payable” with the aggregate net effect of these related-party transactions reflected in the combined statements of cash flows as either “Related party receivable” or “Related party payable” within operating activities.

F-12

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

The aggregate net effect of transactions with International Paper not settled in cash, including corporate allocations, has been reflected in the combined balance sheets as “Parent company investment” and in the combined statements of cash flows as “Net transfers (to) from Parent” within financing activities.

In addition, certain of the Company’s Europe locations participate in International Paper’s centralized cash pooling arrangement. Amounts due from the cash pool are generally settled on a daily basis and are reflected in the combined balance sheets as “Related-party receivable” with the aggregate net activity between the Company and International Paper reflected in the combined statements of cash flows as “Cash pool arrangements with Parent” within investing activities.

International Paper utilizes a centralized approach to cash management and financing its operations. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been independent from International Paper. The cash and temporary investments held by International Paper at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Effective transfers between International Paper and the Company are recorded through the Parent company investment account. Cash and temporary investments in the combined balance sheets represent cash and temporary investments held locally by the Company.

The combined financial statements include certain assets and liabilities that have historically been held at the International Paper corporate level but are specifically identifiable or otherwise attributable to the Company. International Paper’s third-party debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company is not the legal obligor of such debt.

The Company operates on a calendar year-end.

USE OF ESTIMATES

In preparing the combined financial statements in accordance with U.S. GAAP, management makes estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue on a point-in-time basis when the customer takes title to the goods and assumes the risks and rewards for the goods. For customized goods where the Company has a legally enforceable right to payment for the goods, the Company recognizes revenue over time, which generally is, as the goods are produced.

The Company’s revenue is primarily derived from fixed consideration; however, we do have contract terms that give rise to variable consideration, primarily volume rebates, early payment discounts and other customer refunds. The Company estimates its volume rebates at the individual customer level based upon the terms of the arrangement and expected volume purchases over the contract period, consistent with the most likely amount method outlined in ASC 606. The Company estimates early payment discounts and other customer refunds based on the historical experience across the Company’s portfolio of customers to record reductions in revenue which is consistent with the expected value method outlined in ASC 606. Management has concluded that these methods result in the best estimate of the consideration the Company will be entitled to from its customers.

The Company has elected to present all sales taxes on a net basis, account for shipping and handling activities as fulfillment activities, recognize the incremental costs of obtaining a contract as expense when incurred if the

F-13

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

amortization period of the asset the Company would recognize is one year or less, and not record interest income or interest expense when the difference in timing of control or transfer and customer payment is one year or less. See Note 4 for further details.

TEMPORARY INVESTMENTS

Temporary investments with an original maturity of three months or less and money market funds with greater than three-month maturities but with the right to redeem without notice are treated as cash equivalents and are stated at cost, which approximates market value. See Note 6 for further details.

SHIPPING AND HANDLING COSTS

Shipping and handling costs, such as freight to customers’ destinations, are included in distribution expenses in the combined statements of operations.

INVENTORIES

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. In the United States, costs of raw materials and finished paper and pulp products, are generally determined using the last-in, first-out method. Other inventories are valued using the first-in, first-out or average cost methods. See Note 6 for further details.

LEASED ASSETS

Operating lease right of use (“ROU”) assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. The Company’s leases may include options to extend the lease. These options to extend are included in the lease term when it is reasonably certain that we will exercise that option. Some leases have variable payments, however, because they are not based on an index or rate, they are not included in the ROU assets and liabilities. Variable payments for real estate leases primarily related to common area maintenance, insurance, taxes and utilities. Variable payments for equipment, vehicles and leases within supply agreements primarily related to usage, repairs and maintenance. As the implicit rate is not readily determinable for most of the Company’s leases, the Company applies a portfolio approach using an estimated incremental borrowing rate to determine the initial present value of lease payments over the lease terms on a collateralized basis over a similar term, which is based on market and company specific information. We use the unsecured borrowing rate and risk-adjust that rate to approximate a collateralized rate, and apply the rate based on the currency of the lease, which is updated on a quarterly basis for measurement of new lease liabilities. Leases having a lease term of twelve months or less are not recorded on the balance sheet and the related lease expense is recognized on a straight-line basis over the term of the lease. In addition, the Company has applied the practical expedient to account for the lease and non-lease components as a single lease component for all of the Company’s leases. See Note 7 for further details.

PLANTS, PROPERTIES AND EQUIPMENT

Plants, properties and equipment are stated at cost, less accumulated depreciation. Expenditures for betterments are capitalized, whereas normal repairs and maintenance are expensed as incurred. The units-of-production method of depreciation is used for paper and pulp mills, and the straight-line method is used for other plants and equipment. See Note 6 for further details.

GOODWILL

Annual evaluation for possible goodwill impairment is performed as of the beginning of the fourth quarter of each year, with additional interim evaluation performed when management believes that it is more likely than

F-14

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

not, that events or circumstances have occurred that would result in the impairment of a reporting unit’s goodwill.

The Company has the option to evaluate goodwill for impairment by first performing a qualitative assessment of events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amounts, then the quantitative goodwill impairment test is not required to be performed. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company does not elect the option to perform an initial qualitative assessment, the Company is required to perform the quantitative goodwill impairment test. In performing this evaluation, the Company estimates the fair value of its reporting unit using a weighted approach based on discounted future cash flows, market multiples and transaction multiples. The determination of fair value using the discounted cash flow approach requires management to make significant estimates and assumptions related to forecasts of future revenues, operating profit margins and discount rates. The determination of fair value using market multiples and transaction multiples requires management to make significant assumptions related to revenue multiples and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The results of our annual impairment test indicated that the carrying amount did not exceed the estimated fair value of any reporting units. For reporting units whose carrying amount is in excess of their estimated fair value, the reporting unit will record an impairment charge by the amount that the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. See Note 8 for further discussion.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable. A recoverability test is performed based on undiscounted cash flows, requiring judgments as to the weighting of operational alternatives being considered by management and estimates of the amount and timing of expected future cash flows from the use of the long-lived assets generated by their use. Impaired assets are written-down to their estimated fair value. See Note 8 for further discussion.

EMPLOYEE RETIREMENT BENEFITS

Certain of the Company’s employees participate in defined benefit and other postretirement plans (the “Plans”) sponsored by International Paper and accounted for by International Paper in accordance with accounting guidance for defined benefit pension and other postretirement benefit plans. The Company accounts for the participation of its employees in these Plans as a participant in a multiemployer plan sponsored by International Paper.

The Company also serves as the sponsor of certain direct defined benefit pension and postretirement plans in Brazil and the United Kingdom, which the Company accounts for using the single-employer method, with the net funded status of these plans recorded as an asset or liability in the combined balance sheets. See Note 11 for additional disclosures regarding retirement benefits.

INCOME TAXES

The Company is included in the foreign and domestic tax returns of International Paper. We calculate the provision for income taxes by using a separate-return method. Under this method, we are assumed to file a separate return with the tax authority in each jurisdiction in which we operate, thereby reporting our taxable income or loss and paying the applicable tax to or receiving the appropriate refund from International Paper. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. We provide deferred taxes on temporary differences and on any carryforwards that we could claim on our hypothetical return and assess the need for a valuation allowance on the basis of our projected separate-return results.

F-15

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Any difference between the tax provision (or benefit) allocated to us under the separate-return method and payments to be made to (or received from) International Paper for tax expense is treated as either dividends or capital contributions.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax balances on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax balances is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

TRANSLATION OF FINANCIAL STATEMENTS

Balance sheets of international operations are translated into U.S. dollars at year-end exchange rates, while statements of operations are translated at average rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in Accumulated other comprehensive income (loss) (“AOCI”).

PARENT COMPANY INVESTMENT

Parent company investment in the combined balance sheets represent International Paper’s historical investment in the Company, the Company’s accumulated net income, and the net effect of transactions with and allocations from International Paper.

NOTE 3 RECENT ACCOUNTING DEVELOPMENTS

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

FINANCIAL INSTRUMENTS – CREDIT LOSSES

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment method with a method that reflects expected credit losses. The Company adopted this guidance using the modified

F-16

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

retrospective approach on January 1, 2020. As a result of using this approach, the Company recognized a cumulative effect adjustment of $1 million to the opening balance of Parent company investment representing the adjustment to our opening allowance for doubtful accounts required to state our trade receivables and contract assets net of their expected credit losses, net of deferred taxes.

INTANGIBLES

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This guidance eliminates the requirement to calculate the implied fair value of goodwill under Step 2 of the previous goodwill impairment test approach to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This guidance should be applied prospectively. The Company early adopted the provision of this guidance in 2019 in conjunction with our annual evaluation for possible goodwill impairment, but it did not impact the combined financial statements.

LEASES

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842): Leases.” The Company adopted the provisions of this guidance effective January 1, 2019, using the modified retrospective optional transition method. Therefore, the standard was applied beginning January 1, 2019, and prior periods were not restated. The adoption of the standard did not result in a cumulative effect adjustment to the opening balance of Parent company investment. The Company elected the package of practical expedients and implemented internal controls and system functionality to enable the preparation of financial information upon adoption.

The adoption of the new standard resulted in the recognition of an ROU asset and short-term and long-term liabilities recorded on the Company’s combined balance sheets related to operating leases. Accounting for finance leases remained substantially unchanged. In addition, the adoption of the standard did not have a material impact on the Company’s results of operations or cash flows. See Note 7.

REVENUE RECOGNITION

On January 1, 2018, the Company adopted the new revenue recognition standard ASC 606, “Revenue from Contracts With Customers,” (new revenue standard) and all related amendments, using the modified retrospective method. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the operating balance of Parent company investment. The Company recorded a net increase to opening Parent company investment of $3 million as of January 1, 2018, due to the cumulative impact of adopting the new revenue standard, with the impact primarily related to our customized products.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

REFERENCE RATE REFORM

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This guidance is effective upon issuance and generally can be applied through December 31, 2022. The Company is currently evaluating the provisions of this guidance.

F-17

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

NOTE 4 REVENUE RECOGNITION

EXTERNAL NET SALES BY PRODUCT

External net sales by major products were as follows:

In millions	2020	2019	2018
North America
Uncoated Papers	$1,428	$1,912	$1,944
Market Pulp	54	40	81

North America	1.482	1,952	2,025

Latin America
Uncoated Papers	579	920	922
Market Pulp	53	49	57

Latin America	632	969	979

Europe
Uncoated Papers	666	850	844
Coated Paperboard / Other	98	97	95
Market Pulp	131	149	176

Europe	895	1,096	1,115

Total	$3,009	$4,017	$4,119

REVENUE CONTRACT BALANCES

The opening and closing balances of the Company’s contract assets and contract liabilities are as follows:

In millions	Contract Assets (Short-Term)	Contract Liabilities (Short-Term)
Beginning Balance - December 31, 2019	$47	$10
Ending Balance - December 31, 2020	23	11

Increase / (Decrease)	$(24)	$1

In millions	Contract Assets (Short-Term)	Contract Liabilities (Short-Term)
Beginning Balance - December 31, 2018	$34	$5
Ending Balance - December 31, 2019	47	10

Increase / (Decrease)	$13	$5

A contract asset is created when the Company recognizes revenue on its customized products prior to having an unconditional right to payment from the customer, which generally does not occur until title and risk of loss passes to the customer.

F-18

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

A contract liability is created when customers prepay for goods prior to the Company transferring control over those goods to the customer. The contract liability is reduced once control of the goods is transferred to the customer. The majority of our customer prepayments are received during the fourth quarter each year for goods that will be transferred to customers over the following twelve months. The difference between the opening and closing balances of the Company’s contract assets and contract liabilities primarily results from the difference between the price and quantity at comparable points in time for goods which we have an unconditional right to payment or receive pre-payment from the customer, respectively.

PERFORMANCE OBLIGATIONS AND SIGNIFICANT JUDGEMENTS

The Company’s principal business is to manufacture and sell uncoated freesheet papers, along with coated paperboard and pulp. As a general rule, none of our businesses provide equipment installation or other ancillary services outside of producing and shipping paper goods to customers.

The nature of the Company’s contracts can vary based on the business, customer type and region; however, in all instances it is the Company’s customary business practice to receive a valid purchase order from the customer, in which each parties’ rights and related payment terms are clearly identifiable.

Contracts or purchase orders with customers could include a single type of product or it could include multiple types/grades of products. Regardless, the contracted price with the customer is agreed to at the individual product level outlined in the customer contracts or purchase orders. The Company does not bundle prices; however, we do negotiate with customers on pricing and rebates for the same products based on a variety of factors (e.g. level of contractual volume, geographical location, etc.). Management has concluded that the prices negotiated with each individual customer are representative of the stand-alone selling price of the product.

NOTE 5 OTHER COMPREHENSIVE INCOME

The following table presents the changes in AOCI, net of tax, reported in the combined financial statements:

In millions	2020	2019	2018
Defined Benefit Pension and Postretirement Adjustments
Balance at beginning of period	$(44)	$(38)	$(43)
Other comprehensive income (loss) before reclassifications	(5)	(7)	4
Amounts reclassified from accumulated other comprehensive income	1	1	1

Balance at end of period	(48)	(44)	(38)

Change in Cumulative Foreign Currency Translation Adjustments
Balance at beginning of period	(1,187)	(1,149)	(923)
Other comprehensive income (loss) before reclassifications	(246)	(38)	(226)

Balance at end of period	(1,433)	(1,187)	(1,149)

Net Gains and Losses on Cash Flow Hedging Derivatives
Balance at beginning of period	2	(4)	1
Other comprehensive income (loss) before reclassifications	(1)	6	(5)

Balance at end of period	1	2	(4)

Total Accumulated Other Comprehensive Income (Loss) at End of Period	$(1,480)	$(1,229)	$(1,191)

F-19

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

NOTE 6 SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

TEMPORARY INVESTMENTS

Temporary investments with an original maturity of three months or less and money market funds with greater than three months maturities but with the right to redeem without notices are treated as cash equivalents and are stated at cost. Temporary investments totaled $36 million and $104 million as of December 31, 2020 and 2019, respectively.

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable, net, by classification were:

In millions as of December 31	2020	2019
Accounts and notes receivable:
Trade	$379	$493
Notes	2	4
Other	19	16

Total	$400	$513

Accounts and notes receivable are recognized net of an allowance for doubtful accounts. The allowance for expected credit losses reflects the best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, expectations for future economic conditions through the use of macroeconomic data and other available evidence. Based on the Company’s accounting estimates and the facts and circumstances available as of the reporting date, we believe our allowance for expected credit losses is adequate. While we have taken into account certain impacts of COVID-19 in connection with our estimate of the allowance for expected credit losses, it is possible that additional expected credit losses in excess of such allowance could occur if additional containment and mitigation measures are required or negative economic conditions persist or deteriorate as a result of COVID-19.

The following provides changes in our expected credit losses:

In millions	2020	2019	2018
Beginning balance	$34	$43	$33
Adjustments to reserve	(2)	(2)	19
Write-offs	(2)	(7)	(9)

Ending balance	$30	$34	$43

INVENTORIES

In millions as of December 31	2020	2019
Raw materials	$50	$57
Finished paper and pulp products	171	262
Operating supplies	102	117
Other	19	7

Total	$342	$443

The last-in, first-out inventory method is used to value most of the Company’s U.S. inventories. Approximately 63% of total raw materials and finished paper and pulp product inventories were valued using this method. The last-in, first-out inventory reserve was $108 million and $119 million as of December 31, 2020 and 2019, respectively.

F-20

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

PLANTS, PROPERTIES AND EQUIPMENT, NET

In millions as of December 31	2020	2019
Land	$9	$9
Buildings	408	425
Machinery	4,299	4,483
Construction in progress	23	38
Capital leases	43	41

Gross cost	4,782	4,996
Less: Accumulated depreciation	3,808	3,822

Plants, Properties and Equipment, net	$974	$1,174

Non-cash additions to plants, property and equipment included within accounts payable were $11 million, $13 million and $9 million as of December 31, 2020, 2019 and 2018, respectively.

Annual straight-line depreciable lives generally are, for buildings – 20 to 40 years, and for machinery and equipment – 3 to 20 years. Depreciation expense was $152 million, $190 million and $194 million for the years ended December 31, 2020, 2019 and 2018, respectively. Cost of products sold excludes depreciation and amortization expense.

NOTE 7 LEASES

The Company leases various real estate, including certain operating facilities, warehouses, office space and land. The Company also leases material handling equipment, vehicles and certain other equipment. The Company’s leases have remaining lease terms of one year to 79 years.

COMPONENTS OF LEASE EXPENSE

In millions	2020	2019
Operating lease costs	$10	$10
Variable lease costs	16	20
Short-term lease costs	1	2
Finance lease cost
Amortization of right-of-use assets	4	2
Interest on lease liabilities	1	1

Total lease cost, net	$32	$35

The Company recorded the following lease expense prior to the adoption of ASC 842:

In millions	2018
Total lease cost, net	$20

F-21

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

SUPPLEMENTAL BALANCE SHEET INFORMATION RELATED TO LEASES

In millions	Classification	2020	2019
Assets
Operating lease assets	Right of use assets	$46	$39
Finance lease assets	Plants, properties, and equipment, net (a)	33	34

Total leased assets		$79	$73

Liabilities
Current
Operating	Other current liabilities	$14	$12
Finance	Notes payable and current maturities of long-term debt	2	3
Noncurrent
Operating	Other Liabilities	32	28
Finance	Long-term debt	21	23

Total lease liabilities		$69	$66

(a)	Finance leases are recorded net of accumulated amortization of $10 million and $7 million as of December 31, 2020 and 2019, respectively.

LEASE TERM AND DISCOUNT RATE

	2020	2019
Weighted average remaining lease term (years)
Operating leases	4.2 years	4.7 years
Finance leases	10.9 years	10.7 years
Weighted average discount rate
Operating leases	2.70%	2.80%
Finance leases	4.81%	5.17%

SUPPLEMENTAL CASH FLOW INFORMATION RELATED TO LEASES

In millions	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows related to operating leases	$11	$10
Operating cash flows related to financing leases	$1	$1
Financing cash flows related to finance leases	$3	$2
Right of use assets obtained in exchange for lease liabilities
Operating leases	$16	$10
Finance leases	$4	$5

F-22

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

MATURITY OF LEASE LIABILITIES

In millions	Operating Leases	Financing Leases	Total
2021	$15	$4	$19
2022	12	4	16
2023	9	3	12
2024	5	2	7
2025	4	2	6
Thereafter	3	14	17

Total lease payments	48	29	77
Less: imputed interest	2	6	8

Present value of lease liabilities	$46	$23	$69

NOTE 8 GOODWILL AND OTHER INTANGIBLES

GOODWILL

There were no impairment charges related to goodwill for the years ended December 31, 2020, 2019 and 2018.

The following table presents changes in the goodwill balance:

In millions	North America	Latin America	EMEA	Total
Balance as of December 31, 2018
Goodwill	$—	$161	$28	$189
Accumulated impairment losses	—	—	(5)	(5)

	—	161	23	184

Currency translation and other (a)	—	(6)	1	(5)
Goodwill additions/reductions	—	—	—	—
Accumulated impairment loss additions/reductions	—	—	—	—

Balance as of December 31, 2019
Goodwill	—	155	29	184
Accumulated impairment losses	—	—	(5)	(5)

	—	155	24	179

Currency translation and other (a)	—	(34)	(2)	(36)
Goodwill additions/reductions	—	—	—	—
Accumulated impairment loss additions/reductions	—	—	—	—
Balance as of December 31, 2020
Goodwill	—	121	27	148
Accumulated impairment losses	—	—	(5)	(5)

Total	$—	$121	$22	$143

(a)	Represents the effects of foreign currency translations and reclassifications.

The Company performed its annual testing of its reporting units for possible goodwill impairments by applying the quantitative assessment to its France, Russia and Brazil reporting units as of October 1, 2020. The Company elected to perform the quantitative goodwill impairment test due to the current economic environment. The quantitative goodwill impairment test was performed by comparing the carrying amount of each respective

F-23

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

reporting unit to its estimated fair value. The Company calculated the estimated fair value of each of its reporting units with goodwill using a weighted approach based on discounted future cash flows, market multiples and transaction multiples. The carrying amount did not exceed the estimated fair value of any reporting units.

In addition, the Company considered whether there were any events or circumstances outside of the annual evaluation that would reduce the fair value of its reporting units below their carrying amounts and necessitate a goodwill impairment evaluation. In consideration of all relevant factors, there were no indicators that would require goodwill impairment subsequent to October 1, 2020.

OTHER INTANGIBLES

Identifiable intangible assets comprised the following:

	2020			2019
In millions as of December 31	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets
Customer relationships and lists	$60	$(49)	$11	$77	$(61)	$16
Non-compete agreements	—	—	—	5	(5)	—
Software	3	(2)	1	3	(3)	—
Other	4	(4)	—	4	(4)	—

Total	$67	$(55)	$12	$89	$(73)	$16

The Company recognized the following amounts as amortization expense related to intangible assets:

In millions	2020	2019	2018
Amortization expense related to intangible assets	$2	$3	$3

Based on current intangibles subject to amortization, estimated amortization expense for each of the succeeding years is as follows: 2021 – $2 million, 2022 – $2 million, 2023 – $2 million, 2024 – $2 million, 2025 - $2 million and cumulatively thereafter – $2 million.

NOTE 9 INCOME TAXES

The components of the Company’s income (loss) before income taxes by taxing jurisdiction were as follows.

In millions	2020	2019	2018
U.S.	$10	$145	$137
Non-U.S.	188	357	436

Income (loss) before income taxes	$198	$502	$573

F-24

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Income tax provision (benefit) by taxing jurisdictions was as follows:

In millions	2020	2019	2018
Current tax provision (benefit)
U.S. federal	$(4)	$36	$34
U.S. state and local	2	8	8
Non-U.S.	77	88	117

	$75	$132	$159

Deferred tax provision (benefit)
U.S. federal	$(4)	$(4)	$1
U.S. state and local	(1)	(2)	1
Non-U.S.	(42)	(1)	(7)

	$(47)	$(7)	$(5)

Income tax provision (benefit)	$28	$125	$154

A reconciliation of income taxes using the statutory U.S. income tax rate of 21% compared to the reported income tax provision (benefit) is summarized as follows:

In millions	2020	2019	2018
Income (loss) before income taxes	$198	$502	$573
Statutory U.S. income tax rate	21%	21%	21%
Income taxes using the statutory U.S. income tax rate	42	105	120
State and local income taxes	1	5	7
Impact of rate differential on non-U.S. permanent differences and earnings	(5)	12	19
Tax audits	(10)	—	—
US tax on non-U.S. earnings (GILTI and Subpart F)	1	4	9
Other, net	(1)	(1)	(1)

Income tax provision (benefit)	$28	$125	$154

Effective income tax rate	14%	25%	27%

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”). The CARES Act provides various types of economic relief for individuals and businesses due to the COVID-19 pandemic, including temporary corporate tax relief. The CARES Act did not have a material impact to the income tax provision.

F-25

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

The components of deferred income tax assets and liabilities are as follows:

In millions	2020	2019
Deferred income tax assets:
Net operating and capital loss carryforwards	$27	$21
Accrued payroll and benefits	9	10
Lease liabilities	10	9
Tax credits	35	32
Other	64	46

Gross deferred income tax assets	$145	$118
Less: valuation allowance (a)	(35)	(33)

Net deferred income tax asset	$110	$85

Deferred income tax liabilities:
Intangibles	$(45)	$(59)
Right of use assets	(10)	(9)
Deferred foreign income	(35)	(41)
Plants, properties and equipment	(106)	(121)
Forestlands	(49)	(62)

Gross deferred income tax liabilities	$(245)	$(292)

Net deferred income tax liability	$(135)	$(207)

(a)	The net change in the total valuation allowance for the years ended December 31, 2020 and 2019 was an increase of $2 million and an increase of $4 million respectively.

The Company recognizes deferred income tax assets for deductible temporary differences and carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized based on estimates of future taxable income. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. Based on this evaluation, as of December 31, 2020, a valuation allowance of $35 million has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The valuation allowance in both periods is primarily attributable to state tax credits that cannot be realized.

The Company provides for foreign withholding taxes on earnings intended to be repatriated from non-U.S. subsidiaries, which we believe will be limited in the future to each year’s current earnings. No provision for these taxes on approximately $0.8 billion of undistributed earnings of non-U.S. subsidiaries as of December 31, 2020 has been made, as these earnings are considered indefinitely invested. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted in a taxable manner is not practicable.

F-26

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits were as follows:

In millions	2020	2019	2018
Balance at January 1	$(28)	$(29)	$(28)
(Additions) reductions for tax positions related to current year	(1)	—	(2)
(Additions) for tax positions related to prior years	—	—	—
Reductions for tax positions related to prior years	11	—	1
Settlements	—	—	—
Expiration of statutes of limitations	—	1	—
Currency translation adjustment	—	—	—

Balance at December 31	$(18)	$(28)	$(29)

Included in the balance of unrecognized tax benefits as of December 31, 2020, December 31, 2019 and December 31, 2018 are $18 million, $28 million and $29 million, respectively, of tax benefits that if recognized would affect the effective tax rate.

The Company accrues interest on unrecognized tax benefits as a component of interest expense. Penalties, if incurred, are recognized as a component of income tax expense. During 2020, we did not accrue any interest, and as of December 31, 2020, recognized a liability related to the unrecognized tax benefits noted above for interest of $2 million. During 2019, we accrued interest of $0.2 million, and as of December 31, 2019, recognized a liability for interest of $2.7 million. During 2018, we accrued interest of $0.3 million, and as of December 31, 2018, recognized a liability for interest of $2.5 million.

The Brazilian Federal Revenue Service has challenged the deductibility of goodwill amortization generated in a 2007 acquisition by International Paper do Brasil Ltda. (“IP Brasil”), a wholly-owned subsidiary of the Company (the “Brazil Tax Dispute”). The Company received assessments for the tax years 2007-2015 totaling approximately $114 million in tax and $367 million in interest, penalties and fees as of December 31, 2020 (adjusted for variation in currency exchange rates). After a previous favorable ruling challenging the basis for these assessments, we received other subsequent unfavorable decisions from the Brazilian Administrative Council of Tax Appeals. As legally required, International Paper provided a surety bond to the courts when appealing this matter. Sylvamo intends to further appeal these and any future unfavorable administrative judgments to the Brazilian federal courts and this tax litigation matter may take many years to resolve. Sylvamo may be required to replace International Paper’s existing guarantees of its Brazilian subsidiary’s surety bonds or reimburse International Paper for the costs of continuing to guarantee the existing surety bonds or provide other allowed collateral to continue to pursue these appeals. The Company is evaluating the availability and costs of these alternatives which could be material. The Company believes that it has appropriately evaluated the transaction underlying these assessments, and has concluded based on Brazilian tax law, that its tax position should be sustained. The Company intends to vigorously defend its position against the current assessments and any similar assessments that may be issued for tax years subsequent to 2015.

Refer to Note 15 for an update to this matter that occurred subsequent to the original issuance of the financial statements.

The major jurisdictions where the Company files income tax returns are the United States, Brazil, France and Russia. Generally, tax years 2006 through 2018 remain open and subject to examination by the relevant tax authorities. The Company frequently faces challenges regarding the amount of taxes due. These challenges include positions taken by the Company related to the timing, nature and amount of deductions and the allocation of income among various tax jurisdictions. We do not expect a reduction in the uncertain tax positions in the next twelve months.

F-27

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

The following details the scheduled expiration dates of the Company’s December 31, 2020 net operating loss and income tax credit carryforwards:

In millions	2021 Through 2030	2031 Through 2039	Indefinite	Total
U.S. federal and non-U.S. NOLs	$—	$—	$24	$24
State taxing jurisdiction NOLs (a)	—	—	—	—
U.S. deferral, non-U.S. and state tax credit carryforwards (a)	27	4	3	34
U.S. federal and state capital loss carryforwards (a)	—	—	3	3

Total	$27	$4	$30	$61
Less: valuation allowance (a)	(27)	(4)	(4)	(35)

Total, net	$—	$—	$26	$26

(a)	State amounts are presented net of federal benefit

NOTE 10 COMMITMENTS AND CONTINGENT LIABILITIES

GUARANTEES

In connection with sales of property, equipment, forestlands and other assets, the Company commonly makes representations and warranties relating to such assets.

ENVIRONMENTAL AND LEGAL PROCEEDINGS

The Company is subject to environmental remediation laws and regulations in the countries in which we operate. Remediation costs are recorded in the combined financial statements when they become probable and reasonably estimable. The Company has estimated the probable liability associated with these environmental remediation matters, including the specific matter described below, to be approximately $16 million in the aggregate as of December 31, 2020.

In 2018, the Company discovered and voluntarily disclosed to regulators the presence of mercury contamination in sediment in a river tributary that traverses the Company’s mill property in Svetogorsk, Russia. The mercury contamination resulted from the operations of a former chlorine manufacturing plant on the mill site. Remediation of the river tributary was completed in 2020. The Company is presently investigating the scope of and remediating soil and groundwater contamination associated with the old chlorine plant. The Company has estimated the probable liability associated with the mercury remediation to be approximately $13 million as of December 31, 2020. Other than this Svetogorsk matter, completion of other required environmental remedial actions is not expected to have a material effect on our combined financial statements.

TAXES OTHER THAN PAYROLL TAXES

In 2017, the Brazilian Federal Supreme Court decided that the state value-added tax (“VAT”) should not be included in the basis of federal VAT calculations. In 2018 and 2019, the Brazilian tax authorities published both an internal consultation and a normative ruling with a narrow interpretation of the effects of the case. We have determined that any related federal VAT refunds should be recognized when they are both probable and reasonably estimable. Based upon the best information available to us, we have determined that the amount of refund that is probable of being realized is limited to that determined by the tax authorities’ narrow interpretation, for which we have recognized a receivable of $12 million as of December 31, 2020. It is possible that future court decisions and guidance from the tax authorities could expand the scope of the federal VAT refunds.

F-28

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Refer to Note 15 for an update to this matter that occurred subsequent to the original issuance of the financial statements.

NOTE 11 RETIREMENT AND POSTRETIREMENT BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS

MULTIEMPLOYER PLANS

Certain of the Company’s employees participate in defined benefit pension plans (the “Plans”) sponsored by International Paper, which include participants of other International Paper operations, that are accounted for by International Paper in accordance with accounting guidance for defined benefit pension plans. Accordingly, net periodic pension expense for Company employees is allocated to the Company based upon a percent of salaries and reported in the combined statements of operations, and the Company does not record an asset or liability to recognize the funded or unfunded status of the Plans. The service and non-service cost components of net periodic pension expense for these employees is recorded within cost of products sold and selling and administrative expenses in the combined statements of operations. During the years ended December 31, 2020, 2019 and 2018, total service and non-service costs were $9 million, $11 million and $12 million, respectively.

International Paper’s net periodic pension expense and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and long-term return on plan assets, retirement rates, mortality rates, and other factors. International Paper’s selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. Actual results that differ from International Paper’s assumptions are accumulated and amortized over future periods and, therefore, generally affect International Paper’s recognized expense in such future periods. While International Paper management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect International Paper’s net periodic pension expense and obligations. Furthermore, the assumptions used by International Paper may not be indicative of assumptions which the Company would have made on a standalone basis.

DIRECT PLANS

The Company also has direct defined benefit pension plans in Brazil and the United Kingdom, which the Company accounts for using the single-employer method.

F-29

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

DIRECT PLANS - OBLIGATIONS AND FUNDED STATUS

The following table shows the changes in the benefit obligation and plan assets and the plans’ funded status:

In millions	2020	2019
Change in projected benefit obligation:
Benefit obligation, January 1	$165	$138
Service cost	1	1
Interest cost	4	5
Actuarial loss (gain)	7	22
Benefits paid	(5)	(5)
Effect of foreign currency exchange rate movements	(1)	4

Benefit obligation, December 31	$171	$165

Change in plan assets:
Fair value of plan assets, January 1	$163	$138
Actual return on plan assets	11	22
Company contributions	4	4
Benefits paid	(5)	(5)
Effect of foreign currency exchange rate movements	(2)	4

Fair value of plan assets, December 31	$171	$163

Funded status, December 31	$—	$(2)

Amounts recognized in the consolidated balance sheets:
Non-current asset	$5	$6
Non-current liability	(5)	(8)

	$—	$(2)

Amounts recognized in accumulated other comprehensive income under ASC 715 (pre-tax)
Net actuarial loss	$63	$58

The following table summarizes obligation and asset information:

In millions as of December 31	2020	2019
Projected benefit obligation	$171	$165
Accumulated benefit obligation	168	163
Fair value of plan assets	171	$163

DIRECT PLANS - NET PERIODIC PENSION EXPENSE

Service cost is the actuarial present value of benefits attributed by the plans’ benefit formula to services rendered by employees during the year. Interest cost represents the increase in the projected benefit obligation, which is a discounted amount, due to the passage of time. The expected return on plan assets reflects the computed amount of current-year earnings from the investment of plan assets using an estimated long-term rate of return.

F-30

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Non-service cost components of net periodic pension expense for the Company’s direct plans comprised the following:

In millions	2020	2019	2018
Interest cost	$4	$5	$6
Expected return on plan assets	(8)	(9)	(10)
Actuarial loss (gain)	1	1	1

Net periodic pension expense (benefit)	$(3)	$(3)	$(3)

For direct plans, service cost was not material in all periods. The components of net periodic pension expense other than the service cost component are included in cost of products sold in the combined statements of operations.

DIRECT PLANS - ASSUMPTIONS

The Company evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements for employers’ accounting for pensions. These assumptions are used to calculate benefit obligations as of December 31 of the current year and pension expense to be recorded in the following year (i.e., the discount rate used to determine the benefit obligation as of December 31, 2020 is also the discount rate used to determine net pension expense for the 2021 year).

Major actuarial assumptions used in determining the benefit obligations and net periodic pension cost for our defined benefit plans are presented in the following table:

	2020	2019	2018
Actuarial assumptions used to determine benefit obligations as of December 31:
Discount rate	2.27%	2.80%	3.98%
Rate of compensation increase	3.54%	3.39%	3.81%
Actuarial assumptions used to determine net periodic pension cost for years ended December 31:
Discount rate	2.76%	4.23%	3.82%
Expected long-term rate of return on plan assets	4.84%	6.59%	6.84%
Rate of compensation increase	3.42%	3.63%	3.66%

DIRECT PLANS - PLAN ASSETS

The plans maintain a strategic asset allocation policy that designates target allocations by asset class. Investments are diversified across classes and within each class to minimize the risk of large losses. Derivatives, including swaps, forward and futures contracts, may be used as asset class substitutes or for hedging or other risk management purposes. Periodic reviews are made of investment policy objectives and investment manager performance.

F-31

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

The pension allocations by type of asset class as of December 31 were as follows:

Asset Class	2020	2019
Equity accounts	9%	10%
Fixed income accounts	18%	23%
Other	73%	67%

Total	100%	100%

U.S. QUALIFIED PLAN

As part of the Separation, International Paper intends to transfer a portion of its U.S. Qualified Pension Plan (“U.S. Qualified Plan”) to the Company for the Company’s U.S. active employees participating in the plan. The pension benefit obligation (“PBO”) and certain assets to fund the defined benefit plan will be carved out of the current plan under International Paper and transferred to the Company. The transferred defined benefit pension plan is estimated to be 97% funded, with a PBO and assets to be transferred of approximately $338 million and $327 million, respectively, as of December 31, 2020. The Company’s participation in International Paper’s U.S. Qualified Plan has been accounted for as multi-employer plan in these combined financial statements. Accordingly, the plan obligations and assets expected to be transferred to the Company in connection with the separation have not been recorded in the combined balance sheets.

POSTRETIREMENT BENEFITS

International Paper also provides certain retiree health care and life insurance benefits covering certain U.S. salaried and hourly employees. These employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. International Paper does not fund these benefits prior to payment and has the right to modify or terminate certain of these plans in the future. Certain of the Company’s current and former employees are eligible for these benefits. We also account for our participation in these benefit programs as a multiemployer benefit plan. Total postretirement benefit expense recognized by the Company was immaterial in all periods.

In addition to the U.S. plan, certain of the Company’s Brazilian employees are eligible for retiree health care and life insurance benefits. The accumulated benefit obligation for this plan as of December 31, 2020 and 2019 was $17 million and $19 million, respectively, which is recorded within other liabilities in the combined balance sheets.

NOTE 12 INCENTIVE PLANS

International Paper currently has an Incentive Compensation Plan (“ICP”). The ICP authorizes grants of restricted stock, restricted or deferred stock units, performance awards payable in cash or stock upon the attainment of specified performance goals, dividend equivalents, stock options, stock appreciation rights, other stock-based awards and cash-based awards at the discretion of the Management Development and Compensation Committee of the Board of Directors of International Paper (the “Committee”) that administers the ICP.

Certain Company employees participate in the ICP. The following disclosures of stock-based compensation expense recognized by the Company are based on grants related directly to Company employees, and an allocation of International Paper’s corporate and shared employee compensation expenses.

F-32

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Total stock-based compensation cost and the associated income tax benefits recognized by the Company in the combined statements of operations were as follows:

In millions	2020	2019	2018
Total stock-based compensation expense (included in selling and administrative expense)	$15	$19	$19
Income tax benefit (expense) related to stock-based compensation	$1	$1	$(1)

Of the total stock-based compensation cost recognized by the Company in the years ended 2020, 2019 and 2018, $2 million, $6 million and $6 million, respectively, related directly to Company employees and $13 million, $13 million and $13 million, respectively, is related to allocations of International Paper’s corporate and shared employee stock-based compensation expenses.

As of December 31, 2020, $4 million of compensation cost, net of estimated forfeitures, related to all stock-based compensation arrangements for Company employees had not yet been recognized. This amount will be recognized in expense over a weighted-average period of 1.6 years.

PERFORMANCE SHARE PLAN

Under the Performance Share Plan (“PSP”), contingent awards of International Paper common stock are granted by the Committee. The PSP awards are earned over a three-year period. PSP awards are earned based on the achievement of defined performance of Return on Invested Capital (“ROIC”) measured against International Paper’s internal benchmark and ranking of Total Shareholder Return (“TSR”) compared to the TSR peer group of companies. The 2018-2020, 2019-2021 and 2020-2022 PSP Awards are weighted 50% for ROIC and 50% for TSR for all participants. The ROIC component of the PSP awards is valued at the closing stock price on the day prior to the grant date. As the ROIC component contains a performance condition, compensation expense, net of estimated forfeitures, is recorded over the requisite service period based on the most probable number of PSP awards expected to vest. The TSR component of the PSP awards is valued using a Monte Carlo simulation as the TSR component contains a market condition. The Monte Carlo simulation estimates the fair value of the TSR component based on the expected term of the PSP award, a risk-free rate, expected dividends and the expected volatility for the Company and its competitors. The expected term is estimated based on the vesting period of the awards, the risk-free rate is based on the yield on U.S. Treasury securities matching the vesting period, and the volatility is based on International Paper’s historical volatility over the expected term. PSP grants are made in performance-based restricted stock units.

The following table sets forth the assumptions International Paper used to determine compensation cost for the market condition component of the PSP plan for the three years ended December 31:

	2020	2019	2018
Expected volatility	22.81 - 24.60%	22.81 - 24.60%	22.75 - 22.99%
Risk-free interest rate	1.61 - 2.44%	1.47 - 2.44%	1.31 - 1.98%

F-33

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

The following summarizes International Paper PSP activity for Company employees:

	Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2017	348,367	$47.01
Granted	99,946	57.94
Shares issued	(93,525)	52.58
Forfeited	(6,886)	51.54

Outstanding as of December 31, 2018	347,902	48.56
Granted	141,124	40.36
Shares issued	(142,998)	38.79
Forfeited	(12,049)	46.61

Outstanding as of December 31, 2019	333,979	49.34
Granted	136,869	46.05
Shares issued	(71,638)	53.22
Forfeited	(59,766)	49.96

Outstanding as of December 31, 2020	339,444	$47.09

NOTE 13 FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

The Company’s business segments, North America, Latin America and Europe, are consistent with the internal structure used to manage these businesses. All segments are differentiated on a common product, common customer basis consistent with the business segmentation generally used in the Forest Products industry.

Business segment operating profits are used by the Company’s management to measure the earnings performance of its businesses. Management believes that this measure allows a better understanding of trends in costs, operating efficiencies, prices and volumes. Business segment operating profits are defined as income (loss) before income taxes, excluding corporate special items, net, interest (income) expense, net, restructuring and other charges, net, and other special items, net.

External sales by major product is determined by aggregating sales from each segment based on similar products or services. External sales are defined as those that are made to parties outside the Company’s combined group, whereas sales by segment in the Net Sales table are determined using a management approach and include intersegment sales.

INFORMATION BY BUSINESS SEGMENT

Net Sales

In millions	2020	2019	2018
North America	$1,490	$1,996	$2,037
Latin America	632	969	979
Europe	921	1,122	1,143
Corporate and Intersegment Sales	(34)	(70)	(40)

Net Sales	$3,009	$4,017	$4,119

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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

Operating Profit

In millions	2020	2019	2018
North America	$43	$200	$185
Latin America	84	158	227
Europe	77	140	159

Business Segment Operating Profit	204	498	571

Income (loss) before income taxes	198	502	573
Corporate expenses, net	—	—	—
Interest (income) expense, net	(4)	(9)	(7)
Restructuring and other charges, net	—	6	4
Other special items, net	10	(1)	1

	$204	$498	$571

Other special items, Net

In millions	2020	2019	2018
North America	$1	$2	$1
Latin America	(2)	(3)	—
Europe	11	—	—

Other special items, Net	$10	$(1)	$1

Assets

In millions as of December 31	2020	2019
North America	$833	$1,007
Latin America	1,091	1,388
Europe	987	1,075

Assets	$2,911	$3,470

Capital Spending

In millions	2020	2019	2018
North America	$15	$36	$37
Latin America	45	61	86
Europe	15	21	27

Capital Spending	$75	$118	$150

Depreciation, Amortization and Cost of Timber Harvested

In millions	2020	2019	2018
North America	$50	$56	$55
Latin America	66	96	102
Europe	38	40	41

Depreciation and Amortization	$154	$192	$198

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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

INFORMATION BY GEOGRAPHIC AREA

External Net Sales (a)

In millions	2020	2019	2018
United States	$1,490	$1,996	$1,984
Brazil	576	886	936
Russia	502	603	604
Europe, other than Russia	419	519	539
Americas, other than United States and Brazil	56	83	96
Corporate and Intersegment Sales	(34)	(70)	(40)

Net Sales	$3,009	$4,017	$4,119

(a)	Net sales are attributed to countries based on the location of the seller.

Long-Lived Assets

In millions as of December 31	2020	2019
United States	$436	$472
Latin America	601	804
Europe	230	270

Long-lived Assets	$1,267	$1,546

NOTE 14 RELATED PARTY TRANSACTIONS

The combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of International Paper. The following discussion summarizes activity between the Company and International Paper.

ALLOCATION OF GENERAL CORPORATE EXPENSES

The combined statements of operations includes expenses for certain centralized functions and other programs provided and administered by International Paper that are charged directly to the Company. In addition, for purposes of preparing these combined financial statements on a carve-out basis, we have allocated a portion of International Paper’s total corporate expense to the Company. See Note 2 for a discussion of the methodology used to allocate corporate-related costs for purposes of preparing these financial statements on a carve-out basis.

RELATED PARTY SALES AND PURCHASES

For the years ended December 31, 2020, 2019 and 2018, the Company sold products to other International Paper businesses in the amount of $23 million, $8 million and $19 million, respectively, which is included in net sales in the combined statements of operations.

The Company purchases certain of its products from International Paper which are produced in facilities that will remain with International Paper. The Company expects to continue to purchase uncoated freesheet and bristols pursuant to an offtake agreement between the Company and International Paper. International Paper’s services under the offtake agreements are expected to continue for a 10-year period following the effectuation of the Separation. The Company purchased and recognized in cost of products sold inventory associated with the

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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

Sylvamo Corporation of International Paper Company

Notes to Combined Financial Statements

contemplated offtake agreements of $210 million, $283 million and $404 million for the years ended December 31, 2020, 2019, and 2018, respectively.

In addition, the Company is a party to the Joint Marketing Agreement with JSC Ilim Group, a subsidiary of International Paper’s equity method investee Ilim SA, under which the Company purchases, markets and sells paper produced by JSC Ilim Group. The Company purchased and recognized in cost of products sold inventory under this agreement of $162 million, $230 million and $168 million for the years ended December 31, 2020, 2019 and 2018, respectively.

RELATED PARTY RECEIVABLE

Related party receivable consists of the following:

In millions as of December 31	2020	2019
Due from Parent cash pool	$202	$197
Professional services provided to Parent / other	19	1

Total	$221	$198

RELATED PARTY PAYABLE

Related party payable consists of the following:

In millions as of December 31	2020	2019
Inventory purchases	$16	$14
Other	9	9

Total	$25	$23

Net transfers (to) from Parent are included within Parent company investment on the combined statements of equity. The components of the net transfers (to) from International Paper are as follows:

In millions	2020	2019	2018
General financing activities	$(494)	$(565)	$(686)
Corporate allocations	154	196	190
Stock-based compensation	15	19	19

Total net transfers (to) from Parent	$(325)	$(350)	$(477)

NOTE 15 SUBSEQUENT EVENTS

The Company’s management evaluated subsequent events from December 31, 2020 to April 16, 2021 and July 12, 2021, the dates the financial statements were originally issued and reissued, respectively.

TAXES OTHER THAN PAYROLL TAXES (UNAUDITED)

Regarding the Brazilian VAT matter disclosed in Note 10, on May 13, 2021, the Brazilian Federal Supreme Court clarified aspects of its previous 2017 decision. Contrary to the Brazilian tax authorities narrow interpretation of the effects of the 2017 decision, the Brazilian Federal Supreme Court clarified that the state VAT amount disclosed in sales invoices should be used to calculate the amount of state VAT excluded from the federal VAT calculation base. As a result of this ruling, the Company recognized a receivable and pre-tax gain of approximately $70 million ($47 million after taxes) during the quarter ended June 30, 2021, representing the incremental federal VAT refund and interest expected to be recovered from the Brazilian tax authorities through the offset of future taxes payable.

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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 83

BRAZIL TAX DISPUTE AND TIMBER PAYMENT AGREEMENTS (UNAUDITED)

Regarding the Brazil Tax Dispute matter disclosed in Note 9, as part of the tax matters agreement to be entered into between the Company and International Paper in connection with the Separation, the Company has agreed to pay 40% of any liability resulting from the resolution of the Brazil Tax Dispute following the distribution, with International Paper responsible for paying the remaining 60% of any such liability. After the distribution, all decisions concerning the conduct of the litigation related to the Brazil Tax Dispute, including as to strategy, settlement, pursuit and abandonment, will continue to be made by International Paper. The Company will thus have no control over any decision related to the ongoing litigation. As legally required by the Brazilian federal court, IP Brasil has provided surety bonds in connection with the Brazil Tax Dispute, which were indemnified by International Paper. International Paper has agreed that after the distribution it will continue to indemnify the provider of the surety bonds during the pendency of the appeal in the Brazilian federal court. If IP Brasil were unable to renew the surety bonds upon their expiration, for example, as a result of a downgrade in International Paper’s credit ratings below investment grade by Moody’s, or if IP Brasil were unable to provide additional surety bonds as and when required by the Brazilian federal court IP Brasil could be required to post acceptable collateral in order to continue the litigation which additional collateral International Paper has agreed to provide on behalf of IP Brasil.

In addition, in connection with the Separation, a subsidiary of International Paper and a subsidiary of Sylvamo will enter into a letter agreement, pursuant to which the Sylvamo subsidiary will make a payment of $100 million to the International Paper subsidiary if any portion of the Brazil eucalyptus forest plantations owned by Sylvamo as of the distribution date are directly or indirectly transferred, subject to certain exceptions for immaterial transfers. A transfer includes any sale, pledge or transfer of any legal or beneficial interest in the Brazil lands, including any grant of an option or other right or interest or entry into any contract that would result in a reduction or diminution of Sylvamo’s economic ownership in the Brazil lands (a “Qualifying Transfer”). A change of control of Sylvamo would also result in the payment becoming due and payable. Management has concluded that a Qualifying Transfer or change in control of the Brazil eucalyptus forest plantations is not considered probable at this time

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